As filed with the Securities and Exchange Commission on ●.	Offering Circular No. ●

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 1-A

(Amendment No. 1 to Confidential Submission)

REGULATION A OFFERING CIRCULAR
UNDER THE SECURITIES ACT OF 1933

_________________

CONTACT GOLD CORP.
(Exact name of Registrant as specified in its charter)

Nevada (State or jurisdiction of incorporation or organization)	1041 (Primary Standard Industrial Classification Code Number)	98-1369960 (I.R.S. Employee Identification No.)

400 Burrard St., Suite 1050, Vancouver, BC Canada V6C 3A6 (Address of principal executive offices)	(604) 449-3361 (Registrant’s telephone number, including area code)

Registered Agent Solutions, Inc.
4625 West Nevso Drive, Suite 2
Las Vegas, NV 89103
(888) 705-7274
(Name, address and telephone number of agent for service)

_________________

Copy to:

Kenneth G. Sam, Esq.
Dorsey & Whitney LLP
1400 Wewatta Street, Suite 400
Denver, CO 80202
(303) 629-3445

Preliminary Offering Circular
[Date], 2019
Subject to Completion

An Offering Statement pursuant to Regulation A relating to these securities has been filed with the United States Securities and Exchange Commission (the “SEC” or the “Commission”). Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed.

● Shares of Common Stock

This offering circular (the “Offering Circular”) relates to the initial public offering in the United States of the common stock, par value US$0.001 per share (the “Common Stock” and collectively, the “Shares”) of Contact Gold Corp. (collectively, as the context requires, with its subsidiaries, “Contact Gold,” the “Company,” “we,” “our,” or “us”) at a fixed price of $● per share of Common Stock, with an aggregate amount of up to $●, in a “Tier 2 Offering” under Regulation A under the Securities Act of 1933, as amended (the “Offering”). This Offering is being conducted by our lead underwriter Raymond James (USA) Ltd. (the “Lead Underwriter”), a registered broker-dealer and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), and a syndicate of underwriters, including Cormark Securities (USA) Limited, ●, and ● (each, a “Underwriter” and together with the Lead Underwriter, the “Underwriters”). The Underwriters and other broker-dealers will receive compensation for sales of the securities offered hereby at a fixed commission rate of 6% of the gross proceeds of the Offering, except in respect of sales to certain purchasers, including certain current shareholders of Contact Gold mutually agreed to between Contact Gold and the Underwriters (the “President’s List”) where a commission rate of 3% of the gross proceeds of the Offering will be paid. See “Underwriting” in this Offering Circular. None of the Shares offered are being sold by present security holders of Contact Gold. Unless otherwise noted herein, references to “$” are to Canadian dollars and references to “US$” are to United States dollars. Throughout this Offering Circular we refer to the initial public offering in the United States as the initial public offering.

In connection with the Offering, Contact Gold is required to offer certain shareholders the right to acquire shares of Common Stock under the terms of the Governance and Investor Rights Agreement and Investor Rights Agreement. See “Contractual Obligations” in the Interim MD&A. In connection with this right, Contact Gold may complete the concurrent private placement of up to ● shares of Common Stock at the Offering price for aggregate gross proceeds of $● (the “Concurrent Private Placement”). The closing of the Concurrent Private Placement is conditional on the completion of the Offering. No underwriting commission or fees are payable in connection with the Concurrent Private Placement. This Offering Circular does not qualify the distribution of the Common Stock issued under the Current Private Placement.

Contact Gold’s Shares began trading on the TSX Venture Exchange (“TSXV”) under the symbol “C” on June 15, 2017. On October 17, 2018, Contact Gold submitted an application for listing its Shares for quotation on the OTC Market Group’s OTCQX Market (“OTCQX”). The closing price of the Shares on ●, 2019, being the last trading day before the date of this Offering Circular was $● on the TSXV. The initial public offering price of this Offering is $● per Share. The number of Shares expected to be sold in this Offering is ● for gross proceeds of $●.

In connection with the filing and qualification of the Offering Statement of Contact Gold on Form 1-A (the “Offering Statement”) of which this Offering Circular is a part with the Commission, we are filing a prospectus supplement dated ●, 2019 to our Canadian short form base shelf prospectus dated October 24, 2018 (the “Canadian Prospectus”) with the securities regulatory authorities in each of the provinces and territories of Canada, other than Québec (the “Canadian Jurisdictions”), for the purposes of qualifying the Offering in Canada.

We expect to commence the sale of the Shares as of the date on which the Offering Statement of which this Offering Circular is a part is declared qualified by the SEC.

Each subscription order is anticipated to settle on the fifth business day (“T+5”) following the subscriber’s payment of the purchase price (corresponding to a subscription accepted by the Company).

		Price to		Underwriting		Proceeds, Before Expenses,
		Public (1)		Commissions (2)		To Company (3)
Per Share	$	●	$	●	$	●
Total(4)	$	●	$	●	$	●

(1)	The offering price was determined by arm’s length negotiation between Contact Gold and the Lead Underwriter with reference to, among other things, the prevailing market price of the Common Stock.

(2)	This table depicts broker-dealer commissions of 6% of the gross offering proceeds and assumes no sales of Shares to persons on the President’s List. Please refer to the section entitled “Underwriting” beginning on page 113 of this Offering Circular for additional information regarding total Underwriter compensation. In addition, we have agreed to reimburse the Underwriters for their reasonable out-of-pocket expenses. Sales to purchasers of Shares on the President’s List will be subject to a 3% commission.

(3)	Does not include estimated offering expenses including, without limitation, legal, accounting, auditing, escrow agent, transfer agent, other professional, printing, advertising, travel, marketing, blue-sky compliance and other expenses of this Offering. We estimate the total expenses of this Offering, excluding the Underwriters’ commissions and expenses, will be approximately $●.

(4)	Assumes that the aggregate offering amount of $● is received by us and that no sales are made to persons on the President’s List.

Contact Gold has granted the Underwriters an over-allotment option (the “Over-Allotment Option”), exercisable in whole or in part, at any time and from time to time, in the sole discretion of the Underwriters, for a period of 30 days from and including the closing of the Offering, to purchase up to an additional amount of Shares equal to 15% of the Shares sold pursuant to the Offering, being ●Shares (the “Over-Allotment Shares”) to cover over-allotments, if any, and for market stabilization purposes. A purchaser who acquires Over-Allotment Shares issuable on the exercise of the Over-Allotment Option, forming part of the Underwriters’ over-allocation position, acquires such Over-Allotment Shares under this Offering Circular regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases. If the Over-Allotment Option is exercised in full, the total “Price to the Public”, “Underwriting Commissions” and “Proceeds, Before Expenses to the Company” will be approximately $●, $● and $●, respectively, assuming no sales to persons on the President’s List. See “Underwriting” and the table below:

Underwriters’ Position	Number of Shares Available	Exercise Period	Exercise Price
Over-Allotment Option(1)	● Shares	30 days from and including closing of the Offering	$● per Share

(1) This Offering Circular qualifies the grant of the over-allotment option and the distribution of the Over-Allotment Shares.

These securities are speculative and involve a high degree of risk. You should purchase Shares only if you can afford the complete loss of your investment. See “Risk Factors” beginning on page 13, to read about the risks you should consider before buying Shares.

We are an “emerging growth company” as that term is defined in Section 2(a)(19) of the Securities Act of 1933, as amended (the “Securities Act”) and used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and as such, we have elected to take advantage of certain reduced public company reporting requirements for this Offering Circular and future filings. See “Risk Factors” and “Offering Circular Summary – Implications of Being an “Emerging Growth Company.” This Offering Circular follows the disclosure format of Part I of Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

No sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

An investment in the Shares is subject to certain risks and should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Prospective investors should carefully consider and review the RISK FACTORS beginning on page 13.

THE COMMISSION, DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

Raymond James (USA) Ltd.

Cormark Securities (USA) Limited

The date of this Offering Circular is __________, 2019.

Industry and Market Data and Forecasts

The market data and certain other statistical information used throughout this Offering Circular are based on independent industry publications, government publications and other published independent sources. Although we believe these third-party sources are reliable as of their respective dates, neither we nor the Underwriters have independently verified the accuracy or completeness of this information. Some data is also based on our good faith estimates. The market data used in this Offering Circular involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. Certain data is also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, which could cause results to differ materially from those expressed in the estimates made by the independent parties and by us. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this Offering Circular.

The high, low and closing rates for United States dollars in terms of the Canadian dollar for each of the three years in the period ended December 31, 2017 and for each of the nine months ended September 30, 2017 and September 30, 2018, as quoted by the Bank of Canada, were as follows:

	Nine months ended September 30		Year ended December 31
	2017(1)	2018(1)	2018(1)	2017(1)	2016

High	$ 0.8245	$ 0.8138	$0.8138	$0.7276	$0.6854
Low	0.7276	0.7769	0.7330	0.8245	0.7972
Closing	0.7657	0.7513	0.7721	0.7971	0.7448

(1) As a result of changes by the Bank of Canada, for 2018 and 2017, the high, low and closing rates are the Bank of Canada average daily rates. For 2016, the rates are the Bank of Canada noon spot rates.

On February 25, 2019, the daily rate for United States dollars in terms of the Canadian dollar, as quoted by the Bank of Canada, was US$1.00 = $1.3174.

Financial Information

The financial statements of the Company are presented in Canadian dollars and such financial statements are prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”). Unless otherwise indicated, any other financial information included or incorporated by reference in this Offering Circular has been prepared in accordance with U.S. GAAP. Financial information filed on Contact Gold’s System for Electronic Document Analysis and Retrieval (“SEDAR”) profile and incorporated by reference in the Canadian Prospectus has been prepared in accordance with International Financial Reporting Standards (“IFRS”). U.S. GAAP differs in certain material respects from IFRS. As a result, certain financial information included or incorporated by reference in this Offering Circular may not be comparable to financial information reported by the Company at www.sedar.com and incorporated by reference in the Canadian Prospectus. This Offering Circular does not include any explanation of the principal differences or any reconciliation between IFRS and U.S. GAAP.

Technical Information

Concurrent with the filing of the Offering Statement of which this Offering Circular is a part, we filed a short form prospectus supplement dated ●, 2019 to the Canadian short form base shelf prospectus dated October 24, 2018 with the securities regulatory authorities in the Canadian Jurisdictions for the purposes of qualifying the Offering in Canada.

Pony Creek is an early stage exploration property and does not contain any mineral resources as defined by Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”). There has been insufficient exploration to define a mineral resource estimate at the Pony Creek property (“Pony Creek” or the “Pony Creek Project”). Additional information about Pony Creek is contained in this Offering Circular and in the Technical Report (as defined below), and can be viewed under Contact Gold’s issuer profile on SEDAR at www.sedar.com.

A qualified person has not done sufficient work to classify the historical estimate as current mineral resources and the Company is not treating the historical estimate as current mineral resources. This Offering Circular and the Technical Report contains disclosure of historical mineral resource estimates as such term is defined in NI 43-101. Disclosure of the historical estimate in this Offering Circular is derived from the Technical Report and has been judged to be relevant and therefore suitable for disclosure, however should not be relied upon as estimates of mineral resources. There are numerous uncertainties inherent in the historical estimate, which is subject to all of the assumptions, parameters and methods used to prepare such historical estimate and reference is made to the full text of the Technical Report with respect thereto. There are no other recent estimates or data available to Contact Gold as at the date of this Offering Circular and a detailed exploration program is required to be conducted by Contact Gold in order to verify or treat the historical estimate as a current mineral resource.

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Cautionary Note to U.S. Investors Regarding Reserve and Resource Estimates – The disclosure in this Offering Circular may use mineral resource classification terms that comply with reporting standards and securities laws in Canada, and mineral resource estimates that are made in accordance with NI 43-101, which differ from the requirements of United States securities laws.

The terms “mineral resource,” “measured mineral resource,” “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended; however, these terms are not defined terms under SEC Industry Guide 7, as currently in effect and as set forth by the SEC, and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that all or any part of a mineral deposit in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian securities laws and regulations, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC Industry Guide 7 standards as in place tonnage and grade without reference to unit measures. In addition, the terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with NI 43-101 and the CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. These definitions differ from the definitions in Industry Guide 7. Under SEC Industry Guide 7 standards, as currently in effect, a “final” or “bankable” feasibility study is required to report reserves; the three-year historical average price, to the extent possible, is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority. Consequently, information regarding mineralization contained in this Offering Circular is not comparable to similar information that would generally be disclosed by U.S. companies in accordance with the rules of the SEC, as currently in effect.

Drill intercepts in this Offering Circular in the section entitled “Business” under the header “Recent Developments”, for 2017 and 2018 were calculated using a minimum thickness of 3.05 metres averaging 0.14 ppm gold and allowing inclusion of up to 4.57 metres of material averaging less than 0.14 ppm gold for low grade intervals and higher-grade intervals were calculated using a minimum thickness of 3.05 metres averaging 1.00 ppm gold and allowing inclusion of up to 4.57 metres of assays averaging less than 1.00 ppm gold. True width of drilled mineralization is unknown, but owing to the apparent flat lying nature of mineralization, is estimated to generally be at least 70% of drilled thickness. Quality assurance / quality control consists of regular insertion of certified reference standards, blanks, and duplicates. All failures are followed up with additional investigation whenever such an event occurs. Multi element geochemical assays are completed on composites using the MEMS 61 method. All assays are completed at ALS Chemex; an ISO 17025:2005 accredited lab. Check assays are being assayed for gold by Bureau Veritas.

Technical Report Summary – The scientific and technical data about Pony Creek contained in this Offering Circular, is supported by and, has been reproduced from a technical report prepared in accordance with NI 43-101, entitled “NI 43-101 Technical Report, Pony Creek Gold Project, Elko County, Nevada, United States of America” dated October 22, 2018 (effective date: October 16, 2018) (the “Technical Report”). The Technical Report was prepared for Contact Gold, by Vance Spalding, C.P.G., Vice President of Exploration of Contact Gold, who is a “qualified person” under NI 43-101, and can be viewed under Contact Gold’s issuer profile on SEDAR at www.sedar.com. The disclosure in this Offering Circular derived from the Technical Report has been prepared with the consent of Mr. Spalding.

The Technical Report is subject to certain assumptions, qualifications and procedures described therein. Reference should be made to the full text of the Technical Report, which has been filed with the applicable Canadian securities regulatory authorities pursuant to NI 43-101 and is available for review under Contact Gold’s issuer profile on SEDAR at www.sedar.com. The Technical Report is not and shall not be deemed to be incorporated by reference in this Offering Circular.

Additional Information

You should rely only on the information contained in this Offering Circular. Information filed on Contact Gold’s SEDAR profile at www.sedar.com is available for informational purposes and does not constitute part of this Offering Circular. We have not authorized anyone to provide you with additional information or information different from that contained in this Offering Circular filed with the SEC. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, the Shares only in jurisdictions where offers and sales are permitted. The information contained in this Offering Circular is accurate only as of the date of this document, regardless of the time of delivery of this Offering Circular or any sale of the Shares. Our business, financial condition, results of operations, and prospects may have changed since the date hereof.

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OFFERING CIRCULAR SUMMARY

This summary highlights information contained elsewhere in this Offering Circular and does not contain all of the information that may be important to you. You should read this entire Offering Circular carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes included elsewhere in this Offering Circular. In this Offering Circular, unless otherwise noted, the terms “the Company,” “we,” “us,” and “our” refer to Contact Gold Corp. The information presented in this Offering Circular assumes (i) an initial public offering price of $• per share and (ii) unless otherwise indicated, that the Underwriters do not exercise the Over-Allotment Option to purchase additional Common Stock.

Except for the statements of historical fact contained herein, the information presented in this Offering Circular constitutes “forward-looking statements” within the meaning of Canadian and United States securities and other laws, Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “aims”, “anticipates”, “will”, “projects”, or “believes” or variations (including negative variations) of such words and phrases, or statements that certain actions, events, results or conditions “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. By their very nature, forward-looking statements are subject to numerous risks and uncertainties, some of which are beyond the Company’s control

Forward-looking statements are based on the opinions and estimates of management as of the date such statements are made and are based on various assumptions such as future business and property integrations remaining successful; favourable and stable general macroeconomic conditions, securities markets, spot and forward prices of gold, silver, base metals and certain other commodities, currency markets (such as the $ to US$ exchange rate); no materially adverse changes in national and local government, legislation, taxation, controls, regulations and political or economic developments; that various risks and hazards associated with the business of mineral exploration, development and mining (including environmental hazards, industrial accidents, unusual or unexpected formations, pressures, cave-ins and flooding) will not materialize; the ability to complete planned exploration programs; the ability to continue raising the necessary capital to finance operations; the ability to obtain adequate insurance to cover risks and hazards on favourable terms; that changes to laws and regulations will not impose greater or adverse restrictions on mineral exploration or mining activities; the continued stability of employee relations; relationships with local communities and indigenous populations; that costs associated with mining inputs and labour will not materially increase; that mineral exploration and development activities (including obtaining necessary licenses, permits and approvals from government authorities) will be successful; no disruptions due to a U.S. Government shutdown; and the continued validity and ownership of title to properties.

Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” section and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section in this Offering Circular. See, “Cautionary Statement Regarding Forward-Looking Statements.”

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Business Overview

Contact Gold (formerly Winwell Ventures Inc., “Winwell”) was incorporated under the Yukon Business Corporations Act on May 26, 2000 and was continued under the Business Corporations Act (British Columbia) on June 14, 2006. On June 7, 2017, upon closing of the Transactions (as defined herein), the Company completed a legal continuance into the State of Nevada and changed its name to “Contact Gold Corp.” Contact Gold is domiciled in Canada and maintains a head office in Vancouver, British Columbia, Canada. Contact Gold’s Shares began trading on the TSXV under the symbol “C” on June 15, 2017. On October 17, 2018, Contact Gold submitted an application for listing its Shares for quotation on the OTCQX. Contact Gold’s authorized share capital is 500,000,000 Shares, par value US$0.001.

The Corporation is a gold exploration company focused on district-scale gold discoveries in Nevada. The Corporation’s land holdings are located on the Carlin, Independence and Northern Nevada Rift gold trends. The Corporation currently owns, through Clover Nevada, a 100% interest in a portfolio of • unpatented mining claims distributed over 11 gold properties located in Nevada, including the Pony Creek, North Star and Dixie Flats properties. The Corporation’s main focus is on advancing the Pony Creek project (“Pony Creek Project”), which is located in Elko County, Nevada and comprises 1,345 unpatented mining claims covering 107 km2.

For further information about Contact Gold, see the section entitled “Business”.

Organizational Structure

 Contact Gold has two wholly-owned subsidiaries as set forth below:

(1) Clover Nevada II LLC (“Clover Nevada”), established under the laws of Nevada, is the only material subsidiary of Contact Gold and holds the Contact Gold Properties.

Mineral Properties

The Company’s land holdings are on the Carlin, Independence and Northern Nevada Rift gold trends in northeastern Nevada. The Company’s current properties include the Pony Creek, North Star and Dixie Flats properties, as well as a portfolio of prospective properties comprised of the following: Cobb Creek, Dry Hills, Hot Creek, Rock Creek, Rock Horse, Sno, Woodruff, and Wilson Peak (together, the “Contact Gold Properties”). As at the date of this Offering Circular, the Contact Gold Properties comprise in aggregate, 212 km2 of unpatented mining claims and mineral tenure.

The Company’s main focus is on advancing the Pony Creek Project, which is located in Elko County, Nevada.

The Pony Creek Project is comprised of a total of 1,345 unpatented lode mining claims and 68 leased claims, covering approximately 10,674 hectares (107 km2) in aggregate, in the southern part of the Piñon Range in Elko County, Nevada. The property is centered at approximately 40°21′10″N, 115°58′20″W, in the southern portion of the Carlin gold trend approximately 27 km south of the presently producing Emigrant gold mine of Newmont Mining Corporation (“Newmont”) and 11 kilometers (“km”) south of Gold Standard Ventures Corp.’s Pinion and Dark Star gold deposits (see Figure 1 in this Offering Circular under the heading “Description of Property”). From south to north, the claims occupy portions of T28N, R53E and R54E; T29N, R53E and R54E; and T30N, R53E, Mount Diablo Base and Meridian.

See under heading “Description of Property” in this Offering Circular, for a discussion of the Pony Creek Project.

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Implications of Being an “Emerging Growth Company”

As an issuer with less than US$1.07 billion in total annual gross revenues during our last fiscal year, we qualify as an “emerging growth company” under the JOBS Act. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•         are not required to obtain an auditor attestation on our internal control over financial reporting pursuant to the Sarbanes- Oxley Act of 2002;

•         are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•         are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” or “say-on-golden-parachute” votes);

•         are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•         may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations, (“MD&A”); and

•         are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We may take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify as a “smaller reporting company” under the SEC’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on our assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

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THE OFFERING

Issuer	Contact Gold
Common Stock offered by us	● Shares

Common Stock outstanding after this offering	● Shares(1) (2)(3)(4)

Price to the Public	$●
Over-allotment option

Contact Gold has granted the Underwriters an option, exercisable at the Offering price for a period of 30 days from and including the closing of the Offering, to purchase up to an additional ● Shares for market stabilization purposes and to cover over-allotments, if any.

Concurrent Private Placement

Concurrently with the Offering, Contact Gold may undertake a non-brokered private placement to sell ● Shares to facilitate subscriptions from existing shareholders pursuant to the exercise of pre-emptive rights.

Use of proceeds	We expect to receive approximately $● million of net proceeds, after deducting underwriting commissions and estimated Offering expenses payable by us.

We currently intend to use up to $● of the net proceeds from this Offering to fund exploration and development activities at the Pony Creek Project, exploration at other projects held by Contact Gold, and for general working capital purposes.

If the Over-Allotment Option is exercised in full, we would expect to receive approximately an additional $● million of net proceeds, after deducting underwriting discounts. We currently intend to use the proceeds from the exercise of Over-Allotment Option, if any, for general working capital purposes.

Dividend Policy

Our ability to pay dividends depends on both our achievement of positive cash flow and the discretion of the board of directors of Contact Gold (the “Board”) in declaring dividends. Other than Preferred Stock dividends, we do not intend to pay dividends at the current time (see “Description of Capital Stock – Preferred Stock”).

Directed share program	The Underwriters have reserved for sale at the initial public offering price up to ●% of the Shares being offered by this Offering Circular for sale to the President’s List. We do not know if these persons will choose to purchase all or any portion of these Shares, but any purchases they do make will reduce the number of Shares available to the general public. Please read “Underwriting.”

Listed and trading symbol	Contact Gold’s Shares are listed on the TSXV under the symbol “C”. Contact Gold has submitted a listing application to quote its Shares on the OTCQX. There can be no assurance that the Shares will be quoted on the OTCQX.

Transfer Agent and Registrar	Computershare Investor Services Inc. is our transfer agent and registrar with its principal office at 3rd Floor - 510 Burrard St. Vancouver, BC V6C 3B9.

Risk factors	You should carefully read and consider the information set forth under the heading “Risk Factors” and all other information set forth in this Offering Circular before deciding to invest in our Shares.
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Tax Considerations	Please read “Material U.S. Federal Income Tax Considerations For Non-U.S. Holders.”

Underwriter’s Commission	6.0% on all orders excluding orders from President’s List investors, which will be 3.0%. No commission is payable to the Underwriters in connection with the Concurrent Private Placement.

 (1) As of ●, 2019, does not include up to ● Shares issuable upon exercise of stock options to purchase Shares (“Options”) granted under the 2017 Contact Gold Omnibus Stock and Incentive Plan. As of ●, 2019, we have granted Options exercisable to acquire up to ● Shares at an average exercise price of $●.

(2) Does not include Shares issuable upon conversion of the currently outstanding Contact Gold preferred stock (“Preferred Stock”). As of ●, 2019, Contact Gold had 11,111,111 Preferred Stock issued and outstanding, which Preferred Stock is convertible at the election of the holder at any time, into Shares (subject to a cap such that at any time following any conversion, Waterton Nevada and its affiliates shall not hold more than 49% of the aggregate issued and outstanding Shares). The number of Shares to be issued pursuant to such conversion right shall be equal to the sum of the face value of the Preferred Stock together with any accrued and unpaid cumulative dividends thereon to the conversion date divided by the conversion price of the Preferred Stock on the conversion date, such price being subject to adjustment from time to time. The conversion price of the Preferred Stock is $1.35 (US$● based on the Bank of Canada daily average exchange rate on ●, 2019), and if fully converted would convert into ● Shares. The conversion of the Preferred Stock from time to time, at the election of the holder, will result in dilution to other existing holders of Common Stock. See, “Description of Capital Stock – Preferred Stock.”

(3) Does not include Shares issuable upon exercise of ● Rights (as defined below). Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Outstanding Securities - Rights.”

(4) This figure assumes no shares are sold pursuant to the Concurrent Private Placement, if any.

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RISK FACTORS

Investing in our Common Stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this Offering Circular, before purchasing Shares. The risks set out below are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us might also impair our operations and performance. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our Common Stock, could decline and investors in our Common Stock could lose all or part of their investment.

Risks Related to our Company

No History of Operations

Contact Gold is an exploration company and has no history of operations, mining or refining mineral products. Contact Gold is subject to many risks common to such enterprises, including under-capitalization, cash shortages, limitations with respect to personnel, financial and other resources and lack of revenues. There is no assurance that Contact Gold will be successful in achieving a return on an investment for investors in the Common Stock and Contact Gold’s likelihood of success must be considered in light of its early stage of operations.

There can be no assurance that the Contact Gold Properties or any other property will be successfully placed into production, produce minerals in commercial quantities or otherwise generate operating earnings. Advancing projects from the exploration stage into development and commercial production requires significant capital and time and will be subject to the successful completion of further technical studies, permitting requirements and the construction of mines, processing plants, roads and related works and infrastructure. Contact Gold will continue to incur losses until mining-related operations successfully reach commercial production levels and generate sufficient revenue to fund continuing operations.

No Operating Revenues and History of Losses

Contact Gold has no operating revenues or earnings and a history of losses, and no operating revenues are anticipated until one of Contact Gold’s projects comes into production, which may or may not occur. As such, there is no certainty that Contact Gold will generate revenue from any source, operate profitably or provide a return on investment in the future. Contact Gold will continue to experience losses unless and until it can successfully develop and begin profitable commercial production at one of its mining properties. There can be no assurance that Contact Gold will be able to do so.

Additional Capital Requirements and Financing Risks

Contact Gold plans to focus on exploring for minerals and will use its working capital to carry out such exploration. Contact Gold has no source of operating cash flow and no assurance that acceptable additional funding will be available to it for the further exploration and development of its projects. The Corporation has incurred net losses in the past and may incur losses in the future and will continue to incur losses until and unless it can derive sufficient revenues from its mineral projects. These conditions, including other factors described herein, creates a material uncertainty regarding the Corporation’s ability to continue as a going concern.

It is likely that the development and exploration of Contact Gold’s Properties will require substantial additional financing. Further exploration and development of the Contact Gold Properties and/or other properties acquired by Contact Gold may be dependent upon its ability to obtain acceptable financing through equity or debt, and there can be no assurance that it will be able to obtain adequate financing in the future or that the terms of such financing will be acceptable. Failure to obtain such additional financing could result in the delay or indefinite postponement of further exploration and development of Contact Gold’s projects and Contact Gold may become unable to carry out its business objectives.

Reliance on a Limited Number of Properties

The only material property interest of Contact Gold is its interest in the Pony Creek Project located in Nevada. As a result, unless Contact Gold acquires additional property interests, any adverse developments affecting this property would have a material adverse effect upon Contact Gold and would materially and adversely affect the potential mineral resource production, profitability, financial performance and results of operations of Contact Gold. While Contact Gold may seek to acquire additional mineral properties in accordance with its business objectives, there can be no assurance that Contact Gold will be able to identify suitable additional mineral properties or, if it does identify suitable properties, that it will have sufficient financial resources to acquire such properties or that such properties will be available on terms acceptable to Contact Gold or at all and that Contact Gold will be able to successfully develop such properties and bring such properties into commercial production.

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No History of Mineral Production

There is no history of mineral production on the Contact Gold Properties. The Contact Gold Properties are a high risk, speculative venture, and, until recently, only a minimal amount of exploration and sampling has been conducted by Contact Gold. There is no certainty that the expenditures proposed to be made by Contact Gold towards the search for and evaluation of gold or other minerals with regard to the Contact Gold Properties or otherwise will result in discoveries of commercial quantities of gold or other minerals. Until recently, all of the drilling on the Contact Gold Properties was completed by historical operators from 1981 through 2006.

Furthermore, there is no assurance that commercial quantities of minerals will be discovered at any properties acquired in the future by Contact Gold, nor is there any assurance that any future exploration programs of Contact Gold on the Contact Gold Properties or any other properties will yield any positive results. Even where commercial quantities of minerals are discovered, there can be no assurance that any property of Contact Gold will ever be brought to a stage where mineral resources can be identified and mineral reserves can be profitably produced. Factors which may limit the ability of Contact Gold to produce mineral reserves from its properties include, but are not limited to, the price of mineral resources, the availability of additional capital and financing and the nature of any mineral deposits.

Early Stage Development Company

Contact Gold is a junior resource company focused primarily on the acquisition, exploration and development of mineral properties located in Nevada. Contact Gold’s properties have no established mineral reserves due to the early stage of exploration at this time. Any reference to potential quantities and/or grade is conceptual in nature, as there has been insufficient exploration to define any mineral resource and it is uncertain if further exploration will result in the determination of any mineral resource. Quantities and/or grade described in this Offering Circular should not be interpreted as assurances of a potential resource or reserve, or of potential future mine life or of the profitability of future operations.

The exploration and development of mineral deposits involves a high degree of financial risk over a significant period of time. Few properties that are explored are ultimately developed into producing mines and there is no assurance that any of Contact Gold’s projects can be mined profitably. Substantial expenditures are required to establish mineral resources and reserves through drilling, to develop metallurgical processes to extract the metal from the ore and in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining. It is impossible to ensure that the current exploration and development programs of Contact Gold will result in profitable commercial mining operations. The profitability of Contact Gold’s operations will be, in part, directly related to the cost and success of its exploration and development programs, which may be affected by a number of factors. Substantial expenditures are required to establish mineral resources and reserves that are sufficient to support commercial mining operations and to construct, complete and install mining and processing facilities on those properties that are actually developed.

No assurance can be given that any particular level of recovery of minerals will be realized or that any potential quantities and/or grade will ever qualify as a mineral resource or reserve, or that any such mineral resource or reserve will ever qualify as a commercially mineable (or viable) deposit which can be legally and economically exploited.

Where expenditures on a property have not led to the discovery of mineral resources or reserves, incurred expenditures will generally not be recoverable.

Exploration, Development and Operating Risks

Mining operations generally involve a high degree of risk. Contact Gold’s operations are subject to all the hazards and risks normally encountered in the exploration, development and production of gold and other minerals, including unusual and unexpected geologic formations, seismic activity, rock bursts, cave-ins, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other production facilities, damage to life or property, environmental damage and possible legal liability. The financing, exploration, development and mining of any of Contact Gold’s properties is furthermore subject to a number of macroeconomic, legal and social factors, including commodity prices, laws and regulations, political conditions, currency fluctuations, the ability to hire and retain qualified people, the inability to obtain suitable and adequate machinery, equipment or labour and obtaining necessary services in the jurisdictions in which Contact Gold operates. Unfavourable changes to these and other factors have the potential to negatively affect Contact Gold’s operations and business.

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Major expenses may be required to locate and establish mineral reserves and resources, to develop metallurgical processes and to construct mining and processing facilities at a particular site. Mining, processing, development and exploration activities depend, to one degree or another, on adequate infrastructure. Reliable roads, bridges, power sources and water supply are important determinants, which affect capital and operating costs. Unusual or infrequent weather phenomena, sabotage, government or other interference in the maintenance or provision of such infrastructure could adversely affect Contact Gold’s operations, financial condition and results of operations. It is impossible to ensure that the exploration or development programs planned by Contact Gold will result in a profitable commercial mining operation. Whether a gold or other precious or base metal or mineral deposit will be commercially viable depends on a number of factors, some of which are: the particular attributes of the deposit, such as the quantity and quality of mineralization and proximity to infrastructure; mineral prices, which are highly cyclical; and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in Contact Gold not receiving an adequate return on invested capital.

There is no certainty that the expenditures to be made by Contact Gold towards the exploration and evaluation of gold or other minerals will result in discoveries or production of commercial quantities of gold or other minerals. In addition, once in production, mineral reserves are finite and there can be no assurance that Contact Gold will be able to locate additional reserves as its existing reserves are depleted.

U.S. Domestic Issuer

Contact Gold is incorporated under the laws of Nevada and as such is deemed to be a “U.S. domestic issuer” (as defined in Rule 902(e) of Regulation S under the Securities Act) for U.S. securities laws purposes which creates several burdensome obligations.

Upon closing of this Offering, Contact Gold will be subject to continuing disclosure obligations with the SEC to submit annual reports on Form 1-K, semi-annual reports on Form 1-SA and current reports on Form 1-U. Contact Gold’s Shares would not be registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or subject to reporting obligations under Section 13 or Section 15(d) of the Exchange Act. Contact Gold may voluntarily elect to register its class of common stock under Section 12(g) of the Exchange Act by filing a Form 8-A registration statement with the SEC. In the event that Contact Gold voluntarily elects to become registered and a reporting issuer with the SEC under the Exchange Act, Contact Gold will be subject to substantial continuous disclosure obligations including among other things, the filing of Form 10-Ks (annual reports), Form 10-Qs (quarterly reports), Form 8-Ks (current reports), Schedule 14A (proxy statements) and will be subject to applicable provisions under the Sarbanes-Oxley Act. In addition, directors, officers, and shareholders holding 10% or more of the issued and outstanding Shares will be subject to Section 16 reporting (Form 3, 4, and 5 filings) and the short-swing profit rules, and shareholders holding 5% or more of the issued and outstanding Shares will be subject to Schedule 13D/G beneficial ownership reporting obligations.

Contact Gold must prepare its financial statements in accordance with U.S. GAAP and the audit fees are typically higher due to the SEC compliance requirements. Further, Contact Gold is a Canadian reporting issuer and accordingly is also subject to the reporting and disclosure regime in Canada. All of the aforementioned requirements would significantly increase the regulatory and compliance costs of Contact Gold if Contact Gold were to become a U.S. reporting company. In addition, unless a U.S. domestic issuer is registered and reporting with the SEC, all securities issued by a U.S. domestic issuer in private placement transactions – including those that are issued outside of the United States – are “restricted securities” under Rule 144 under the Securities Act, must bear a U.S. restrictive legend and will be subject to a one (1) year hold period. The removal of the restrictive legend will also require a U.S. opinion letter to be delivered to the transfer agent. As a result, the ability for U.S. domestic issuers to raise capital is more difficult and would be expected to result in share issuances at higher discounts to the market price. Note that even if Contact Gold does become a reporting issuer under the Exchange Act or elects to submit its first and third quarter financial information on Form 1-U, all securities issued in a private placement transaction by a U.S. domestic issuer will still be subject to a six-month hold period.

Overall, the regulatory and compliance requirements and costs for U.S. domestic issuers is higher and more complex than those applicable to “foreign private issuers” and the ability to raise capital is more difficult, all of which could have a material adverse impact on Contact Gold’s business and financial condition.

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Land Title and Royalty Risks

General

There are uncertainties as to title matters in the mining industry. Any defects in title could cause Contact Gold to lose rights in its mineral properties and jeopardize its business operations. Contact Gold’s mineral properties currently consist of unpatented mining claims located on lands administered by the United States’ Department of Interior’s Bureau of Land Management (the “BLM”) , Nevada State Office to which Contact Gold only has possessory title. Because title to unpatented mining claims is subject to inherent uncertainties, it is difficult to determine conclusively the ownership of such claims. These uncertainties relate to such things as sufficiency of mineral discovery, proper location and posting and marking of boundaries, proper and timely payment of annual BLM claim maintenance fees, the existence and terms of royalties, and possible conflicts with other claims not determinable from descriptions of record.

The present status of Contact Gold’s unpatented mining claims located on public lands allows Contact Gold the right to mine and remove valuable minerals, such as precious and base metals, from the claims conditioned upon applicable environmental reviews and permitting programs. Contact Gold is also allowed to use the surface of the land solely for purposes related to mining and processing the mineral-bearing ores. However, legal ownership of the land remains with the United States. Contact Gold remains at risk that the mining claims may be forfeited either to the United States or to rival private claimants due to failure to comply with statutory requirements. Prior to 1993, a mining claim locator who was able to prove the discovery of valuable, locatable minerals on a mining claim, and to meet all other applicable federal and state requirements and procedures pertaining to the location and maintenance of federal unpatented mining claims, had the right to prosecute a patent application to secure fee title to the mining claim from the federal government. The right to pursue a patent, however, has been subject to a moratorium since October 1993, through federal legislation restricting the BLM from accepting any new mineral patent applications. If Contact Gold does not obtain fee title to its unpatented mining claims, there can be no assurance that it will be able to obtain compensation in connection with the forfeiture of such claims.

Pending Federal Legislation that may affect the Company’s Operations

In recent years, members of the United States Congress have repeatedly introduced bills which would supplant or alter the provisions of the General Mining Act of 1872, a United States federal law that authorizes and governs prospecting and mining for economic minerals, such as gold, platinum, and silver, on federal public lands. Such bills have proposed, among other things, to either eliminate the right to a mineral patent, impose a federal royalty on production from unpatented mining claims, render certain federal lands unavailable for the location of unpatented mining claims, afford greater public involvement in the mine permitting process, provide for citizen suits, and impose new and stringent environmental operating standards and mined land reclamation requirements in addition to those already in effect. Such proposed legislation could change the cost of holding unpatented mining claims and could significantly impact Contact Gold’s ability to develop mineralized material on unpatented mining claims. Currently, all of Contact Gold’s mining claims are on unpatented claims. Although Contact Gold cannot predict what legislative changes might occur, the enactment of these proposed bills could adversely affect the potential for development of its mining claims, the economics of any mines that it brings into operation on federal unpatented mining claims, and as a result, adversely affect Contact Gold’s financial performance.

Title to Mineral Property Interests may be Challenged

There may be challenges to title to the mineral properties in which Contact Gold holds a material interest. If there are title defects with respect to any properties, Contact Gold might be required to compensate other persons or to reduce its interest in the affected property. Furthermore, in any such case, the investigation and resolution of these issues would divert Contact Gold management’s time from ongoing exploration and development programs. Title insurance generally is not available for mining claims in the U.S. and Contact Gold’s ability to ensure that it has obtained secure claim to individual mineral properties may be limited. The Contact Gold Properties may be subject to prior unregistered liens, agreements, transfers or claims, including native land claims and title may be affected by, among other things, undetected defects. In addition, Contact Gold may be unable to operate the properties as permitted or to enforce its rights with respect to its properties. The failure to comply with all applicable laws and regulations, including a failure to pay taxes or annual BLM claim maintenance fees may invalidate title to portions of the Contact Gold Properties. Contact Gold may incur significant costs related to defending the title to its properties. A successful claim contesting title to a property may cause Contact Gold to compensate other persons, or to reduce its interest in the affected property or to lose our rights to explore and, if warranted, develop that property. This could result in Contact Gold not being compensated for its prior expenditures relating to the property. Also, in any such case, the investigation and resolution of title issues would divert management’s time from ongoing exploration and, if warranted, development programs.

Mineral Properties may be Subject to Defects in Title

The ownership and validity or title of unpatented mining claims and concessions can at times be uncertain and may be contested. Contact Gold also may not have, or may not be able to obtain, all necessary surface rights to develop a property. Contact Gold has taken reasonable measures, in accordance with industry standards for properties at the same stage of exploration as that of Contact Gold, to ensure proper title to the Contact Gold Properties. However, there is no guarantee that title to any of its properties will not be challenged or impugned.

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Interpretation of Royalty Agreements; Unfulfilled Contractual Obligations

Royalty interests in Contact Gold Properties, and any other royalty interests in respect of the properties of Contact Gold which may come into existence, may be subject to uncertainties and complexities arising from the application of contract and property laws in the jurisdictions where the mining projects are located. Operators and other parties to the agreements governing the royalty interests in Clover Nevada, or other royalty interests, may interpret their interests in a manner adverse to Contact Gold, and Contact Gold could be forced to take legal action to enforce its rights. Challenges to the terms of the royalty interests in Clover Nevada or the existence of other royalties could have a material adverse effect on the business, results of operations, cash flows and financial condition of Contact Gold. Disputes could arise with respect to, among other things:

•	the existence or geographic extent of the royalty interests;
•	the methods for calculating royalties;
•	third party claims to the same royalty interest or to the property on which a royalty interest exists, or the existence of additional royalties on the same property;
•	various rights of the operator or third parties in or to a royalty interest;
•	production and other thresholds and caps applicable to payments of royalty interests;
•	the obligation of an operator to make payments on royalty interests;
•	various defects or ambiguities in the agreement governing a royalty interest; and
•	disputes over the interpretation of buy-back rights.

Natural Resource Properties are Largely Contractual in Nature

Parties to contracts do not always honour contractual terms and contracts themselves may be subject to interpretation or technical defects. Accordingly, there may be instances where Contact Gold would be forced to take legal action to enforce its contractual rights. Such litigation may be time consuming and costly and there is no guarantee of success. Any pending proceedings or actions or any decisions determined adversely to Contact Gold, may have a material and adverse effect on Contact Gold’s results of operations, financial condition and the trading price of the Shares.

There may be unknown defects in the asset portfolio

Contact Gold acquired the majority of the claims that comprise the Contact Gold Properties through its acquisition of Clover Nevada II LLC, who acquired the properties from Clover Nevada I LLC. Clover Nevada I LLC acquired the properties from a receiver in a bankruptcy process in 2015. The bankruptcy process purported to extinguish all claims and encumbrances against the Contact Gold Properties. New claims and encumbrances were established by Clover Nevada I LLC in connection with the sale. There is a risk that claims and encumbrances that existed prior to the bankruptcy (including certain royalty interests, easements or encroachments) have not been fully extinguished by the bankruptcy and that such claims and encumbrances could have a material and adverse effect on Contact Gold’s results of operations, financial condition and the trading price of the Shares.

Control of the Company

As at the date of this Offering Circular, Waterton Nevada Splitter, LLC (“Waterton Nevada”), a limited liability company of which Waterton Precious Metals Fund II Cayman, LP (“Waterton”) is the sole member, holds, directly or indirectly, approximately 37% of the issued and outstanding Shares and 100% of the issued Preferred Stock (as defined herein), and is Contact Gold’s single largest shareholder and a control person for the purposes of Canadian securities law. As a result, Waterton Nevada has the ability to influence the outcome of matters submitted to the shareholders of Contact Gold for approval, which could include the election and removal of directors, amendments to Contact Gold’s corporate governing documents and business combinations. In addition to its ability to influence matters submitted to Contact Gold’s shareholders, Waterton has the right to nominate two directors to the Board, allowing Waterton the ability to participate in the oversight of Contact Gold’s direction and business activities. For so long as Waterton retains the right to nominate members of the Board, it will retain the ability to participate and influence the oversight of Contact Gold’s direction and business activities. Contact Gold’s interests and those of Waterton and of Waterton Nevada may at times conflict, and this conflict might be resolved against Contact Gold’s interests. The concentration of approximately 37% of the issued and outstanding Common Stock in the hands of a single shareholder may discourage an unsolicited bid for the Common Stock, and this may adversely impact the value and trading price of the Shares. Notwithstanding the foregoing, and in addition to any escrow provision imposed by applicable Canadian securities laws or the TSXV, Waterton Nevada has agreed not to, directly or indirectly, sell, contract to sell, grant any option to purchase, assign, transfer or otherwise dispose of the Shares acquired by Waterton Nevada under the Transactions for a period of 24 months following the effective date of the Transactions, subject to certain customary exceptions.

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As at the date hereof, Contact Gold’s other major shareholder is Goldcorp USA, Inc. (“Goldcorp”), owning approximately 15% of the issued and outstanding Shares.

Investor Rights

Pursuant to the Governance and Investor Rights Agreement (as defined herein), dated June 7, 2017, as well as the rights associated with the Preferred Stock, Waterton has, in all cases subject to certain ownership thresholds: (i) the right to maintain its percentage interest in Contact Gold upon certain equity issuances undertaken by Contact Gold; (ii) director nomination and observer rights; and (iii) piggy-back and registration rights commencing in June 2019.  Pursuant to the Goldcorp Investor Rights Agreement (as defined herein), dated June 7, 2017, Goldcorp has, in all cases subject to certain ownership thresholds: (i) the right to maintain its percentage interest in Contact Gold upon certain equity issuances by Contact Gold or to increase its percentage interest in Contact Gold to 19.9%; and (ii) the right to require Contact Gold to form a technical committee and to nominate 25% of the members of the technical committee. See “Contractual Obligations” in the Interim MD&A.

As a result of Waterton and Goldcorp’s aggregate shareholdings in Contact Gold, to the extent that each of them similarly vote for or against matters that are submitted to shareholders for approval, such as significant corporate transactions or those involving a change of control, such votes will be determinative of the outcome, which may not be beneficial to the other shareholders of Contact Gold.   In some cases, the interests of Waterton and/or Goldcorp may not be the same as those of each other, or the Contact Gold’s other shareholders, and conflicts may arise from time to time that may be resolved in a manner detrimental to the Contact Gold’s other shareholders.

Preferred Stock

Contact Gold currently has issued and outstanding 11,111,111 Preferred Stock with an aggregate face value of US$11,100,000, issued to Waterton Nevada. The Preferred Stock have a maturity date of June 7, 2022 (“Maturity Date”), accrue preferential cumulative cash dividends at a fixed rate per annum equal to 7.5% on a simple and not compounded basis. The Preferred Stock is non-voting. The Preferred Stock is convertible at the election of the holder at any time, into Shares (subject to a cap such that at any time following any conversion, Waterton Nevada and its affiliates shall not hold more than 49% of the aggregate issued and outstanding Shares). The number of Shares to be issued pursuant to such conversion right shall be equal to the sum of the face value of the Preferred Stock together with any accrued and unpaid cumulative dividends thereon to the conversion date divided by the conversion price of the Preferred Stock on the conversion date, such price being subject to adjustment from time to time. The conversion price of the Preferred Stock is $1.35 (US$● based on the Bank of Canada daily average exchange rate on ●, 2019), and if fully converted would convert into ● Shares.

The conversion of the Preferred Stock from time to time, at the election of the holder, will not only increase the number of Shares held by Waterton Nevada and its affiliates (see “Risk Factors – Control of the Company”) but will also result in dilution to other existing shareholders of Contact Gold (see “Risk Factors – Dilution”).

At the Maturity Date, unless the holders thereof elect to convert any such Preferred Stock into Common Stock, Contact Gold will be required to redeem and pay the aggregate amount of the face value of all outstanding Preferred Stock plus all accrued dividends thereon. There is no assurance that Contact Gold will have the requisite funds to redeem the Preferred Stock. Even in the event Contact Gold is able to redeem the Preferred Stock in full, such redemption will reduce the amount of funds available to Contact Gold to pursue its business objectives and for other general working capital and corporate purposes, which could have a material adverse effect on Contact Gold.

Pursuant to the terms of the Preferred Stock, the holders are also entitled to certain other rights and preferences such as a right of first offer and a right of first refusal on any sale, lease, exchange, transfer or disposition of Contact Gold’s interests in the Contact Gold Properties and Contact Gold is further restricted from disposing of all or substantially all of its assets without such holders’ prior written consent. These rights and other covenants, as well as the other rights and restrictive covenants associated with the Preferred Stock, may restrict Contact Gold’s ability to conduct its business or enter into third party transactions in the ordinary course, which may adversely affect Contact Gold’s business. See “Description of Capital Stock – Preferred Stock” for a more details description of the Preferred Stock.

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Dilution on Exercise of Rights

On ●, 2019, we closed a private placement of ● shares of Common Stock, at a price of $● per Common Stock (the “Placement Price”) for proceeds of $●. Each Common Stock was accompanied by one right (a “Right”). Subject to the rules and limitations of the TSXV, each Right shall automatically convert, without the payment of additional consideration, upon the earlier of (a) the closing of a public offering registered or qualified under the Securities Act (a “Qualified Offering”); (b) a change of control of Contact Gold (“Change of Control”); or (c) one year following the closing date of the private placement (“Time Deadline”), for shares of common stock of Contact Gold as follows: (i) if the offering price of common stock sold in a Qualified Offering is greater than the Placement Price, for that number of shares of common stock to provide a Placement Price with an effective 5% discount; (ii) if the offering price of common stock sold in a Qualified Offering is equal to or less than the Placement Price, for that number of shares of common stock to provide a Placement Price with an effective 10% discount to the Qualified Offering price; (iii) in the event of a Change of Control, for that number of shares of common stock to provide a Placement Price with an effective 5% discount; or (iv) in the event of conversion at the Time Deadline, for that number of shares of common stock to provide a Placement Price that is equal to the maximum allowable discount prescribed pursuant to the rules of the TSXV. All securities offered were restricted securities under Rule 144 under the Securities Act.  The exercise of the Rights on the earlier of a Qualified Offering, a Change of Control or the Time Deadline will not only increase the number of Shares held by the holders of the Rights but will also result in dilution to other existing shareholders of Contact Gold.

Currency Rate Risk

The Company may be subject to currency risks. Contact Gold’s reporting currency is the United States dollar, which is exposed to fluctuations against other currencies. Contact Gold’s primary operations are located in the United States. Should Contact Gold expand its operations into additional countries its expenditures and obligations may be incurred in foreign currencies. As such, Contact Gold’s results of operations may become subject to foreign currency fluctuation risks and such fluctuations may adversely affect the financial position and operating results of Contact Gold. Contact Gold has not undertaken to mitigate transactional volatility in the United States dollar at this time. Contact Gold may, however, enter into foreign currency forward contracts in order to match or partially offset existing currency exposures.

Government Regulation

Contact Gold’s exploration operations are subject to government legislation, policies and controls relating to prospecting, development, production, environmental protection, including plant and animal species, and more specifically including the greater sage-grouse, mining taxes and labour standards. In order for Contact Gold to carry out its activities, its various licences and permits must be obtained and kept current. There is no guarantee that the Company’s licences and permits will be granted, or that once granted will be maintained and extended. In addition, the terms and conditions of such licences or permits could be changed and there can be no assurances that any application to renew any existing licences will be approved. There can be no assurance that all permits that Contact Gold requires will be obtainable on reasonable terms, or at all. Delays or a failure to obtain such permits, or a failure to comply with the terms of any such permits that Contact Gold has obtained, could have a material adverse impact on Contact Gold. Contact Gold may be required to contribute to the cost of providing the required infrastructure to facilitate the development of its properties and will also have to obtain and comply with permits and licences that may contain specific conditions concerning operating procedures, water use, waste disposal, spills, environmental studies, abandonment and restoration plans and financial assurances. There can be no assurance that Contact Gold will be able to comply with any such conditions and non-compliance with such conditions may result in the loss of certain of Contact Gold’s permits and licenses on properties, which may have a material adverse effect on Contact Gold. Future taxation of mining operators cannot be predicted with certainty so planning must be undertaken using present conditions and best estimates of any potential future changes. There is no certainty that such planning will be effective to mitigate adverse consequences of future taxation on Contact Gold.

Global Financial Conditions

Recent global financial conditions have been characterized by increased volatility and access to public financing, particularly for junior mineral exploration companies, has been negatively impacted. These conditions, which include potential disruptions due to a U.S. Government shutdown, may affect Contact Gold’s ability to obtain equity or debt financing in the future on terms favourable to Contact Gold or at all. If such conditions continue, Contact Gold’s operations could be negatively impacted.

Commodity Markets

The price of Contact Gold’s securities, its financial results, and its access to the capital required to finance its exploration activities may in the future be adversely affected by declines in the price of precious and base metals and, in particular, the price of gold. Precious metal prices fluctuate widely and are affected by numerous factors beyond Contact Gold’s control such as the sale or purchase of precious metals by various dealers, central banks and financial institutions, interest rates, exchange rates, inflation or deflation, currency exchange fluctuation, global and regional supply and demand, production and consumption patterns, speculative activities, increased production due to improved mining and production methods, government regulations relating to prices, taxes, royalties, land tenure, land use and importing and exporting of minerals, environmental protection, and international political and economic trends, conditions and events. If these or other factors continue to adversely affect the price of gold, the market price of Contact Gold’s securities may decline and Contact Gold’s operations may be materially and adversely affected.

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Market Fluctuation and Commercial Quantities

The market for minerals is influenced by many factors beyond Contact Gold’s control, including without limitation the supply and demand for minerals, the sale or purchase of precious metals by various dealers, central banks and financial institutions, interest rates, exchange rates, inflation or deflation, currency exchange fluctuation, global and regional supply and demand, production and consumption patterns, speculative activities, increased production due to improved mining and production methods, government regulations relating to prices, taxes, royalties, land tenure, land use and importing and exporting of minerals, environmental protection, and international political and economic trends, conditions and events. In addition, the metals industry in general is intensely competitive and there is no assurance that, even if apparently commercial quantities and qualities of metals (such as gold) are discovered, a market will exist for their profitable sale. Commercial viability of precious and base metals and other mineral deposits may be affected by other factors that are beyond Contact Gold’s control, including the particular attributes of the deposit such as its size, quantity and quality, the cost of mining and processing, proximity to infrastructure, the availability of transportation and sources of energy, financing, government legislation and regulations including those relating to prices, taxes, royalties, land tenure, land use, import and export restrictions, exchange controls, restrictions on production, and environmental protection. It is impossible to assess with certainty the impact of various factors that may affect commercial viability such that any adverse combination of such factors may result in Contact Gold not receiving an adequate return on invested capital or having its mineral projects be rendered uneconomic.

Estimates of Mineral Resource Risks

Mineral resource estimates will be based upon estimates made by Contact Gold’s personnel and independent geologists. These estimates are inherently subject to uncertainty and are based on geological interpretations and inferences drawn from drilling results and sampling analyses and may require revision based on further exploration or development work. The estimation of mineral resources may be materially affected by environmental, permitting, legal, title, taxation, socio-political, marketing, or other relevant issues. As a result of the foregoing, there may be material differences between actual and estimated mineral reserves, which may impact the viability of Contact Gold’s projects and have a material impact on Contact Gold.

The grade of mineralization which may ultimately be mined may differ from that indicated by drilling results and such differences could be material. The quantity and resulting valuation of mineral reserves and mineral resources may also vary depending on, among other things, mineral prices (which may render mineral reserves and mineral resources uneconomic), cut-off grades applied and estimates of future operating costs (which may be inaccurate). Production can be affected by such factors as permitting regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions. Any material change in quantity of mineral resources, mineral reserves, grade, or stripping ratio may also affect the economic viability of any project undertaken by Contact Gold. In addition, there can be no assurance that mineral recoveries in small scale, and/or pilot laboratory tests will be duplicated in a larger scale test under on-site conditions or during production. To the extent that Contact Gold is unable to mine and produce as expected and estimated, Contact Gold’s business may be materially and adversely affected.

There is no certainty that any of the mineral resources identified on any of Contact Gold’s properties will be realized, that any mineral resources will ever be upgraded to mineral reserves, that any anticipated level of recovery of minerals will in fact be realized, or that an identified mineral reserve or mineral resource will ever qualify as a commercially mineable (or viable) deposit which can be legally and economically exploited. Until a deposit is actually mined and processed, the quantity of mineral resources and mineral reserves and grades must be considered as estimates only, and investors are cautioned that Contact Gold may ultimately never realize production on any of its properties.

Insurance and Uninsured Risks

Contact Gold’s business is subject to a number of risks and hazards generally, including adverse environmental conditions, industrial accidents, labour disputes, unusual or unexpected geological conditions, ground or slope failures, cave-ins, changes in the regulatory environment, natural phenomena such as inclement weather conditions, floods and earthquakes. Such occurrences could result in damage to mineral properties or production facilities, personal injury or death, environmental damage to Contact Gold’s properties or the properties of others, delays in the ability to undertake exploration, monetary losses and possible legal liability.

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Although Contact Gold may maintain insurance to protect against certain risks in such amounts as it considers to be reasonable, its insurance will not cover all the potential risks associated with its operations. Contact Gold may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to Contact Gold or to other companies in the mining industry on acceptable terms. Contact Gold might also become subject to liability for pollution or other hazards which it may not be insured against or which Contact Gold may elect not to insure against because of premium costs or other reasons. Losses from these events may cause Contact Gold to incur significant costs that could have a material adverse effect upon its financial performance and results of operations.

Health, Safety and Community Relations

Contact Gold’s operations are subject to various health and safety laws and regulations that impose various duties on the Company in respect of its operations, relating to, among other things, worker safety and the surrounding communities. These laws and regulations also grant the relevant authorities broad powers to, among other things, close unsafe operations and order corrective action relating to health and safety matters. The costs associated with the compliance with such health and safety laws and regulations may be substantial and any amendments to such laws and regulations, or more stringent implementation thereof, could cause additional expenditure or impose restrictions on, or suspensions of, Contact Gold’s operations. Contact Gold expects to make significant expenditures to comply with the extensive laws and regulations governing the protection of the environment, waste disposal, worker safety, mine development and protection of endangered and other special status species, and, to the extent reasonably practicable, to create social and economic benefit in the surrounding communities near Contact Gold’s mineral properties, but there can be no guarantee that these expenditures will ensure Contact Gold’s compliance with applicable laws and regulations and any non-compliance may have a material and adverse effect on Contact Gold.

Environmental Risks and Hazards

The mining and mineral processing industries are subject to extensive governmental regulations for the protection of the environment, including regulations relating to air and water quality, mine reclamation, solid and hazardous waste handling and disposal and the promotion of occupational health and safety, which may adversely affect Contact Gold or require it to expend significant funds in order to comply with such regulations. There is also a risk that environmental and other laws and regulations may become more onerous, making it more costly for Contact Gold to remain in compliance with such laws and regulations, which could result in the incurrence of additional costs and operational delays or the failure of Contact Gold’s business.

All phases of Contact Gold’s operations in Nevada will be subject to extensive federal and state environmental regulation, including:

•         Comprehensive Environmental, Response, Compensation, and Liability Act (“CERCLA”);

•         The Federal Resource Conservation and Recovery Act (“RCRA”);

•         The Clean Air Act (“CAA”);

•         The National Environmental Policy Act (“NEPA”);

•         The Clean Water Act (“CWA”);

•         The Safe Drinking Water Act (“SDWA”); and

•         The Endangered Species Act (“ESA”).

These environmental regulations require Contact Gold to obtain various operating approvals and licenses and also impose standards and controls relating to exploration, development and production activities. Nevada state statutes and regulations also establish reclamation and financial assurance requirements for mining operations and require that mining projects in Nevada obtain a reclamation permit. Mining projects are required to prepare a reclamation plan and provide financial assurance to ensure that the reclamation plan is implemented upon completion of operations. Compliance with federal and state regulations could result in delays in beginning or expanding operations, incurring additional costs for cleanup of hazardous substances, payment of penalties for discharge of pollutants, and post-mining reclamation and bonding, all of which could have an adverse impact on Contact Gold’s financial performance and results of operations.

There is no assurance that future changes in environmental regulation, if any, will not adversely affect Contact Gold’s operations. Environmental hazards may exist on the properties on which Contact Gold holds interests which are unknown to Contact Gold at present and which have been caused by previous or existing owners or operators of the properties, and which may result in the payment of fines and clean-up costs by Contact Gold and may adversely affect Contact Gold’s operations.

Contact Gold cannot give any assurances that breaches of environmental laws (whether inadvertent or not) or environmental pollution will not materially and adversely affect its financial condition. There is no assurance that any future changes to environmental regulation, if any, will not adversely affect Contact Gold.

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Our activities are subject to environmental laws and regulations that may increase our costs of doing business and restrict our operations.

All phases of our operations are subject to environmental regulation in the jurisdictions in which we operate, certain of which regulations are set forth below. Environmental legislation is evolving in a manner which may result in stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. These laws address emissions into the air, discharges into water, management of waste, management of hazardous substances, protection of natural resources, antiquities and endangered s2ous waste and authorize the imposition of substantial fines and penalties for noncompliance, as well as requirements for corrective actions. CERCLA, RCRA and comparable state statutes can impose liability for clean-up of sites and disposal of substances found on exploration, mining and processing sites long after activities on such sites have been completed.

CAA, as amended, restricts the emission of air pollutants from many sources, including mining and processing activities. Our mining operations may produce air emissions, including fugitive dust and other air pollutants from stationary equipment, storage facilities and the use of mobile sources such as trucks and heavy construction equipment, which are subject to review, monitoring and/or control requirements under the CAA and state air quality laws. New facilities may be required to obtain permits before work can begin, and existing facilities may be required to incur capital costs in order to remain in compliance. In addition, permitting rules may impose limitations on our production levels or result in additional capital expenditures in order to comply with the rules.

NEPA requires federal agencies to integrate environmental considerations into their decision-making processes by evaluating the environmental impacts of their proposed actions, including issuances of permits to mining facilities, and assessing alternatives to those actions. If a proposed action could significantly affect the environment, the agency must prepare a detailed statement known as an EIS. The United States Environmental Protection Agency (“EPA”), other federal agencies, and any interested third parties will review and comment on the scoping of the Environmental Impact Statement (“EIS”) and the adequacy of and findings set forth in the draft and final EIS. This process can cause delays in the issuance of required permits or result in changes to a project to mitigate its potential environmental impacts, which can in turn impact the economic feasibility of a proposed project.

CWA, and comparable state statutes, impose restrictions and controls on the discharge of pollutants into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency. The CWA regulates storm water from mining facilities and requires a storm water discharge permit for certain activities. Such a permit requires the regulated facility to monitor and sample storm water run-off from its operations. The CWA and regulations implemented thereunder also prohibit discharges of dredged and fill materials in wetlands and other waters of the United States unless authorized by an appropriately issued permit. The CWA and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized discharges of pollutants and impose liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release.

SDWA and the Underground Injection Control (“UIC”) program promulgated thereunder, regulate the drilling and operation of subsurface injection wells. The EPA directly administers the UIC program in some states and in others the responsibility for the program has been delegated to the state. The program requires that a permit be obtained before drilling a disposal or injection well. Violation of these regulations and/or contamination of groundwater by mining related activities may result in fines, penalties, and remediation costs, among other sanctions and liabilities under the SDWA and state laws. In addition, third party claims may be filed by landowners and other parties claiming damages for alternative water supplies, property damages, and bodily injury.

Nevada Laws: At the state level, mining operations in Nevada are also regulated by the Nevada Department of Conservation and Natural Resources, Division of Environmental Protection. Nevada state law requires mine operators to hold Nevada Water Pollution Control Permits, which dictate operating controls and closure and post-closure requirements directed at protecting surface and ground water.

Other Nevada regulations govern operating and design standards for the construction and operation of any source of air contamination and landfill operations. Any changes to these laws and regulations could have an adverse impact on our financial performance and results of operations by, for example, requiring changes to operating constraints, technical criteria, fees or surety requirements.

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The Proposed CERCLA § 108(b) Hardrock Mining Financial Assurance Rules may adversely affect our business.

The EPA has proposed new rules requiring demonstration of financial responsibility which are applicable to facilities used for hard rock mining assurance. Although the rules are not final and have not been implemented, they could require us to obtain additional financial guarantees beyond our current reclamation requirements for our Pony Creek Project and our other projects if placed into production. The rule requires subject facilities to calculate their level of financial responsibility based on a formula included in the rule, secure an instrument or otherwise self-assure for the calculated amount, demonstrate to the EPA the proof of the security, and maintain the security until the EPA releases facilities from the CERCLA 108(b) regulations. With only a draft rule at this time, the final impacts of this rule to us are unknown; however, an obligation to secure and maintain financial assurance across all of our facilities could have a material adverse impact to our business. If a final rule is implemented, there can be no assurances that the financial assurance products required by the rule will be available or that we will be able to obtain such financial assurances on commercially reasonable terms, or at all.

Competitive Industry Environment

The mining industry is highly competitive in all of its phases, both domestically and internationally. Contact Gold’s ability to acquire properties and develop mineral resources and reserves in the future will depend not only on its ability to develop its present properties, but also on its ability to select and acquire suitable producing properties or prospects for mineral exploration, of which there is a limited supply. Contact Gold may be at a competitive disadvantage in acquiring additional mining properties because it must compete with other individuals and companies, many of which have greater financial resources, operational experience and technical capabilities than Contact Gold. Contact Gold may also encounter competition from other mining companies in its efforts to hire experienced mining professionals. Competition could adversely affect Contact Gold’s ability to attract necessary funding or acquire suitable producing properties or prospects for mineral exploration in the future. Competition for services and equipment could result in delays if such services or equipment cannot be obtained in a timely manner due to inadequate availability, and could also cause scheduling difficulties and cost increases due to the need to coordinate the availability of services or equipment. Any of the foregoing effects of competition could materially increase project development, exploration or construction costs, result in project delays and generally and adversely affect Contact Gold and its business and prospects.

Market Price of the Company’s Securities

The Shares currently trade on the TSXV. On October 17, 2018, Contact Gold submitted an application for listing its Shares for quotation on the OTCQX. Securities of micro-cap and small-cap companies have experienced substantial price and volume volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved or the value of the underlying assets. These factors include macroeconomic developments and political environments in North America and globally and market perceptions of the attractiveness of particular industries. There is no assurance that the price of the Shares will be unaffected by any such volatility. The price of the Shares is also likely to be significantly affected by short-term changes in mineral and commodity prices or in Contact Gold’s financial condition and results of operations as reflected in its financial statements. Other factors unrelated to Contact Gold’s performance that may have an effect on the price of the Shares include the following: (i) the extent of analytical coverage available to investors concerning Contact Gold’s business may be limited if investment banks with research capabilities do not follow Contact Gold’s securities; (ii) lessening in trading volume and general market interest in Contact Gold’s securities may affect an investor’s ability to trade significant numbers of Shares; (iii) the size of Contact Gold’s public float may limit the ability of some institutions to invest in Contact Gold’s securities; (iv) a substantial decline in the price of the Shares that persists for a significant period of time could cause Contact Gold’s securities, if listed on an exchange, to be delisted from such exchange, further reducing market liquidity; and (v) the sale of securities by major shareholders .

As a result of any of these factors, the market price of the Shares at any given point in time may not accurately reflect Contact Gold’s long-term value and its shareholders may experience capital losses as a result of their investment in Contact Gold. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. Contact Gold may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.

Strategic Partnerships and Joint Venture Agreements

Contact Gold may in the future enter into partnerships, option agreements and/or joint ventures as a means of acquiring additional property interests or to fully exploit the exploration and production potential of its assets. The failure of any partner to meet its obligations to Contact Gold or other third parties, or any disputes with respect to third parties’ respective rights and obligations, could have a material adverse effect on Contact Gold’s rights under such agreements. Contact Gold may also be unable to exert direct influence over strategic decisions made in respect of properties that are subject to the terms of these agreements, which may have a materially adverse impact on the strategic value of the underlying mineral claims. Furthermore, in the event Contact Gold is unable to meet its obligations or share of costs incurred under agreements to which it is a party, the Company may have its property interests subject to such agreements reduced as a result or face the termination of such agreements.

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Acquisitions and Integration

From time to time, it can be expected that Contact Gold will examine opportunities to acquire additional exploration and/or mining assets and businesses. Any acquisition that Contact Gold may choose to complete may be of a significant size, will require significant attention by Contact Gold’s management, may change the scale of Contact Gold’s business and operations, and may expose Contact Gold to new geographic, political, operating, financial and geological risks. Contact Gold’s success in its acquisition activities depends upon its ability to identify suitable acquisition candidates, negotiate acceptable terms for any such acquisition, and integrate the acquired operations successfully with those of Contact Gold. Any acquisitions would be accompanied by risks. In the event that Contact Gold chooses to raise debt capital to finance any such acquisitions, Contact Gold’s leverage will be increased. If Contact Gold chooses to use equity as consideration for such acquisitions, existing shareholders may suffer dilution. Alternatively, Contact Gold may choose to finance any such acquisitions with its existing resources, which would result in the depletion of such resources. There can be no assurance that Contact Gold would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions, that Contact Gold would be able to successfully integrate the acquired business into Contact Gold’s pre-existing business or that any such acquisition would not have a material and adverse effect on Contact Gold.

Dilution

With the net proceeds from this Offering, Contact Gold believes that it is adequately financed to carry out its exploration and development plans in the near term. However, financing the development of a mining operation through to production, should feasibility studies show it is recommended, would be expensive and Contact Gold would require additional capital to fund development and exploration programs and potential acquisitions. Contact Gold cannot predict the size of future issuances of the Shares or the issuance of debt instruments or other securities convertible into Shares in connection with any such financing. Likewise, Contact Gold cannot predict the effect, if any, that future issuances and sales of Contact Gold’s securities will have on the market price of the Shares. If Contact Gold raises additional funds by issuing additional equity securities, such financing may substantially dilute the interests of existing shareholders. Sales of substantial numbers of Shares, or the availability of such Shares for sale, could adversely affect prevailing market prices for Contact Gold’s securities and a securityholder’s interest in Contact Gold.

Future Sales of the Shares by Major Shareholder

Sales of a large number of Shares in the public markets, or the potential for such sales, could decrease the trading price of the Shares and could impair Contact Gold’s ability to raise capital through sales of Shares. In particular, as at the date hereof, Waterton Nevada owns, directly or indirectly, approximately 37% of the issued and outstanding Shares. Subject to the terms of the Governance and Investor Rights Agreement, Waterton Nevada is not permitted to dispose of its Shares until June 7, 2019. On the expiry of the lock-up period, if Waterton Nevada decides to liquidate all or a significant portion of its position, it could adversely affect the price of Shares.

Climate Change and Climate Change Regulations

Climate change could have an adverse impact on Contact Gold’s operations. The potential physical impacts of climate change on the operations of Contact Gold are highly uncertain, and would be particular to the geographic circumstances in areas in which it operates. These may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels and changing temperatures. These changes in climate could have an impact on the cost of development or production on Contact Gold’s mines and adversely affect the financial performance of its operations.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on the business of Contact Gold. A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to climate and its potential impacts. Legislation and increased regulation regarding climate change could impose significant costs on Contact Gold, its venture partners and its suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting and other costs to comply with such regulations. Any adopted climate change regulations could also negatively impact Contact Gold’s ability to compete with companies situated in areas not subject to such regulations. Given the emotion, political significance and uncertainty around the impact of climate change and how it should be dealt with, Contact Gold cannot predict how legislation and regulation will affect its financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by Contact Gold or other companies in the natural resources industry could harm the reputation of Contact Gold.

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Risk of Litigation

Contact Gold may become involved in disputes with other parties in the future which may result in litigation. The results of litigation cannot be predicted with certainty. If Contact Gold is unable to resolve these disputes favourably, it may have a material adverse impact on the ability of Contact Gold to carry out its business plan.

Reliance on Key Personnel

Contact Gold’s development will depend on the efforts of key management and other key personnel. Loss of any of these people, particularly to competitors, could have a material adverse effect on Contact Gold’s business. Further, with respect to the future development of Contact Gold’s projects, it may become necessary to attract both international and local personnel for such development. The marketplace for key skilled personnel is becoming more competitive, which means the cost of hiring, training and retaining such personnel may increase. Factors outside Contact Gold’s control, including competition for human capital and the high level of technical expertise and experience required to execute this development, will affect Contact Gold’s ability to employ the specific personnel required. Due to the relatively small size of Contact Gold, the failure to retain or attract a sufficient number of key skilled personnel could have a material adverse effect on Contact Gold’s business, results of future operations and financial condition. Moreover, Contact Gold does not intend to take out ‘key person’ insurance in respect of any directors, officers or other employees.

Influence of Third Party Stakeholders

Some of the lands in which Contact Gold holds an interest, or the exploration equipment and roads or other means of access which Contact Gold intends to utilize in carrying out its work programs or general business mandates, may be subject to interests or claims by third party individuals, groups or companies. In the event that such third parties assert any claims, Contact Gold work programs may be delayed even if such claims are not meritorious. Such delays may result in significant financial loss and loss of opportunity for Contact Gold.

Internal Controls

Internal controls over financial reporting are procedures designed to provide reasonable assurance that transactions are properly authorized, assets are safeguarded against unauthorized or improper use, and transactions are properly recorded and reported. A control system, no matter how well designed and operated, can provide only reasonable, and not absolute, assurance with respect to the reliability of financial reporting and financial statement preparation. Though Contact Gold intends to put into place a system of internal controls appropriate for its size, and reflective of its level of operations, there are limited internal controls currently in place. Contact Gold has a very limited history of operations and has not made any assessment as to the effectiveness of its internal controls.  If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of its internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of the Common Stock could be negatively affected. We also could become subject to investigations by the stock exchange on which the securities are listed, the Commission, or other regulatory authorities, which could require additional financial and management resources.

Dividend Policy

No dividends on the Shares have been paid by Contact Gold to date. Other than holders of Preferred Stock, investors in Contact Gold’s securities cannot expect to receive a dividend on their investment in the foreseeable future, if at all. Accordingly, it is unlikely that investors will receive any return on their investment in Contact Gold’s securities (other than Preferred Stock) other than through possible Share price appreciation. On completion of the Transactions, the Company issued preferred shares to Waterton Nevada, which shares, in priority to the rights of holders of the Shares or other classes of stock of Contact Gold, shall be entitled to receive and Contact Gold shall pay thereon, as and when declared by the Board out of the assets of Contact Gold properly applicable to the payment of dividends, preferential cumulative cash dividends at a fixed rate per annum equal to 7.5%, on a simple and not compounded basis. Moreover, for so long as Waterton Nevada has the right to appoint one or more nominees to the Board, Contact Gold shall not declare or pay any cash dividend or distribution on the Shares unless such dividend or distribution has been approved by the nominees of Waterton Nevada, in addition to approval by a majority of the Board.

Conflicts of Interest

Certain of the directors and officers of Contact Gold also serve as directors and/or officers of other companies involved in natural resource exploration and development and consequently there exists the possibility for such directors and officers to be in a position of conflict. Any decision made by any of such directors and officers involving Contact Gold must be made in accordance with their duties and obligations to deal fairly and in good faith with a view to the best interests of Contact Gold and its shareholders. In addition, each of the directors is required to declare and refrain from voting on any matter in which such directors may have a conflict of interest in accordance with the procedures set forth in the Revised Statutes applicable to Nevada corporations, Title 7, Chapter 78 (the “Nevada Act”) and other applicable Laws.

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Liquidity Risk

Liquidity risk arises through the excess of financial obligations due over available financial assets at any point in time. Contact Gold’s objective in managing liquidity risk will be to maintain sufficient readily available cash reserves and credit in order to meet its liquidity requirements at any point in time. As Contact Gold does not currently have revenue, and is not expected to have revenue in the foreseeable future, Contact Gold will be reliant upon debt and equity financing to mitigate liquidity risk. The total cost and planned timing of acquisitions and/or other development or construction projects is not currently determinable and it is not currently known precisely when Contact Gold will require external financing in future periods. There is no guarantee that external financing will be available on commercially reasonable terms, or at all, and Contact Gold’s inability to finance future development and acquisitions would have a material and adverse effect on Contact Gold and its business and prospects.

Risks Relating to our Common Stock

An active market in which investors can resell their Common Stock may not develop.

We cannot predict the extent to which an active market for our Common Stock will develop or be sustained after this Offering, or how the development of such a market might affect the market price of our Common Stock. The offering price of our Common Stock in this Offering has been agreed to between us and the Underwriters based on a number of factors, including market conditions in effect around the time of this Offering, and it may not be in any way indicative of the price at which our Common Stock will trade following the completion of this Offering. Even if a trading market develops, investors may not be able to resell their Common Stock at or above the initial offering price. Investors are cautioned that if an active market for our Common Stock does not arise, investors may not be able to resell their Common Stock, or may be forced to do so at a loss.

You will experience immediate and substantial dilution as a result of this Offering.

You will incur immediate and substantial dilution as a result of this Offering. After giving effect to the sale by us of our Shares in this offering at an initial public Offering price of $• per Share, after deducting the underwriting discount and commissions and estimated offering expenses payable by us, and after giving effect to the shares issuable upon the automatic conversion of the Rights investors in this Offering can expect an immediate dilution of $• per share, which figure assumes that no Shares are sold pursuant to the Concurrent Private Placement. See “Dilution.”

We are an “emerging growth company,” and cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Common Stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years: however, circumstances could cause us to lose that status earlier, including if the market value of our Common Stock held by non-affiliates exceeds $700 million, if we issue $1 billion or more in non-convertible debt during a three-year period, or if our annual gross revenues exceed $1.07 billion. Absent the foregoing circumstances, we would cease to be an emerging growth company on the last day of the fiscal year following the date of the fifth anniversary of our first sale of common equity securities under an effective registration statement (note that the offering of Common Stock pursuant to this Offering Circular will not result in the sale of securities under an effective registration statement). Finally, at any time we may choose to opt-out of the emerging growth company reporting requirements. If we choose to opt out, we will be unable to opt back in to being an emerging growth company. We cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

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The market price of our Common Stock may be volatile.

The trading price of the stock and the price at which we may sell stock in the future are subject to fluctuations in response to any of the following:

•	limited trading volume in the Common Stock;
•	quarterly variations in operating results;
•	involvement in litigation;
•	general financial market conditions;
•	the prices of gold and other precious metals;
•	announcements by us of, for example, disappointing results of exploratory drilling, the incurrence of environmental liabilities or other material developments;
•	announcements of material developments by our competitors;
•	our ability to raise additional funds;
•	changes in government regulations; and
•	other material events.

In the event that the occurrence of any of these events causes the price of our Common Stock to decrease, investors may be forced to sell their Shares at a loss.

We may issue Preferred Stock that could adversely affect holders of Common Stock.

The Board has the power, without stockholder approval and subject to the terms of our amended and restated certificate of incorporation, to set the terms of any shares of Preferred Stock that may be issued, including voting rights, dividend rights, conversion features, preferences over our Common Stock with respect to dividends or upon liquidation, dissolution, or winding up of the business. The Board previously authorized the issuance of 11,111,111 Preferred Stock carrying preferential rights to dividends, among other things. If we issue Preferred Stock again in the future that have a preference over Common Stock with respect to the payment of dividends or upon liquidation, dissolution or winding up, or if we issue Preferred Stock with voting rights that dilute the voting power of Common Stock, the rights of holders of Common Stock or the trading price of our Common Stock could be adversely affected.

Currently outstanding and future issuances of Preferred Stock, which rank senior to our Common Stock for the purposes of dividends and liquidating distributions will, and any future issuances of debt securities, which would rank senior to our Common Stock upon our bankruptcy or liquidation may, adversely affect the level of return you may be able to achieve from an investment in our Common Stock.

Currently outstanding Preferred Stock have preference on bankruptcy over the Common Stock and holders of the Preferred Stock are entitled to receive from the assets of the Company in priority to the holders of Common Stock on a liquidation, dissolution, winding up or other distribution of assets of the Company. In the future, we may attempt to increase our capital resources by offering debt securities or additional Preferred Stock. Upon a potential bankruptcy or liquidation, holders of our debt securities or Preferred Stock, and lenders with respect to other borrowings we may make, may receive distributions of our available assets prior to any distributions being made to holders of our Common Stock. Because our decision to issue debt securities or Preferred Stock in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of our Common Stock must bear the risk that any future offerings we conduct or borrowings we make may adversely affect the level of return they may be able to achieve from an investment in our Common Stock, upon bankruptcy or otherwise.

If our Common Stock become subject to the penny stock rules, it would become more difficult to trade our Shares.

The Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price per share of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, before effecting a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that, before effecting any such transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our Common Stock, and therefore stockholders may have difficulty selling their Shares.

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FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative, low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. The FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may have the effect of reducing the level of trading activity in our Common Stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell our Common Stock.

Our management has broad discretion as to the use of certain of the net proceeds from this Offering.

We currently intend to use up to $● of the net proceeds from this Offering to fund our 2019 exploration and development activities on existing mineral properties, including the Pony Creek Project. However, we cannot specify with certainty the particular uses of such proceeds. Our management will have broad discretion in the application of the net proceeds designated to fund our capital expenditures on existing mineral properties, acquire additional acreage leaseholds, acquire additional producing properties and associated leaseholds, or for general corporate purposes, which are subject to change in the future, and which may change in response to the proceeds raised pursuant to the Concurrent Private Placement. Accordingly, you will have to rely upon the judgment of our management with respect to the use of these proceeds. Our management may spend a portion or all of the net proceeds from this Offering in ways that holders of our Common Stock may not desire or that may not yield a significant return or any return at all. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may also invest the net proceeds from this Offering in a manner that does not produce income or that loses value. Please see “Use of Proceeds” below for more information.

As an emerging growth company, our auditor is not required to attest to the effectiveness of our internal controls.

Our independent auditors are not required to attest to the effectiveness of our internal control over financial reporting while we are an emerging growth company. This means that the effectiveness of our financial operations may differ from our peer companies in that they may be required to obtain independent registered public accounting firm attestations as to the effectiveness of their internal controls over financial reporting while we are not. While our management will be required to attest to internal control over financial reporting and we will be required to detail changes to our internal controls on a quarterly basis, we cannot provide assurance that the independent registered public accounting firm’s review process in assessing the effectiveness of our internal controls over financial reporting, if obtained, would not find one or more material weaknesses or significant deficiencies. Further, once we cease to be an emerging growth company we will be subject to independent registered public accounting firm attestation regarding the effectiveness of our internal controls over financial reporting unless our public float is less than US$ 75 million. Even if management finds such controls to be effective, our independent registered public accounting firm may decline to attest to the effectiveness of such internal controls and issue a qualified report.

We may elect to become a reporting issuer under the Exchange Act and, if we do, we believe that we will be considered a smaller reporting company and will be exempt from certain disclosure requirements, which could make our Common Stock less attractive to potential investors.

Rule 12b-2 of the Exchange Act defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

•	had a public float of less than US$250 million as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or
•	in the case of an initial registration statement under the Securities Act, or the Exchange Act of 1934, as amended, which we refer to as the Exchange Act, for shares of its common equity, had a public float of less than US$250 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated initial public offering price of the shares; or
•	in the case of an issuer whose public float as calculated under paragraph (1) or (2) of this definition was zero or less than US$700 million, had annual revenues of less than US$100 million during the most recently completed fiscal year for which audited financial statements are available.
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We believe that we are a smaller reporting company, and as such that we will not be required and may not include a Compensation Discussion and Analysis section in our proxy statements; we will provide only two years of financial statements; and we need not provide the table of selected financial data. We also will have other “scaled” disclosure requirements that are less comprehensive than issuers that are not smaller reporting companies. These “scaled” disclosure requirements make our Common Stock less attractive to potential investors, which could make it more difficult for our stockholders to sell their Shares.

We are taxed as a corporation for U.S. federal income tax purposes.

We will pay U.S. federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 21%, and will pay state and local income tax at varying rates. Distributions will generally be taxed again as corporate dividends (to the extent of our current and accumulated earnings and profits), and no income, gains, losses, deductions, or credits will flow through to you. In addition, changes in current state law may subject us to additional entity-level taxation by individual states. Because of state budget deficits and other reasons, several states are evaluating ways to subject corporations to additional forms of taxation. We will be subject to a material amount of entity-level taxation, which will result in a material reduction in the anticipated cash flow and after-tax return to our shareholders.

A non-U.S. holder of our Common Stock will be treated as having income that is “effectively connected” with a United States trade or business upon the sale or disposition of our Common Stock unless (i) our Common Stock is regularly traded on an established securities market and (ii) the non-U.S. holder owned not more than 5% of our Common Stock during the applicable testing period.

A non-U.S. holder of our Common Stock generally will incur U.S. Federal income tax on any gain realized upon a sale or other disposition of our Common Stock to the extent our Common Stock constitutes a “United States real property interest” (“USRPI”), under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). A USRPI includes stock in a “United States real property holding corporation.” We are, and expect to continue to be for the foreseeable future, a “United States real property holding corporation.”

Under FIRPTA, a non-U.S. holder is taxed on any gain realized upon a sale or other disposition of a USRPI as if such gain were “effectively connected” with a United States trade or business of the non-U.S. holder. A non-U.S. holder thus will be taxed on such a gain at the same graduated rates generally applicable to U.S. persons. In addition, a non-U.S. holder would have to file a U.S. federal income tax return reporting that gain. A non-U.S. holder that is a foreign corporation and not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such gain.

However, if our Common Stock becomes regularly traded on an established securities market, then gains realized upon a sale or other disposition of our Common Stock will not be treated as gains from the sale of a USRPI, as long as the non-U.S. holder did not own more than 5% of our Common Stock at any time during the five-year period preceding the sale or other disposition or, if shorter, the non-U.S. holder’s holding period for its Common Stock. At this time, we generally expect our Common Stock will continue to be regularly traded on an established securities market, and so gains realized upon a sale or other disposition of our Common Stock will not be treated as gains from the sale of a USRPI, as long as the non-U.S. holder did not own more than 5% of our Common Stock at any time during the applicable testing period. However, in the event that our Common Stock is not regularly traded on an established securities market, then gains recognized by a non-U.S. holder upon a sale or other disposition of our Common Stock will be subject to tax under FIRPTA unless an exemption applies.

The tax treatment of corporations or an investment in our Common Stock could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

The present U.S. federal income tax treatment of corporations, including us, or an investment in our Common Stock, may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of Congress and the President propose and consider substantive changes to the existing U.S. federal income tax laws that affect corporations. Any modification to the U.S. federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet our cash flow needs for operations, acquisitions or other purposes. We are unable to predict whether any of these changes or other proposals will be enacted. However, it is possible that a change in law could affect us, and any such changes could negatively impact the value of an investment in our Common Stock.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Offering Circular, including any supplement to this Offering Circular, includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements concern our anticipated results and developments in our operations in future periods, planned exploration and development of our properties, plans related to our business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. These statements include, but are not limited to, comments regarding:

Forward-looking statements may include, but are not limited to, statements with respect to the future financial or operating performance of Contact Gold and its subsidiaries and its mineral project, the future price of metals, test work and confirming results from work performed to date, the estimation of mineral resources and mineral reserves, the realization of mineral resource and mineral reserve estimates, the timing and amount of estimated future capital, operating and exploration expenditures, costs and timing of the development of new deposits, costs and timing of future exploration, requirements for additional capital, government regulation of mining operations, environmental risks, reclamation expenses, title disputes or claims, and limitations of insurance coverage. Often, but not always, forward-looking statements can be identified by the use of words and phrases such as “plans”, “expects”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates”, or “believes” or variations (including negative variations) of such words and phrases, or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved.

Forward-looking statements are based on the opinions and estimates of management as of the date such statements are made and are based on various assumptions such as future business and property integrations remaining successful; favourable and stable general macroeconomic conditions, securities markets, spot and forward prices of gold, silver, base metals and certain other commodities, currency markets (such as the $ to US$ exchange rate); no materially adverse changes in national and local government, legislation, taxation, controls, regulations and political or economic developments; that various risks and hazards associated with the business of mineral exploration, development and mining (including environmental hazards, industrial accidents, unusual or unexpected formations, pressures, cave-ins and flooding) will not materialize; the ability to complete planned exploration programs; the ability to continue raising the necessary capital to finance operations; no disruptions or delays due to a U.S. Government shutdown; the ability to obtain adequate insurance to cover risks and hazards on favourable terms; that changes to laws and regulations will not impose greater or adverse restrictions on mineral exploration or mining activities; the continued stability of employee relations; relationships with local communities and indigenous populations; that costs associated with mining inputs and labour will not materially increase; that mineral exploration and development activities (including obtaining necessary licenses, permits and approvals from government authorities) will be successful; and the continued validity and ownership of title to properties.

Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Contact Gold to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, general business, economic, competitive, political and social uncertainties; the actual results of current and future exploration activities differing from projected results; the inability to meet various expected cost estimates; changes or downgrades in project parameters and/or economic assessments as plans continue to be refined; fluctuations in the future prices of metals; possible variations of mineral grade or recovery rates below those that are expected; the risk that actual costs may exceed estimated costs; failure of equipment or processes to operate as anticipated; accidents, labour disputes and other risks of the mining industry; political instability; delays in obtaining governmental approvals or financing or in the completion of development or construction activities, as well as those factors discussed in the section entitled “Risk Factors” in this Offering Circular. Although Contact Gold has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. Forward-looking statements contained herein are made as of the date of this Offering Circular and Contact Gold disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or results, except as may be required by applicable securities laws. There can be no assurance that forward-looking statements will prove to be accurate. Accordingly, readers should not place undue reliance on forward-looking statements.

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DIVIDEND POLICY

We have paid no dividends on the Shares to date and we do not expect to pay dividends on our common stock in the foreseeable future. Other than holders of Preferred Stock, investors in Contact Gold’s securities cannot expect to receive a dividend in the foreseeable future, if at all. The Preferred Stock issued to Waterton Nevada has priority to the rights of the Shares or other classes of stock of Contact Gold and is entitled to receive, when declared by the Board, preferential cumulative cash dividends at a fixed rate per annum equal to 7.5%, on a simple and not compounded basis. Moreover, for so long as Waterton Nevada has the right to appoint one or more nominees to the Board, Contact Gold shall not declare or pay any cash dividend or distribution on the Shares unless such dividend or distribution has been approved by the nominees of Waterton Nevada, in addition to approval by a majority of the Board.

See “Dividend Policy” in Risk Factors.

USE OF PROCEEDS

We expect to receive approximately $● million of net proceeds from the sale of the Common Stock offered hereby after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Set forth below is a table showing the estimated uses of proceeds from this Offering.

Gross Proceeds(1)	$●

Estimated offering expenses(2)	$(●)

Net Proceeds	$●

Exploration Expenditures at Pony Creek Project(3)	$●

Exploration Expenditures at North Star and other Contact Gold Properties(4)	$●

Working Capital(5)	$●

Total use of net proceeds	$●

(1)	This figure assumes no Shares are sold pursuant to the Concurrent Private Placement.
(2)	Estimated offering expenses include legal, accounting, printing, advertising, marketing, state registration fees, and other expenses of this Offering. This amount excludes proceeds from the Over-Allotment Option, which if exercised in full, we would expect to receive approximately an additional $● million of net proceeds, after deducting underwriting discounts. We currently intend to use the proceeds from the exercise of Over-Allotment Option, if any, for general working capital purposes.
(3)	Assuming proceeds of $●, the Company will implement a Phase 3 exploration program to follow-up on its 2017 and 2018 exploration programs consistent with the recommendations in the Technical Report. Early results from drilling at the West Zone, the North Zone and step-out drilling at the Bowl Zone, along with the definition of several new targets on the property warrant a significant amount of follow-up exploration including RC and core drilling to refine existing targets and develop new targets. It is anticipated that the $● will be spent on the Phase 3 program over a ● month period. Contingent on the success of the Phase 3 program, a follow-up Phase 4 program is intended to be pursued in line with the recommendations in the Technical Report. Refer to the section entitled “The Pony Creek Project” under the heading “Description of Property”.
(4)	Target generation and interpretation of data at the Company’s North Star project supports undertaking an initial drill program at that project in 2019. The remaining balance allocated to “Exploration Expenditures at North Star and other Contact Gold Properties” includes the cost of maintaining all of the Company’s portfolio projects in good standing.
(5)	These amounts may be used to pay expenses relating to salaries, bonuses and other compensation to our officers and employees.

Such allocation of net proceeds may be subject to future revision depending on, among other factors, market conditions, commodity prices, drilling costs and availability of drilling and production equipment, future operating results, and acquisition opportunities.

We granted the Underwriters an Over-Allotment Option, which if exercised in full, would result in our receiving approximately an additional $● million of net proceeds, after deducting underwriting discounts and assuming no sales to persons on the President’s List. We currently intend to use the proceeds from the exercise of Over-Allotment Option, if any, for general working capital purposes. There can be no assurance that the Over-Allotment Option will be exercised.

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The above-noted allocation represents the Company’s intention with respect to its use of proceeds based on current knowledge and planning by management of the Company.  There may be circumstances where, for sound business reasons, the Company reallocates the use of proceeds in a manner that management believes to be in the best interests of the Company. In such circumstances, the actual expenditures may differ from the estimates set forth above.

DETERMINATION OF OFFERING PRICE

The initial public offering price will be determined by arm’s length negotiations between us and the Lead Underwriter on behalf of the Underwriters. In determining the initial public offering price, we and the Lead Underwriter on behalf of the Underwriters expect to consider a number of factors including:

•	the information set forth in this Offering Circular and otherwise available to the representatives;
•	our prospects and the history and prospects for the industry in which we compete;
•	an assessment of our management;
•	the general condition of the securities markets at the time of this Offering;
•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and
•	other factors deemed relevant by the representatives of the Underwriters and us.

Neither we nor the Underwriters can assure investors that an active trading market will develop for the Shares, or that the Shares will trade in the public market at or above the initial public offering price. See “Underwriting” for additional information regarding our arrangement with our Underwriters.

CAPITALIZATION

The following table sets forth our cash and capitalization as of September 30, 2018 and ●, 2019, on:

•	an actual basis; and
•	an as-adjusted basis to reflect our receipt of the net proceeds from our sale of Shares in this Offering at an assumed initial public offering price of $● per Share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. This amount assumes no sales to purchasers on the President’s List and no sales of Common Stock issuable under the Concurrent Private Placement. See “Contractual Obligations” in the Interim MD&A.

The as adjusted information below is illustrative only, and our capitalization following the closing of this Offering will be adjusted based on the actual terms of this Offering determined at the time of pricing as well as our actual expenses. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes appearing elsewhere in this Offering Circular.

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	As of			After Offering(2)(4)
	September 30, 2018		●, 2019(2)
Cash and cash equivalents	$815,888	$	●
Shareholders’ Equity:
Common Stock, 500,000,000 shares authorized, 50,596,986 shares issued and outstanding (actual) as of September 30, 2018; ● shares issued and outstanding pro forma(1)(2)
Preferred Stock, shares authorized, 11,111,111 Preferred Shares with an aggregate face value denominated in US$11,100,000 issued and outstanding (3)
Additional paid-in capital	$1,687,664
Accumulated deficit	$8,248,263	$	●
Total shareholders' equity (deficit)	$30,479,567	$	●

(1)	Data at September 30, 2018, is derived from our unaudited financial statements for the nine month period ended September 30, 2018.
(2)	(2) On ●, 2019, we closed a private placement of ● shares of Common Stock, at the Placement Price for proceeds of $●. Each Common Stock was accompanied by one Right. Subject to the rules and limitations of the TSXV, each Right shall automatically convert, without the payment of additional consideration, upon the earlier of (a) a Qualified Offering; (b) a Change of Control; or (c) the Time Deadline, for shares of common stock of Contact Gold as follows: (i) if the offering price of common stock sold in a Qualified Offering is greater than the Placement Price, for that number of shares of common stock to provide a Placement Price with an effective 5% discount; (ii) if the offering price of common stock sold in a Qualified Offering is equal to or less than the Placement Price, for that number of shares of common stock to provide a Placement Price with an effective 10% discount to the Qualified Offering price; (iii) in the event of a Change of Control, for that number of shares of common stock to provide a Placement Price with an effective 5% discount; or (iv) in the event of conversion at the Time Deadline, for that number of shares of common stock to provide a Placement Price that is equal to the maximum allowable discount prescribed pursuant to the rules of the TSXV. All securities offered were restricted securities under Rule 144 under the Securities Act.
(3)	Contact Gold currently has issued and outstanding 11,111,111 shares of Preferred Stock with an aggregate face value of US$11,100,000, issued to Waterton Nevada in connection with the Transactions. The Preferred Stock will mature on the Maturity Date, accrue preferential cumulative cash dividends at a fixed rate per annum equal to 7.5% on a simple and not compounded basis. The Preferred Stock is non-voting. The Preferred Stock is convertible at the election of the holder at any time, into Shares (subject to a cap such that at any time following any conversion, Waterton Nevada and its affiliates shall not hold more than 49% of the aggregate issued and outstanding Shares). The number of Shares to be issued pursuant to such conversion right shall be equal to the sum of the face value of the Preferred Stock together with any accrued and unpaid cumulative dividends thereon to the conversion date divided by the conversion price of the Preferred Stock on the conversion date, such price being subject to adjustment from time to time. As of ●, 2019, the conversion price of the Preferred Stock is $1.35 (US$● based on the Bank of Canada daily noon exchange rate on ●, 2019), and if fully converted would convert into ● Shares.
(4)	Pro forma based on the financial data as of ●, 2019, on an as-adjusted basis to reflect our receipt of the net proceeds from our sale of Shares in this Offering at an offering price of $● per Share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
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DILUTION

Purchasers of our Shares in this Offering will experience immediate and substantial dilution in the net tangible book value (tangible assets less total liabilities) per Share of our Shares for accounting purposes. Our net tangible book value as of September 30, 2018 was approximately $30,421,575, or $0.60 per Share.

Pro forma net tangible book value per Share is determined by dividing our net tangible book value, or total tangible assets less total liabilities, by our shares of Common Stock that will be outstanding immediately following the closing of this Offering. Based on a public offering price of $● per Share, after giving effect to the sale of the Shares in this Offering and the issuance of Shares pursuant to the automatic conversion of the Rights, and further assuming the receipt of the estimated net proceeds (after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us), our adjusted pro forma net tangible book value as of ●, 2019 would have been approximately $●, or $● per share. For these purposes, we have assumed no sales to purchasers on the President’s List and no sales of Common Stock issuable under the Concurrent Private Placement. This represents an immediate increase in the net tangible book value of $● per Share to our existing stockholders and an immediate dilution to new investors purchasing Shares in this Offering of $● per Share, resulting from the difference between the offering price and the pro forma as-adjusted net tangible book value after this Offering. The following table illustrates the per Share dilution to new investors purchasing Shares in this Offering (excluding the Over-Allotment Option): This amount assumes no sales to purchasers on the President’s List and no sales of Common Stock issuable under the Concurrent Private Placement.

Initial public offering price per Share	$
Pro forma net tangible book value as of ●, 2019
Increase attributable to new investors in this Offering
Adjusted pro forma net tangible book value after this Offering	$
Dilution in pro forma net tangible book value to new investors in this Offering	$

The following table summarizes, as of ●, 2019, on the adjusted pro forma basis described above, the total number of Common Stock owned by existing stockholders and to be owned by new investors at $● per Share, and the total consideration paid and the average price per Share paid by our existing stockholders and to be paid by new investors in this Offering at $●, calculated before deduction of estimated underwriting discounts and commissions.

	Shares Acquired		Total Consideration(1)			Average Price
	Number	Percent	Amount		Percent	Per Share
Existing Common stockholders		%	$		%	$
Existing Preferred stockholders(2)
New investors in this Offering		%	$		%	$
Total	-	-%		$-	-%	$

(1) Includes Shares issued upon the conversion of Rights.

(2) Excludes Over-Allotment Option.

(3) Preferred Stock holders own 11,111,111 Preferred Shares with an aggregate face value denominated in US$11,100,000. The Preferred Stock will mature on the Maturity Date, accrue preferential cumulative cash dividends at a fixed rate per annum equal to 7.5% on a simple and not compounded basis. The Preferred Stock is convertible at the election of the holder at any time, into Shares (subject to a cap such that at any time following any conversion, Waterton Nevada and its affiliates shall not hold more than 49% of the aggregate issued and outstanding Shares). The number of Shares to be issued pursuant to such conversion right shall be equal to the sum of the face value of the Preferred Stock together with any accrued and unpaid cumulative dividends thereon to the conversion date divided by the conversion price of the Preferred Stock on the conversion date, such price being subject to adjustment from time to time. The conversion price of the Preferred Stock is $1.35 (US$● based on the Bank of Canada daily noon exchange rate on ●, 2019), and if fully converted would convert into ● Shares.

Over-Allotment Option Dilution

In addition, we granted the Underwriters an Over-Allotment Option, which if exercised in full, would lead to approximately an additional $ ● million of net proceeds, after deducting underwriting commissions. Assuming we close the stated amount of the Offering and assuming the full exercise of the Over-Allotment Option, our adjusted pro forma net tangible book value as of ●, 2018 would have been approximately $●, or $● per share. Assuming the full exercise of the Over-Allotment Option, this would represent an immediate increase in the net tangible book value of $● per Share to our existing stockholders and an immediate dilution to new investors purchasing Shares in this Offering of $● per Share, resulting from the difference between the offering price and the pro forma as-adjusted net tangible book value after this Offering.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the accompanying financial statements and related notes included elsewhere in this Offering Circular for the year ended December 31, 2017, and for the three and nine months ended September 30, 2018, respectively. Terms defined within this Management’s Discussion of Financial Condition and Results of Operations (the “MD&A”) are defined solely for this section.

This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements” and elsewhere in this Offering Circular. The comparative financial information presented herein and in both the consolidated financial statements for the three and nine months ended September 30, 2018 (the “Interim Financial Statements”), and the consolidated financial statements for the year ended December 31, 2017 (the “Annual Statements”), each respectively, prepared in accordance with U.S. GAAP, reflect only the value of share capital and the assets, liabilities and operations of Carlin since its incorporation.

Our reporting currency is the Canadian dollar ("CAD"), and all amounts in this MD&A are expressed in Canadian dollars unless otherwise stated. Amounts in United States dollars are expressed as "USD". As at September 30, 2018, the indicative rate of exchange, per $1.00 as published by the Bank of Canada, was USD 0.7725 (USD 0.7971 at December 31, 2017).

The MD&A should be read in conjunction with, our audited Annual Statements and unaudited Interim Financial Statements.

Highlights and recent developments

During the year ended December 31, 2017, Contact Gold reported the following:

•	Closed a series of transactions on June 7, 2017, including the RTO, and the acquisition of the Contact Gold Properties, to establish Contact Gold
•	Raised $19.6 million, net of transaction and financing costs on June 7, 2017
•	Trading of Contact Gold’s Common Stock began on the TSXV under the symbol “C” on June 15, 2017
•	Expanded the total land position of Pony Creek by approximately 47% through the addition of 34km2 of strategic claims, including the acquisition of the "Pony Spur" and the "East Bailey" properties.
•	Successfully completed the 2017 drill program at Pony Creek, including:
o	completion of 10,390 metres (“m”) in 42 reverse circulation (“RC”) and core drill holes
o	31 drill holes confirming a robust gold system and the widespread presence of oxidized gold mineralization at Pony Creek’s Bowl Zone
o	11 drill holes defining a significant corridor of shallow oxidized gold mineralization measuring approximately 1 kilometre by 300 m at Pony Creek’s North Zone
•	Highlights of gold mineralization:
o	0.65 g/t Au over 65.53 m from 62.48m to 128.02m in drill hole PC17-03
o	0.78 g/t Au over 79.25 m from 44.20m to 123.45m in drill hole PC17-07
o	0.65 g/t Au over 65.53 m from 62.48m to 128.02m in drill hole PC17-03
o	2.82 g/t Au over 45.72 m from 103.63m to 149.35m in drill hole PC17-10
o	0.82 g/t Au over 19.81 m from 4.57m to 24.38 in drill hole PC17-14
o	1.36 g/t Au over 43.74 m from 116.89m to 160.63m in drill hole PCC17-24
o	2.12 g/t Au over 22.86 m from 64.01m to 86.87m in drill hole PCC17-040
o	0.59 g/t Au over 32.00 m from 25.91m to 57.91m in drill hole PC17-41

Generated multiple, high priority, previously undrilled targets on the Pony Creek project, including the "West Zone", which was drilled in 2018 resulting in a new gold discovery.

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During the nine-months ended September 30, 2018, Contact Gold reported the following:

•	Announced a new near-surface discovery of oxide gold at the 2 kilometre ("km") long "West Zone" at Pony Creek, approximately 1 km from the property’s "Bowl Zone".
o	Highlights of RC drill results include:
▪	0.42 g/t Au over 33.53 m oxide from 4.57 m in discovery hole PC18-018;
▪	---0.33 g/t oxide Au over 92.97 m from surface in hole PC18-51;
▪	0.29 g/t oxide Au over 15.24 m from 10.67 m, and 0.24 g/t oxide Au over 7.62 m from 39.62 m, and 0.22 g/t oxide Au over 32.00 m from 64.01 m in hole PC18-23;
▪	0.71 g/t oxide Au over 10.67 m from 19.81 m in hole PC18-022;
▪	0.34 g/t oxide Au over 10.67 m from 10.67 m in hole PC18-21.
•	Announced a new gold discovery at the Pony Creek property’s "Pony Spur" target, located 2 km NW of the Bowl Zone, and 1 km west of the West Zone.
o	Highlights of drill results include:
▪	0.19 g/t oxide Au over 27.43 m from 65.53 m in hole PC18-26;
▪	0.21 g/t oxide Au over 19.81 m from 53.34 m in hole PC18-27.
•	Continued to report high-grade and oxide drill results at Pony Creek’s Bowl Zone, the majority of which are step-outs from the historical mineral resource estimate, and confirm that the Bowl Zone remains open for continued expansion.
o	Highlights of most recent drill results from the Bowl Zone include:
▪	2.42 g/t over 35.05 m from 266.7 m in hole PC18-33,
•	including: 3.15 g/t Au over 24.38 m from 274.32 m;
▪	0.55 g/t oxide Au over 25.91 m from 105.16 m in hole PC18-034;
▪	0.39 g/t oxide Au over 35.05 m from 92.97 m in hole PC18-31
•	including: 1.77 g/t oxide Au over 4.57 m from 99.06 m;
•	Further defined large-scale, high-priority Carlin-type gold drill targets for the 2019 program at Pony Creek, including the "Elliott Dome" target and the "Moleen" target, each located north of the Bowl Zone, and adjacent to the "Jasperoid Wash" discovery made by Gold Standard Ventures ("GSV").
•	Filed a base shelf prospectus (the "Shelf Prospectus") with securities regulatory authorities in each of the provinces and territories of Canada, except Québec, in order to provide the Company with greater flexibility to raise capital over the 25-month period through which the Shelf Prospectus is valid.

Subsequent to September 30, 2018, Contact Gold reported the following:

•	Closed the sale of the "Santa Renia" and "Golden Cloud" portfolio properties generating $635,000 in cash to advance our strategic plan and reduce land holding costs.
•	On ●, 2019, we closed a private placement of ● shares of Common Stock, at the Placement Price for proceeds of $●. Each Common Stock was accompanied by one Right. Subject to the rules and limitations of the TSXV, each Right shall automatically convert, without the payment of additional consideration, upon the earlier of (a) a Qualified Offering; (b) a Change of Control; or (c) the Time Deadline, for shares of common stock of Contact Gold as follows: (i) if the offering price of common stock sold in a Qualified Offering is greater than the Placement Price, for that number of shares of common stock to provide a Placement Price with an effective 5% discount; (ii) if the offering price of common stock sold in a Qualified Offering is equal to or less than the Placement Price, for that number of shares of common stock to provide a Placement Price with an effective 10% discount to the Qualified Offering price; (iii) in the event of a Change of Control, for that number of shares of common stock to provide a Placement Price with an effective 5% discount; or (iv) in the event of conversion at the Time Deadline, for that number of shares of common stock to provide a Placement Price that is equal to the maximum allowable discount prescribed pursuant to the rules of the TSXV. All securities offered were restricted securities under Rule 144 under the Securities Act.
•	On ●, 2019, we filed an offering statement on Form 1-A to qualify this Offering.

Corporate History

Contact Gold is a gold exploration company focused on making district-scale gold discoveries in Nevada.

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The Company was incorporated under the Yukon Business Corporations Act on May 26, 2000 and was continued under the Business Corporations Act (British Columbia) on June 14, 2006. On June 7, 2017, upon closing of the Transactions (as defined in this MD&A), the Company completed a legal continuance into the State of Nevada and changed its name to “Contact Gold Corp.” Contact Gold is domiciled in Canada and maintains a head office in Vancouver, British Columbia, Canada. Contact Shares began trading on the TSXV under the symbol “C” on June 15, 2017.

Contact Gold’s extensive land holdings are on the prolific Carlin, Independence, and North Nevada Rift gold trends which host numerous gold deposits and mines. Contact Gold’s land position, as of the date of this Offering Circular, is comprised of 212 km2 of target rich mineral tenure which hosts numerous known gold occurrences, ranging from early- to advanced-exploration and resource definition stage.

The Transactions

On June 7, 2017, the following transactions closed, pursuant to a court approved plan of arrangement:

I.	The reverse take-over transaction (“RTO”) and financing:

Carlin Opportunities Inc. (“Carlin”), a company incorporated in British Columbia on November 23, 2016, closed financings (the “Financings”) during the first half of 2017, to raise gross proceeds of $21,157,500, by issuing 23,815,000 common shares (“Carlin Shares”). A total of $0.95 million in agent and financial advisory fees were paid, and a further $0.61 million in expenditures were incurred, in connection with the Financings.

On June 7, 2017, Contact Gold completed a share consolidation on the basis of one common share of Winwell (a “New Winwell Share”) for every eight existing common shares of Winwell (the “Consolidation”). Pursuant to a post-consolidation adjustment, whereby New Winwell Shares were issued for each whole, consolidated common share held, with fractional shares rounded-down, there were 2,769,486 New Winwell Shares issued and outstanding following the Consolidation.

All of the issued and outstanding Carlin Shares, including 5,000,000 Carlin Shares issued in 2016, were then exchanged (the “Share Exchange”) for all of the New Winwell Shares (becoming “Contact Shares”), and Carlin became a legal subsidiary of Contact Gold.

Upon closing of the Share Exchange, there were 31,584,486 Contact Shares issued and outstanding; 91.2% of which were issued to shareholders of Carlin, yielding them control of Contact Gold.

The substance of the Acquisition was determined to be an RTO of a non-operating company. However, as a non-operating company lacking an integrated set of activities and assets capable of being conducted and managed for the purpose of providing a return, or other economic benefits, directly to its investors, Winwell did not constitute a business. As a result, the Acquisition was accounted for as a capital reorganization, with Carlin identified as the accounting acquirer. Accordingly, the Annual Statements and Interim Financial Statements each reflect the continuation of the financial statements of Carlin, with one adjustment, which is to retroactively adjust Carlin’s legal capital in order to reflect the capital of Winwell (the accounting acquiree), as the legal parent of the consolidated entity. Comparative information presented in Contact Gold’s consolidated financial statements is also retroactively adjusted to reflect the legal capital of Winwell.

The transaction has been measured at the carrying value of the net assets of Winwell that were acquired, less RTO transaction costs, which is summarized below:

Cash	$361,659
Receivables	14,305
Loan receivable from Carlin	200,000
Payables and accrued liabilities	(7,224)
Net assets acquired	$568,740
Adjusted for transaction costs directly relating to the RTO	$(321,269)
Equity attributable to the RTO	$247,471

Transaction costs directly relating to the RTO incurred by Carlin in the amount of $321,269 (of which $58,152 had been incurred through December 31, 2016 and deferred), were recorded as a charge to retained earnings of Contact Gold to the extent of Winwell’s cash balance ($361,659) immediately prior to closing the Transactions. Accordingly, the balance of cash recognized as acquired from Winwell is $40,390 on closing of the Transactions.

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II.	Asset Acquisition – Clover

Pursuant to a securities exchange agreement, dated December 8, 2016, amended on January 31, 2017, and with effect of June 7, 2017 (the “Exchange Agreement”), Contact Gold also acquired Clover Nevada II LLC (“Clover”), the entity that holds the Contact Gold Properties from Waterton Nevada, a limited liability company of which Waterton is the sole member.

Consideration paid, and the values thereof, has been accounted for as follows:

•	$7 million in cash (the "Cash Payment")[1];
•	11,111,111 non-voting preferred shares of Contact Gold ($14,987,020) (“Contact Preferred Shares”); and
•	18,550,000 Contact Shares ($18,550,000).

(the transaction to acquire Clover, being the “Asset Acquisition”, and together with the RTO, the “Transactions”) .

Through to the closing date of the Asset Acquisition, and in addition to the Advance Cash Payment, Contact Gold had deferred $586,073, in expenditures to acquire Clover (“Acquisition Costs”). Acquisition Costs comprise primarily legal and advisory fees, and internal due diligence costs, and have been allocated to the respective Contact Gold Properties.

The Asset Acquisition did not meet the definition of a business combination as (i) the Contact Gold Properties are at the exploration stage with no defined mineral reserves, and (ii) Clover does not have any business processes. Consequently, the transaction was accounted for as an acquisition of an asset.

The allocation of consideration, including Acquisition Costs, for the Asset Acquisition is as follows:

Assets acquired and liabilities assumed:
Prepaid expenses	$149,724
Contact Gold Properties	43,123,284
Deferred tax liability	(2,149,915)
Net current liabilities	- nil
$41,123,093
Consideration paid:
Cash	$6,800,000
Advance	200,000
Issuance of Contact Shares	18,550,000
Issuance of Contact Preferred Shares	14,987,020
Acquisition costs	586,073
$41,123,093

In asset purchases that are not business combinations under ASC 805 Business Combinations, a deferred tax asset or liability is recorded with the offset generally recorded against the assigned value of the asset. Because ASC 740 Income Taxes (“ASC 740”) prohibits any immediate income tax expense or benefit from the recognition of those deferred taxes, the amount of the deferred tax asset (“DTA”) or liability (“DTL”) is determined by using a simultaneous equations method. At the time of the Asset Acquisition, Contact Gold calculated a $2,149,915 DTL on the value of the acquired assets, the amount of which has been allocated to the respective assets acquired.

The relative values (determined at the date of the Transactions) and consideration paid for each of the acquired assets, including attribution of the DTL, and adjusted for the impact of foreign exchange through year end, is detailed in the Annual Statements and the Interim Financial Statements. Contact Gold has elected not to reflect the new basis of accounting in the financial records of Clover.

Mineral Properties

The Contact Gold Properties are located on Nevada’s Carlin, Independence, and Northern Nevada Rift gold trends. The 23,091 hectares (231 km2) of target-rich mineral tenure acquired on June 7, 2017, hosts numerous known gold occurrences ranging from early- to advanced-exploration and resource definition stage.

1 $200,000 of which had been advanced on in 2016 as a non-refundable deposit (the “Advance Cash Payment”) and is included in the comparatives balances presented in the Interim Financial Statements as a component of Deferred Acquisition Costs.

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The total purchase consideration in the Asset Acquisition was allocated to the respective exploration property interests acquired principally on the basis of a value-per-hectare of each individual property acquired (based on that of a group of peer companies and their respective exploration property interests), along with management-assessed quantitative and qualitative judgments relating to the prospectivity and marketability of each.

The value attributed to each of the Contact Gold Properties pursuant to the acquisition of Clover is as follows:

	Consideration paid ($)	Acquisition costs ($)	Total ($)
Pony Creek	28,581,480	188,226	28,769,705
Dixie Flats	3,595,053	66,625	3,661,678
North Star	640,947	11,878	652,825
Cobb Creek	121,398	10,812	132,211
Portfolio
Dry Hills	465,894	20,381	486,275
Golden Cloud	1,301,822	37,995	1,339,817
Hot Creek	121,260	5,305	126,565
Rock Creek	4,362,016	127,311	4,489,327
Rock Horse	897,556	39,264	936,820
Santa Reina	1,352,260	39,467	1,391,727
Sno	378,284	16,549	394,833
Wilson Peak	632,214	18,452	650,666
Woodruff	87,027	3,808	90,835
Total	42,537,211	586,073	43,123,284

In asset purchases that are not business combinations under ASC 805, a DTA or DTL is calculated with the impact recorded against the assigned value of the asset acquired. However, ASC 740 prohibits any immediate income tax expense or benefit from the recognition of those deferred taxes. There is a DTL-related balance attributable to the mineral properties acquired in respect of Nevada net proceeds tax (“NNPT”; calculated at a rate of 5%), determined using a simultaneous equations method, attributed to the respective properties.

As detailed in this MD&A in the discussion relating to the Contact Preferred Shares, and more specifically as part of the "Other Terms", Waterton Nevada was granted certain rights relating to the Contact Gold Properties, including a right of first offer (“ROFO”), and a right of first refusal (“ROFR”). A third-party holds a ROFO on certain of the Portfolio properties.

Subsequent to closing the Asset Acquisition, the Company acquired additional mineral property claims contiguous to the original tenure through (i) direct staking and (ii) relatively low-cost acquisitions from private land owners.

On November 27, 2018, the Company disposed of the "Santa Renia" and "Golden Cloud" exploration properties to Waterton Nevada Splitter, LLC (“Waterton Nevada”), a related party to the Company, in exchange for cash consideration of approximately $0.64 million (discussed in this MD&A under the heading "Mineral Properties - Portfolio").

As at December 31, 2017 and at September 30, 2018, including subsequently acquired additional mineral property claims contiguous to the original tenure the values of the Contact Gold Properties are:

	Pony Creek (a)	Dixie Flats (b)	North Star (c)	Cobb Creek (d)	Portfolio properties (e)	Total
January 1, 2017	$—	$—	$—	$—	$—	$—
Asset Acquisition	28,769,706	3,661,678	652,825	132,210	9,906,865	43,123,284
Additions (Write downs)	141,308	64,729	—	156,040	—	362,077
Foreign Exchange	(2,003,447)	(251,270)	(45,406)	(904)	(686,965)	(2,987,992)
December 31, 2017	$26,907,567	$3,475,137	$607,419	$287,346	$9,219,900	$40,497,369

Additions (Write downs)	$148,917	$—	$—	$—	$(84,286)	$64,631
Foreign Exchange	865,790	110,806	19,368	9,162	291,042	1,296,168
September 30, 2018	$27,922,274	$3,585,943	$626,787	$296,508	$9,426,656	$41,858,168

Balances presented as "Portfolio properties" include the remaining nine Contact Gold Properties.

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Because the functional currency of Clover is the United States Dollar, and the reporting currency of the Company is the Canadian dollar, the values of the individual Contact Gold Properties are subject to change from period to period based on the relative changes to the currencies. For the nine-month period ended September 30, 2018, a $1.3 million increase to the value of the Contact Gold Properties was recorded due to changes in the relative rates of foreign exchange (year ended December 31, 2017: $3.0 million decrease). The exchange differences are reflected as a component of other comprehensive loss.

Expenditures directly attributable to the acquisition of mineral property interests have been capitalized; Claims Maintenance fees, staking costs and related land claims fees paid and exploration and evaluation expenditures incurred by Contact Gold have been expensed. None of the Company’s properties have any known body of commercial ore or any established economic deposit; all are currently in the exploration stage.

Certain Contact Gold Properties that management expects will be of immediate focus include:

•                 Pony Creek

Pony Creek is located within the Pinion Range, in western Elko County, Nevada, south of GSV’s Railroad-Pinion project ("Pinion"). Since acquisition, through to the date of this Offering Circular, Pony Creek has been the principal focus of the Company’s exploration efforts. The Pony Creek property comprises 1,345 claims encompassing approximately 107 km2 in the southern portion of the Carlin gold trend and hosts near surface oxide and deeper high-grade targets supported by extensive exploration databases.

Since closing the Transactions, the Company staked or acquired an additional 34 km2 of prospective mineral tenure adjacent to Pony Creek, primarily to the east and south. The new claims, including those previously known as Pony Spur and East Bailey[2], cover prospective host rocks with significant exploration potential that have seen minimal exploration effort in the past.

Large areas of prospective geological setting at Pony Creek had never been sampled or explored, particularly where the newly-recognized host horizons at the nearby Pinion project are exposed. Prior to acquisition by Contact Gold, no drilling had been conducted at Pony Creek in 10 years.

In 2017 we completed an initial drill program which defined oxidized corridors at both the North Zone and western portion of the Bowl Zone with 40 of the 42 drill holes (10,390 m) intersecting significant gold mineralization. The 2017 exploration program also included: over 3,500 soil samples, geological mapping, 427 gravity stations, and 33 line-km of CSAMT geophysical surveys. The exploration successes and targets generated in 2017 set the stage for an aggressive follow-up drill program in 2018.

Through 2018 the Company completed 51 drill holes (over 10,860 m). To date this year, the exploration team has made two new gold discoveries (West Zone and Pony Spur); and expanded the footprints of the property’s Bowl Zone (host to a historical resource) and North Zone, both of which remain open for expansion in most directions. The exploration team also identified several never-before drilled targets including, the Moleen target, and the Elliot Dome target, each of which is expected to be followed-up with drilling in 2019. All of the targets advanced to date are in the northern part of the property, with a significant area believed to be on strike yet to be explored toward the south.

The Company determined to reduce the previously announced drill program (16,000 m) in order to manage capital and ensure that we could continue to refine and target more efficiently as results became available. Results for 3 RC drill holes (approximately 500 m) are pending as of the date of this Offering Circular.

The Company has multiple approved Notices of Intent (“NOI”) (including subsequent amendments) to allow for the necessary disturbance of the initial holes of the planned 2019 drill program. In early 2019 management expects to submit for approval a Plan of Operations for up to 60 acres of additional disturbance on the property. Required cultural, biological and other environmental surveys to inform the Plan of Operations are underway.

There is a 3% net smelter returns royalty (“NSR”) on the claims that comprise Pony Creek acquired from Waterton Nevada, 1% of which can be bought-back prior to February 7, 2020 for USD 1,500,000. In addition to the NSR awarded on the acquisition of East Bailey, there is a 3% NSR over certain of the East Bailey claims, up to 2% of which can be bought-back for USD 1,000,000 per 1% increment. Advanced royalty payments are due annually for certain of the East Bailey claims; the amount due for the forthcoming year is USD15,000.

2 In September 2017, Contact Gold acquired the Pony Spur property in exchange for 75,000 Contact Shares, US$ 50,000 and the reimbursement of claims fees, with such costs capitalized to the carrying value of Pony Creek. On February 6, 2018, the Company acquired the East Bailey property in exchange for 250,000 Contact Shares and the award of a 2% NSR royalty to the vendor.

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For the year ended December 31, 2017, expenditures, including non-cash items, incurred at Pony Creek were $3.95 million (year ended December 31, 2016: $nil), including: drilling and assaying ($2.23 million), land claim and lease payments ($0.28 million), wages and salaries ($0.27 million) and analyses and surveys ($1.17 million).

The approved budget for 2018 at Pony Creek is $3.82 million. Through September 30, 2018 we had spent $3.41 million on exploration at the property. Additional information about Pony Creek is summarized in the Technical Report.

•                 Dixie Flats

The Dixie Flats gold property (“Dixie Flats”) sits approximately 2.5 km to the east and south of Newmont Mining’s Emigrant Mine, in western Elko County, Nevada. The property boundary of Dixie Flats is 13 km north of Pony Creek, sitting along the Emigrant fault and sharing many of the same host rocks and much of the same stratigraphy as Pony Creek and the Emigrant mine. As of the date of this Offering Circular, Dixie Flats comprises 324 unpatented mining claims covering 27.1 km2 of prospective ground.

Although there had been limited historic exploration activity at Dixie Flats, there are 17 historical drill holes on the property, several of which intersected significant gold mineralization.

To date, work at Dixie Flats has consisted of data compilation, 26 line km of Controlled Source Audio-frequency Magnetotelluric (“CSAMT”) geophysical surveys, a 304-station gravity survey, drill target selection and report preparation. Results reinforce management’s belief in the prospectivity of the property. Interpretation of geophysical data indicates that the main Emigrant-Dark Star controlling structure projects southward through Dixie Flats from Newmont’s Emigrant mine to GSV’s Dark Star deposit. The Company expects to continue refining targets in anticipation of a future drill program.

For the year ended December 31, 2017, expenditures, including non-cash items, incurred at Dixie Flats were $0.05 million (year ended December 31, 2016: $nil), an amount generally in line with budget for the year.

For the nine-month period ended September 30, 2018, expenditures, including non-cash items, incurred at Dixie Flats were $0.07 million, an amount in line with the 2018 budget ($0.07 million).

There is a 2% NSR on the Dixie Flats property, 1% of which can be bought-back prior to February 8, 2020 for US$1,500,000.

•                 North Star

The North Star property (“North Star”) is located along the Emigrant fault, between Pony Creek and the Dixie Flats property. North Star is 1.5 kilometres north of GSV’s Dark Star deposit in western Elko County, Nevada. As of the date of this Offering Circular, North Star comprises 56 unpatented mining claims covering 4.68 km2 of prospective ground. Although the footprint of the property is not as large as that of nearby Pony Creek, the Company believes the location to be a significant piece of the district. Data and interpretation from the 2017 exploration program, including the results of CSMAT and gravity surveys show compelling evidence that the extension of the Emigrant-Dark Star deposit’s controlling structure projects through the North Star property.

There has been no historical drilling completed on the property. Data and interpretation from the 2017 exploration program, including the results of CSMAT and gravity surveys show compelling evidence that the extension of the Emigrant and Dark Star deposits’ controlling structure projects through the North Star property. The Company completed geochemical surveys, data compilation from the 2017 program and a NOI permit application through 2018. The Company expects to undertake a drill program in the future and has completed construction of necessary drill pads; the highest priority targets sit under or adjacent to main access road to Dark Star.

For the year ended December 31, 2017, expenditures, including non-cash items, incurred at North Star were $0.01 million (year ended December 31, 2016: $nil), an amount generally in line with budget for the year.

For the nine-month period ended September 30, 2018, expenditures, including non-cash items, incurred at North Star were $0.02 million, an amount generally in line with the 2018 budget.

There is a 3% NSR on the North Star property.

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•                 Cobb Creek

Although when acquired pursuant to the Transactions, the Company held only a 49% interest in the Cobb Creek property, the Company consolidated its interest on November 7, 2017 by agreeing to make six annual payments of US$30,000 in cash to a private individual (the “Cobb Counterparty”) with whom the original (dating back to 2002) partnership agreement had been made. As of the date of this Offering Circular, the first installment of this payment has been paid. Associated acquisition costs of $156,040 have been capitalized to Cobb Creek for this incremental 51% interest. The total remaining obligation at September 30, 2018 is $137,900; with the current and non-current amounts reflected as such on the interim balance sheet.

The Company has recently staked an additional 116 unpatented mining claims covering an additional 8.25 km2 of prospective ground. Data compilation, mapping, 3D modeling, and target refinement is ongoing.

Through December 31, 2017 there had been minimal expenditure at the property.

For the nine-month period ended September 30, 2018, expenditures, including non-cash items (and exclusive of non-cash accounting charges incurred at Cobb Creek) were $0.1 million, an amount generally in line with the 2018 budget of $0.39 million.

•	Portfolio

The remaining Contact Gold Properties, described herein as the "portfolio properties", are situated along the Carlin, Independence, and Northern Nevada Rift Trends, well known mining areas in the state of Nevada.

The Portfolio properties each carry an NSR of either 3% or 4%, some of which include buy-down options that expire on February 7, 2020.

During the nine-month period ended September 30, 2018, the Company determined to abandon those mineral property claims that comprise the Woodruff property. Accordingly, the carrying value has been written-down to $nil with an impairment recognized on the statement of loss and comprehensive loss.

On November 27, 2018, the Company disposed of two properties, Golden Cloud and Santa Renia to Waterton Nevada in exchange for cash consideration. Carrying values and the value of consideration received (including the values of reimbursed Claims Maintenance fees) is as follows:

	Carrying value	Consideration received
Santa Renia	$ 1,353,136	$ 322,477
Golden Cloud	1,302,666	314,393
Total	$ 2,655,802	$ 636,870

The disposal of Santa Renia and Golden Cloud to Waterton Nevada is considered to be a related party transaction.

Outstanding Securities

Recent Financings and issuances of Common Stock

(i)	On June 7, 2017, Contact Gold consolidated the then 22,155,978 common shares on an 8:1 basis such that shareholders of Contact Gold held 2,769,486 New Winwell Shares, which automatically became Contact Shares with a value of $2,769,486, on completion of the continuance.
(ii)	Pursuant to the RTO, on June 7, 2017, we completed the Share Exchange with 28,815,000 Carlin Shares, at a value of $21,157,750, exchanged for New Winwell Shares. Upon completing the continuance such New Winwell Shares became Contact Shares.

Partial proceeds from the Financing was used to fund the indirect acquisition of the Contact Gold Properties and will be used (i) to undertake exploration drilling on the acquired gold projects in Nevada; and (ii) for general working capital purposes.

(iii)	Pursuant to the Asset Acquisition, on June 7, 2017, Contact Gold issued 18,550,000 Contact Shares to Waterton Nevada, the value of which was determined to be $1.00 per Contact Share. Total share issue costs of $1,561,052 were incurred, including consideration, legal and advisory fees, and amounts paid to agents and financial advisors.
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(iv)	On June 13, 2017, the Board issued 100,000 Restricted Shares to an officer of Contact Gold.
(v)	On September 13, 2017 Contact Gold issued 112,500 Contact Shares as partial consideration for the acquisition of the Pony Spur and Poker Flats properties.
(vi)	On February 5, 2018, pursuant to the closing of the transaction to acquire the East Bailey property, Contact Gold issued 250,000 Contact Shares.
(vii)	On ●, 2019, we closed a private placement of ● shares of Common Stock, at the Placement Price for proceeds of $●. Each Common Stock was accompanied by one Right. See, “Highlights and Recent Events – Subsequent to September 30, 2018”, above, and “Outstanding Securities – Rights,” below.

Refer also in this Offering Circular to discussion under heading "Description of Capital Stock", and note summary of Private Placement in the Notes to the Consolidated Financial Statements for the year ended December 31, 2017, under Note 16 “Subsequent Events”.

There were 50,346,986 Contact Shares issued and outstanding as at December 31, 2017 (2,769,486 at December 31, 2016), including 100,000 restricted shares (December 31, 2016: -nil). As at September 30, 2018 there were 50,596,986 Contact Shares issued and outstanding (50,346,986 at December 31, 2017), including 66,667 restricted shares.

As of the date of this Offering Circular, including the restricted shares, there are ● Contact Shares issued and outstanding.

As at September 30, 2018, 14,046,148 (December 31, 2017 – 17,557,685) Contact Shares were held in escrow and restricted from trading, pursuant to the rules of the TSXV. These trading restrictions expire as follows:

December 14, 2018	3,511,537	(expired at date of this Offering Circular)
June 14, 2019	3,511,537
December 14, 2019	3,511,537
June 14, 2020	3,511,537
	14,046,148

As a condition to the completion of the Transactions, and in addition to escrow provisions imposed by the TSXV, Waterton Nevada’s shareholdings in Contact Gold (18,500,000 Contact Shares) are subject to a lock-up whereby it shall not sell or otherwise dispose of its security holdings in Contact Gold for a period of 24 months, other than in limited circumstances. These same restrictions apply to Contact Shares held by certain officers and directors of Contact Gold.

In addition to having a right to receive regular updates of technical information about Contact Gold, Goldcorp, currently holding approximately 15% of the issued and outstanding Contact Shares, holds a right to maintain its pro rata ownership percentage of Contact Gold during future financings. Goldcorp also holds a “top up” right to increase its equity ownership percentage to a maximum of 19.9% of the issued and outstanding Contact Shares until the earlier of the date on which it elects not to exercise its participation right in any future financing or it disposes of any Contact Shares.

Stock-based compensation

As at December 31, 2017 there were 3,583,000 Options outstanding to purchase Contact Shares; none had vested as of December 31, 2017.

As at September 30, 2018 there were 8,198,000 Options outstanding to purchase Contact Shares; 8,198,000 as of the date of this Offering Circular. 1,099,917 of the Options had vested as of September 30, 2018; and 1,166,583 had vested as of the date of this Offering Circular.

As at September 30, 2018, there were 100,000 Restricted Shares outstanding; 33,333 had vested as of September 30, 2018.

Detail relating to the issuances of Options from June 7, 2017 to September 30, 2018 is set out below under heading "Discussion of Operations – Stock-based Compensation".

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Contact Preferred Shares

On June 7, 2017, as partial consideration for the Asset Acquisition, the Company issued 11,111,111 Contact Preferred Shares with an aggregate face value denominated in US$11,100,000 (the “Face Value”) ($15,000,000, converted using the Bank of Canada indicative exchange rate on the date prior to issuance of US$ 0.74), maturing on the Maturity Date, and carrying a cumulative cash dividend accruing at 7.5% per annum (the “Dividend”), to Waterton Nevada (the Face Value, and the sum of the accrued Dividend amount together being the “Redemption Amount”). The accrued Dividend amount is payable on the earlier of conversion and the Maturity Date and has priority over any other dividends declared on other classes of the Company’s stock.

As a contract to buy non-financial assets (the Contact Gold Properties) that is ultimately settled in either cash or Contact Shares, the Contact Preferred Shares are considered to be comprised of (i) a “host” instrument, and (ii) the value of certain rights, privileges, restrictions and conditions attached to the Contact Preferred Shares (the “Pref Share Rights”) each, respectively determined to be an embedded derivative (together, the “Embedded Derivatives”).

As a reflection of the potential modification and variability of the cash flows arising from the “host” instrument and the Embedded Derivatives, each are measured separately from each other.

Industry standard methodology was used to determine the fair value of the host and the Embedded Derivatives, utilizing a set of coupled partial differential Black-Scholes equations solved numerically using finite-difference methods. Upon issuance, the fair value of the Contact Preferred Shares was determined to be $14,987,020 (approximately equal to the Face Value), including $6,846,649 in value attributable to the Embedded Derivatives.

Contact Preferred Shares (host)

The estimated fair value of the host instrument at September 30, 2018 is US$8,464,287($10,957,020), an increase from the estimated fair value at December 31, 2017 of US$8,032,846 ($10,077,205). The carrying value, including the aggregate Dividend amount for the five-year term, has been recognized as a financial liability at amortized cost via the effective interest rate method. Recognition of the host at amortized cost is in view of the i) Dividend being at a fixed rate and ii) mandatory redemption feature of the instrument, both of which are payable in cash on the Maturity Date. Mandatorily redeemable instruments are classified as liabilities pursuant to ASC 480, Distinguishing Liabilities From Equity, therefore any dividends or accretion on instruments that have a legal form of equity should generally be presented as interest expense. The cumulative amount of the accrued Dividend reflected in the accretion expense for the nine-months ended September 30, 2018 is $824,924 (through December 31, 2017: $592,287).

The host instrument was initially recorded at fair value of US$6,033,480 ($8,140,371) and is revalued each period end using the same approach as described to revalue the Embedded Derivatives, resulting in a difference to the fair value that will vary from period-to-period.

In determining the fair value of the host on the date of issue it was necessary for Contact Gold to make certain assumptions to derive the effective interest rate used in calculating Contact Gold’s credit spread. Using the effective interest rate method, at a rate of 18.99%, the Contact Preferred Shares are remeasured at amortized cost each period end, with an accretion expense recorded to the consolidated statements of loss and comprehensive loss.

The impact from changes to the foreign exchange rate resulted in a gain for the period June 7, 2017 to December 31, 2017, reducing the redeemable preferred stock obligation in that same period.

A summary of changes to the value of the Contact Preferred Shares host instrument for the period from June 7, 2017 to September 30, 2017, and January 1, 2018 to September 30, 2018 is set out below under heading “Discussion of Operations – Preferred Stock”:

Embedded Derivatives – Pref Share Rights

The Embedded Derivatives are classified as liabilities, and each are interconnected and relate to similar risk exposures, namely Contact Gold’s interest rate risk (as changes in Contact Gold’s credit spread change the economic value of the redemption), and Contact Gold’s foreign exchange rate risk exposure (as the foreign exchange rate, and the price of Contact Gold’s common shares and volatility thereof, impact the conversion price and number of Contact Shares issuable on conversion). Accordingly, the Embedded Derivatives are valued together as one compound instrument.

Those Pref Share Rights for which there is separate accounting from the host contract are as follows:

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i.	The “Conversion Option”: Subject to the limitation that Waterton Nevada (and/or its affiliates) cannot own more than 49% of the issued and outstanding Contact Shares following conversion of the Contact Preferred Shares (the “Conversion Cap”), the Contact Preferred Shares are convertible at the holder’s election, into Contact Shares at a conversion price of $1.35 per Contact Preferred Share (the “Conversion Price”). The number of Contact Shares to be issued on conversion is equal to the Redemption Amount at the conversion date, converted to Canadian dollars, and divided by the Conversion Price. Accordingly, because the Face Value and Dividend amount are denominated in US$, and the conversion price is denominated in Canadian dollars, the preferred share conversion ratio is modified by changes in the US$-Canadian dollar exchange rate. This changes the number of Contact Shares that Contact Gold would issue to the preferred shareholder(s) upon conversion.
ii.	The "Early Redemption Option" (the “EROption”): Contact Gold has the option to redeem the Contact Preferred Shares at any time before the Maturity Date at the Redemption Amount, in US$. Upon receipt of notification of redemption, and subject to the Conversion Cap, the holder can choose to exercise their conversion right for all or any portion of the Contact Preferred Shares.
iii.	The "Change of Control Redemption Option" (the “COCROption”): If a Change of Control (as such term is defined in the Exchange Agreement, and generally including such events as a merger, amalgamation, reorganization or similar transaction that causes a change in control of Contact Gold, or the sale, lease, transfer or other disposition of all or substantially all of Contact Gold’s assets (the “Change of Control”)), occurs on or prior to the fourth anniversary of the issuance of the Contact Preferred Shares (the “PShare Anniversary”), the holder of the Contact Preferred Shares has the option to require Contact Gold to redeem all or part of the Contact Preferred Shares for the “COC Redemption Amount”, unless such change in control transaction is with Waterton Nevada.

The COCR Option Amount is calculated as (a) 120% of the Redemption Amount, if there is a Change of Control on or prior to the second PShare Anniversary; or (b) 115% of the Redemption Amount, if there is a Change of Control after the second PShare Anniversary, but on or prior to, the fourth PShare Anniversary.

The total estimated fair value of the Embedded Derivatives at issuance was US$5,066,520 ($6,846,649). This amount was recorded as part of the redeemable preferred stock obligation liability account on the consolidated balance sheets. In addition to certain observable inputs, the valuation technique used significant unobservable inputs such that the fair value measurement was classified as Level 3.

Significant inputs into the determination of fair value included (i) the Company’s common share price, (ii) an indexed average historical volatility of 49.7% at September 30, 2018 (52.4% at December 31, 2017 and 48.5% at inception), (iii) rates from the US$/CAD foreign exchange forward curve, and (iv) the US$ risk-free rate curve and the $ risk-free rate curve, at the date of inception, and again at period end.

It was also necessary for Contact Gold to make certain judgments relating to the probability and timing of a change of control. Accordingly, it is necessary for Contact Gold to determine probability weightings for the potential exercise and timing thereof of the (i) COCROption, and (ii) EROption.

Changes in estimates as to the exercise of the COCROption, and EROption offset each other. There is an inverse correlation of the fair value of the Embedded Derivative and the US$-denominated value of the Contact Shares on the TSXV; there is also an inverse relationship to the fair value of the Embedded Derivative and the risk-free rates. Although there is complexity to the interplay and impact of these various inputs and assumptions, the quantum resultant from these relationships, as well as the impact from changes to management’s assumptions as to the potential exercise and timing thereof of the COCROption and the EROption, impact the fair value of the Embedded Derivative from period to period.

The assumptions used in these calculations are inherently uncertain, and subject to change from period-to-period. Existing circumstances and assumptions about future developments, may change due to market change or circumstances arising beyond the control of Contact Gold. Such changes could materially affect the related fair value estimate and are reflected in the assumptions when they occur.

During the period June 7, 2017 to December 31, 2017, and again during the period January 1, 2018 to September 30, 2018, the fair value of the Embedded Derivative decreased as a result of changes to these inputs and assumptions. The amount of this change is included in the gain on Embedded Derivatives account on the statements of loss and comprehensive loss. A summary of changes to the value of the Embedded Derivatives for the period from June 7, 2017 to December 31, 2017, and January 1, 2018 to September 30, 2018 is set out below under heading “Discussion of Operations – Preferred Stock”.

Other Pref Share Rights

In addition to the Embedded Derivatives, the Pref Share Rights include the following rights, privileges, restrictions and conditions (“Other Terms”) for which there is no accounting impact:

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•	So long as Waterton Nevada and/or its affiliates beneficially own or control 33⅓% or more of the Contact Preferred Shares issued on closing of the Asset Acquisition, and subject to the provisions of the Contact Preferred Shares:
i.	Right of First Offer. Contact Gold will be obligated to inform Waterton Nevada of its intention to sell, lease, exchange, transfer or otherwise dispose of any of its interests in the Contact Gold Properties that is not a sale of all or substantially all of Contact Gold’s assets and provide Waterton Nevada with a summary of the essential terms and conditions by which it is prepared to sell any specified interest in the Contact Gold Properties. Upon receipt of such divesting notice, Waterton Nevada will have the right to elect to accept the offer to sell by Contact Gold on the terms contained on the divesting notice. If Waterton Nevada does not elect to accept the offer for such specified terms, Contact Gold shall be permitted to sell its specified interest in the Contact Gold Properties to a third party for a period of 180 days from the date of the original divesting notice on terms and conditions no less favourable to Contact Gold than those contained in the divesting notice.
ii.	Right of First Refusal. If Contact Gold shall have obtained an offer from one or more third party buyers in respect of the sale, lease, exchange, transfer or other disposition of any of the Contact Gold Properties, in whole or in part, in any single transaction or series of related transactions, which offer Contact Gold proposes to accept, Contact Gold shall promptly provide written notice of such fact to Waterton Nevada and offer to enter into such a transaction with Waterton Nevada.
iii.	Sale of Substantially All of Contact Gold’s Assets. Contact Gold shall not sell, lease, exchange, transfer or otherwise dispose of all or substantially all of its assets without Waterton Nevada’s prior written consent, which will not be unreasonably withheld or delayed.
•	Liquidation. In the event of a liquidation, dissolution or winding-up of Contact Gold or other distribution of assets of Contact Gold among its shareholders for the purpose of winding up its affairs or any steps taken by Contact Gold in furtherance of any of the foregoing, the holders of Contact Preferred Shares shall be entitled to receive from the assets of the Contact Gold in priority to any distribution to the holders of Contact Shares or any other class of stock of Contact Gold, the Liquidation Value (as such term is defined in the articles of incorporation of Contact Gold) per Contact Preferred Share held by them respectively, but such holders of Contact Preferred Shares shall not be entitled to participate any further in the property of Contact Gold.

The number of Contact Shares to be issued would be 10,643,667 if all of the outstanding Contact Preferred Shares had been converted into Contact Shares based on the rate of foreign exchange of $0.7725 on September 30, 2018 (10,314,778 Contact Shares at December 31, 2017, based on the then rate of exchange of $0.7971). Diluted loss per share does not include the effect of such issuance (December 31, 2017: $-nil) as the Contact Preferred Shares have been anti-dilutive. The number of Contact Shares to be issued upon conversion of the Contact Preferred Shares may be materially different depending upon the USD- Canadian dollar exchange rates at the time of such conversion.

Rights

On ●, 2019, we closed a private placement of ● shares of Common Stock at the Placement Price for proceeds of $●. Each Common Stock was accompanied by one Right. Each Right is exercisable for shares of common stock of Contact Gold upon the earlier of:

(a)	a Qualified Offering;
(b)	a Change of Control; or
(c)	the Time Deadline.

Subject to the rules and limitations of the TSXV, each Right shall automatically convert, without the payment of additional consideration, for shares of common stock of Contact Gold as follows:

(i)	if the offering price of common stock sold in a Qualified Offering is greater than the Placement Price, for that number of shares of common stock to provide a Placement Price with an effective 5% discount;
(ii)	if the offering price of common stock sold in a Qualified Offering is equal to or less than the Placement Price, for that number of shares of common stock to provide a Placement Price with an effective 10% discount to the Qualified Offering price;
(iii)	in the event of a Change of Control, for that number of shares of common stock to provide a Placement Price with an effective 5% discount; or
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(iv)	in the event of exercise at the Time Deadline, for that number of shares of common stock to provide a Placement Price that is equal to the maximum allowable discount prescribed pursuant to the rules of the TSXV.

Contractual Obligations

Other than those disclosed herein, including those associated with the Cobb Creek acquisition, and the Contact Preferred Shares, Contact Gold has certain additional contractual obligations arising from the RTO, Financings and Asset Acquisition, including those associated with the Contact Preferred Shares.

1.	Contact Gold, Waterton Nevada and certain of the post-Transaction significant shareholders of Contact Gold (the “Shareholders”) entered into a governance and investor rights agreement which includes, among other things, a standstill, lock-up and resale restrictions placed on Waterton’s holdings in Contact Gold for a period of two years, participation rights in favour of Waterton to maintain its pro rata interest in Contact Gold and registration rights in favour of Waterton. In addition, Waterton agreed to support recommendations of management of Contact Gold in respect of future meetings of shareholders of Contact Gold for a period of two years, subject to certain limitations. Certain Shareholders also agreed to a lock-up whereby they shall not sell or otherwise dispose of their shareholdings in Contact Gold for a period of two years.
2.	Upon closing of the Financings, Contact Gold and Goldcorp, an entity holding 7,500,000 Contact Shares, entered into an investor rights agreement whereby as long as Goldcorp maintains a 7.5% or greater equity ownership interest in Contact Gold:
•	Goldcorp will have the right to maintain its pro rata ownership percentage of Contact Gold during future financings;
•	Goldcorp will have a “top up” right to increase its equity ownership percentage to a maximum of 19.9% of the issued and outstanding Contact Shares until the earlier of the date on which it elects not to exercise its participation right in any future financing or it disposes of any Contact Shares other than to its affiliates;
•	Goldcorp will have the right to receive regular updates of technical information about Contact Gold;
•	Contact Gold will form, at Goldcorp’s request, a technical committee and Goldcorp will have the right to appoint not less than 25% of the members of the technical committee; and
•	If Goldcorp elects to sell a block of more than 5% of the Contact Gold Shares, Contact Gold will have the right to designate buyers.

(together, the “Goldcorp Rights”)

Related Parties

An amount of $45,000 (nine months ended September 30, 2017: $19,000; year ended December 31, 2017: $34,000 was also paid to Cairn Merchant Partners LP ("Cairn"), an entity in which Andrew Farncomb, a director and officer of the Company is a principal. Mr. Farncomb’s base salary is paid in part directly and in part to Cairn in consideration of general management and administrative services rendered through Cairn. At September 30, 2018, $33,000 remained payable in regard to such services (December 31, 2017: $-nil).

Contact Gold’s related parties also include its subsidiaries, and Waterton Nevada as a reflection of its 37% ownership interest in the Company, its preferred shareholding and the right Waterton Nevada holds to place two nominees to the Board.

With the exception of the Transactions, and the Option grants and Director fees paid to Waterton Nevada relating to its Board appointee, there were no transactions amongst the Company and Waterton Nevada during the three- and nine-month periods ended September 30, 2018, nor any, with the same exceptions, during the year ended December 31, 2017 and the period from incorporation on November 23, 2016 to December 31, 2016.

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Selected Financial Information

Management is responsible for, and the Board approved, the respective financial statements referred to in this MD&A.

Our significant accounting policies are presented in Note 2 of the Annual Statements; we followed these accounting policies consistently throughout all periods summarized in this MD&A. Contact Gold operates in one segment – the exploration of mineral property interests.

Management has determined that Contact Gold and Carlin have a CAD functional currency because Contact Gold and Carlin finance activities and incur expenses primarily in Canadian dollars. Clover has a US$ functional currency reflecting the primary currency in which it incurs expenditures, and in which it receives funding from Contact Gold. Contact Gold’s presentation currency is Canadian dollars. Accordingly, and as Contact Gold’s most significant balances are assets held by Clover, each reporting period will likely include a foreign currency adjustment as part of accumulated other comprehensive income.

Selected Financial Information for the years ended December 31, 2017 and 2016

The following financial data are derived from and should be read in conjunction with our Consolidated Financial Statements.

Selected Balance Sheet Data

	December 31, 2017	December 31, 2016
Current Assets	$6,763,234	$3,761
Total Assets	$47,449,148	$789,825
Total Current Liabilities	$524,212	$1,005,471
Total Liabilities	$12,100,919	$1,005,471
Shareholders’ Equity (deficit)	$35,348,229	$(215,646)
Number of Contact Shares outstanding	50,346,986	2,769,486
Basic and fully diluted loss per weighted average number of Contact Shares[3]	($ 0.04)	($ 0.04)

The balance of current assets includes i) cash, ii) GST receivable, iii) prepaid insurance premiums, iv) the value of certain prepayments for software usage and participation in marketing events, and v) the value of the Claims Maintenance fees.

In addition to those items classified as current, total assets include most significantly, the value attributable to the purchase of Clover and the cash balance remaining after closing the Financings in June 2017.

In the comparative period, Contact Gold had deferred a balance of reverse acquisition expenditures relating to those expenditures incurred prior to December 31, 2016 in connection with the RTO, and had recognized certain deferred acquisition costs and a $200,000 advance payment incurred relating to the Asset Acquisition. As at December 31, 2017, these amounts, and those incurred up to the date of closing of the Transactions, have been re-classified to either the Contact Gold Properties, or captured as part of equity as either share issue costs or the value of equity attributable to the RTO.

Payables as at December 31, 2017 of $403,344 (December 31, 2016: $594,170), and accrued liabilities of $88,616 (December 31, 2016: $211,301) include all expenditures incurred through the respective period ends. As of the date of this Offering Circular, the full amount payable at December 31, 2017 has been paid.

In addition to those items classified as current, the balance of total liabilities reflects the value of the Contact Preferred Shares issued to Waterton Nevada as partial consideration for the Asset Acquisition. The value of the Contact Preferred Shares was bifurcated to a “host” instrument and to certain identified Embedded Derivatives. The Contact Preferred Shares were concluded to be a form of obligation and have been included as a non-current liability. The Contact Preferred Shares have a maturity date of five years from the date of issuance and a cumulative cash dividend payable upon redemption, at a fixed rate equal to 7.5% per annum. At issuance, the “host” instrument was valued in US$ at 6,033,480. The value, translated to Canadian dollars of $8,140,371 and including the value of the accumulated accrued dividends, is accreted back to the full value of $15,262,500 (including the aggregate cash Dividends), over the five-year term of the Contact Preferred Shares. Expenditures incurred relating to the issuance of the Contact Preferred Shares are included in the total of Transaction Costs, as the Contact Preferred Shares were issued as partial consideration in exchange for the acquisition of Clover.

3 For the period from incorporation on November 23, 2016 to December 31, 2016.

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A Promissory Note of $200,000 payable by Carlin to Winwell, and recorded on Contact Gold’s statement of financial position at December 31, 2016, was settled through the acquisition of Clover.

Selected Statement of Loss and Comprehensive Loss Data

	Year ended December 31, 2017	For the period from incorporation on November 23, 2016 to December 31, 2016	Change
	$	$	$
Total loss before taxes	774,327	215,896	558,431
Income tax expense	- nil	- nil	- nil
Loss and comprehensive loss for the period	3,564,702	215,896	3,348,806

The balance of total expenses reflects exploration and evaluation expenditures on the Contact Gold Properties, and a gain on the fair value of the Embedded Derivatives. Comprehensive loss for the year ended December 31, 2017, includes an amount arising as a foreign currency reserve from the translation of Clover’s US$ legal entity financial statements into Canadian dollars for consolidation purposes.

Discussion of Operations

Year ended December 31, 2017 vs. period from incorporation on November 23, 2016 to December 31, 2016.

Exploration and evaluation expenditures

Details of exploration and evaluation expenditures incurred by Contact Gold, including staking costs and Claims Maintenance fees paid, have been cumulatively expensed in the statement of loss and comprehensive loss, and are as follows:

For the period from acquisition on June 7, 2017 to December 31, 2017	$
Drilling, assaying & geochemistry	2,229,200
Geological contractors/consultants & related crew care costs	1,022,637
Land claims fees	499,668
Permitting and environmental monitoring	191,174
Wages and salaries, including share-based compensation	274,137
Other exploration and evaluation expenditures	45,879
Expenditures for the period	4,262,695

Wages and salaries include share-based compensation of $80,770. Other exploration and evaluation expenditures comprise expenditures on mineral interests prior to obtaining the legal right to explore the area.

Details of exploration and evaluation expenditures incurred and expensed by Contact Gold on specific Contact Gold Properties are as follows:

For the period from acquisition on June 7, 2017 to December 31, 2017	$
Pony Creek	3,952,719
Dixie Flats	54,663
North Star	6,479
Cobb Creek	20,605
Portfolio properties	182,350
Other exploration and evaluation expenditures	45,879
Expenditures for the period	4,262,695
Cumulative balance – December 31, 2017	4,262,695

Balances presented as Portfolio properties include acquisition costs for the remaining Contact Gold Properties.

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Contact Gold has determined to account for Claims Maintenance fees each year as prepaid expenses, amortized evenly over the course of the year. An expense for amortization of this balance has been recorded to each of the respective Contact Gold Properties for the period from acquisition to December 31, 2017.

There are no prior period balances recorded on the respective properties reflecting the acquisition of the Contact Gold Properties by Contact Gold on June 7, 2017. Waterton Nevada had, prior to closing of the Transactions, focused principally on activities to keep the properties in good standing.

Preferred Stock

Contact Gold has recorded the impacts arising from the Contact Preferred Shares under different accounts on statement of loss and comprehensive loss for the period.

The changes period-to-period for the host instrument element are reflective of the amount of accretion, and the impact of foreign exchange, for the period. Depending on the volatility of the exchange rate from period to period the impact on the statement of loss and comprehensive loss could be significant.

A summary of changes to the value of the Contact Preferred Shares host instrument for the period from issuance on June 7, 2017 to December 31, 2017 is set out below:

Carrying value of the Contact Preferred Shares host instrument at issuance (US$ 6,033,480)	$ 8,140,371
Change in carrying value of the Contact Preferred Shares host instrument
Accretion of redeemable preference share obligation	899,655
Foreign exchange	(620,321)
Carrying value of the Contact Preferred Shares host instrument at December 31, 2017	$ 8,419,705

The changes period-to-period recognized on the statement of loss and comprehensive loss are also reflective of a revaluation of the Embedded Derivative element. Determining the fair value of the Embedded Derivatives at each period includes a considerable amount of judgment from management and is potentially subject to a significant amount of change from period to period. Each period, impacts from changes to the fair value of the Embedded Derivative, based on assumptions and estimates as described in this Annual MD&A will result in an impact to the statement of loss and comprehensive loss.

A summary of changes to the value of the Embedded Derivatives for the period from issuance on June 7, 2017 to December 31, 2017 is set out below:

Fair value of Embedded Derivatives at issuance	$ 6,846,649
Change in fair value of Embedded Derivatives	(5,799,607)
Carrying value of Embedded Derivatives at December 31, 2017	$ 1,047,042

The change for the period from incorporation on November 23, 2016 to December 31, 2016: $nil.

This relatively significant change is reflective of the valuation methodology used, and the impact of market factors – particularly the market price of the Contact Shares, and a 7% change in the US$/$, in the brief period from June 7, 2017 to December 31, 2017.

Share-based compensation

Share-based compensation expense for the year ended December 31, 2017 totaled $569,514 (period from incorporation on November 23, 2016 to December 31, 2016: $nil). The expense reflects primarily (i) the relative value of Options on June 13, 2017 expensed through the period, with the additional impact from Options awarded on September 11, 2017 and November 24, 2017. Share-based compensation expense should be expected to vary from period to period depending on several factors, including whether Options are granted in a period, and the timing of vesting or cancellation of such equity instruments. There was also an amount of $80,770 relating to share-based compensation recorded to exploration and evaluation expense in the year ended December 31, 2017 (period from incorporation on November 23, 2016 to December 31, 2016: $nil).

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In determining the fair market value of share-based compensation granted to employees and non-employees, management makes significant assumptions and estimates. These assumptions and estimates have an effect on the share-based compensation expense and contributed surplus balance reflected on our statements of financial position. Management has made estimates of the life of the Options, the expected volatility, and the expected dividend yields, that could materially affect the fair market value of this type of security. Estimates were chosen after reviewing the historical life of the Options and analyzing share price history to determine volatility.

Professional, legal and advisory fees

Professional, legal and advisory fees through the year ended December 31, 2017 of $568,429 (period from incorporation on November 23, 2016 to December 31, 2016: $212,438) include those in the normal course, as well as those advisory costs incurred directly related to the Transactions, including structuring, financing, legal and tax advisory fees, that were not otherwise eligible to record as part of (i) the acquisition of Clover, (ii) the RTO-transaction, or (iii) as share issue costs (amounts arising from each of which is recorded separately). The majority of the professional, legal and advisory fees were incurred during the first six months of the year, prior to closing of the Transactions.

Wages and salaries

Wages and salaries reflect amounts earned by officers and employees of Contact Gold, beginning initially at half of their respective agreed-to rates of remuneration in mid-April 2017, and increasing to the full rate upon closing of the Transactions. There were no wages or employment related costs incurred during 2016.

Investor relations, promotion and advertising

Investor relations, promotion and advertising expenses of $321,428 for the year ended December 31, 2017, include marketing activities (including related travel costs) prior to and following closing the Transactions, website design and information technology related costs (period from incorporation on November 23, 2016 to December 31, 2016: $3,186).

Administrative, office and general

Administrative, office and general expenses of $178,292 for the year ended December 31, 2017 (period from incorporation on November 23, 2016 to December 31, 2016: $272), includes listing and filings fees, incorporation costs, banking charges, and head office-related costs.

Selected Statement of Cash Flows data

	Year ended December 31, 2017	For the period from incorporation on November 23, 2016 to December 31, 2016	Change
	$	$	$
Cash flows from operating activities	(5,774,224)	- nil	5,774,224
Cash flows from investing activities	(7,690,130)	(200,000)	7,490,130
Cash flows from financing activities	19,633,956	200,250	(19,443,706)

Net cash used in operating activities for the year ended December 31, 2017 are primarily reflective of the exploration programs underway on the Contact Gold Properties including directly attributable wages and salaries; professional, legal and advisory fees; investor relations, promotions and advertising costs; administrative, office and general expenses; and wages and salaries incurred to run the business. The loss for the year includes non-cash items relating to the accretion of the Contact Preferred Shares, Stock-based compensation, and the change in value of the Contact Gold Contact Preferred Shares.

Cash flows from investing activities include the payment of the remainder of the Cash Payment ($6,800,000), transaction costs relating to the acquisition of Clover and the Contact Gold Properties ($586,073), cash paid as consideration for the acquisition of the Pony Spur and Dixie Flats properties ($100,755) and cash put on deposit for bonding and exploration activities ($188,130).

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During the year ended December 31, 2017, Contact Gold received $21,157,500 in gross proceeds upon closing of the Financings; Contact Gold paid $1,561,052 in share issue costs in connection with this capital raise.

Selected Financial Information

The following financial data are derived from and should be read in conjunction with our Interim Financial Statements.

Selected Balance Sheet Data

	September 30, 2018	December 31, 2017
Current Assets	$ 1,678,586	$ 6,763,234
Total Assets	$ 43,761,899	$ 47,449,148
Total Current Liabilities	$ 695,530	$ 524,212
Total Liabilities	$ 13,282,332	$ 12,100,919
Shareholders’ Equity	$ 30,479,567	$ 35,348,229
Number of Contact Shares outstanding	50,596,986	50,346,986
Basic and fully diluted loss per weighted average number of Contact Shares for the period ended	$0.16	$0.04

The decrease in total assets reflects an increase to the value attributable to the Contact Gold Properties and the value of prepaid expenses acquired related to land claim maintenance fees paid to the BLM and similar fees paid to various Nevada Counties (together, “Claims Maintenance fees”) net of a decrease in the balance of cash and cash equivalents as a result of continued exploration and general corporate activities. The value of the Contact Gold Properties may vary period-over-period reflective of changes in the USD-CAD foreign exchange rate. The Company has recorded $57,992 in deferred share issue costs incurred in relation to the filing of the Shelf Prospectus and other related documents and filings.

Current liabilities as at September 30, 2018 comprises payables of $657,627 (December 31, 2017: $491,960), accrued liabilities of $37,903 (December 31, 2017: $32,252) reflective of the amount due to the Cobb Counterparty in the next 12-months. The balances of payables and accruals will generally vary dependent upon the level of activity at the Company, and the timing at period end of invoices and amounts we have actually paid. As of the date of this Offering Circular, the amount payable at September 30, 2018 has been paid.

The balance of total liabilities reflects the value of the "host" and Embedded Derivatives that comprise the Contact Preferred Shares. The Contact Preferred Shares were concluded to be a form of obligation and have been included as a non-current liability. The Contact Preferred Shares have a maturity date of five years from the date of issuance and a cumulative cash dividend payable upon redemption, at a fixed rate equal to 7.5% per annum. The terms and conditions of the Contact Preferred Shares with accounting impact are detailed in the Interim Financial Statements.

A summary of changes to the value of the Contact Preferred Shares host instrument for the period from June 7, 2017 to September 30, 2017, and January 1, 2018 to September 30, 2018 is set out below:

Value of the Contact Preferred Shares host instrument at Issuance of June 7, 2017	$ 8,140,371
Change in carrying value from June 7 to September 30, 2017
Accretion	464,998
Foreign exchange	(610,588)
Carrying value of the Contact Preferred Shares host instrument at September 30, 2017	$ 7,994,781

Carrying value of the Contact Preferred Shares host instrument at December 31, 2017	$ 8,419,705
Change in carrying value from January 1 to September 30, 2018
Accretion	1,349,643
Foreign exchange	169,273
Carrying value of the Contact Preferred Shares host instrument at September 30, 2018	$ 9,938,621
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A summary of changes to the value of the Embedded Derivatives for the period from issuance to September 30, 2017, and from January 1, 2018 to September 30, 2018 is set out below:

Value of Embedded Derivatives at issuance of June 7, 2017	$ 6,846,649
Change in fair value of Embedded Derivatives for June 7 to September 30, 2017	(4,477,922)
Fair value of Embedded Derivatives at September 30, 2017	$ 2,368,727

Fair value of Embedded Derivatives at December 31, 2017	$ 1,047,042
Change in fair value of Embedded Derivatives for January 1 to September 30, 2018	(591,766)
Fair value of Embedded Derivatives at September 30, 2018	$ 455,276

Selected Statement of Loss and Comprehensive Loss Data

Statements of Loss and Comprehensive Loss	Three months ended		Nine months ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
	$	$	$	$
Loss (income) before income taxes	3,180,414	106,350	7,258,040	(1,463,252)
Income tax expense	-	-	-	-
Other comprehensive (income) loss	696,054	1,564,306	(1,204,776)	3,194,723
Loss and comprehensive loss	3,876,468	1,670,656	6,053,264	1,731,471

The balance of total expenses reflects exploration and evaluation expenditures on the Contact Gold Properties, and a gain on the fair value of the Embedded Derivatives. Comprehensive loss for the year ended December 31, 2017, includes an amount arising as a foreign currency reserve from the translation of Clover’s US$ legal entity financial statements into Canadian dollars for consolidation purposes.

Discussion of Operations

Three months and nine months ended September 30, 2018 and September 30, 2017

Exploration and evaluation expenditures

Details of exploration and evaluation expenditures incurred by Contact Gold, including staking costs and claims maintenance fees paid, have been cumulatively expensed in the statement of loss and comprehensive loss, and are as follows:

	For the period from January 1, 2018 to September 30, 2018	For the period from June 7, 2017 to September 30, 2017
Geological contractors/consultants & related crew care costs	$ 818,677	$ 338,495
Land claims fees	616,425	326,022
Wages and salaries, including share-based compensation	471,370	111,288
Drilling, assaying & geochemistry	1,868,219	1,069,875
Permitting and environmental monitoring	120,996	122,694
Property evaluation and data review	-	46,674
Expenditures for the period	$ 3,895,687	$ 2,015,048
Cumulative balance	$ 8,112,503	$ 2,015,048

Wages and salaries include share-based compensation of $135,631 through September 30, 2018 (period from June 7, 2017 to September 30, 2017, $13,797). The Company has determined to account for Claims Maintenance fees each year as prepaid expenses, amortized evenly over the course of the year with an expense for amortization recorded to each of the Contact Gold Properties for the related period.

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Details of exploration and evaluation expenditures incurred and expensed by Contact Gold on specific, Contact Gold Properties are as follows:

	For the period from January 1, 2018 to September 30, 2018	For the period from June 7, 2017 to September 30, 2017
Pony Creek	$ 3,406,632	$ 1,815,765
Dixie Flats	69,697	20,798
North Star	19,149	3,709
Cobb Creek	119,316	18,069
Portfolio properties	280,893	110,033
Property evaluation and data review	-	46,674
Expenditures for the period	$ 3,895,687	$ 2,015,048
Cumulative balance	$ 8,112,503	$ 2,015,048

Balances presented as Portfolio properties include acquisition costs for the remaining Contact Gold Properties.

There were no amounts incurred by Contact Gold on the respective properties in the period prior to June 7, 2017 reflecting the acquisition of the Contact Gold Properties upon closing of the Asset Acquisition.

Contact Preferred Shares

The Company has recorded the impacts arising from the Contact Preferred Shares under different accounts on statement of loss and comprehensive loss for the period. A summary of changes to the value of the Contact Preferred Shares host instrument for the period from June 7, 2017 to September 30, 2017, and January 1, 2018 to September 30, 2018 is set out within the discussion of changes to the balance sheet.

The changes period-to-period for the host instrument element are reflective of the amount of accretion, and the impact of foreign exchange, for the period. Depending on the volatility of the exchange rate from period to period the impact on the statement of loss and comprehensive loss could be significant.

Share-based compensation

Stock-based compensation expense, as directly reflected in the statement of loss and comprehensive loss for the three- and nine-months ended September 30, 2018 totaled $269,201 and $936,470 (three- and nine-months ended September 30, 2017: $276,620 and $319,812, respectively). Stock-based compensation expense should be expected to vary from period-to-period depending on several factors, including whether Options are granted in a period, and the timing of vesting or cancellation of such equity instruments. The Company awarded Options during the first nine months of the year.

In determining the fair market value of stock-based compensation granted to employees and non-employees, management makes significant assumptions and estimates. These assumptions and estimates have an effect on the stock-based compensation expense recognized and on the contributed surplus balance on our statements of financial position. Management has made estimates of the life of the Options, the expected volatility, and the expected dividend yields that could materially affect the fair market value of this type of security.

Professional, legal and advisory fees

Professional, legal and advisory fees through the three- and nine-months ended September 30, 2018 of $130,845 and $254,727, respectively reflect a normalization of corporate activities as compared to fees in the three- and nine-months ended September 30, 2017: $32,306 and $275,600. Expenses for the periods ended September 30, 2017 include financial advisory fees incurred directly related to the Transactions, including structuring, financing, legal and tax advisory services, that were not otherwise eligible to record as part of the acquisition of Clover or as share issue costs.

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Wages and salaries

Wages and salaries of $225,672 and $638,607 for the three- and nine-months ended September 30, 2018 ($212,371 and $292,478 for the three- and nine-months ended September 30, 2017) reflects amounts earned by officers and employees of the Company. Beginning effective January 1, 2018, the amount includes fees payable to directors, where there was no amount in 2017.

Investor relations, promotion and advertising

Investor relations, promotion and advertising expenses of $182,300 and $384,684 through the three- and nine-months ended September 30, 2018, include marketing activities (including related travel costs), website design and information technology related costs ($119,455 and $174,355 for the three- and nine-months ended September 30, 2017).

Administrative, office and general

Administrative, office and general expenses of $99,268 and $333,958 for the respective three- and nine-months ended September 30, 2018 ($73,824 and $127,878 for the three- and nine-months ended September 30, 2017), includes listing and filings fees, incorporation costs, banking charges, and head office-related costs.

Selected Statement of Cash Flows data

	Nine months ended September 30, 2018	Nine months ended September 30, 2017	Change
	$	$	$
Cash flows from operating activities	(5,231,630)	(3,070,141)	(2,161,489)
Cash flows from investing activities	(69,047)	(7,550,630)	7,481,583
Cash flows from financing activities	(57,992)	(19,596,448)	19,538,456

Net cash used in operating activities for the nine months ended September 30, 2018 are primarily reflective of the exploration programs underway on the Contact Gold Properties including directly attributable wages and salaries; professional, legal and advisory fees; investor relations, promotions and advertising costs; administrative, office and general expenses; and wages salaries incurred to run the business. The loss for the comparative period includes non-cash items relating to the accretion of the Contact Preferred Shares, stock-based compensation, and the change in value of the Contact Gold Preferred Shares.

Summary of Quarterly Results

The Company was established during the fourth quarter of 2016, and accordingly the discussion in this MD&A relating to its business, operations and cash flows is only through each successive quarter.

The following table sets out selected quarterly financial information of Contact Gold and is derived from unaudited quarterly U.S. GAAP financial statements prepared by management.

2018	First	Second	Third
Revenues for the period	$ - nil	$ - nil	$ - nil
Net loss (gain) for the period	1,233,115	2,844,511	3,180,414
Less: Dividends payable[1]	264,680	273,308	271,632
Weighted average Contact Shares outstanding	50,446,986	50,596,986	50,596,986
Net loss (gain) per share for the period	0.03	0.06	0.07

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2017	First	Second	Third	Fourth	Year
Revenues for the period	$ - nil	$ - nil	$ - nil	$ - nil	$ - nil
Net loss (gain) for the period	119,023	(1,688,626)	106,350	2,237,580	774,327
Less: Dividends payable[1]	- nil	68,076	261,875	263,239	593,190
Weighted average Contact Shares outstanding		33,545,000	47,514,049	50,346,986	32,278,496
Net loss (gain) per share for the period	0.01	(0.05)	0.01	0.08	0.04

1 Dividend payable on the Contact Preferred Shares are reflected as a component of the accretion expense each period on the ‘host’ instrument.

Contact Gold’s quarterly results may be affected by many factors such as seasonal fluctuations, variations in capital markets, the write-off of capitalized amounts, share-based payment costs, tax recoveries and other factors that affect the Company’s exploration and financing activities.

The Company and its business are relatively new, and the Company’s expenditures and cash requirements may fluctuate and lack some degree of comparability from period to period as activities are normalized and strategies are refined and executed. In addition, the non-cashflow related impact of fair value fluctuations arising on the Contact Preferred Share Embedded Derivatives may give rise to significant changes in results from one period to the next.

Furthermore, the Company’s expenditures may also be affected by the strength of capital markets. The Company’s primary source of funding is through the issuance of share capital. When the capital markets are depressed, the Company’s activity level may decline as a result of difficulties raising funds. When capital markets strengthen, and the Company is able to secure equity financing with favourable terms, the Company’s activity levels and the size and scope of planned exploration projects may increase.

The Company’s loss and comprehensive loss for the third quarter of 2018 reflects (i) $696,054 recognized in other comprehensive income from the revaluation of the Company’s USD-denominated Contact Gold Properties; (ii) exploration and evaluation expenditures of $1,937,226, (iii) the non-cash accretion of the host amount of $470,901, and (iv) general office & administrative costs, investor relations and other costs to administer the Company.

The Company’s loss and comprehensive loss for the second quarter of 2018 reflects (i) $811,020 recognized in other comprehensive income from the revaluation of the Company’s US$-denominated Contact Gold Properties; (ii) exploration and evaluation expenditures of $1,349,598, (iii) the non-cash accretion of the host amount of $449,558, (iv) write-off (non-cash) of the Woodruff property of $84,286, and (vi) general office & administrative costs, investor relations and other costs to administer the Company.

The Company’s loss and comprehensive loss for the first quarter of 2018 reflects (i) $1,089,810 recognized in other comprehensive income from the revaluation of the Company’s US$-denominated Contact Gold Properties; (ii) the impact of a $564,605 non-cash fair value adjustment (gain) on the value of the Embedded Derivatives, (iii) exploration and evaluation expenditures of $608,863, (iv) the non-cash accretion of the host amount of $429,183, and (v) general office & administrative costs, investor relations and other costs to administer the Company.

The Company’s loss and comprehensive loss of $1,833,502 for the fourth quarter of 2017 is reflective of expenditures at the Contact Gold Properties at which an active drilling and exploration program was underway, net of a non-cash fair value gain recognized on the Contact Preferred Shares. Other activities and expenditures in the fourth quarter include the normalization of investor relations and marking activities, administrative operations and the cost of maintaining a public listing. The amount of the comprehensive loss recorded for the period reflects the non-cash effect of exchange differences on the translation of Clover and its assets. Cashflows through the fourth quarter are reflective of ongoing operating activities, including $2,247,647 in exploration and evaluation expenditures. There were no meaningful investing activities or financing activities in the fourth quarter. Non-cash impacts, including (i) a $1,321,685 gain on the value of the Contact Preferred Share Embedded Derivatives, (ii) a gain of $8,898 arising on the Contact Preferred Shares, (iii) accretion expense of $434,657 and (iv) share-based compensation expense of $249,702, comprise the majority of the remaining financial impacts to the fourth quarter financial results.

The Company’s loss and comprehensive loss of $1,670,656 for the third quarter of 2017 reflects the significant impact of a $2,611,802 non-cash fair value adjustment (gain), a $1,500,057 non-cash loss on the value of the Company’s US$-denominated assets due to changes in rates of foreign exchanges, and a non-cash $284,735 foreign exchange gain on the Contact Preferred Share Embedded Derivatives. Activities and expenditures in the third quarter include the commencement of active exploration programs in the United States, the normalization of investor relations and marking activities, administrative operations and the cost of maintaining a public listing. The amount of the comprehensive loss recorded for the period reflects the non-cash effect of exchange differences on the translation of Clover and its assets.

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The Company recorded a gain and comprehensive gain of $58,479 for the second quarter of 2017 as a consequence of a significant non-cash gain of $1,866,120 arising on the fair value adjustment of the Contact Preferred Share Embedded Derivatives. The fair value adjustment offset the total of those costs arising from the closing of the Transactions and the listing of Contact Gold’s shares on the TSXV. The non-cash effect of exchange differences on the translation of Clover and its assets of $1,630,417 recognized as comprehensive loss recorded for the period further reduced the total comprehensive gain. The closing of the Transactions included the closing of $18.5 million raised through the Subscription Receipts financing, of which $6.8 million was immediately conveyed as the remaining balance of the Cash Payment for the acquisition of Clover. Cash outflows included settlement of the accumulated payables arising over multiple periods.

The Company’s loss and comprehensive loss of $119,023 for the first quarter of 2017 is comprised primarily of expenditures for legal and advisory services made relating to the Transactions and the Financings. The receipt of proceeds from the Financings in June allowed the Company to begin to settle payables incurred through to that point; most of which were unsettled as at March 31, 2017.

Operating Capital and Capital Expenditures Requirements

Liquidity Risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset.

The properties in which we currently have an interest are in the exploration stage. The Company has not generated significant revenues or cash flows from operations since inception and does not expect to do so for the foreseeable future. Accordingly, we are dependent on external financing, including the proceeds of future equity issuances or debt financing, to fund our activities.

Through the nine months ended September 30, 2018, the Company recognized a comprehensive loss of $6.1 million. As at September 30, 2018, Contact Gold has an accumulated deficit of $8.2 million, and working capital of $0.98 million. As at the date of this Offering Circular, the Company has approximately $0.4 million available in cash and working capital deficiency of approximately $0.1 million. Contact Gold’s financial liabilities of payables and accrued liabilities are generally payable within a 90-day period. Although non-current, the Company has exposure to significant obligations relating to the terms and various covenants in and to the Contact Preferred Shares.

Contact Gold’s continuation as a going concern depends on its ability to successfully raise financing through the issuance of debt or equity. Although the Company has been successful in the past in obtaining financing, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms acceptable to the Company; and therefore, substantial doubt exists as to whether Contact Gold’s cash resources and working capital will be sufficient to enable the Company to continue as a going concern for the 12-month period after the date that the Interim Financial Statements are issued. Circumstances that could impair our ability to raise additional funds, or our ability to undertake transactions, are discussed in this Offering Circular under the heading “Risk Factors”. In particular, the Company’s access to capital and its liquidity will be impacted by global macroeconomic trends, fluctuating commodity prices and general investor sentiment for the mining and metals industry. There is no assurance that we will be able to raise the necessary funds through capital raisings in the future.

Consequently, management is pursuing various financing alternatives to fund operations and advance its business plan, including:

On ●, 2019, we closed a private placement of ● shares of Common Stock, at the Placement Price for proceeds of $●. Each Common Stock was accompanied by one Right. See, “Highlights and Recent Events – Subsequent to September 30, 2018”, above, and “Outstanding Securities – Rights,” above.

On ●, 2019, we filed this Offering Circular in connection with this Offering.

To facilitate the management of its capital requirements, the Company prepares annual expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions.  The Company may determine to reduce the level of activity and expenditures, or divest certain mineral property assets, to preserve working capital and alleviate any going concern risk.

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The Interim Financial Statements and Annual Statements have been prepared on a going concern basis that contemplates the realization of assets and discharge of liabilities at their carrying values in the normal course of business for the foreseeable future; and do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.

Capital Management

Contact Gold manages its capital in order to meet short term business requirements, after taking into account cash flows from operations, expected capital expenditures and Contact Gold’s holdings of cash. To facilitate the management of its capital requirements, Contact Gold prepares annual expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions. On an ongoing basis, management evaluates and adjusts its planned level of activities, including planned exploration, development, permitting activities, and committed administrative costs, to ensure that adequate levels of working capital are maintained. We believe that this approach, given the relative size and stage of Contact Gold, is reasonable.

There may be circumstances where, for sound business reasons, funds may be re-allocated at the discretion of the Board or management of Contact Gold. While we remain focused on our plans to continue exploration and development on the Contact Gold Properties, we may (i) conclude to curtail certain operations; or (ii) should we enter into agreements in the future on new properties we may be required to make cash payments and complete work expenditure commitments under those agreements, which would change our planned expenditures.

There are no known restrictions on the ability of our affiliates to transfer or return funds amongst the group.

Additional Risks Associated With Financial Instruments

Contact Gold is exposed in varying degrees to a variety of financial instrument related risks. The Company’s financial instruments consist of cash, receivables, accounts payable and accrued liabilities, the Contact Preferred Shares and the Embedded Derivatives. It is management's opinion that with the exception of the Contact Preferred Shares and the Embedded Derivatives: (i) the Company is not exposed to significant interest, currency or credit risks arising from its financial instruments, and (ii) the fair values of these financial instruments approximate their carrying values unless otherwise noted in these Interim Financial Statements.

Contact Preferred Shares, the Embedded Derivatives, and the Cobb Creek Obligation are each considered to be Level 3 type financial liabilities, with each determined by observable data points, in particular the Company’s share price, the rate of CAD/US$ foreign and the Company’s credit spread, with reference to current interest rates and yield curves.

The type of risk exposure and the way in which such exposure is managed is provided as follows:

Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Contact Gold’s credit risk is primarily attributable to its liquid financial assets. Contact Gold limits exposure to credit risk and liquid financial assets through maintaining its cash with high credit quality banking institutions in Canada and the USA. Contact Gold mitigates credit risk on these financial instruments by adhering to its investment policy that outlines credit risk parameters and concentration limits. As at September 30, 2018 the balance of cash held on deposit was $0.8 million (December 31, 2017: $6.2 million). The Company has not experienced any losses in such amounts and believes it is not exposed to any significant risks on its cash in bank accounts.

Interest Rate Risk

Contact Gold is subject to interest rate risk with respect to its investments in cash. Contact Gold’s current policy is to invest cash at floating rates of interest, and cash reserves are to be maintained in cash and cash equivalents in order to maintain liquidity, while achieving a satisfactory return for shareholders. Fluctuations in interest rates when cash and cash equivalents mature impact interest income earned.

Market Risk - Foreign Exchange

The significant market risk to which the Company is exposed is foreign exchange risk. The results of the Company’s operations are exposed to currency fluctuations. To date, the Company has raised funds entirely in Canadian dollars. The majority of the Company’s mineral property expenditures, will be incurred in United States dollars. The fluctuation of the Canadian dollar relation to the US$ will consequently have an impact upon the financial results of the Company.

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At September 30, 2018, a 1% increase or decrease in the exchange rate of the US dollar against the Canadian dollar would have resulted in a $4,894 increase or decrease respectively, in the Company’s cash balance. The Company has not entered into any derivative contracts to manage foreign exchange risk at the date of this Offering Circular. Depending upon available capital, planned expenditures and timing thereof, a significant portion of the Company’s cash balance may, from time to time, be held in US$.

Fair Value Estimation

The carrying value of Contact Gold’s financial assets and liabilities approximates their estimated fair value due to their short-term nature.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make judgements, estimates, and assumptions that affect the reported amounts of assets, liabilities, and expenses. A detailed presentation of all of Contact Gold’s significant accounting policies and the estimates derived there from is included in Note 2 to the Annual Statements.

While all of the significant accounting policies are important to Contact Gold’s consolidated financial statements, the following accounting policies and the judgments and estimates applied thereon have been identified as being critical:

Judgments

In the process of applying accounting policies for Contact Gold, management has made the following judgments, which have the most significant effect on the amounts recognised in the financial statements.

i)	Exploration property acquisition and transaction costs

The application of Contact Gold’s accounting policy for exploration property acquisition and transaction costs requires judgment to determine the type and amount of such costs to be deferred. Furthermore, judgment is required to determine whether future economic benefits are likely, from either future exploitation or sale, or whether activities have not reached a stage that permits a reasonable assessment of the existence of reserves.

Relatively significant costs may be incurred when evaluating, pursuing and completing an acquisition, with such costs often included amongst legal and advisory fees incurred as part of more general consultation and advisory services. Pursuant to U.S. GAAP, only those direct, incremental costs of any such acquisition can be deferred; accordingly, judgment may be required in determining which of the expenditures are eligible for deferral.

Contact Gold determined the price at which Contact Shares were issued in the Subscription Receipts financing to be the most appropriate indicator of value in the acquisition of Clover and the portfolio of exploration properties held by that entity as the $1.00 per Subscription Receipt price reflected the understanding of market participants of the Transaction, and particularly the planned Asset Acquisition.

The $41.12 million value of Consideration paid, net of Acquisition Costs, reflects the aggregate value of the Cash Payment, and the fair value of the Contact Preferred Shares, with the remaining value attributed to the Contact Shares. Consideration was allocated to the respective exploration property interests acquired principally on the basis of a value-per-hectare of each individual property acquired (based on that of a group of peer companies and their respective exploration property interests), along with management-assess quantitative and qualitative judgments relating to the prospectivity and marketability of each.

Resource exploration is a speculative business and involves a high degree of risk. There is no certainty that the expenditures made by Contact Gold in the exploration of its property interests will result in discoveries of commercial quantities of minerals. Exploration for mineral deposits involves risks which even a combination of professional evaluation and management experience may not eliminate. Significant expenditures are required to locate and estimate ore reserves, and further the development of a property.

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Capital expenditures to bring a property to a commercial production stage are also significant. There is no assurance Contact Gold has, or will have, commercially viable ore bodies. There is no assurance that the management will be able to arrange sufficient financing to bring ore bodies into production.

ii)	Review of asset carrying values and impairment assessment

At each reporting date, management assesses the possibility of impairment in the carrying value of long-lived assets, including capitalized acquisition costs, development costs, and prepaid claims maintenance fees, whenever events or circumstances indicate that the carrying amounts of the asset or asset group may not be recoverable. An impairment is determined to exist if the total projected future cash flows on an undiscounted pre-tax basis are less than the carrying amount of a long-lived asset or asset group. An impairment loss is measured with reference to the amount by which the carrying amount of the asset exceeds its fair value using market participant assumptions. Such fair value is determined with reference to ASC 820, "Fair Value Measurements and Disclosures", as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Where practical, management calculates the estimated undiscounted future net cash flows relating to the asset or asset group using estimated future prices, proven and probable reserves and other mineral resources, and operating, capital and reclamation costs. In the case of exploration properties for which it is not possible to determine cash flow information, management considers, among other things, enterprise value to hectare (the size of the respective properties) as compared to that of a select group of peer companies’ mineral property assets, an estimate of potential sales proceeds as compared to the carrying value of the property, and other similar factors which may indicate or question the potential economic value of an exploration property.

Management’s estimates of mineral prices, mineral resources, foreign exchange rates, production levels, operating capital requirements and reclamation costs are subject to risk and uncertainties that may affect the determination of the recoverability of the long-lived asset. It is possible that material changes could occur that may adversely affect management’s estimates.

iii)            Embedded Derivatives

In determining the fair value of the Embedded Derivatives on the date of issue it was necessary for Contact Gold to make certain judgments relating to the probability and timing of a change of control. The nature of this judgment, and the factors management considered in determining the resultant calculation is inherently uncertain, and subject to change from period to period. Such changes could materially affect the fair value estimate of the Embedded Derivatives and the change from period to period.

Estimates and assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the carve-out financial statements and the reported amounts of expenses during the reporting period. Management of Contact Gold have evaluated estimates and assumptions related to asset valuations, asset impairment, and loss contingencies. Management bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the other sources. The actual results experienced by Contact Gold may differ materially and adversely from the estimates presented in these financial statements. To the extent there are material differences between estimates and the actual results, future results of operations will be affected. The key assumption concerning the future and other key sources of estimation uncertainty at the reporting date that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, is as follows:

i)	Exploration and evaluation expenditures

Exploration property acquisition costs are capitalized. Development costs are capitalized only when it has been established that a mineral deposit can be commercially mined, and a decision has been made to formulate a mining plan. In addition to applying judgment to determine whether future economic benefits are likely to arise from Contact Gold’s exploration and evaluation assets or whether activities have not reached a stage that permits a reasonable assessment of the existence of reserves, management must apply a number of estimates and assumptions.

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The publication of a resource pursuant to applicable securities laws and guidance is itself an estimation process that involves varying degrees of uncertainty depending on how the resources are classified (i.e., measured, indicated or inferred). The estimates and related determination of potential project economics directly impact when Contact Gold capitalizes exploration property acquisition costs and development expenditures. Any such estimates and assumptions may change as new information becomes available. If, after development expenditures are capitalised, information becomes available suggesting that the recovery of such expenditure is unlikely, the relevant capitalised amount is written off in the statement of loss and other comprehensive loss in the period when the new information becomes available.

Contact Gold based its assumptions and estimates on parameters available when the financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market change or circumstances arising beyond the control of Contact Gold. Such changes are reflected in the assumptions when they occur.

ii)	Fair Value of Share Based Payments

As it relates to equity remuneration, this calculated amount is not based on historical cost, but is derived based on assumptions (such as the expected volatility of the price of the underlying security, expected hold period before exercise, dividend yield and the risk-free rate of return) input into a pricing model. The model requires that management make forecasts as to future events, including estimates of: the average future hold period of issued stock options before exercise, expiry or cancellation; future volatility of Contact Gold’s share price in the expected hold period; dividend yield; and the appropriate risk-free rate of interest. The assumptions and models used for estimating fair value for share-based payment transactions are disclosed in note 9 to the Interim Financial Statements. The resulting value calculated is not necessarily the value that the holder of the equity compensation could receive in an arm’s length transaction, given that there is no market for the options and they are not transferable.

The assumptions used in these calculations are inherently uncertain. Changes in these assumptions could materially affect the related fair value estimates.

iii)	Financial Liabilities, including Embedded Derivatives

In determining the fair value of the Embedded Derivatives on the date of issue of US$ 5,066,520 ($6,846,649), it was necessary for Contact Gold to make certain assumptions to derive the effective interest rate used in calculating Contact Gold’s credit spread, as well as assumptions relating to the probability and timing of a change of control, exercise of the early redemption option, share price volatility, and future fluctuations in the rate of foreign exchange between the Canadian and United States dollar.

There is an inverse correlation of the fair value of the Embedded Derivative and the US$-denominated value of the Contact Shares on the TSXV. The impact of changes in estimates as to the exercise of the probability and timing of a change of control, are generally correlated, however, the calculation of such is also impacted by changes to the different risk-free rate curves, further impacting the fair value of the Embedded Derivative. There is significant complexity to the interplay and impact of these various inputs and the quantum resultant from these relationships which is further influenced by changes to management’s assumptions as to the potential exercise and timing thereof of the COCROption and the EROption. Accordingly, there may be significant volatility to the fair value of the Embedded Derivative from period to period. Contact Gold based its assumptions and estimates on parameters relevant to the June 7, 2017 issue date of the Contact Preferred Shares, and then again as at December 31, 2017.

Similarly, Contact Gold made certain assumptions to determine the appropriate effective interest rate in calculating the fair value of the Cobb Creek Obligation, with such determination made in alignment with the rate determined to fair value the Embedded Derivatives.

The assumptions used in these calculations are inherently uncertain. Existing circumstances and assumptions about future developments, may change due to market change or circumstances arising beyond the control of Contact Gold. Such changes could materially affect the related fair value estimate, and are reflected in the assumptions when they occur. Factors that could affect these estimates are discussed in this Offering Circular, under the heading, “Risk Factors”. Subject to the impact of such risks, the carrying value of Contact Gold’s financial assets and liabilities approximates their estimated fair value.

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Changes in Accounting Policies and New Accounting Pronouncements

For information on Contact Gold’s accounting policies and a summary of new accounting pronouncements, please refer to our disclosures in the Annual Statements at Note 2(p).

Preliminary internal discussions have begun in order to evaluate the consequences of the new pronouncements, but the full impact has yet to be assessed.

Off-Balance Sheet Arrangements and Legal Matters

Contact Gold has no off-balance sheet arrangements, and there are no outstanding legal matters of which management is aware.

Proposed Transactions

There are no proposed material transactions. However, as is typical of the mineral exploration and development industry, management of Contact Gold continually review potential merger, acquisition, investment, and joint venture transactions and opportunities that could enhance shareholder value. There is no guarantee that any contemplated transaction will be concluded.

Industry and economic factors that may affect our business

Economic and industry risk factors that may affect our business, in particular those that could affect our liquidity and capital resources, are as described under the heading "Risk Factors" in this Offering Circular. In particular, there are currently significant uncertainties in capital markets impacting the availability of equity financing for the purposes of mineral exploration and development. We anticipate having to rely on financing undertaken by Contact Gold in order to continue to fund activities.

Certain uncertainties relating to the global economy, political uncertainties and increasing geopolitical risk, increased volatility in the prices of gold, copper, other precious and base metals and other minerals, as well as increasing volatility in the foreign currency exchange markets may impact Contact Gold’s business and accordingly, may impact our ability to remain a going concern.

A comprehensive discussion of Contact Gold’s risks and uncertainties is set out in this Offering Circular. The reader is directed to carefully review this discussion for a proper understanding of these risks and uncertainties.

Subsequent Events Not Otherwise Described Herein

With the exception of transactions and activities described in this MD&A, there were no subsequent events after period end.

Scientific and Technical Disclosure

The Contact Gold Properties are all early stage and do not contain any mineral resource estimates as defined by NI 43-101. There are no assurances that the geological similarities to projects mentioned herein operated by GSV or Newmont Mining, or other project along the Carlin Trend, will result in the establishment of any resource estimates at any of Contact Gold’s property interests including Pony Creek, or that the Pony Creek can be advanced in a similar timeframe. The potential quantities and grades disclosed herein are conceptual in nature and there has been insufficient exploration to define a mineral resource for the targets disclosed herein. It is uncertain if further exploration will result in targets on any of the Contact Gold Properties being delineated as a mineral resource.

The scientific and technical information contained in this MD&A has been reviewed and approved by Vance Spalding, CPG, Vice President Exploration, Contact Gold, who is a “qualified person” within the meaning of NI 43-101.

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BUSINESS

The following discussion should be read in conjunction with the accompanying financial statements, management’s discussion and analysis and related notes included elsewhere in this Offering Circular.

Business Objectives and Operations

Contact Gold is a gold exploration company focused on district-scale gold discoveries in Nevada. Contact Gold’s land holdings are located on the Carlin, Independence and Northern Nevada Rift gold trends. Contact Gold currently owns, through Clover Nevada, a 100% interest in a portfolio of ● unpatented mining claims distributed over 11 gold properties located in Nevada, including the Pony Creek, North Dark Star and Dixie Flats properties. As at the date of this Offering Circular, Contact Gold’s properties comprise, in aggregate, approximately 212 km2 of unpatented mining claims and mineral tenure. Contact Gold’s main focus is on advancing the Pony Creek project, which is located in Elko County, Nevada and comprises 1,345 unpatented mining claims covering 107 km2.

Contact Gold recently concluded what previously was planned to be a 16,000 m reverse circulation drill program at Pony Creek (the “Drill Program”). The Drill Program forms part of a comprehensive property wide exploration program comprising over 4,000 soil samples, geological mapping, and additional drill target generation. From January 2018 to September 2018, Contact Gold completed 51 drill holes totaling over 10,800 m of the Drill Program. Assays are currently pending for the final drill holes, with drilling and exploration activities ongoing.

See “The Pony Creek Project” under the header “Description of Property” in this Offering Circular.

Recent Developments

•         On February 6, 2018, Clover Nevada acquired the East Bailey property covering 9.1 km2 of prospective mineral tenure adjacent to the Pony Creek Project, in exchange for 250,000 shares of Common Stock, and the grant of a 2% NSR on certain portions of the East Bailey property which do not already have royalties in place. Existing royalties over certain portions of the East Bailey property comprise a 3% NSR, with an option to reduce such royalty to 1%. East Bailey also carries an escalating advance royalty payment obligation, the first amount of which (US$10,000) was paid in September 2018.

•         On May 17, 2018, the Corporation announced the results of initial metallurgical test work completed on samples from Pony Creek. Based on the initial metallurgical results, the Corporation plans to complete further metallurgical testing and a maiden resource estimate upon completion of the 2018 Drill Program.

•         On June 21, 2018, the Corporation announced drill results from the first five holes, totaling 983 m, from its Drill Program. These drill holes were designed to offset and build upon areas of higher grade, oxidized gold mineralization identified in the Corporation’s 2017 drill program at the Pony Creek property’s “Bowl Zone” target.

Drill highlights included:

(i)	2.51 g/t Au over 47.24 m from 86.87 m in drill hole PC18-03;
(ii)	1.00 g/t Au over 92.97 m from 50.29 m in drill hole PC18-04;
(iii)	0.53 g/t Au over 59.44 m from 1.52 m in drill hole PC18-02; and
(iv)	0.91 g/t Au over 27.43 m from 28.96 m in drill hole PC18-01.

On August 14, 2018, the Corporation announced drill results from an additional 12 holes, totaling 2,500 m, from its 2018 Drill Program, and a new gold discovery at the Pony Creek property’s West Target.

Drill Highlights included:

(i)	0.42 g/t Au over 33.53 m oxide from 4.57 m in discovery hole PC18-018 at West Target, including

1.11 g/t Au over 4.5 m;

(ii)	0.61 g/t Au over 21.34 m oxide from 103.63 m in drill hole PC18-012 at Bowl Zone; and
(iii)	0.18 g/t Au over 25.91 m oxide from surface in drill hole PC18-07 at Bowl Zone.

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On September 5, 2018, the Corporation reported shallow oxide drill results from an additional seven holes at the West Target, and three holes, including another new gold discovery, at the property's Pony Spur target.

Drill Highlights included:

(i)	0.29 g/t oxide Au over 15.24 m from 10.67 m, and 0.24 g/t oxide Au over 7.62 m from 39.62 m, and

0.22 g/t oxide Au over 32.00 m from 64.01 m in hole PC18-23 at West Target;

(ii)	0.71 g/t oxide Au over 10.67 m from 19.81 m in drill hole PC18-022 at West Target;
(iii)	0.34 g/t oxide Au over 10.67 m from 10.67 m in drill hole PC18-21 at West Target;
(iv)	0.28 g/t oxide Au over 16.76 m from 1.52 m in drill hole PC18-24 at West Target;
(v)	0.19 g/t oxide Au over 27.43 m from 65.53 m in drill hole PC18-26 at Pony Spur target; and
(vi)	0.21 g/t oxide Au over 19.81 m from 53.34 m in drill hole PC18-27 at Pony Spur target.

On September 20, 2018, the Corporation reported drill results from an additional step-out drilling at the Bowl Zone.

Drill Highlights included:

(i)	2.42 g/t Au over 35.05 m from 266.7 m, including 3.15 g/t oxide Au over 24.38 m from 274.32 m, in hole PC18-33;
(ii)	0.55 g/t oxide Au over 25.91 m from 105.16 m in drill hole PC18-034;
(iii)	0.39 g/t oxide Au over 35.05 m from 92.97 m in drill hole PC18-31; and
(iv)	0.34 g/t oxide Au over 35.05 m from 88.39 m and 0.31 g/t oxide Au over 35.05 m from 129.54 m in drill hole PC18-29.

•	On October 16, 2018, Contact Gold announced the development of a new gold target at Pony Creek, known as the Elliott Dome target. The Company identified several gold-in-soil anomalies over 100ppb Au in a broader area of elevated gold-in-soils adjacent to GSV’s Jasperoid Wash discovery and their Arcturus Target.

Results of CSAMT survey show a north-south break coincident with gold in soil anomaly.   Subject to available capital, exploration results and general market conditions, Contact Gold currently anticipates a drill program at this target in 2019.

•	On October 24, 2018, Contact Gold announced that it filed the Technical Report and a final short form base shelf prospectus (the “Shelf Prospectus”) with the securities regulatory authorities in each of the Canadian Jurisdictions. The Shelf Prospectus, together with the applicable prospectus supplement(s) will, subject to securities regulatory requirements in Canada, enable Contact Gold to make a public offering in Canada of up to $30 million of any combination of common shares, debt securities, subscription receipts, units and warrants during the 25-month period that the Shelf Prospectus, including any amendments thereto, remains valid.

•         On November 27, 2018, Contact Gold closed a transaction to sell its Golden Cloud and Santa Renia properties to Waterton Nevada (the “Property Sale”) for cash proceeds to Contact Gold of $635,000 (US$485,975).

•         On November 28, 2018, the Corporation announced the discovery of gold at the West Zone in August 2018.

Drill highlights included:

(i)	0.33 g/t oxide Au over 92.97 m from surface, including 0.6 g/t oxide Au over 13.7 m in hole PC18-51;
(ii)	0.26 g/t oxide Au over 50.29 m from surface in hole PC18-50;
(iii)	0.31 g/t oxide Au over 39.62 m from surface in hole PC18-49;
(iv)	0.38 g/t oxide Au over 15.24 m oxide from 71.63 m, and 0.28 g/t oxide Au over 9.14 m from 7.62 m, in hole PC18-41; and
(v)	0.70 g/t oxide Au over 6.10 m from surface in drill hole PC18-40.

•         On ●, 2019, we closed a private placement of ● shares of Common Stock, at the Placement Price for proceeds of $●. Each Common Stock was accompanied by one Right. See, “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Highlights and Recent Events – Subsequent to September 30, 2018”, and “- Outstanding Securities – Rights,” above.

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The scientific and technical data contained in the section entitled “Recent Developments” has been reviewed and approved by Vance Spalding, CPG, Vice President Exploration of the Corporation, who is a “qualified person” under NI 43-101.

Three-Year History

Corporate

Over the most recently completed financial year, the following events have contributed to Contact Gold’s corporate development:

•	December 8, 2016, Winwell announced that it agreed to complete the Transactions with Carlin and Waterton that resulted in the acquisition of Clover Nevada from a subsidiary of Waterton, that held the Contact Gold Properties (at that time comprising a portfolio of 2,762 unpatented mining claims distributed over 13 gold properties located in Nevada, including the Pony Creek Project, and the North Star and Dixie Flats properties). The Transactions were effected through the Exchange Agreement, and an arrangement agreement dated December 8, 2016, as amended on January 31, 2017, between Winwell and Carlin.

•	In February 6, 2017, Carlin completed a private placement of common shares, whereby Carlin issued an aggregate of 5,315,000 common shares at $0.50 per common shares for aggregate gross proceeds of $2,657,500.

•	March 17 and 22, 2017, Carlin completed two tranches of a private placement of subscription receipts (the “Subscription Receipts”), whereby Carlin issued an aggregate of 18,500,000 Subscription Receipts at a price of $1.00 per Subscription Receipt for aggregate proceeds of $18,500,000.

•	June 7, 2017, Winwell and Carlin completed the Transactions. In connection with the completion of the Transactions, Winwell consolidated its share capital on the basis of eight (8) (existing) common shares for one (new) common share, and effected a legal continuance into the State of Nevada and a name change to Contact Gold Corp. The Subscription Receipts were also converted on a one-for-one basis into a total of 18,500,000 common shares of Carlin, which upon completion of the Arrangement, the continuance and name change, automatically became Shares.

On closing of the Transactions, a governance and investor rights agreement dated June 7, 2017 among Contact Gold, Waterton, Matthew Lennox-King, Andrew Farncomb, John Dorward, Mark Wellings and George Salamis (the “Governance and Investor Rights Agreement”) and an investor rights agreement dated June 7, 2017 between Contact Gold and Goldcorp (the “Goldcorp Investor Rights Agreement”) were entered into.

•	June 15, 2017, the Shares commenced trading on the TSXV trading under the ticker symbol “C”.

•	On September 13, 2017, Contact Gold acquired the Pony Spur property covering approximately 0.5 km2 of prospective mineral tenure adjacent to the Pony Creek Project, located approximately 25 km south of Elko, Nevada. Total consideration for the acquisition of Pony Spur was US$50,000 in cash, 75,000 shares of Common Stock and the reimbursement of claims fees. Contact Gold also acquired the Poker Flats property adjacent to its Dixie Flats gold property for total consideration of US$25,000 in cash and 37,500 shares of Common Stock.

Competitive Conditions

The mining business is competitive in all phases of exploration, development and production. Contact Gold competes with a number of other exploration and mining companies in the search for, and acquisition of, mineral properties, many of whom have greater financial resources. As a result of this competition, Contact Gold may be unable to acquire attractive mineral properties in the future on terms it considers acceptable. Contact Gold also competes for financing with other resource companies, many of whom have greater financial resources and/or more advanced properties. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favourable to Contact Gold.

The ability of Contact Gold to acquire properties largely depends on its success in exploring and developing its present properties and on its ability to select, acquire and bring to production suitable properties or prospects for mineral exploration and development. Contact Gold may compete with other exploration and mining companies for the procurement of equipment and for the availability of skilled labour. Factors beyond the control of Contact Gold may affect the marketability of minerals mined or discovered by Contact Gold. See “Risk Factors” in this Offering Circular.

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Industry and economic factors that may affect our business

We anticipate having to rely on financings through the issuances of Common Stock in order to continue to fund activities. There are significant uncertainties in capital markets impacting the availability of equity financing for the purposes of mineral exploration and development. Certain uncertainties relating to the global economy, political uncertainties and increasing geopolitical risk, increased volatility in the prices of gold, copper, other precious and base metals and other minerals, as well as increasing volatility in the foreign currency exchange markets may also impact the Company’s business and our ability to raise new capital, and accordingly, may impact our ability to remain a going concern.

Contact Gold’s operations are also exposed to various levels of regulatory, economic, political and other risks and uncertainties which may impact the Company’s business and our ability to raise new capital. There can be no assurance that Contact Gold will be able to comply with any a changing regulatory, economic or political environment. See “Risk Factors” in this Offering Circular.

Environmental Regulation

Contact Gold’s exploration and development activities, as well as any current or future operations, are subject to environmental laws and regulations in the jurisdictions in which it operates. See “Risk Factors”. Contact Gold maintains, and anticipates continuing to maintain, a policy of operating its business in compliance with all environmental laws and regulations.

Employees

As at the date of this Offering Circular, Contact Gold has 5 employees located in Canada and 2 employees located in Nevada. Contact Gold also operates through sub-contractors and consultants.

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DESCRIPTION OF PROPERTY

The Pony Creek Project

Unless stated otherwise, the information in this section is summarized, compiled or extracted from the Technical Report. The Technical Report was prepared in accordance with NI 43-101 and has been filed with the securities regulatory authorities in all of the provinces and territories of Canada, except Québec. The disclosure in this Offering Circular is derived from the Technical Report has been prepared with the consent of Mr. Spalding, Vice-President, Exploration of the Company, who is a qualified person within the meaning of NI 43-101.

The Technical Report is subject to certain assumptions, qualifications and procedures described therein. Reference should be made to the full text of the Technical Report, which has been filed with the applicable Canadian securities regulatory authorities pursuant to NI 43-101 and is available for review under the Company’s issuer profile on SEDAR at www.sedar.com. The Technical Report is not and shall not be deemed to be incorporated by reference in this Offering Circular.

Property Description and Location

The Pony Creek property is comprised of 1,345 unpatented lode mining claims located on federal lands managed by the BLM covering approximately 107 square kilometers in the southern part of the Piñon Range in Elko County, Nevada (see Figure 1 below). The property is centered at approximately 40°21′10″N, 115°58′20″W, in the southern portion of the Carlin gold trend, approximately 27 kilometers south of the presently producing Emigrant gold mine of Newmont and 11 kilometers south of Gold Standard Ventures’ Pinion and Dark Star gold deposits (see Figure 2 below).

Ownership of the unpatented mining claims is in the name of the holder (locator), subject to the paramount title of the United States, under the administration of the BLM. Under the General Mining Act of 1872, which governs the location of unpatented mining claims on federal lands in the United States, the locator has the right to explore, develop, and mine minerals on unpatented mining claims without payments of production royalties to the U.S. government, subject to the surface management regulation of the BLM. Annual claim maintenance and County filing fees are the only government payments related to the unpatented mining claims, and these fees, totalling US$224,625 annually have been paid in full through September 1, 2019. Other annual holding costs for 68 leased claims through September 14, 2019 were US$10,000.

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Figure 1 – Location Map, Pony Creek Project

Tusc & Mike
Gold Quarry
Carlin
Elko
80
Emigrant
Rain
North Bullion
Pinion
Dark Star
North Zone
Bowl Zone
Pony Creek
Major Gold Zones/Deposits
Pony Creek Project Outline
Major Gold Mines
0
5
10
Kilometers
570000
580000
590000
600000
610000
620000
4530000
4520000
4510000
4500000
4490000
4480000
4470000
4460000
4450000

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Figure 2 – Property Map for the Pony Creek Project

585000
590000
595000
600000
4475000
4470000
4465000
4460000
4455000
N
0
5
10
Kilometers

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Royalties and Agreements

In December 2016, Winwell entered into a securities exchange agreement with Waterton to acquire the Contact Gold Properties. The consideration for the acquisition of the Contact Gold Properties was a cash payment by Contact Gold (Winwell following completion of the Arrangement) of $7.0 million and the issuance to Waterton of common shares of Contact Gold representing approximately 37% of the pro forma interest in Contact Gold and preferred shares of Contact Gold with a face value of $15 million.

The Pony Creek claims are subject to a royalty of 3.0% of the net smelter returns from any and all production and sale of minerals from the claims. The royalty is payable to Royalty Consolidation Company LLC (“RCC”), and its successors. RCC is an affiliate of Waterton. The claims owner may permanently reduce the royalty rate from 3.0% to 2.0% in exchange for the payment to RCC of US$1,500,000. The royalty reduction option expires on February 7, 2020.

Mineral production from the Pony Creek claims would be subject to the Nevada net proceeds tax (“NPT”). For operations with annual gross proceeds over $4,000,000, the NPT rate is 5%. For operations with gross proceeds less than $4,000,000 annually, the NPT tax rate is dependent on the ratio of net proceeds to gross proceeds.

Environmental and Permitting

There are no known environmental liabilities within the Pony Creek property. Contact Gold currently has one Plan of Operations being prepared for submittal to the BLM for review and six notices of intent in place for exploration on Pony Creek.

Based on the personal observations of the author of the Technical Report (the “Technical Report Author”), there is no indication of encumbrances or known problems with legal access of the Pony Creek property, and the Technical Report Author was not aware of any land use or conflicting rights, or such other factors and risks that might affect title or the right to explore, beyond what is described in the Technical Report.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

Physiography

The Pony Creek property covers the crest of the Piñon Range at elevations ranging from 2,000 meters to about 2,400 meters within the Bailey Mountain and Robinson Mountain U.S.G.S. 7.5 minute topographic quadrangles. Most of the property comprises gently rolling to moderately steep, sagebrush- and grass- covered hills with a few juniper, mountain mahogany and pine trees.

Access to Property

From Elko, Nevada access to the property is generally by proceeding south via State Highway 227 (Lamoille highway) for a distance of 8.7 kilometers, then south on State Highway 228 past the town of Jiggs, for a total of 53.3 kilometers to the intersection with the Red Rock Ranch gravel county road. Proceeding west on the Red Rock Ranch road, after 2.1 kilometers bear left at the first intersection and bear left again at the next intersection after another 2.3 kilometers. After traveling 24.3 kilometers, you are on the Pony Creek eastern project boundary. To continue to the Bowl Zone, turn right on a two-track road and after 2.1 kilometers turn right on another two-track road and continue to the top of the range where the Bowl Zone is situated. Alternatively Pony Creek can be accessed from the west by travelling the Indian Pony road off State Highway 278.

Climate

The climate can be described as dry and montane. Temperatures are cool to cold during the winter, with occasional moderate snowfalls, and summers are warm with cool nights. The area is fairly dry during the summer. Total annual precipitation is about 23 centimeters per year, mostly as snow during the winter months. The climate is favorable for year-round mining. Road access for exploration may be limited or interrupted by snow and mud during December through April. Conditions can be highly variable from year to year.

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Local Resources and Infrastructure

A highly-trained mining and industrial workforce is available at Elko, Carlin, Winnemucca, and Reno, Nevada, as well as in Salt Lake City, Utah. The project area is served by U.S. Interstate Highway 80, which passes about 45 kilometers to the north. Mining and industrial equipment, fuel, maintenance, and engineering services and supplies are available in Elko, as are telecommunications, a regional commercial airport, hospitals, and banking.

There are no inhabitants in the immediate project area and there is no electrical power at the project site, but ranch power is available a few miles away. Although the project area is generally hilly, flat areas are present and have the potential for sitting a processing plant, tailings storage areas, waste disposal areas, and leach pads.

Year-round surface water is not available within the property, and most of the springs dry up in August and September. No ground water has been encountered in airlift testing of Contact Gold’s RC drill holes to date. A few holes have encountered very small volumes of ground water, but not enough to stop the pneumatic hammer from functioning. The drilled area to date appears to be mostly dewatered as is the case at the Bald Mountain mine to the south, and while detailed hydrological studies will need to be completed as part of any future mine planning, it would appear that dewatering requirements will be minimal in the areas that Contact has been drilling. Large water volumes were encountered in one of the Grandview 2017 holes drilled near the Red Rock Ranch in the lower elevations on the east side of the project.

History

Silver, gold, copper, lead, and zinc were discovered approximately 22.5 kilometers north of the Pony Creek property in the central Piñon Range in 1869, at what was subsequently organized into the Railroad (or Bullion) mining district. The Railroad district was worked throughout the 1870s and 1880s, mainly for lead, copper, and silver. The district was later revived in 1905, and there was intermittent production through to the early 1940s.

In the southern Piñon Range, the Larrabee mining district was organized and covered two areas of shallow workings and prospects where small, but unrecorded, amounts of silver and copper may have been produced, as well as less than 1,000 tons of barite. Modern historical exploration in the southern Piñon Range commenced with regional stream-sediment sampling by Newmont in 1980. This led to the recognition of anomalous gold and arsenic in exposures of hydrothermally altered rhyolite within what is now the Pony Creek property. Table 1 below summarizes the historical exploration of the Pony Creek Project area.

Newmont located 180 claims at Pony Creek in the early 1980s and, beginning in 1981, conducted drilling programs intermittently through 1989. In 1987, NERCO drilled six RC holes, but it is not known if this was done under an agreement with Newmont or on ground not controlled by Newmont; the holes were drilled outside of the current property limits. Gold mineralization was intersected by Newmont’s drilling in the south lobe of a rhyolitic intrusive body and in sedimentary rocks beneath the rhyolite, in what became to be known as the Bowl area. The results of Newmont’s exploration program apparently did not meet their corporate objectives, and Newmont optioned the property to Westmont Mining, Inc. (“Westmont”) in 1990. Westmont drilled 31 RC holes through 1992.

In April of 1993, Quest International Management Services, Inc. (“Quest”) acquired Westmont and in 1994 formed a joint venture with Uranerz U.S.A., Inc. (“Uranerz”) to explore the property. In 1995, the Uranerz joint venture was terminated. A total of 173 holes were drilled from 1981 through 1995.

Quest and Barrick Gold Exploration Inc. (“Barrick”) formed a joint venture in August 1997. Barrick’s main effort consisted of recompiling and reinterpreting drill hole and geophysical data generated by previous operators and conducting a controlled-source audio-magnetotelluric (“CSAMT”) survey in the northern part of the claim block. The joint venture drilled 4 RC holes.

In 1999, Quest was acquired by the Standard Mining Co., which abandoned the Pony Creek property. Later that year, Mr. Carl Pescio located new claims over the mineralized rhyolite area and leased the property to the Homestake Mining Company (“Homestake”) shortly afterward. Homestake drilled 5 RC holes and terminated their agreement with Mr. Pescio.

Nevada Contact Inc. (“Nevada Contact”, unrelated to Contact Gold) optioned the property from Mr. Pescio in 2001 and drilled 8 RC holes in 2002 before terminating the agreement in early 2003. In July 2003, Mill City International Corp. (“Mill City”) purchased the property from Mr. Pescio, who became an officer of Mill City.

Grandview Gold Inc. (“Grandview”) entered into a letter option agreement with Mill City in 2004. Grandview carried out mapping and surface sampling, and in 2005 and 2006 drilled a total of 10 core holes.

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A 2006 technical report on the Pony Creek project prepared for Vista Gold (the “Russell Report, 2006”) presented regional gravity and total-field aeromagnetic maps compiled and interpreted by J. Wright in 2004. The Russell Report, 2006 did not specify the company that commissioned the Wright 2004 geophysical interpretations, so it is not clear if this work was done for Mill City or Grandview. These regional geophysical maps are presented in Figure 3 below.

By 2006 ownership of the Pony Creek property had been transferred from Mill City to the “Pescio Group”. In mid-2006, Vista Gold Corp. (“Vista”) acquired the Pony Creek property from the Pescio Group and, following a series of transactions, control of the property was assigned to Allied Nevada Gold Corp. (“Allied Nevada”) in May 2007. Neither Vista nor Allied Nevada conducted exploration of the Pony Creek property, but the claims were maintained.

During 2007, Grandview drilled 13 RC holes. It is assumed by the Technical Report Author that Grandview’s option, discussed above, survived through the change in property ownership to Allied Nevada.

Allied Nevada entered bankruptcy in March 2015. In June of the same year, a subsidiary of Waterton acquired Pony Creek, along with other exploration assets, through the bankruptcy process.

Contact Gold was formed pursuant to the Arrangement. As part of the Arrangement, Winwell continued into the State of Nevada and changed its name to Contact Gold, following which, Contact Gold acquired Clover Nevada from Waterton, which held the Pony Creek property, along with 12 other exploration stage properties in Nevada. No recorded mineral production has been attributed to the Pony Creek property and no workings larger than a few small prospect pits are known to exist.

Table 1 –Exploration at Pony Creek Since 1980

Year	Operator	Drilling (holes)	Comments
1980	Newmont	none	Stream sediment sampling, 100 claims staked
1981-1982	Newmont	20 RC; 2 Core	Drilling, Mapping, soil sampling, aeromagnetic survey, 80 claims staked
1983-1985	Newmont	59 RC	Drilling, photogeologic study, structural analysis, soil sampling, mapping
1987	NERCO	6 RC	Drilling (west of claim boundary, or at Pony Spur?)
1987-1989	Newmont	40 RC	Mapping, Drilling at Bowl, Pot Holes, Picnic Ridge and Pony Spur?
1990	Westmont-Newmont JV	none	JV formed with Westmont operating
1991-1992	Westmont-Newmont JV	31 RC	Soil Sampling, induced Potential survey, Drilling
1993	Ramrod Gold Inc.	none	Westmont acquired by Ramrod Gold (Quest)
1994-1995	Uranerz U.S.A.	15 RC	Optioned from Quest, IP, ground magnetics, mapping, soil sampling
1996-1997	Quest International	none	Quest purchases Newmont interest
1997-1998	Barrick-Quest JV	4 RC	JV with Quest, compilation, rock sampling, drilling, CSAMT
1999	Homestake	none	Quest acquired by Standard mining, claims lapse, Pescio stakes, Homestake leases
2000	Homestake	5 RC	Homestake terminates lease
2001-2003	Nevada Contact	8 RC	Leases from Pescio, relog drill holes, CSAMT surveys, drilling
2003	Mill City International	none	Mill City purchases Pony from Pescio
2004-2007	Grandview Gold	10 Core; 13 RC	Options from Mill City/Pescio, mapping, drilling, Mill City option terminates
2006-2014	Vista gold / Allied Nevada	none	Vista acquires Pony Creek in 2006, spun-off to Allied Nevada in 2007, goes dormant
2015-2016	Waterton	none	Acquired out of Allied bankruptcy in 2015 by affiliates of Waterton
2017	Contact Gold	37 RC; 5 Core	Acquired from Waterton, drilling, gravity, CSAMT, soil and rock sampling, mapping
2018	Contact Gold	51 RC	Drilling, soil and rock sampling, CSAMT from GSV for northern Pony Creek, mapping
306 total

Historical Mineralization Estimates

Newmont completed a resource estimation in 1983 (Russell, 2004) that is judged to be relevant and therefore suitable for disclosure in Table 2 below. This Newmont estimate is not classified, and used an unknown number of drill holes, but the Technical Report Author estimates it was based upon only the first 40 of 306 total drill holes as of the date of this 1983 report. The Technical Report Author has not done sufficient work to categorize this historical estimate as current mineral resources and Contact Gold is not treating this historical estimate as current resources, and therefore, although considered relevant, this historical resource should not be relied on.

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In an NI 43-101 technical report prepared for Vista Gold and Allied Nevada, Russell (2006) re-stated his prior resource estimate of 32,409,100 tons at a grade of 0.044 oz gold (“Au”)/ton (1,426,000 ounces) prepared for Mill City in 2004. The Technical Report Author has not done sufficient work to categorize this historical estimate as current mineral resources, and it is the Technical Report Author’s opinion that the Russell (2004, 2006) historical resource estimate does not meet current CIM standards. Contact Gold is not treating this historical estimate as current and this historical resource should not be relied upon.

Table 2 – Historical Mineralization Estimate

Year	1983	2006
Estimate	Newmont*	Vista Gold
Cut-off oz Au/ton	Unknown	Unknown
Tons, no classification	1,124,000	32,409,100
Au oz, no classification	65,000	1,426,000

* as reported by Russell (2004); table in Technical Report notes “Au oz/ton”

The Corporation is not treating these historical estimates as current and these historical resource estimates should not be relied upon.

Geological Setting and Mineralization

The Pony Creek project is situated in the south-central Carlin trend, a northwest-southeast alignment of sedimentary rock-hosted gold deposits and mineralization in the Basin and Range geologic province of western North America. The area of what is now known as the greater Carlin trend was within the passive, marine continental margin during early and middle Paleozoic time, which is the time of deposition of the oldest rocks observed in the area. A westward-thickening wedge of sediments was deposited along the continental margin, in which the eastern facies tended to be siltier and carbonate-rich shelf and slope deposits and carbonate platform deposits, while the western facies were primarily fine-grained siliciclastic sediments of deeper basin environments. The Carlin trend is proximal to the shelf-slope break, although the position of this break was not static over time.

A prominent structural feature of the Piñon Range is the Piñon Range anticline and the related “Piñon graben” (Abbott, 2003). Abbott (2003) considered the anticline to be related to the development of the Eocene Ruby Mountains metamorphic core complex, which overprinted the folds and faults of the Antler, Sonoma and Sevier fold and thrust belts. According to Abbott (2003) the Piñon Range anticline was overprinted by a Tertiary right-lateral wrench fault system.

Hydrothermal alteration at Pony Creek is reported to be characterized by the assemblage quartz-sericite- pyrite within the intrusive body in and near north-trending and northeast-trending faults. The fault zones are fragmental and/or brecciated, and contain very fine-grained quartz, sericite, and pyrite or limonite. Pyrite occurs both as disseminated grains and on fracture surfaces while limonite occurs after pyrite or is secondary in fractures. Away from the faults the intrusion becomes less altered, grading outward from a rock with relict feldspar ghosts to one with a distinct porphyritic texture. In the center of the intrusion, a granular texture in which the feldspars have been argillically altered is present, leaving open or clay- filled vugs. The intrusion locally contains 3% to 5% pyritized and chloritized hornblende crystals.

Newmont geologists used the terms “sanded rhyolite” and “rhyolite sand” to describe the texture of the rhyolite intrusion in some of the altered and mineralized areas. They reported that sanded rhyolite consists of medium-grained, rounded clasts of glassy rhyolite breccia commonly occurring near the margins and at the base of the intrusion, and locally as narrow stockwork zones within the intrusion. The distribution and texture of the sanded rhyolite suggest that the unit formed in vitric chill margins and was apparently affected by subsequent hydrothermal activity.

Sedimentary rocks along the margins of the intrusion and immediately beneath it are silicified, decalcified, sulfidized, and variably oxidized near gold mineralized zones.

Almost all significant mineralization identified to date in surface exposures and drilling is spatially associated with the rhyolite intrusive body, either within it or in silicified and altered Mississippian- Permian clastic rocks immediately beneath and adjacent to the intrusion. This mineralization appears to be related to or controlled by north, northwest and northeast striking structures.

At the Pony Creek property, a porphyritic rhyolite intrusion of Eocene age is present near the axis of the Piñon Range anticline, emplaced as a north-south elongated body that is approximately 3.2 km long and 1.2 km wide. It is variably hydrothermally altered and locally mineralized. Almost all significant gold mineralization identified to date in surface exposures and drilling is spatially associated with the rhyolite intrusive body, either within it or in silicified and altered Mississippian-Permian clastic rocks immediately beneath and adjacent to the intrusion. This mineralization appears to be related to or controlled by north and north-east striking structures.

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Bowl Zone

The presence of significant gold mineralization at the Bowl Zone was first established by Newmont. The mineralization is associated with oxidized and unoxidized marcasite, pyrite, and minor realgar and stibnite that occur along fractures and as disseminations in and beneath the rhyolite intrusion, as well as in the matrix of breccias in the intrusion. Newmont defined two continuous zones of mineralization in the Bowl area. One occurs along what is interpreted as a steeply dipping, north-trending structure that forms the eastern boundary of the Bowl area. The second lies to the west and forms a tabular, flat-lying zone or zones of mineralization that occur at, or on either side of, the lower contact of the rhyolite with the underlying Paleozoic sediments. Work by Contact Gold has identified a second, north-striking structure parallel to the eastern bounding fault. Drilling has shown that these three zones are continuously mineralized in some areas.

As presently defined by drilling, the Bowl area is somewhat continuously mineralized over a north-south strike length of about 1,400 meters, with maximum east-west extents of 600 meters and a maximum depth of about 200 meters. This area includes the three more continuously mineralized zones mentioned above. The high-angle, structurally-controlled mineralization along the eastern limits of the Bowl area is generally narrow, sinuous, and irregular, but can have substantial grades. For example, Newmont’s hole PC-20 intercepted 22.9 meters of continuous gold mineralization starting at 124.97 meters that averages 7.17g Au/t, including a 6.1-meter interval of 15.99g Au/t. While this intercept is from a vertical RC hole, which therefore overstates the true thickness of the steeply dipping mineralization along the fault, the grade is consistent with adjacent holes. It seems likely that the mineralizing fluids in the Bowl area were at least partially focused along this high-angle north-south structure, which is near the eastern contact of the rhyolite intrusion in this area. The mineralized fault may be related to the reactivation of a structural zone that controlled the hypothetical dike-like roots of the flat-lying portions of the rhyolite intrusion.

Of Contact Gold's 93 holes drilled to date, 56 have been at the Bowl Zone. These holes were designed to: confirm and expand areas of mineralization intersected in historic holes, to gather cyanide solubility data to eventually develop an oxide model to target higher grade and better oxidized portions of the Bowl mineralization, to explore the edges of the current drill pattern where ore controls were thought to exist, and three deep core holes were completed in 2017 as recommended by Gustin (2017) to test for the Devil's Gate/Webb contact at depth beneath the high-grade portion of the Bowl Zone. The deepest hole, PC17-27 was drilled to a total depth of 977.4 meters where the hole remained in Pennsylvanian/Permian aged sedimentary rocks with abundant fusilinid fossils which are age diagnostic.

West Target

The West Target was generated by Contact Gold in 2017 based on geology, geochemistry, and geophysics, and was never drilled by previous explorers. A new, significant area of gold mineralization currently measuring 1 km in a north-south direction and 400 meters wide east-west at its maximum, was subsequently defined after the discovery hole, PC18-18 returned 0.42 g/t Au over 33.53 meters starting 4.57 meters below surface. Cyanide assays showed the intervals to be well oxidized with cyanide assays averaging 89% of fire assays for the entire interval in hole 18 and similar, strong recoveries in the other holes' cyanide assays.

Gold mineralization at the West Target is associated with a large silicified, north-striking rib of Pennsylvanian-Permian aged calcareous conglomerate (the same host at GSV's North Dark Star deposit to the north of Pony Creek). Gold grades are enhanced where multiple cross cutting NW and NE striking faults intersect the North-South Conglomerate ridge that occupies the Emigrant-Dark Star-Dixie-Bowl zone structural corridor. To date the best gold grades have been encountered on the east and west margins of this silicified conglomerate. Assays have been received for 16 holes to date, with all widely spaced holes returning anomalous to low grade gold intersections. It remains completely open for expansion, particularly to the north and south.

Contact Gold drilling to date includes 23 holes at the West Target.

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North Zone

Gold mineralization has been somewhat irregularly intersected in drilling in a broad area within and adjacent to the northern lobe of the rhyolite intrusion. The most continuous mineralization identified to date in this area occurs within two north-trending zones that occur within a larger northwest-trending zone of generally lower-grade and more erratically distributed mineralization.

The easternmost of the two north-trending zones includes the most significant and continuous gold mineralization in the North area. This approximately 40-meter wide mineralized zone occurs over a strike length of 200 meters, is open to the south, and is defined by holes PC-111, PC-121, PC-128, 95-07, 95-08, and PC-06-03. The most significant intercept, 16.8 meters @ 1.50 g Au/t, was returned from hole PC-121. The top of the mineralization lies 50 to 100 meters from the surface, with mineralized thicknesses of 15 to 30 meters. The mineralization within this zone is very similar to the Bowl area, with the gold occurring near the contact of rhyolite intrusion and underlying Pennsylvanian/Permian age calcareous sandstone and conglomerate units. Specific mineralized areas are shown in Figure 3 below.

As part of Westmont’s 1992 drilling program, three holes (PC-129, PC-130, and PC-131) tested the possible northern extension of the eastern north-trending zone as it projects beyond the limits of the rhyolite intrusion. These three holes are the northernmost holes drilled at Pony Creek. PC-129, the southern of the three holes, intersected 42.7 meters grading 0.47 g Au/t starting at a down-the-hole depth of 26 meters. The gold mineralization in this hole is hosted in what was logged as weakly argillized arkosic sandstone with veinlets of very fine-grained pyrite and limonite-stained fractures. The next hole to the north, PC-130, intersected a large void and was abandoned; the void might be indicative of the targeted fault. The northernmost hole intersected unmineralized sedimentary rocks.

The eastern, possibly northwest-trending portion of the North area is predominantly characterized by anomalous to low-grade gold values within the rhyolite intrusion and Permian-Pennsylvanian units, although thin higher-grade zones were intermittently intersected.

The 11 holes drilled by Contact Gold at the North Zone were designed as offsets of previously mineralized holes, particularly Westmont hole 129.

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Pony Spur

The Pony Spur Target was acquired in 2017 as part of Contact Gold’s expansion of Pony Creek. The claims cover a regional-scale, northwest-striking fault that projects into the Bowl Zone and into the major SE flexure in the otherwise north-striking Emigrant/ Dark Star/ Pony Creek structural zone. Very strong silicification with a high barite and hematite content occurs within the Mississippian Chainman sandstone at Pony Spur. Contact Gold drilled three holes in 2018, with significant gold intersections in each hole. Two of the three intercepts were well oxidized with good gold recoveries in cyanide assays. Gold mineralization occurs at the Devonian Devil's Gate/Webb contact (same host as the Pinion deposit owned by Gold Standard Ventures and Alligator Ridge Mine owned by Kinross).

Figure 3 – Mineralized Areas and Map of Drill Holes at the Pony Creek Property

Exploration

Contact Gold began exploration at Pony Creek in late June, 2017 after 10 years of dormancy at the property. Contact Gold has completed 93 drill holes totalling 21,216 meters to the date of this Offering Circular. Drill programs were designed to confirm and expand known areas of historic drilling, with a focus on understanding the controls to mineralization as well as the degree and configuration of oxidation and the orientation of the higher grade gold mineralization, and to test new exploration targets that were developed through geological mapping, soil and rock geochemistry and gravity and CSAMT surveys.

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Drilling

The project database includes data for 295 holes totalling 59,837 meters drilled at the Pony Creek project from 1981 through September 2018 as summarized in Table 3 (historical drilling) and Table 4 (Contact Gold drilling) below. Data is missing for 11 of the historic holes mentioned by Russell (2004). Seventeen of the holes were drilled with diamond core (“core”) methods and the rest were RC drill holes. A total of 148 holes were inclined and 147 holes were vertical or near vertical. Of Contact Gold's 93 drill holes, only 27 were vertical, and a qualitative analysis of intercepts indicates that the angle holes more often intersect significant intervals of gold because those holes have a higher likelihood of intersecting high angle, structural controls to gold mineralization. Most of the holes mentioned by Michael Gustin in a technical report prepared for Contact Gold prior to completing the Arrangement (“Gustin, 2017”) as being off the current Pony Creek boundary are now within Pony Creek due to the acquisition of the Pony Spur claims.

The available data are not complete enough to determine the relationship between the true thickness of the gold mineralization and the length of the mineralized intercepts in the drill holes. In most cases, the orientation of the mineralization is unknown.

The most significant intervals of gold mineralization encountered in the historical drilling are listed in Table 3 below.

Table 3 – Summary of Historical Drilling at the Pony Creek Project

Year	Company	RC Holes	RC Meters	Core Holes	Core Meters	Total Meters
1981-1982	Newmont	20	2,662.4	2	559.0	3,221.4
1983-1985	Newmont	59	8,240.3			8,240.3
1987	Newmont	16	1,799.5			1,799.5
1988	Newmont	3	576.1			576.1
1989	Newmont	16	2,619.8			2,619.8
1991-1992	Westmont	31	4,597.9			4,597.9
1994-1995	Ura nerz	15	3,819.1			3,819.1
1997-1998	Barrick-Ques t	4	970.8			970.8
2000	Homesta ke	5	1,849.5			1,849.5
2002-2003	Neva da Conta ct	8	2,389.6			2,389.6
2005-2007	Gra ndvi ew	13	3,912.1	10	4,589.7	8,501.8
2017	Contact Gold	37	7,604.9	5	2,784.1	10,389.0
2018	Contact Gold	51	10,862.6			10,862.6
Totals		278	51,904.7	17	7,932.8	59,837.4

No information is available concerning the drilling contractors, drill rig types and drilling methods used during the Newmont and NERCO drill programs from 1981 through 1989. The drilling done by the Westmont-Newmont joint venture in 1991 and 1992 was done by Hackworth Drilling of Elko, Nevada. In 1991, an Ingersoll-Rand PH600 truck-mounted RC drill was used and an MPD 1000 track-mounted drill was used. In 1992, a Schramm C650 track-mounted RC drill was used. No other information is available.

The Technical Report Author has been unable to obtain any information on the drilling contractors, drill rig types and drilling methods used during the Uranerz drilling in 1994-1995, or the drilling done by Barrick in July, 1998.

Database files indicate that the Homestake drilling in 2000, and the Nevada Contact drilling in 2001-2003 utilized RC drilling. Eklund Drilling of Elko, Nevada conducted the Homestake RC drilling using a track-mounted MPD 1500 drill. A track-mounted RC rig was also used by Nevada Contact for most of their 2002 holes, with a truck-mounted TH-75 RC rig used for hole PCK02-06A.

Mill City did not conduct any drilling on the property. Grandview completed 2 core holes in 2005 and resumed drilling in late July, 2006. The 2006 drilling was conducted by Boart Longyear using a core drill. Inspection of core stored in Lovelock, Nevada indicates the drilling was done with HQ-diameter core size. In 2007 Grandview drilled 12 RC holes, but no other information is available. Portions of the 10 core holes drilled by Grandview are stored in the Waterton Resources storage facility in Lovelock, Nevada, and have been recovered by Contact Gold.

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The most significant intervals of gold mineralization encountered from Contact Gold’s drilling are listed in Table 4 below.

Table 4 – Summary of Significant Mineralized Intervals, Contact Gold Drilling at Pony Creek(1)

Drill Hole	From (m)	To (m)	Au g/t	Interval (m)	Zone/Target	Metallurgy
PC18-01	28.96	56.39	0.91	27.43	Bowl Zone
including	35.05	50.29	1.18	15.24
	77.72	80.77	0.21	3.05
	92.97	99.06	0.32	6.10
	109.73	117.35	0.42	7.62
	121.92	129.54	0.91	7.62		Oxide
PC18-02	1.52	60.96	0.53	59.44	Bowl Zone	13.72m oxide
	74.68	77.72	0.20	3.05
	111.25	114.30	0.19	3.05
PC18-03	0.00	3.05	0.16	3.05	Bowl Zone	Oxide
	38.10	144.78	1.37	106.68
including	86.87	134.11	2.51	47.24		Oxide
PC18-04	50.29	143.26	1.00	92.97	Bowl Zone
including	68.58	74.68	4.00	6.10		Oxide
and including	109.73	124.97	1.82	15.24
and including	135.64	138.69	1.61	3.05		Oxide
PC18-05	22.86	32.00	0.33	9.14	Bowl Zone	Oxide
	85.35	88.39	1.08	3.05		Oxide
	99.06	102.11	0.13	3.05		Oxide
PC18-06	15.24	18.29	0.24	3.05	Bowl Zone
	24.38	27.43	0.15	3.05
	38.10	44.20	0.16	6.10
	67.06	80.77	0.15	13.72
	112.78	120.40	0.17	7.62
	129.54	164.59	0.35	35.05		Mixed
including	155.45	164.59	0.29	9.14		Oxide
	185.93	201.17	0.20	15.24		Oxide
PC18-07	0.00	25.91	0.18	25.91	Bowl Zone	Oxide
	25.91	38.10	0.16	12.19
	59.44	62.48	0.14	3.05
	132.59	135.64	0.24	3.05
	149.35	156.97	0.31	7.62
	163.07	166.12	0.19	3.05
	173.74	176.79	0.31	3.05		Oxide
PC18-08	161.55	170.69	0.19	9.14	Bowl Zone	Oxide
	184.41	208.79	0.21	24.48		Oxide
	301.76	306.33	0.25	4.57		Oxide
PC18-09	30.48	39.62	0.29	9.14	Bowl Zone	Oxide
PC18-10	39.62	42.67	0.19	3.05	Bowl Zone
	51.82	56.39	0.21	4.57
	62.48	70.10	0.19	7.62
PC18-11					Bowl Zone
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Drill Hole	From (m)	To (m)	Au g/t	Interval (m)	Zone/Target	Metallurgy
PC18-12	103.63	124.97	0.61	21.34	Bowl Zone	Oxide
	144.78	147.83	0.18	3.05		Oxide
	163.07	166.12	0.17	3.05		Oxide
PC18-28	44.20	50.29	0.22	6.10	Bowl Zone
	88.39	92.97	0.33	4.57
	100.59	149.36	0.64	48.77
	178.31	181.36	0.15	3.05
	201.17	204.22	0.14	3.05
	364.24	367.29	0.45	3.05
	385.58	388.62	0.14	3.05
PC18-29	30.48	44.20	0.15	13.72	Bowl Zone
	88.39	123.45	0.34	35.05		Oxide
	129.54	164.59	0.31	35.05		Oxide
	184.41	187.45	0.15	3.05		Oxide
PC18-30	3.05	15.24	0.14	12.19	Bowl Zone	Oxide
PC18-31	77.72	80.77	0.21	3.05	Bowl Zone	Oxide
	92.97	128.02	0.57	35.05		Oxide
including	99.06	103.63	1.77	4.57		Oxide
	149.35	163.07	0.38	13.72		Oxide
PC18-32	224.03	227.08	0.35	3.05	Bowl Zone	Oxide
	256.04	262.13	0.34	6.10		Oxide
PC18-33	41.15	92.97	0.31	51.82	Bowl Zone
	108.21	114.30	0.17	6.10
	131.07	135.64	0.19	4.57
	243.84	252.99	0.73	9.14
	266.70	301.76	2.42	35.05
including	274.32	298.71	3.15	24.38
	312.42	347.48	0.32	35.05
PC18-34	57.91	60.96	0.19	3.05	Bowl Zone
	67.06	71.63	0.16	4.57
	76.20	79.25	0.16	3.05
	83.82	91.44	1.58	7.62
including	85.35	88.39	3.09	3.05
	105.16	131.07	0.55	25.91		Mixed
PC18-35	74.68	79.25	0.25	4.57	Bowl Zone
	94.49	97.54	0.15	3.05
	112.78	115.83	0.15	3.05
	121.92	141.73	0.71	19.81
including	134.11	137.16	1.24	3.05
	214.89	220.98	0.27	6.10		Oxide
	263.66	266.70	0.15	3.05		Oxide
PC17-18	6.1	9.14	0.14	3.05	Bowl Zone
	13.72	28.96	0.21	15.24
	57.91	77.72	0.24	19.81
	97.54	115.83	0.3	18.29
	231.65	240.79	0.18	9.14
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Drill Hole	From (m)	To (m)	Au g/t	Interval (m)	Zone/Target	Metallurgy
PC17-19	92.97	102.11	0.52	9.14	Bowl Zone
	149.35	153.93	1.75	4.57
	160.02	166.12	3.95	6.1
	172.21	175.26	0.56	3.05
PCC17-15	0	14.02	0.19	14.02	Bowl Zone
	108.36	114.76	0.43	6.4
	132.28	146.61	0.2	14.33
PCC17-11	109.42	128.02	0.26	18.59	Bowl Zone
	135.64	159.41	0.23	23.77
	172.21	176.18	0.23	3.96
PC17-29	51.82	60.96	0.32	9.14	Bowl Zone
	70.1	96.01	0.18	25.91
	102.11	117.35	0.48	15.24
	193.55	214.89	0.44	21.34
	220.98	243.84	0.37	22.86
PC17-30	18.29	24.38	0.17	6.1	Bowl Zone
	38.1	41.15	0.18	3.05
	51.82	56.39	0.21	4.57
	64.01	97.54	0.24	33.53
	143.26	147.83	0.37	4.57
	160.02	163.07	0.25	3.05
	207.27	236.22	0.22	28.96
	254.51	257.56	0.16	3.05
PC17-31	140.21	143.26	0.22	3.05	Bowl Zone
PC17-37	51.82	163.07	0.35	7.62	Bowl Zone
PC17-38	39.62	42.67	0.31	3.05	Bowl Zone
	71.63	86.87	0.17	15.24
	233.17	240.79	0.16	7.62
PCC17-040	64.01	86.87	2.12	22.86	Bowl Zone
including	65.53	74.68	4.53	9.14
PC17-41	15.24	18.29	0.25	3.05	Bowl Zone
	25.91	57.91	0.59	32
	102.11	106.68	0.15	4.57
PC17-42	50.29	53.34	0.22	3.05	Bowl Zone
	60.96	70.1	1.06	9.14
PCC17-28	39.62	42.67	0.15	3.05	Bowl Zone
	57.91	64.01	0.17	6.1
	106.68	109.73	0.21	3.05
	115.83	118.87	0.23	3.05
	123.45	126.49	0.18	3.05
	134.11	137.16	0.15	3.05
	199.65	205.74	1.88	6.1
PC18-15	1.52	4.57	0.21	3.05	West Target	Oxide
PC18-16	230.13	23.17	0.26	3.05	West Target	Oxide
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Drill Hole	From (m)	To (m)	Au g/t	Interval (m)	Zone/Target	Metallurgy
PC18-17	13.72	25.91	0.18	12.19	West Target	Oxide
	91.44	94.49	0.18	3.05		Oxide
	106.68	111.25	0.34	4.57		Oxide
PC18-18	4.57	38.10	0.42	33.53	West Target	Oxide
PC18-19	73.15	76.20	0.28	3.05	West Target	Oxide
PC18-20	169.17	185.93	0.19	16.76	West Target	Oxide
PC18-21	10.67	19.81	0.34	10.67	West Target	Oxide
PC18-22	19.81	30.48	0.71	10.67	West Target	Oxide
PC18-23	10.67	25.91	0.29	15.24	West Target	Oxide
	39.62	47.24	0.24	7.62		Oxide
	64.01	96.01	0.22	32.00		Oxide
PC18-24	1.52	18.29	0.28	16.76	West Target	Oxide
PC17-23	30.48	44.2	0.32	13.72	North Zone	Oxide
PC17-22	44.2	47.24	0.26	3.05	North Zone	Oxide
PC17-25	35.05	38.1	0.17	3.05	North Zone	Oxide
	65.53	68.58	0.15	3.05		Oxide
	71.63	85.35	0.33	13.72		Oxide
PC17-20	27.43	32	0.31	4.57	North Zone	Oxide
	64.01	68.58	0.72	4.57		Oxide
PC17-21	12.19	19.81	0.28	7.62	North Zone	Oxide
	25.91	70.1	0.34	44.2		Oxide
	100.59	108.21	0.18	7.62		Oxide
PC17-26	25.91	35.05	0.33	9.14	North Zone	Oxide
	71.63	74.68	0.14	3.05		Oxide
PC17-32	83.82	86.87	0.14	3.05	North Zone	Oxide
PC17-33	35.05	47.24	0.17	12.19	North Zone	Oxide
PC17-34	140.21	163.07	0.16	22.86	North Zone	Oxide
PC17-43	4.57	19.81	0.33	15.24	North Zone	Oxide
	47.24	50.29	0.15	3.05		Oxide
	126.49	141.73	0.17	15.24		Oxide

(1) Contact Gold has completed cyanide assays at ALS Chemex on all 2018 fire assays above 0.10 g/t Au and all 2017 fire assays above 0.14 g/t Au, to begin to develop a database from which an oxide model can be built (refer to discussion under sub-heading “Mineral Processing and Metallurgical Testing”). Certain intervals provided in the table above highlight results indicating mineralization that is either oxide or mixed type from such preliminary metallurgical testing. Oxidation in Contact Gold's drill intercepts of gold mineralization varies from complete to almost none. The Company continues to gather, assess and analyze data in order to classify portions of the gold mineralization drilled to date as oxide, transitional or sulfide. Drill intervals for which there is no initial metallurgical notation provided require the Company to undertake additional testing in order to make an initial determination of potential recovery.

Contact Gold utilized a Shramm 455 track mounted RC drill provided by Major Drilling of Salt Lake City for the 2017 and 2018 programs, and in 2017 Major utilized a LF 90 core drill. All RC drilling was wet and utilized a rotary, 16 section pie splitter for sample collection, and great care was taken to make sure enough pie plates were installed to avoid overfilling and losing sample. Only one to occasionally two pie plates were left open for sample collection. Almost all core drilling was HQ size, although one hole had to be reduced to NQ due to pullback limitations of the drill. All drill cores were photographed and then sawn in half by Rangefront Consulting in their Elko warehouse and half was submitted to ALS Chemex for assay, while the other half was kept and is in storage at Contact Gold's Elko warehouse.

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Interpretation

Half of the holes at Pony Creek have been drilled at vertical to subvertical angles. In some areas, such as at Bowl, there are sufficient drill data to define mineralization that is oriented subhorizontally, and in these areas the steeply-angled holes cut the shallowly-dipping mineralization at high angles. This leads to drilled thicknesses that approximate true mineralized thicknesses. However, steeply-dipping holes that intersect high-angle mineralized structures, such as at the eastern limits of the Bowl area, can lead to down-hole gold intercepts that exaggerate the true thickness of the mineralization. Vertical and near vertical holes also have a much lesser chance of intersecting high angle mineral controls compared to angle holes, and Contact has observed that when angle holes and vertical holes are drilled from the same pad, the angle holes are often better mineralized because the vertical holes have a lesser chance of cutting the high angle, mineralized structures. As noted by the Technical Report, in many cases throughout the property, the data are not sufficient to determine the orientation of the intersected mineralization with confidence, although significant improvements in the understanding of ore controls have been gained by Contact Gold's drilling. Future resource estimation will need to account for variable drill-hole- to-mineralization orientations in order to avoid overstatement of mineralized widths.

Due to the preponderance of RC drilling at the project, 1.524-meter (5-foot) down-hole sample lengths dominate the drill-hole database. Very little information is available for the sampling methods and analytical procedures used at Pony Creek prior to 2000. Most of the RC drilling was sampled and assayed at 1.524-meter intervals, but there is little information regarding dry versus wet RC drilling, potential RC contamination issues, or how RC samples were collected and split. Drill core was mainly sampled on 1.524-meter intervals, although in some holes long intervals were not sampled and assayed. In 1991, Westmont’s RC samples were collected at 1.524-meter intervals and split with a Gilson splitter when dry, or a rotating cone splitter when wet. Beginning with the Homestake RC drilling in 2000, sample intervals were mainly every 1.524 meters. For core holes drilled by Grandview in 2006, the core was sawed in half on 1.524-meter sample intervals after being logged and photographed. As the Pony Creek mineralization is presently understood, these sample lengths are appropriate.

Mineral Processing and Metallurgical Testing

The assay database provided by Waterton, as well as the paper data obtained from Barrick by Contact Gold in 2018, did not include any cyanide soluble gold assays or other metallurgical test work from prior operators at Pony Creek.

Contact Gold has completed cyanide assays at ALS Chemex on all 2018 fire assays above 0.100 g/t Au and all 2017 fire assays above 0.140 g/t Au, to begin to develop a database from which a three-dimensional oxide model can be built to constrain a future resource calculation. Oxidation in Contact Gold's drill intercepts of gold mineralization varies from complete to almost none. Contact Gold's programs then completed fire assays with a gravimetric finish (ALS code Au-GRA21) for fire assay AA values in excess of 4.0 ppm Au; and for samples with a fire assay AA value exceeding 0.14 ppm in 2017 and 0.100 ppm Au in 2018, cyanide solubility assays were complete (ALS code Au-AA13) to identify oxide (typically more readily extracted and recovered) versus sulfide (often requiring more complex processing) mineralization.

The best oxidized interval encountered to date was from drill hole PC18-003 which returned 2.51 g/t Au over 47.24 meters from 86.87 meters depth. Cyanide assays from this interval averaged 89% recovery when compared to the fire assay / AA values used to calculate the intercept.

In 2018, Contact Gold generated composites using remaining pulp material from 111 individual samples from oxidized, mixed and sulfide drill intercepts. Gold recoveries on two oxide composites by Contact Gold were 85% for the rhyolite gold mineralization and 90% for the conglomerate composite of the weighted average of fire assays for the same composites, indicating that the oxidized portion of gold mineralization at Pony Creek’s Bowl Zone is amenable to standard cyanidation processing.

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A summary of bottle roll test results performed for Contact Gold are summarized in Table 5 below.

Table 5: Summary of bottle roll test results conducted by ALS Chemex for Bowl Zone composites

	Weighted Average Grade of Fire Assays	Bottle Roll Cyanide Assay	% Gold Recovery Bottle Roll versus Fire Assay
Bowl Zone Conglomerate Oxide Composite #1	0.55 g/t Au	0.45 g/t Au	90%
Bowl Zone Rhyolite Oxide Composite #2	0.27 g/t Au	0.23 g/t Au	85%
Bowl Zone Transitional Oxide and Sulfide	0.41 g/t Au	0.18 g/t Au	44%
Bowl Zone Weakly oxidized Rhyolite	0.93 g/t Au	0.21 g/t Au	23%
Bowl Zone Unoxidized Sandstone / Siltstone	2.59 g/t Au	0.23 g/t Au	9%

Based upon the fact that most cyanide assays conducted by Contact Gold demonstrate recovery of at least some gold in cyanide assays from some sulfide material, whereas most double refractory Carlin-Type gold ores (carbonaceous and sulfide encapsulated) do not yield any detectable gold from cyanide assays, and upon the fact that very little carbon that might be preg robbing has been observed in logging chips and core by Contact Gold geologists, preg robbing assays were completed on one sulfide interval from drill hole PC18- 04.

The objective was to determine if the sulfide mineralization might be placed on a heap leach along with oxide without any ill effects, as opposed to being selectively mined and placed on a waste dump, which would increase mining costs. Further metallurgical testing will be needed to say for sure, but perhaps some gold might even be recovered from the sulfide in the process. The preg robbing values varied for 34 individual 1.524 metre intervals from -3% to 69% preg robbing with 59% (20 of 34) of the samples 40% preg robbing which is the threshold where heap leach operations become concerned. More testing will be needed to see if the higher values might be just preg “borrowing” in which case a heavier dose of CN might recover the gold and keep it separate from the rest of the pad or put it on the top lift of the pad.

Sampling, Analysis and Security of Samples

There is no information on the analytical laboratories, sample preparation procedures and analytical methods used prior to 2000. Homestake’s RC samples drilled in 2000 were sent to the Bondar Clegg laboratory in Sparks, Nevada. Gold was determined by fire-assay fusion of 30g aliquots with an atomic absorption (“AA”) finish. Mercury was determined by cold-vapor AA, and silver plus 35 major, minor and trace elements were determined by inductively-coupled plasma-emission spectrometry (“ICP”) following an aqua regia digestion. It is not known how the samples were prepared for assay.

Nevada Contact’s RC drilling samples in 2003 were sent to ALS Chemex in Elko, Nevada, for sample preparation. The samples were oven dried, then crushed in their entirety to 70% at -2mm. The crushed material was riffle split to obtain a 250g split, which was then ring-pulverized to 85% at -75μm. These pulps were then shipped to the ALS Chemex analytical laboratory in either Sparks, Nevada, or in North Vancouver, British Columbia, for assaying. Gold was determined by fire-assay fusion with an AA finish using 30g aliquots.

In 2005 and 2006, Grandview’s core samples were sent to ALS Chemex in Elko, Nevada, for sample preparation. The samples were crushed to 70% at -2mm. The crushed material was riffle split to obtain a 1.0kg split, which was then ring-pulverized to 85% at -75μm. These pulps were then shipped to the ALS Chemex analytical laboratory in either Sparks, Nevada, or in North Vancouver, British Columbia, for assaying. Gold was determined by fire-assay fusion with an AA finish using 50g aliquots. 34 major, minor and trace elements were determined by ICP following an aqua regia digestion.

Grandview’s rock samples in 2006 were also prepared at the ALS Chemex facility in Elko, Nevada, using the preparation methods described for the 2005-2006 core samples. The rock sample pulps were assayed by ALS Chemex in North Vancouver, British Columbia, for gold by 30g fire-assay fusion with an AA finish. Separate 1g aliquots were analyzed for 47 major, minor and trace elements using a combination of ICP and mass spectrometry (“ICP-MS”), and mercury was determined by cold-vapor AA.

In 2007 Grandview’s RC drilling samples were submitted to ALS Chemex in Elko, Nevada. Following sample preparation, the pulps were then shipped to the ALS Chemex analytical laboratory in either Sparks, Nevada, or in North Vancouver, British Columbia, for assaying. Gold was determined by fire- assay fusion with an AA finish using 30g aliquots.

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Contact Gold's RC and core samples were assayed by ALS Chemex using standard preparation - crushed to 70% at -2mm. The crushed material was riffle split to obtain a 1.0kg split, which was then ring-pulverized to 85% at -75μm. These pulps were then shipped to the ALS Chemex analytical laboratory in either Sparks, Nevada, or in North Vancouver, British Columbia, for assaying. Gold was determined by ALS Chemex method FAAA23 fire-assay fusion with an AA finish and 5 ppb detection using 30g aliquots. 6.09 meter composites were prepared from four 1.524 meter samples on RC holes, and the composites were assayed by ALS Chemex method MEMS61M for 49 major, minor and trace elements using a 4 acid digestion for all elements except mercury which is analyzed by cold vapor. Core samples were assayed for the same MEMS61M package but was not composited.

Sample Security

The Technical Report Author is unaware of any information concerning the handling, storage or transport of drilling samples from the drill sites to the analytical laboratories by the historical operators of the Pony Creek project.

Quality Assurance/Quality Control

During the 2000 RC drilling by Homestake, a total of 54 duplicate RC samples were analyzed at Bondar Clegg. A total of six core duplicate samples and 38 RC duplicate samples were analyzed by ALS Chemex during Grandview’s drilling in 2006 and 2007. It is not known if QA/QC programs were instituted by the other historical operators at the Pony Creek project. Internal QA/QC methods involving analytical blanks, standards, and duplicate samples were employed by Bondar Clegg for the analyses of Homestake’s drilling samples in 2000. ALS Chemex typically used internal blanks, standards, and duplicate samples for QA/QC controls during the analyses of Grandview’s drilling and rock samples in 2005-2006.

Contact Gold implements an industry standard QA/QC program. A certified standard, duplicate or blank is inserted into the sample sequence every 10 samples using sequential numbers, with no footage or meters noted on samples. RC duplicates were initially collected using a Y splitter attachment on the rig, but because those initial Y split duplicates regularly failed in comparison, a riffle splitter is now used to split the single sample into two and duplicate assays now compare very well. QA/QC failures are addressed in the form of re assaying batches in which they occur prior to finalizing gold intercept calculations. A yearly summary report is completed documenting all failures and follow-up measures and includes charts of duplicates, standards and blanks.

Site Inspection

The Technical Report Author has visited the project numerous times in his capacity of VP Exploration for Contact Gold, based in Elko, Nevada. Most visits have been to the drill rig to inspect sampling and logging methods, safety protocols and to visit key outcrops and soil and rock anomalies as they are identified. As part of the claims check, the Technical Report Author located and recorded with GPS several claim posts in 2017 and 2018 and conducted rock chip sampling as follow up within soil anomalies.

The Technical Report Author assisted in locating and moving the core and chips from Waterton’s Lovelock facility to Contact Gold’s Elko facilities, and reviewed many of the mineralized RC chips and drill core intervals as assays arrived.

Mineral Resources and Mineral Reserves

There are no current mineral resources or mineral reserves estimated for the Pony Creek project at this time.

Exploration and Development

On the basis of the discussion in previous sections, the Pony Creek project clearly warrants additional exploration investment. An aggressive work program is therefore recommended.

Multiple, high quality drill targets have been defined by Contact Gold at Bowl and North Zones, and at West, Pony Spur, Moleen, Elliott Dome and Willow targets. Detailed mapping and rock sampling has been completed, and CSAMT data is sufficient so that there are seven, drill ready targets/zones, but further surface investigations should be completed to both refine existing targets and to develop new targets elsewhere on Pony Creek. To this end, detailed mapping focused on gold and trace element soil anomalies should continue, accompanied by selective rock-chip sampling of altered or otherwise permissive outcrops. Core drilling should be 25% of the total meterage to provide the exploration team with the details of the project stratigraphy, structure, alteration, and mineralization. Since the stratigraphy will be a critical component of the development of targets and interpretation of results, Contact Gold should continue with the biostratigraphy program, and a consultant who is expert in Nevada stratigraphy, such as Jon Thorson who Contact Gold used in 2017 should inspect drill core.

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Contact Gold exceeded the Phase 1 program of US$2.5M recommended in the Gustin, 2017 43-101 report by spending US$3.1M, and in 2018 conducted a Phase 2 program estimated to total of US$2.5M. Due to the success of these programs in confirming and adding significant areas of gold mineralization, the project warrants additional exploration investment.

A Phase 3 budget and program totaling US$3,500,000, including of 10,000 meters of RC and 2,500 meters of core drilling is therefore recommended, to be immediately followed by a Phase 4 budget and program of US$6,520,000, including 20,000 meters of RC and 5,000 meters of core. These programs include RC and core drilling and associated road building, additional soil and rock- chip sampling, geologic studies, and geophysics, and resource calculation and metallurgical studies. Costs for the recommended program are summarized in Table 6 below.

Table 6: Summary of Estimated Costs for Recommended Exploration

Item	Phase 1 (US$)	Phase 2 (US$)
Geology; Soil and Rock Sampling	400,000	400,000
Geophysics	100,000	100,000
RC Drilling Program – Contractors	1,000,000	2,200,000
Core Drilling Program – Contractors	1,000,000	2,000,000
Drilling Program – Assaying	400,000	900,000
Drilling Program – Personnel	100,000	200,000
Project Supervision and Interpretation	100,000	200,000
Land Holding	240,000	260,000
Permitting and Environmental	60,000	60,000
Resource Calculation	50,000	100,000
Metallurgy	50,000	100,000
Total	3,500,000	6,520,000

It is the Technical Report Author’s opinion that the Pony Creek project is a project of merit and warrants the proposed program and level of expenditures outlined above.

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DIRECTORS, OFFICERS AND CERTAIN SIGNIFICANT EMPLOYEES

The following table sets forth the names, ages and titles of our directors and executive officers.

Name, Age Position with the Company and Municipality of Residence	Principal Occupation
Matthew Lennox-King Age: 42 President, Chief Executive Officer and a Director since June, 2017 Whistler, British Columbia	Mr. Lennox-King brings over 20 years of experience in mineral exploration to the Company, as a geologist, and mining company executive. From April 2011 to November 2015, Mr. Lennox-King was President and Chief Executive Officer of Pilot Gold Inc., a TSX listed gold exploration & development company, active in the Western United States and Eastern Europe. At Pilot Gold, Mr. Lennox-King raised over $70 million in equity financings to support the company’s activities. Prior to joining Pilot Gold, Mr. Lennox-King was a Senior Geologist at Fronteer Gold Inc. where he successfully identified properties and executed multimillion-dollar exploration programs that generated exponential deposit growth for Fronteer Gold. Mr. Lennox-King brings expertise in mineral exploration, finance, corporate governance, M&A and corporate leadership to his role as President & CEO. Mr. Lennox-King holds a B.Sc. in Geological Sciences from the University of British Columbia and was a 2014 recipient of Business in Vancouver’s Top 40 Under 40. Mr. Lennox-King is also a non-executive director of BCM Resources Inc., a TSX-V listed base metals focused exploration company.
John Wenger Age: 44 Vice-President Strategy, Chief Financial Officer and Corporate Secretary since June, 2017 Vancouver, British Columbia	From 2011 to 2017, Mr. Wenger served as Chief Financial Officer and Corporate Secretary of Pilot Gold, where he was part of a management team that raised over $100 million, and successfully completed multiple property transaction deals and acquisitions. Mr. Wenger worked for Ernst & Young LLP from 2001 to 2011 where he acquired considerable experience in financial reporting for both Canadian and U.S. publicly listed companies, primarily in the mining industry. Mr. Wenger has been a Chartered Professional Accountant with the Chartered Professional Accountants of British Columbia since 2006. Mr. Wenger is also a non-executive director of New Dimension Resources Ltd. and Osprey Gold Development Ltd., each an TSXV-listed exploration company. Mr. Wenger will also serve as corporate secretary of the Company.
Vance Spalding Age: 52 Vice-President, Exploration since June, 2017 Spring Creek, Nevada

Mr. Spalding’s gold exploration experience spans more than 28 years. A Certified Professional Geologist (AIPG), and Qualified Person, he most recently served as Deputy Director of Brownfields Exploration for Kinross Gold Corporation. At Kinross, Mr. Spalding built and led the exploration team at Bald Mountain from January 2016 to June 2017, overseeing 60 km of drilling and adding 1.24 Moz of gold to the mineable reserve base. Mr. Spalding previously worked with Pilot Gold from listing in April of 2011 until January, 2016 serving first as Exploration Manager and then as Vice President of Exploration, identifying projects for acquisition and managing programs at the Kinsley (Nevada) and Goldstrike (Utah) properties, and overseeing budgets of up to $20M per year and 20 full time employees in Nevada and Turkey. Prior to this, Mr. Spalding served as Fronteer Gold’s U.S. Exploration Manager from 2009 until the sale to Newmont Mining Corporation in 2011, where he oversaw the generative exploration program as well as early to advance stage drilling and development. He served as Project Manager at Centerra / Cameco Gold from 1997 to 2009, where he led the discovery of 2 Moz of gold at the REN project on the northern Carlin Trend. He also served as Exploration Manager at Centerra’s Kumtor Gold mine in the Kyrgyz Republic. Prior to Centerra, he worked with Santa Fe Pacific Gold and Gold Fields Mining on various exploration and development projects in the western United States, including Mule Canyon and Atlanta in Nevada, and Elkhorn in Montana. Mr. Spalding holds a B.Sc. in Geology from the University of Idaho.

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Name, Age Position with the Company and Municipality of Residence	Principal Occupation
Andrew Farncomb Age: 37 Senior Executive Vice-President and a Director since June, 2017 Toronto, Ontario	Mr. Farncomb brings extensive experience in the capital markets to the Company. Mr. Farncomb has diverse experience advising public and private companies on mergers and acquisitions and financing transactions across a range of sectors. In the natural resources sector, Mr. Farncomb has worked with exploration to production stage companies in advisory and Board capacities. Mr. Farncomb is a founder and Principal at Cairn Merchant Partners LP (since May 2012), an independent merchant bank focused on principal investing. Prior to forming Cairn Merchant Partners, Mr. Farncomb was a Partner at Paradigm Capital Inc., a Canadian investment bank focused on small to medium-sized companies. Prior to Paradigm Capital, Mr. Farncomb held a business development role at a consumer goods company in Hong Kong. Mr. Farncomb is also a board member of several TSX and TSXV-listed and private companies. He is also a member of the board of directors and chairs the Investment Committee at the Flavelle Foundation. Mr. Farncomb graduated from the Smith School of Business at Queen’s University with a Bachelor of Commerce (Honors) degree and received the Merrill Lynch Scholarship.
John Dorward Age: 47 Chairman of the Board and a Director since June, 2017 Toronto, Ontario	Mr. Dorward is President and Chief Executive Officer of Roxgold Inc. (since September 2012), a TSX-listed gold producer and has over 20 years of experience in the mining and finance industries. Prior to his time at Roxgold, Mr. Dorward served as Vice-President, Business Development at Fronteer Gold from October 2009 to April 2011 where he was an integral part of the team that sold the large Michelin uranium deposit, acquired AuEX Ventures Inc., and successfully advanced Fronteer Gold’s properties prior to the company’s sale to Newmont for $2.3 billion in 2011. Mr. Dorward was the Chief Financial Officer of Mineral Deposits Ltd. from 2006 to 2009, where he was responsible for financing the construction of the Sabodala Gold Project in Senegal, West Africa, and was the Chief Financial Officer at Leviathan Resources Ltd., an ASX-listed gold producer, before its acquisition in 2006. He was a non-executive director of Pilot Gold from 2011 to 2015, and is currently a non-executive director of Navarre Minerals Ltd., an ASX-listed exploration company.
George Salamis Age: 52 Director since June, 2017 North Vancouver, British Columbia	Mr. Salamis has over 25 years of experience in mineral exploration, mine development and operations and was previously the Executive Chairman of Integra Gold Corp., a gold development company acquired by Eldorado Gold for $590M in June 2017. Mr. Salamis is also Chief Executive Officer of Pinecrest Resources Ltd. (since 2014), a TSXV-listed exploration company. Mr. Salamis has previously held senior management positions with a number of mining companies including Placer Dome Inc. and Cameco Corporation. He has been involved in mergers and acquisitions transactions valued over $1.8 billion, either through the sale of assets, or of junior mining companies that he played a key role in building. Mr. Salamis holds a degree in geology from the University of Montreal.
Mark Wellings Age: 55 Director since June, 2017 Toronto, Ontario	Mr. Wellings is a mining professional with over 25 years of international experience in both the mining industry and mining finance sector and is currently President and Chief Executive Officer and a director of Eurotin Inc. (since November 2015), a director of Gran Colombia Gold Corp. and Principal at INFOR Financial Group Inc. (since September 2016). From 1988 to 2004, Mr. Wellings worked in the finance industry with a variety of companies and roles including Derry, Michener, Booth & Wahl, Arimco N.L., Inco Ltd. and Watts Griffiths McOuat, acquiring valuable hands-on experience in exploration, development and production. In 1996, Mr. Wellings joined the investment dealer GMP Securities L.P. where he cofounded the firm’s corporate finance mining practice. During his 18 years at GMP, Mr. Wellings was responsible for, and advised on, some of the Canadian mining industry’s largest transactions, both in equity financing and mergers and acquisitions. Mr. Wellings is a Professional Engineer and holds a master of business administration degree and a Bachelor of Applied Science degree in Geological Engineering.
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Name, Age Position with the Company and Municipality of Residence	Principal Occupation
Riyaz Lalani Age: 42 Director since June, 2017 Toronto, Ontario	Mr. Lalani is the CEO of Bayfield Strategy, Inc. (since February 2013), a communications firm that specializes in financial transactions, shareholder actions, crisis communications and media relations. He has been involved with over 100 shareholder actions, and dozens of hostile M&A transactions. Before founding Bayfield, Mr. Lalani served three years as the Chief Operating Officer of Canada’s largest proxy firm. Prior to that, Mr. Lalani was employed by an international asset manager for almost 10 years in New York and Toronto. He worked in a variety of analytical, business development and operational roles at the firm, eventually leading overall research and operational efforts. Mr. Lalani is a director of the Canadian Journalism Foundation and a past director of three junior mining companies.
Charlie (Richard) Davies Age: 42 Director since June, 2017 Toronto, Ontario	Mr. Davies has over 15 years of experience in exploration and mining, and is currently the Principal, Exploration for Waterton Global Resource Management, Inc. (since April 2014), where his primary duties involve technical evaluations and developing mining projects for study work. Prior to joining Waterton, Mr. Davies served over six years as an Exploration Manager for Kinross Gold. Prior to Kinross Gold, Mr. Davies held senior exploration management roles for Bolnisi Gold NL in Mexico and Ivanhoe Mines Mongolia Ltd in Mongolia. Mr. Davies was awarded a PhD in Economic Geology and holds a Bachelor of Science (First Class Honours).

Involvement in Certain Legal Proceedings

Corporate Cease Trade Orders

To Contact Gold’s knowledge, no director or executive officer of Contact Gold is, as of the date hereof, or was within ten years before the date hereof, a director, chief executive officer or chief financial officer of any company (including Contact Gold), that:

(a)	was subject to a cease trade order, an order similar to a cease trade order, or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or
(b)	was subject to a cease trade order, an order similar to a cease trade order, or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days, that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

Bankruptcies and Other Proceedings

To Contact Gold’s knowledge, no director or executive officer of Contact Gold, or a shareholder holding a sufficient number of securities of Contact Gold to affect materially the control of Contact Gold:

(a)	is, as of the date hereof, or has been within the ten years before the date hereof, a director or executive officer of any company (including Contact Gold) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or
(b)	has, within the ten years before the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder.
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Penalties or Sanctions

To Contact Gold’s knowledge, no director or executive officer of the Contact Gold, or a shareholder holding a sufficient number of securities of Contact Gold to affect materially the control of Contact Gold, has been subject to:

(a)	any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or
(b)	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Board of Directors

The Board, at present, is composed of seven directors, two of whom are executive officers of Contact Gold and five of whom are considered to be “independent”, as that term is defined in applicable securities legislation. Each of Messrs. Davies, Dorward, Lalani, Salamis and Wellings are considered to be independent directors. Mr. Lennox-King, by reason of his being the President and Chief Executive Officer of Contact Gold and Mr. Farncomb by reason of his position as Executive Vice-President are not. In determining whether a director is independent, the Board, among other things, considers whether the director has a relationship which could be perceived to interfere with the director’s ability to objectively assess the performance of management.

The Board is responsible for approving long-term strategic plans and annual operating plans and budgets recommended by management. Board consideration and approval is also required for material contracts and business transactions, and all debt and equity financing transactions.

The Board delegates to management responsibility for meeting defined corporate objectives, implementing approved strategic and operating plans, carrying on Contact Gold’s business in the ordinary course, managing Contact Gold’s cash flow, evaluating new business opportunities, recruiting staff and complying with applicable regulatory requirements. The Board also looks to management to furnish recommendations respecting corporate objectives, long-term strategic plans and annual operating plans.

Directorships

Certain of the directors of Contact Gold are also directors of other reporting issuers (or equivalent) in a jurisdiction or a foreign jurisdiction as follows:

Name of Director	Other reporting issuer (or equivalent in a foreign jurisdiction)
Matthew Lennox-King	BCM Resources Corporation
John Dorward	Navarre Minerals Ltd. (1) Roxgold Inc.
Andrew Farncomb	Canterra Minerals Corporation Excellon Resources Inc. IDM Mining Ltd. Northern Superior Resources Inc.
Riyaz Lalani	None
Mark Wellings	Adventus Zinc Corporation Eurotin Inc. Superior Gold Inc.
George Salamis	Edgewater Exploration Ltd. Integra Resources Corp. Pinecrest Resources Ltd.
Charlie Davies	None

(1) a company listed on the Australian Securities Exchange

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Interlocking Boards and CEO Board restriction

None of Contact Gold’s directors currently serve together on the board of any other reporting issuer.

Mr. Lennox-King is not allowed to sit on the board of more than one other reporting issuer.

Orientation and Continuing Education

Contact Gold has not yet developed an official orientation or training program for new directors. As required, new directors have the opportunity to become familiar with the Contact Gold by meeting with the other directors, officers and employees. Orientation activities are tailored to the particular needs and experience of each director and the overall requirements of the Board.

Director Term Limits

Contact Gold has not adopted term limits for the directors of the Board as term limits could result in the loss of directors who have been able to develop, over a period of time, significant insight into Contact Gold and its operations and an institutional memory that benefits the Board as well as Contact Gold and its stakeholders.

Retirement Policy

Contact Gold does not currently have a retirement policy requiring its directors to retire at a certain age.

Written Position Description of the CEO

The Board has developed a written position description for the CEO, which delineates the role and responsibilities of the CEO, along with such other responsibilities as may be delegated to the CEO by the Board or its Committees from time to time.

CEO Succession Planning

There is currently no formal process in place to manage succession planning for the position of CEO. The Corporate Governance and Nominating Committee (“CGNC”) and the Board does not believe at this time that Contact Gold is dependent upon any one of the individual Executives, including the CEO so as to require a formal succession plan. It is envisaged that a member of the Executive or the Board would temporarily assume the position and duties of CEO on an interim basis should the need arise while a search for a suitable candidate was undertaken. The CGNC expect to continue its ongoing review for a need to formalize a succession process in 2019 in order to ensure that a qualified successor to Contact Gold’s Chief Executive Officer position can be identified, if and when appropriate.

Ethical Business Conduct

The Board monitors the ethical conduct of Contact Gold and ensures that it complies with the applicable legal and regulatory requirements of relevant securities commissions and stock exchanges. Contact Gold has a Code of Conduct and Business Ethics, as well as more specific Codes of Conduct for Senior Financial Officers and for members of the Board. Each of which can be found on Contact Gold’s website at http://contactgold.com/corporate/governance/.

In general, the Board has found that the fiduciary duties placed on individual directors by Contact Gold’s governing corporate legislation and the common law, as well as the restrictions placed by applicable corporate legislation on the individual director’s participation in decisions of the Board in which the director has an interest, have been sufficient to ensure that the Board operates independently of management and in the best interests of Contact Gold.

Complaints Procedures

Contact Gold has also adopted specific procedures to receive complaints and submissions relating to accounting matters (the “Whistleblower Policy”, included as a schedule to the Code of Conduct and Business Ethics), which outline complaint procedures for financial concerns and other corporate issues. A Complaints Officer has been appointed under the Whistleblower Policy to whom complaints and submissions can be made regarding accounting, internal accounting controls or auditing matters or issues of concern regarding accounting or auditing matters.

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Excluding complaints or submissions made directly to the Complaints Officer regarding financial, accounting or auditing matters, the Board does not formally monitor compliance with the Codes. Management is responsible to report to the CGNC when they become aware of any breaches or alleged breaches of the Codes and complaints made by suppliers or employees against Contact Gold or any director, employee or officer. In the event of a violation of any of the Code of Conduct and Business Ethics, the applicable committee of the Board will investigate the breach or alleged breach and, if appropriate, recommend corrective disciplinary action, including, if warranted, termination of employment. In the event that a breach or alleged breach relates to financial, accounting or auditing issues, the Complaints Officer and the Audit Committee will share responsibility to investigate the matter.

At the date of this Circular, there has been no conduct by a director or executive officer that constitutes a departure from the Codes and the Complaints Officer has received no complaints under the Whistleblower Policy.

Meetings without management present

During 2017 and 2018, the independent members of the Board met in camera at each regular board and committee meeting.

Nomination of Directors

The Board does not have a formal process for identifying new candidates for Board nomination. When required, the Board collaborates with management to identify potential candidates to consider their suitability for membership on the Board.

Corporate Governance and Nominating Committee

The Board has established a Corporate Governance and Nominating Committee that is comprised entirely of independent directors; this committee is charged with the responsibility of identifying new candidates for Board nomination, among other things. The current members of the CGNC are: Mr. George Salamis (Chair), Mr. Mark Wellings, and Mr. Riyaz Lalani. While a formal process has not yet been developed, it is expected that Board candidates will be identified through industry contacts and search firms.

The responsibilities and powers of the Corporate Governance and Nominating Committee are set out in its written charter, and include, among other things:

(a)	monitor compliance with Contact Gold’s corporate governance policies;
(b)	develop a code or codes of business conduct and ethics for Contact Gold and review the code(s) of business conduct and ethics and approve changes if necessary, on an annual basis;
(c)	assist the Board in monitoring compliance with Contact Gold’s code(s) of business conduct and ethics;
(d)	propose agenda items and content for submissions to the Board related to corporate governance issues and provide periodic updates on recent developments in corporate governance;
(e)	conduct a periodic review of the relationship between management and the Board and its effectiveness;
(f)	review on an ongoing basis Contact Gold’s approach to governance, and recommend the establishment of appropriate governance policies and standards in light of securities law and exchange requirements;
(g)	review and recommend to the Board changes to the way directors are to be elected to the Board by Shareholders, if appropriate;
(h)	conduct at least annually an evaluation of the effectiveness of the Board and its Committees and recommend any changes to the composition of the Board;
(i)	conduct an annual evaluation of the overall performance and effectiveness of individual directors;
(j)	recommend to the Board a slate of candidates for presentation to the Shareholders at each annual meeting of Shareholders and one or more nominees for each vacancy on the Board that occurs between annual meetings of Shareholders, if any;
(k)	recommend to the Board qualified members of the Board for membership on Committees of the Board and recommend a qualified member of the Board to act as Chair of the Board;
(l)	provide orientation for new directors and ongoing education for all directors; and
(m)	review executive officer succession plans and ensure that a qualified successor to Contact Gold’s Chief Executive Officer position is identified, if and when appropriate.
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Compensation Committee

The Board has also established a Compensation Committee, which is comprised entirely of independent directors. The current members of the Compensation Committee are Messrs. Mark Wellings (Chair), John Dorward and George Salamis. Each of the Committee members has served for several years in either a senior management capacity, or as a director and compensation committee member of an issuer, at which they would have had direct responsibility for reviewing performance of direct reports, hiring, setting of performance goals and objectives and setting salaries.

The Compensation Committee has adopted a written charter, pursuant to which its responsibilities include, among other things:

(a) annually review and approve corporate goals and objectives relevant to the CEO and executive officer compensation, evaluate the performance of the CEO and each executive officer’s performance in light of those goals and objectives, and recommend to the Board for approval the compensation level for the CEO and each executive officer based on this evaluation;

(b) administer and make recommendations to the Board regarding the adoption, amendment or termination of Contact Gold’s incentive compensation plans and equity-based plans (including specific provisions) in which the CEO and executive officers may participate;

(c) recommend to the Board compensation and expense reimbursement policies for Board members; and

(d) review and approve employment agreements, severance arrangements and change in control agreements and other similar arrangements for the CEO and executive officers.

Contact Gold has not completed an assessment of potential risks associated with Contact Gold’s compensation policies and practices. The Compensation Committee is responsible for annually reviewing Contact Gold’s compensation arrangements, as set out above, and may determine to undertake such an assessment during a later period.

Audit Committee

Contact Gold has an Audit Committee, which is currently comprised of Mr. Riyaz Lalani (Chair), Mr. Mark Wellings, and Mr. John Dorward, each of whom is considered independent and financially literate in accordance with applicable securities laws. The Audit Committee has adopted a written charter that sets out its duties and responsibilities. Each of Mr. Dorward and Mr. Wellings is a financial expert, with experience preparing, analyzing and evaluating financial statements presenting a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by financial statements prepared by Contact Gold. Mr. Dorward holds a Bachelor of Commerce degree, and has completed the Chartered Financial Analyst designation (Australia). Mr. Dorward has previously served as Chief Financial Officer of other publicly-listed companies in the mining and metals sector, and also sat on the audit committee of other similar companies. Mr. Wellings holds a Master’s degree in Business Administration, and had over 18 years of experience leading the corporate finance group (mining) at GMP Securities. He has also served on the audit committees of other similar companies.

As part of Contact Gold’s corporate governance practices, the Audit Committee has adopted a Policy on Pre-Approval of Audit and Non-Audit Services for the pre-approval of services performed by Contact Gold’s auditors. The objective of this policy is to specify the scope of services permitted to be performed by Contact Gold’s auditors and to ensure that the independence of Contact Gold’s auditors is not compromised through engaging them for other services. All services provided by Contact Gold’s auditors are pre-approved by the Audit Committee as they arise or through an annual pre- approval of amounts for specific types of services. The Audit Committee has concluded that all services performed by Contact Gold’s auditors comply with the Policy on Pre-Approval of Non-Audit Services, and professional standards and securities regulations governing auditor independence.

The Charter of the Audit Committee can be found on Contact Gold’s website at http://contactgold.com/_resources/governance/Contact-Gold-Audit-Committee-Charter-2017.pdf .

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Health, Safety & Sustainability

Contact Gold has established a Health, Safety and Sustainability Committee, which is currently comprised of Messrs. George Salamis, Charlie Davies, and Matthew Lennox-King. The Health, Safety and Sustainability Committee have adopted a written charter, pursuant to which its responsibilities include, among other things:

(a)	encourage, assist, support and counsel management of Contact Gold in developing short and long-term policies, standards and principles with respect to sustainability, the environment, health and safety;
(b)	review and monitor the sustainability, environmental, safety and health policies and activities of Contact Gold on behalf of the Board to ensure that Contact Gold is in compliance with appropriate laws and legislation, and policy;
(c)	review regular sustainability, environment, health and safety reports; and
(d)	review an annual report by management on sustainable development, environmental, safety and health issues.

The Health, Safety and Sustainability Committee has also adopted a policy recognizing that Contact Gold’s success is tied to health, safety and sustainability of the communities in which Contact Gold operates, and acknowledges that Contact Gold and its personnel have a shared responsibility in working with the communities in which Contact Gold operates.

Other Board Committees

Other than as described herein, the Board has not appointed any other committees to date.

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EXECUTIVE COMPENSATION

The following table contains compensation data for our named executive officers for the current fiscal year. In this section “Named Executive Officer” or “NEO” means the Chief Executive Officer, the Chief Financial Officer and each of the three most highly compensated executive officers, other than the Chief Executive Officer and the Chief Financial Officer, who were serving as executive officers at the end of the most recently completed fiscal years ended December 31, 2018 and 2017, and whose total salary and bonus exceeds $150,000, as well as any additional individuals for whom disclosure would have been provided except that the individual was not serving as an officer of Contact Gold at the end of the most recently completed financial year end.

The following table sets for all direct and indirect compensation paid, payable, awarded, granted, given or otherwise provided, directly or indirectly, by Contact Gold any subsidiary thereof to each Named Executive Officer and each director of Contact Gold, in any capacity, including, for greater certainly, all plan and non-plan compensation, direct and in-direct pay, remuneration, economic or financial award, reward, benefit, gift or perquisite paid, payable, awarded, granted, given or otherwise provided to the Named Executive Officers or director for services provided and for services to be provided, directly or indirectly, to Contact Gold or any subsidiary thereof:

Table of compensation

Name and position	Year(1)	Salary(2)	Bonus	Stock Awards(5)	Option Awards(6)	Nonequity incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation(7)	Total compensation
Matt Lennox-King President, CEO and Director	2017 2018	$158,399 $253,499	$ - $ -	$ - $ -	$ 292,460 $ 133,353	$ - $ -	$ - $ -	$ - $ -	$ 450,859 $ 386,852
Charlie Davies Director	2017 2018	$ - $ 35,000	$ - $ -	$ - $ -	$ 175,476 $ 66,676	$ - $ -	$ - $ -	$ - $ -	$ 175,476 $ 101,676
John Dorward Director	2017 2018	$ - $ 50,000	$ - $ -	$ - $ -	$ 175,476 $ 66,676	$ - $ -	$ - $ -	$ - $ -	$ 175,476 $ 116,676
Andrew Farncomb(3) Senior Vice-President and Director	2017 2018	$102,000 $180,467	$ - $ -	$ - $ -	$ 292,460 $ 111,127	$ - $ -	$ - $ -	$ - $ -	$ 394,460 $ 291,594
Riyaz Lalani Director	2017 2018	$ - $ 40,000	$ - $ -	$ - $ -	$ 175,476 $ 66,676	$ - $ -	$ - $ -	$ - $ -	$ 175,476 $ 106,676
George Salamis Director	2017 2018	$ - $ 35,000	$ - $ -	$ - $ -	$ 175,476 $ 66,6776	$ - $ -	$ - $ -	$ - $ -	$ 175,476 $ 101,676
Mark Wellings Director	2017 2018	$ - $ 35,000	$ - $ -	$ - $ -	$ 175,476 $ 66,6776	$ - $ -	$ - $ -	$ - $ -	$ 175,476 $ 101,676
John Wenger Vice-President, Strategy and Chief Financial Officer	2017 2018	$142,559 $230,368	$ - $ -	$ - $ -	$ 233,968 $ 111,127	$ - $ -	$ - $ -	$ - $ -	$ 376,527 $ 341,495
Vance Spalding(4) Vice-President, Exploration	2017 2018	$132,055 $256,549	$ - $ -	$100,000 $ -	$ 194,778 $ 111,127	$ - $ -	$ - $ -	$ 14,588 $ 38,972	$ 441,421 $ 406,648

(1) None of the current Named Executive Officers or directors of Contact Gold held positions with Contact Gold in 2016, and accordingly none received any remuneration for that year.

(2) Amount includes fees (if any) paid or payable to directors. The following amounts relating to 2018 remained payable as of December 31, 2018, for each of: Messrs. Lennox-King, Davies, Dorward, Farncomb, Lalani, Salamis, Wellings, and Wenger: $62,500; $8,750; $12,500; $30,000; $10,000; $8,750; $8,750; and $56,250, respectively.

(3) Amount includes $34,000 in fees paid to Cairn Merchant Partners LP, a financial advisory firm of which Mr. Farncomb is a partner as follows: 2017: $34,000, and 2018: $45,000, respectively. An amount of $30,000 remained payable as of December 31, 2018.

(4) Remuneration paid to Mr. Spalding converted from United States dollars at the following rate: $1.00 = US$0.7874; and 2018: $1.00 = US$0.7718

(5) Restricted Shares awarded prior to the commencement of trading on the TSXV. Pricing determined with reference to last most recently completed financing. One-third of the awarded restricted shares have vested as of the date of this Offering Circular.

(6) Options awarded prior to the commencement of trading on the TSXV; accordingly, pricing of the 2017 grant was determined with reference to last most recently completed financing.

(7) Perquisites and other personal benefits, or property, reflected only for those individuals for whom the aggregate amount of such compensation is greater than $10,000.

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Stock Options and Other Compensation Securities

The following tables disclose all compensation securities granted or issued to each director and named executive officer by Contact Gold or one of its subsidiaries in the most recently completed financial years ended December 31, 2018 and 2017, for services provided or to be provided, directly or indirectly, to Contact Gold or any of its subsidiaries.

Stock Options

Name and position	Number of compensation securities, number of underlying securities, and percentage of class	Date of issue or grant (3)	Issue, conversion or exercise price ($)	Closing price of security or underlying security on date of grant ($)	Closing price of security or underlying security at June 30, 2018 ($)	Expiry date
Matthew Lennox-King President, CEO and Director	500,000 (1)	June 13, 2017	1.00	1.00	0.36	June 13, 2022
	600,000 (1)	March 27, 2018	0.39	0.39	0.36	March 27, 2023
John Dorward Director	300,000 (2)	June 13, 2017	1.00	1.00	0.36	June 13, 2022
	300,000 (2)	March 27, 2018	0.39	0.39	0.36	March 27, 2023
Andrew Farncomb Senior Vice-President and Director	500,000 (1)	June 13, 2017	1.00	1.00	0.36	June 13, 2022
	500,000 (1)	March 27, 2018	0.39	0.39	0.36	March 27, 2023
Riyaz Lalani Director	300,000 (2)	June 13, 2017	1.00	1.00	0.36	June 13, 2022
	300,000 (2)	March 27, 2018	0.39	0.39	0.36	March 27, 2023
Mark Wellings Director	300,000 (2)	June 13, 2017	1.00	1.00	0.36	June 13, 2022
	300,000 (2)	March 27, 2018	0.39	0.39	0.36	March 27, 2023
George Salamis Director	300,000 (2)	June 13, 2017	1.00	1.00	0.36	June 13, 2022
	300,000 (2)	March 27, 2018	0.39	0.39	0.36	March 27, 2023
Charlie Davies Director	300,000 (2)	June 13, 2017	1.00	1.00	0.36	June 13, 2022
	300,000 (2)	March 27, 2018	0.39	0.39	0.36	March 27, 2023
John Wenger Vice-President, Strategy and Chief Financial Officer	400,000 (1)	June 13, 2017	1.00	1.00	0.36	June 13, 2022
	500,000 (1)	March 27, 2018	0.39	0.39	0.36	March 27, 2023
Vance Spalding Vice-President, Exploration	333,000 (1)	June 13, 2017	1.00	1.00	0.36	June 13, 2022
	500,000 (1)	March 27, 2018	0.39	0.39	0.36	March 27, 2023

(1)	Incentive stock option.
(2)	Non-qualified stock option.
(3)	Options awarded prior to the commencement of trading on the TSXV. Pricing determined with reference to last most recently completed financing.

Restricted Shares

Name and position	Number of compensation securities, number of underlying securities, and percentage of class	Date of issue or grant	Issue, conversion or exercise price ($)	Closing price of security or underlying security on date of grant ($)	Closing price of security or underlying security at year end ($)	Expiry date
Vance Spalding	100,000	June 13, 2017	1.00	1.00	0.51	June 13, 2022

Restricted Shares awarded prior to the commencement of trading on the TSXV. Pricing determined with reference to last most recently completed financing.

One-third of the Restricted Shares awarded to Mr. Spalding have vested as of the date of this Offering Circular.

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Exercise of Stock Options

There were no exercises of any compensation securities by any director or named executive officer during the most recently completed, or any previous, financial year.

Employment Agreements and Arrangements

Contact Gold entered into employment agreements with each of Messrs. Lennox-King, Wenger, Farncomb, and Spalding, effective June 7, 2017 at annual salaries of $250,000, $225,000, $180,000, and US$190,000, respectively. Payment of Mr. Farncomb’s base salary is bi-furcated in part to Cairn Merchant Partners LP (“Cairn”), an entity in which he is principal. Accordingly, $60,000 of his salary is invoiced by Cairn for services the Company receives from that entity, with the remainder, net of payroll withholding taxes, paid directly to Mr. Farncomb.

During the period from April 17, 2017 to June 6, 2017, being the immediate period leading up to closing of the transactions described in this Offering Circular, Contact Gold remunerated Messrs. Lennox-King and Wenger amounts of $16,732 and $15,059, respectively, with such amounts determined with reference to one-half of their respective anticipated annualized base salaries. During this period, Mr. Farncomb was also remunerated with reference to one-half of his anticipated annual base salary, however, Mr. Farncomb elected to invoice Contact Gold through Cairn. Mr. Spalding was not remunerated during this period.

The terms of the employment agreements, provided under the same base employment agreement, were determined through negotiation between each of the respective NEOs and the Board, with advice from legal counsel, based on industry standards at the time the employment agreements were entered into.

The employment agreements for each of Messrs. Lennox-King, Wenger, Farncomb, and Spalding are each for an indefinite term and contain provisions regarding base salary, paid vacation time, and eligibility for benefits and security-based compensation. The employment agreements also contain confidentiality provisions of indefinite application and certain change-of-control provisions, as discussed immediately below.

Contact Gold recognizes the valuable services that the NEOs provide to Contact Gold and the importance of the continued focus of the NEOs in the event of a possible change of control. Because a change of control could give rise to the possibility that the employment of a NEO would be terminated without cause or adversely changed, the Board considers it in the best interests of Contact Gold to alleviate any distraction by ensuring that, in the event of a change of control, each NEO will have certain guaranteed rights.

The change of control payment, an amount equivalent to base salary for 24 months, is triggered if the employment of the Executive is terminated in the 12-month period following the effective date of a change of control by (A) the resignation of the Executive for good cause or (B) by Contact Gold without just cause.

The employment agreements also provide for participation in bonus and incentive remuneration opportunities (“Bonuses”) on such terms as the Board may determine in its sole discretion from time to time. The anticipated parameters of the bonus payments will reflect the goals, milestones, and targets approved by the Board for each fiscal year, and may also be awarded in the Board’s sole discretion for other good reasons. Except in certain circumstances, in the event the Executive gives or receives notice of termination of employment, Contact Gold shall only be liable to pay any Bonus for which all conditions of entitlement have or occurred on or before the last day of active employment set by the Company, including, in the case of an annual bonus, having worked through the end of the year prior to giving resignation notice. All Bonuses shall be paid in the fiscal year following the fiscal year to which they relate.

In lieu of a contribution toward Mr. Spalding’s 401k Plan, or until such time as a 401K Plan is implemented by the Company, the Company will provide to Mr. Spalding an annual payment, subject to requisite withholding obligations, beginning February 1, 2018 of US$8,000. Subject to securities rules, and upon mutual agreement, this payment may be awarded in the form of share appreciation rights.

In the event of termination of an NEO in circumstances other than in connection with Change of Control and in the absence of Just Cause, the employment agreements with each of Messrs. Lennox-King, Wenger, Farncomb, and Spalding provide for a payment of base salary of 12 months.

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Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides details of compensation plans under which equity securities of Contact Gold are authorized for issuance as of the date of this Offering Circular. A description of the significant terms of each of the equity compensation plans of Contact Gold follows the table below:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (b)(1)	Weighted-average exercise price of outstanding options, warrants and rights (a)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)
Equity compensation plans approved by security holders	8,198,000 Options 66,667 Restricted Shares 0 DSUs	$0.64/option $1.00/ Restricted Shares N/A	1,728,899
Equity compensation plans not approved by security holders	Nil	Nil	Nil
Total	3,583,000 Options 66,667 Restricted Shares 0 DSUs	$0.97/option $1.00/ Restricted Shares N/A	1,728,899

Notes:

(1) 100,000 Restricted Shares were issued in June 2017 to Vance Spalding; one-third of such Restricted Shares had vested as of the date of this Offering Circular.

(2) Subject to any increase in such limit, the maximum number of Shares available for issuance under the Compensation Plan, the RSU Plan and the DSU Plan (each as defined below), in aggregate, is 10,026,899, which is based on 20% of the number of issued and outstanding Shares at the time of the implantation of the Compensation Plan.

Stock Option Plans and Other Incentive Plans

Contact Gold’s stock and incentive stock option plan (the “Compensation Plan”), Restricted Share Unit Plan (the “RSU Plan”), and Deferred Share Unit Plan (the “DSU Plan”) are Contact Gold’s approved securities-based compensation plans. Each was last approved by Shareholders on June 5, 2017.

The following is a summary of the material terms of the Compensation Plan:

Employees, directors and consultants of Contact Gold and its affiliates are eligible to participate in the Compensation Plan (the “Eligible Participants” and, following the grant of an award (an “Award”) pursuant to the Compensation Plan, the “Participants”). The Compensation Committee of the Board or such other committee authorized by Contact Gold is responsible for administering the Compensation Plan. The Compensation Plan permits the Compensation Committee to grant Awards for Options, stock appreciation rights, restricted stock, performance awards and dividend equivalents to Eligible Participants.

Shares Issuable Pursuant to the Compensation Plan

The number of Shares reserved for issuance under the Compensation Plan, together with any other security-based compensation arrangements granted or made available by Contact Gold from time to time, shall not exceed 10,026,899 Shares. Subject to applicable law, prior approval of the TSXV and the Shareholders will be required for an amendment to the Compensation Plan to increase such limit, other than pursuant to any adjustments under the terms of the Compensation Plan.

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Types of Awards

Options

The Compensation Committee may grant Options to any Eligible Participant at any time, in such number and on such terms as will be determined by the Compensation Committee in its discretion. Options may be granted only to employees of Contact Gold or a parent subsidiary corporation of Contact Gold. The exercise price for any Option granted pursuant to the Compensation Plan will be determined by the Compensation Committee and specified in an award agreement, provided however, that the price will not be less than the Fair Market Value (as such term is as defined in the Compensation Plan) of the Shares on the date of grant, subject to certain exemptions.

Options will vest and become exercisable at such times and on the occurrence of such events, and be subject to such restrictions and conditions, as the Compensation Committee in each instance approves. Options will expire at such time as the Compensation Committee determines at the time of grant; provided, however that no Option will be exercisable later than the fifth anniversary date of its grant.

Stock Appreciation Rights

A stock appreciation right or a “SAR” entitles the holder to receive the difference between the Fair Market Value of a Share on the date of exercise and the grant price. The Compensation Committee may grant SARs to any Eligible Participant at any time and on such terms as will be determined by the Compensation Committee. The grant price of a SAR will be determined by the Compensation Committee and specified in an award agreement. The price will not be less than the Fair Market Value of the Share on the day of grant, provided, however, that the Compensation Committee may designate a grant price below Fair Market Value on the date of grant if the SAR is granted in substitution for a SAR previously granted by an entity that is acquired by or merged with Contact Gold or an affiliate. SARs will vest and become exercisable upon whatever terms and conditions the Compensation Committee, in its discretion, subject to the terms of the Compensation Plan.

Upon the exercise of an SAR, a Participant shall be entitled to receive payment from Contact Gold in an amount representing the difference between the Fair Market Value of the underlying Share on the date of exercise over the grant price.

Restricted Stock

Restricted Stock are awards of Shares that are subject to forfeiture based on the passage of time, the achievement of performance criteria, and/or upon the occurrence of other events, over a period of time, as determined by the Compensation Committee. The Compensation Committee may grant Restricted Stock to any Eligible Participant at any time and on such terms as the Compensation Committee determines. The specific terms, including the number of Restricted Stock awarded, the restriction period, the settlement date and any other restrictions or conditions that the Compensation Committee determines to impose on any Restricted Stock shall be set out in an award agreement. To the extent required by law, holders of Restricted Stock shall have voting rights during the restricted period.

Performance Awards

Performance awards are awards, denominated or payable in cash, Shares (including restricted stock), other securities or Awards, or other property of Contact Gold, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved. The Compensation Committee may grant performance awards to any Eligible Participant at any time, in such number and on such terms as may be determined by the Compensation Committee in its discretion.

Dividend Equivalents

Dividend equivalents are Awards which Participants shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property of Contact Gold as determined in the discretion of the Compensation Committee) equivalent to the amount of cash dividends paid by Contact Gold to holders of Shares with respect to a number of Shares determined by the Compensation Committee. Subject to the terms of the Compensation Plan, and any applicable award agreement, such dividend equivalents may have such terms and conditions as the Compensation Committee shall determine. Notwithstanding the foregoing, the Compensation Committee may not grant dividend equivalents to Eligible Participants in connection with grants of Options or SARs to such Eligible Participants.

Assignability

Awards shall not be transferable or assignable by the Participant otherwise than by will or the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by the Participant and after death only by the Participant’s legal representative.

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Cessation of Awards

Death

If a Participant dies while an employee, officer or director of, or consultant to Contact Gold, the legal representative of the Participant may exercise the Participant’s vested Options for a period until the earlier of the original expiry date of the Award and 90 days after the date of the Participant’s death, but only to the extent the Options were by their terms exercisable on the date of death. For greater certainty, all unvested Options held by a Participant who dies shall terminate and become void on the date of death of such Participant.

Termination other than Death

Upon termination of the Participant’s employment or term of office or engagement with Contact Gold for any reason other than death: (i) any of the Options held by the Participant that are exercisable on the termination date continue to be exercisable until the earlier of three months (six months in the case of a voluntary retirement) after the termination date and the date on which the exercise period of the Option expires, and any Options that have not vested at the termination date shall immediately expire; (ii) any RSUs (as defined herein) held by a Participant that have vested at the termination date will be paid to the Participant and any RSUs that have not at the termination date will be immediately cancelled; and (iii) the treatment for all other types of Awards shall be as set out in the applicable award agreement.

If a Participant who is a non-executive director of Contact Gold ceases to be an Eligible Participant as a result of his or her retirement from the Board, each unvested Option held by such Participant shall automatically vest on the date of his or her retirement from the Board, and thereafter each vested Option held by such Participant will cease to be exercisable on the earlier of the original expiry date of the Option and 90 days after the date of his or her retirement from the Board.

If a Participant ceases to be an Eligible Participant for any reason whatsoever other than by death or, in the case of a non-executive director, retirement from the Board, each vested Option held by the Participant will cease to be exercisable on the earlier of the original expiry date of the Option and six (6) months after the termination date; provided that all unvested Options held by such Participant shall automatically terminate and become void on the termination date of such Participant.

Except as otherwise determined by the Compensation Committee or as provided in an award agreement, upon a Participant’s termination of employment or resignation or removal as a director, during the applicable restriction period, all Shares of restricted stock held by such Participant at such time shall be forfeited and reacquired by Contact Gold.

Amending the Compensation Plan

The Board may amend, alter, modify, suspended or terminate the Compensation Plan or the terms of any previously granted Award, provided that no amendment to the terms of any previously granted Award may, except as expressly provided in the Compensation Plan, or with the written consent of the Participant or holder thereof, adversely alter or impair the terms or conditions of the Award previously granted to a Participant under the Compensation Plan.

Prior approval of the Shareholders shall only be required for any amendment to the Compensation Plan or an Award that would: (i) increase the maximum number of Shares that may be issuable from treasury pursuant to Awards granted under the Compensation Plan; (ii) require Shareholder approval under applicable law or the rules or regulations of any securities exchange that is applicable to Contact Gold; or (iii) cause the Section 162(m) exemption under the Internal Revenue Code for qualified performance-based compensation to become unavailable with respect to the Compensation Plan (if Contact Gold is subject to the deduction limitation under Section 162(m) of the Code).

Disinterested Shareholder approval is required for the following: (i) any individual Award grant that would result in the grant to insiders (as a group) of Contact Gold, within a 12 month period, of an aggregate number of Awards exceeding 10% of the issued and outstanding Shares, calculated on the date an Award is granted to any Insider; (ii) any individual Award grant that would result in the number of Shares issued to any individual in any 12 month period under the Compensation Plan exceeding 5% of the issued Shares, less the aggregate number of Shares reserved for issuance or issuable under any other share compensation arrangement of Contact Gold; and (iii) any amendment to Awards held by insiders of Contact Gold that would have the effect of decreasing the exercise price of the Award.

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The Deferred Share Unit Plan

On June 5, 2017, the Shareholders approved Contact Gold’s DSU Plan in order to promote the interests of Contact Gold by attracting and retaining qualified persons to serve on the Board and to promote a greater alignment of long term interests between DSU Plan participants and the Shareholders.

The following is a summary of the material terms of the DSU Plan:

Administration of the DSU Plan

The DSU Plan is administered by the Board, however, the Board has the authority to delegate all of its powers and authority under the DSU Plan to the Compensation Committee. Under the DSU Plan, the Board may, before a relevant date in respect of which compensation is otherwise payable, grant deferred share units (“DSU”) to any person who is a director and not otherwise an employee of Contact Gold (“DSU Eligible Person”) a DSU award (a “DSU Award”). In addition, DSU Eligible Persons are entitled, at any time before compensation is earned, to elect to receive any portion of their cash compensation in DSUs. DSUs are akin to “phantom shares” that track the value of the underlying Shares but do not entitle the recipient to the actual underlying Shares until such DSUs vest. Each DSU entitles the recipient to receive, on a deferred payment basis and subject to adjustment as provided for in the DSU Plan, cash equal to the fair market value of a Share on vesting of the DSU Award. DSU Awards vest upon the date the DSU Eligible Person ceases to be a director, and is not otherwise an employee or officer, of Contact Gold (the “Separation Date”).

Payment of DSU Awards

DSU Awards are currently designed to be paid out in cash or Shares. After the Separation Date, Contact Gold will pay a cash amount equal to the fair market value of the Shares underlying the DSUs redeemed, to the holder of the DSU Award, less applicable withholding taxes. For the purposes of the DSU Plan, fair market value of the Shares is determined, as at a particular date, as the weighted average of the trading price per Share on the TSXV for the last five (5) trading days ending on that date.

Maximum Number of Shares Issued and Maximum Annual Award Value

Pursuant to the DSU Plan, the maximum number of Shares available for issuance upon the vesting of DSUs under the DSU Plan, and when combined with all securities issuable pursuant to the RSU Plan, in the aggregate, will not exceed 5,013,449 Shares. The maximum number of Shares issuable to insiders of Contact Gold under all security-based compensation arrangements (including the Compensation Plan, the DSU Plan and the RSU Plan) at any time shall not exceed 10% of the issued and outstanding Shares within any one (1) year period.

The aggregate equity award value, based on grant date fair value, of any grants of DSUs under the DSU Plan that are eligible to be settled in Shares, in combination with the aggregate equity award value, based on grant date fair value, of any grants under any other security-based compensation arrangement shall not exceed $150,000 within any one (1) year period.

Transferability

DSUs and all other rights, benefits or interests in the DSU Plan are non-transferrable, other than to the DSU grantee’s beneficiary or estate, as the case may be, upon the death of the DSU grantee.

Amendments to the DSU Plan

The DSU Plan may be amended or discontinued by the Board at any time, subject to applicable regulatory and Shareholder approvals, provided that no such amendment may materially and adversely affect any DSU previously granted under the DSU Plan without the consent of the DSU holder, except to the extent required by law. The Board may at any time, and from time to time, and without Shareholder approval, amend any provision of the DSU Plan, subject to any regulatory or stock exchange requirement at the time of such amendment, including, without limitation: (i) for the purposes of making formal minor or technical modifications to any of the provisions of the DSU Plan; (ii) to correct any ambiguity, defective provision, error or omission in the provisions of the DSU Plan; (iii) to change the vesting provisions of DSUs; (iv) to change the termination provisions of DSUs or the DSU Plan which does not entail an extension beyond the original expiry date of the DSUs; or (v) to make any amendments necessary or advisable because of any change under applicable law; provided, however, that no such amendment of the DSU Plan may be made without the consent of each affected participant in the DSU Plan if such amendment would adversely affect the rights of such affected participant(s) under the DSU Plan, provided, however, that no such amendment of the DSU Plan may be made without the consent of each affected participant in the DSU Plan if such amendment would adversely affect the rights of such affected participant(s) under the DSU Plan.

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The Restricted Share Unit Plan

On June 5, 2017, the Shareholders approved Contact Gold’s RSU Plan to allow for certain discretionary bonuses and similar awards as an incentive and reward for selected eligible persons related to the achievement of long-term financial and strategic objectives of Contact Gold and the resulting increases in Shareholder value. Restricted share units (“RSU”) are akin to “phantom shares” that track the value of the underlying Shares but do not entitle the recipient (an “RSU Grantee”) to the actual underlying Shares until such RSUs vest.

The following is a summary of the material terms of the RSU Plan:

Eligible Participants

Eligible Participants Participation in the RSU Plan is restricted to employees and officers of the Resulting Issuer (an “RSU Eligible Person”). Employees, including directors who are also employees, are eligible to participate in the RSU Plan.

Administration of Plan

The RSU Plan will permit the Board to grant awards of RSUs to an RSU Grantee on. Upon vesting, the RSUs will be converted on a one-for-one basis for freely tradable, non-restricted Shares. The Board shall have the discretion to stipulate the length of time for vesting and to determine various performance objectives based on certain business criteria as a pre-condition to a RSU vesting. It is the Board’s intent that all RSUs will only vest upon the lapse of a certain time period or the achievement of performance objectives designed to advance Contact Gold’s business interests and increase the value of Contact Gold. The performance objectives to be met will be established by Contact Gold at the time of grant of the RSU. RSUs shall expire if they have not vested prior to an expiry date to be set by the Board, which shall be no later than December 31 of the third calendar year after the year in which the RSUs have been granted, and will be terminated to the extent the performance objectives or other vesting criteria have not been met.

Payment of RSU Awards

RSU awards are currently designed to be paid out on the trigger date (which, with respect to an RSU, is the date set by the Board in the applicable award agreement, and if no date is set by the Board, then December 1 of the third calendar year following the grant date of the RSU) in Shares or, in the event Contact Gold is unable to obtain the required regulatory approvals, a cash amount equal to the fair market value of the Company Issuer underlying the RSUs, less any applicable withholding tax.

Maximum Number of Shares Issued

The maximum number of Shares available for issuance upon the vesting of RSUs under the RSU Plan, and when combined with all securities issuable pursuant to the DSU Plan, in the aggregate, shall not exceed 5,013,449 Shares, subject to any adjustments under the terms of the RSU Plan.

Any Shares subject to a RSU which has been granted under the RSU Plan and which is settled, cancelled or terminated in accordance with the terms of the RSU Plan, shall again be available under the RSU Plan.

Dividends

In the event a cash dividend is paid on Shares, an RSU Grantee will be credited with the number of RSUs equal to the amount obtained by: (i) multiplying the amount of the dividend per Share by the aggregate number of RSUs that were credited to the RSU Grantee’s account as of the record date for payment of the dividend and (ii) dividing by the fair market value of the Shares on the date on which the dividend is paid.

Fractional Entitlements

Where an RSU Grantee would be entitled to receive a fractional Shares in respect of any fractional vested RSU, Contact Gold shall pay to such RSU Grantee, in lieu of such factional Shares, cash equal to the fair market value of such fractional Company.

Transferability

RSUs may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of (other than to the beneficiary or estate of an RSU Eligible Person, as the case may be, upon the death of the RSU Grantee) during the vesting period.

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Amendments to the RSU Plan

The RSU Plan may be amended or discontinued by the Board at any time, subject to applicable regulatory and Shareholder approvals, provided that no such amendment may materially and adversely affect any RSU previously granted under the RSU Plan without the consent of the RSU holder, except to the extent required by law. The Board may, without notice, at any time and from time to time, without Shareholder approval, amend the RSU Plan or any provisions thereof in such manner as the Board, in its sole discretion, determines appropriate including, without limitation: (i) for the purposes of making formal minor or technical modifications to any of the provisions of the RSU Plan; (ii) to correct any ambiguity, defective provision, error or omission in the provisions of the RSU Plan; (iii) to change the vesting provisions of RSUs; (iv) to change the termination provisions of RSUs or the RSU Plan which does not entail an extension beyond the original expiry date of the RSU; or (v) to make any amendments necessary or advisable because of any change in applicable law, provided, however, that no such amendment of the RSU Plan may be made without the consent of each affected participant in the RSU Plan if such amendment would adversely affect the rights of such affected participant(s) under the RSU Plan.

Oversight and description of director and Named Executive Officer compensation

Compensation objectives are established by the Compensation Committee and include the following:

•	attracting and retaining highly-qualified individuals;
•	creating among directors, officers, consultants and employees, a corporate environment which will align their interests with those of the shareholders; and
•	ensuring competitive compensation that is also affordable for Contact Gold.

The compensation program is designed to provide competitive levels of compensation. Contact Gold recognizes the need to provide a total compensation package that will attract and retain qualified and experienced executives as well as align the compensation level of each executive to that executive’s level of responsibility. In general, Contact Gold’s directors and Named Executive Officers may receive compensation that is comprised of three components:

•	salary, wages or contractor payments;
•	stock option, restricted share unit, and deferred share unit grants and awards; and bonuses.

The objectives and reasons for this system of compensation are to allow to Contact Gold remain competitive compared to its peers in attracting experienced personnel. The salaries are set on the basis of a review and comparison of salaries paid to executives at similar companies.

Option grants are designed to reward directors and Named Executive Officers for success on a similar basis as the Shareholders, although the level of reward provided by a particular Option grant is dependent upon the volatile stock market.

Any bonuses paid are allocated on an individual basis and are based on review by the Board of the work planned during the year and the work achieved during the year, including work related to mineral exploration, administration, financing, shareholder relations and overall performance. There were no bonus amounts awarded relating to the years ended December 31, 2018 and 2017. Contact Gold is in the process of implementing a bonus plan that will include comparative share price or market cap performance against a group of peers, as well as performance metrics relating to corporate and personal business and exploration objectives. As at the date of this Offering Circular, Contact Gold has not adopted any formal policy to allow Contact Gold to claw-back bonuses or any other payments for inappropriate behaviour.

As a junior mineral exploration company, Contact Gold remains at risk of losing qualified personnel to companies with greater financial resources and it attempts to mitigate this risk wherever possible through appropriate written contracts.

There were no bonus amounts awarded relating to the years ended December 31, 2018 and 2017.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of the Shares, as of November 14, 2018, and as adjusted to reflect the Shares to be issued and sold in this Offering (excluding any Shares to be sold pursuant to the exercise of the Over-Allotment Option), by:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our Shares;
•	each of our named executive officers;
•	each of our directors; and
•	all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with Commission rules. The information does not necessarily indicate beneficial ownership for any other purpose.

In aggregate, including those held by the Named Executive Officers, the directors and officers of Contact Gold hold 7,382,348 Shares, representing 14.59% of the issued Shares.

The following table states the name of each person nominated by management for election as directors, such person’s principal occupation or employment, period of service as a director of the Company, and the approximate number of voting securities of the Company that such person beneficially owns, or over which such person exercises direction or control:

Name and position	Address	Number of Shares(1)	Preferred Stock	Percent of Class
Matthew Lennox-King President, CEO and Director	400 Burrard St., Suite 1050, Vancouver, BC Canada V6C 3A6	2,809,367	-nil	5.55%
John Dorward Director	400 Burrard St., Suite 1050, Vancouver, BC Canada V6C 3A6	579,000	-nil	1.14%
Andrew Farncomb Senior Vice-President and Director	400 Burrard St., Suite 1050, Vancouver, BC Canada V6C 3A6	1,756,915	-nil	3.47%
Riyaz Lalani Director	400 Burrard St., Suite 1050, Vancouver, BC Canada V6C 3A6	100,000	-nil	0.20%
Mark Wellings Director	400 Burrard St., Suite 1050, Vancouver, BC Canada V6C 3A6	600,000	-nil	1.19%
George Salamis Director	400 Burrard St., Suite 1050, Vancouver, BC Canada V6C 3A6	550,000	-nil	1.09%
Charlie Davies Director	400 Burrard St., Suite 1050, Vancouver, BC Canada V6C 3A6	100,000	-nil	0.20%
John Wenger Vice-President, Strategy and Chief Financial Officer	400 Burrard St., Suite 1050, Vancouver, BC Canada V6C 3A6	743,733	-nil	1.47%
Vance Spalding Vice-President, Exploration	400 Burrard St., Suite 1050, Vancouver, BC Canada V6C 3A6	143,333	-nil	0.28%

(1)	Includes Options with an exercise price of $1.00, which have vested, or will vest as at, or in the 60 days after the date of, this Offering Circular as follows: Matthew Lennox-King: 166,667; John Dorward: 100,000; Andrew Farncomb: 166,667; Riyaz Lalani: 100,000; Mark Wellings: 100,000; George Salamis: 100,000; Charlie Davies: 100,000; John Wenger: 133,333; and Vance Spalding 111,000.
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To the knowledge of the directors or senior officers of Contact Gold, as at the date of this Offering Circular, no person or corporation beneficially owns, directly or indirectly, or exercises control or direction over, 5 % or more of the Shares, other than as set out below:

Name of Shareholder(5)	Number of Shares(1)	Percentage of Shares(1)	Number of Preferred Stock(2)	Percentage of Preferred Stock(2)
Waterton Nevada Splitter, LLC (3)	18,550,000	36.66%	11,111,111	100%
Goldcorp USA, Inc.(4)	7,500,000	14.82%	- nil	- nil
Matthew Lennox-King	2,642,200	5.55%	- nil	- nil

(1) The information as to Shares beneficially owned, controlled or directed, not being within the knowledge of Contact Gold, has been obtained by Contact Gold from publicly disclosed information and/or furnished by the relevant shareholder. Amounts and percentages of Shares shown on a non-diluted basis, and as to Mr. Lennox-King includes 166,667 Options with an exercise price of $1.00, which have vested, or will vest as at, or in the 60 days after the date of, this Offering Circular.

(2) The Preferred Stock is non-voting. The Preferred Stock matures on the Maturity Date, and accrues preferential cumulative cash dividends at a fixed rate per annum equal to 7.5% on a simple and not compounded basis. The Preferred Stock is convertible at the election of the holder at any time, into Shares (subject to a cap such that at any time following any conversion, Waterton Nevada and its affiliates shall not hold more than 49% of the aggregate issued and outstanding Shares). The number of Shares to be issued pursuant to such conversion right shall be equal to the sum of the face value of the Preferred Stock together with any accrued and unpaid cumulative dividends thereon to the conversion date divided by the conversion price of the Preferred Stock on the conversion date, such price being subject to adjustment from time to time. The conversion price of the Preferred Stock is $1.35 (US$● based on the Bank of Canada daily noon exchange rate on ●, 2019), and if fully converted would convert into ● Shares. Assuming that Waterton Nevada intended to convert the Preferred Stock, Waterton Nevada could convert up to ● shares of Preferred Stock into ● Shares (due to the 49% cap) and would own 49% of the aggregate issued and outstanding Shares. Refer to “Description of Capital Stock” for additional discussion relating to ROFO, ROFR and other rights held by Waterton Nevada.

(3) Mr. Isser Elishis, Managing Partner, Chief Investment Officer of Waterton Global Resource Management exercises sole voting and/or investment powers with respect to the Shares and Preferred Stock held.

(4) Mr. David Stephens, VP, Corporate Development and Marketing and Mr. Alastair Still, Director of Corporate Development, exercise shared voting and/or investment powers with respect to the Shares held by Goldcorp USA, Inc.

(5) Five funds managed by Sentry Investments Inc. (“SII”) and one fund that is sub-advised by SII previously exercised control over 5,400,000 Shares (9.81% of Shares). In July 2018, SII divested enough shares to put them under the reporting threshold and thus the current details of their holdings are unknown by Contact Gold. The Shares were acquired by investment funds managed (or sub-advised) by SII; accordingly, SII has control over but not ownership of the Shares. Mr. Jon Case, Portfolio Manager at Sentry Investment Management (CI Investments Inc.) exercises sole voting and/or investment powers with respect to the Shares held by SII.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policy Regarding Related Party Transactions

Contact Gold does not have a policy for approval of related party transactions. The Audit Committee reviews management’s assessment of related party transactions each quarter.

Transactions with related persons

The following table and notes thereto describe those transactions in which directors, executive officers or holders of more than 5% of common shares or preferred stock of either Contact Gold or Clover Nevada (as applicable) had or will have a direct or indirect material interest in each of the respective periods presented. The following transactions do not include compensation, termination and change-in-control arrangements, which are described under “Management.”

	For the period ended December 31, 2015			For the period ended December 31, 2016			For the period ended December 31, 2017 (3)	For the period ended September 30, 2018
	Clover Nevada(2)		Winwell(1) (Contact Gold)	Clover Nevada(2)		Winwell(1) (Contact Gold)	Contact Gold	Contact Gold
Consulting and administrative fees	$	- nil	$30,000	$	- nil	$30,000	$49,000	$45,000
Accounting services		- nil	3,000		- nil	3,150	2,500	- nil
Legal and corporate secret services		- nil	4,686		- nil	- nil	- nil	- nil
Exploration and property administrative services		9,264	- nil		72,239	- nil	- nil	- nil
Total		$9,264	$37,686		$72,239	$33,150	$51,500	$45,000

(1) Operating activities and balances incurred through the years ended December 31, 2015 and December 31, 2016 reflect the business of Winwell and occurred prior to closing of the Transactions. None of the individuals who then were considered related parties remain as such as of the date of this Offering Circular.

(2) Financial information and transactions of Clover Nevada are consolidated with those of Contact Gold beginning June 7, 2017, pursuant to the closing of the Transactions. Those transactions with related persons specific to Clover Nevada for each of the two fiscal years preceding closing of the Transactions have been presented.

(3) Amounts reported for the year ended December 31, 2017 include the aggregate of activities and balances incurred prior to, and following, closing of the Transactions.

Except as described below, we are not aware, after enquiring with each of our directors, officers, and principal stockholders, of any material interest, direct or indirect, of any our directors, executive officers, principal stockholders, or any associate or affiliate thereof, in any transaction since the beginning of the last fiscal year, or in any proposed transaction, that has materially affected or will materially affect our company. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below, other than the Property Sale, were comparable to terms available or the amounts that would have been paid or received, as applicable, in arm’s-length transactions.

Year ended December 31, 2015

An amount of $30,000 was charged to Winwell for consulting and advisory services by Pemcorp Management Inc. (“Pemcorp”), a company controlled by Mr. William McCartney, who was at such time a director of Winwell. Pursuant to an agreement with Winwell, Pemcorp provided consulting and administrative services at the rate of $2,500 per month, and an additional fee of $50,000 (the “Transaction Payment”) was payable upon the listing of Winwell’s common shares on the TSX Venture Exchange or any other recognized quotation system. As at December 31, 2015, the amount payable to Pemcorp was $45,000.

An amount of $3,000 in accounting fees were paid or were payable to Ms. Jennie Choboter, at such time the Chief Financial Officer of Winwell. No amount was payable to Ms. Choboter as at December 31, 2015.

Winwell paid $4,686 to a law firm in which Mr. Paul Visosky, the then secretary of Winwell is a principal. No amount was payable to Mr. Visosky as at December 31, 2015.

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An amount of $9,264 (US$ 7,018) relating to exploration and administrative services was charged to Clover Nevada by Elko Mining Group LLC (“EMG”), an affiliate of Waterton Nevada. At December 31, 2015 no amount remained payable.

Year ended December 31, 2016

An amount of $30,000 was charged to Winwell for consulting and advisory services by Pemcorp. As at December 31, 2016, the amount payable to Pemcorp was $75,000.

An amount of $3,150 in accounting was paid to Ms. Jennie Choboter. No amount was payable to Ms. Choboter as at December 31, 2016.

An amount of $72,239 (US$ 54,510) relating to exploration and administrative services was charged to Clover Nevada by EMG As at December 31, 2016, no amount remained payable.

Year ended December 31, 2017

An amount of $15,000 was charged to Winwell for consulting and advisory services by Pemcorp. As at December 31, 2017, the amount payable to Pemcorp, including the Transaction Payment had been fully paid, and the agreement with Pemcorp was terminated.

An amount of $2,500 in accounting fees was paid to Ms. Jennie Choboter prior to closing the Transactions. No amount was payable to Ms. Choboter as at December 31, 2017. Ms. Choboter ceased to be a related party upon closing of the Transactions.

No amount was charged to Clover Nevada by EMG for the period through the closing of the Transactions. At December 31, 2017 no amount remained payable.

Payment of Mr. Farncomb’s base salary is bi-furcated in part to Cairn Merchant Partners LP (“Cairn”), an entity in which he is principal. An amount of $34,000 was paid to Cairn pursuant to that arrangement, with $13,003 remaining payable at December 31, 2017.

The Company, and Waterton Nevada closed the Transactions.

The Company awarded Options to Mr. Charlie Davies, a director of Contact Gold and a senior employee of an affiliate of Waterton Nevada.

Nine months ended September 30, 2018

During the nine months ended September 30, 2018, the portion of Mr. Farncomb’s compensation paid to Cairn was $45,000. An amount of $33,000 remained payable in regard to such services at September 30, 2018.

Period subsequent to most recent interim financial period

On November 27, 2018, Contact Gold closed the Property Sale to Waterton Nevada for cash proceeds to Contact Gold of $635,000 (US$485,975).

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DESCRIPTION OF CAPITAL STOCK

Contact Gold is authorized to issue 515,000,000 shares in the capital of Contact Gold, of which 500,000,000 are designated as Common Stock, par value US$0.001 per Share and 15,000,000 are designated as Preferred Stock, par value US$1.00 per Preferred Share. As of ●, 2019, [50,596,986] Shares and 11,111,111 shares of Preferred Stock were issued and outstanding.

Common Stock

Holders of Shares are entitled to one vote for each Share on all matters submitted to a shareholder vote. Holders of Shares do not have cumulative voting rights. Therefore, holders of a majority of the Shares voting for the election of directors can elect all of the directors. Holders of the Shares representing one-third (⅓) of the voting power of the capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of holders of Shares. A vote by the holders of a majority of the outstanding Shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the articles of incorporation. Holders of the Shares have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Shares. There are no provisions for sinking or purchase funds, for permitting or restricting the issuance of additional securities and any other material restrictions, and for requiring a holder of Shares to contribute additional capital.

Subject to the rights of holders of Preferred Stock outlined below, holders of Shares are entitled to share in all dividends that the Board, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding Share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any outstanding as such time, having preference over the Shares.

Preferred Stock

The holders of Preferred Stock, currently solely Waterton Nevada, are entitled to certain rights and preferences, including, but not limited to, the following:

•         Voting. Except as expressly provided for in the Nevada Act, the holders of Preferred Stock shall not be entitled to receive notice of or to attend any meeting of the shareholders of Contact Gold and shall not be entitled to vote at any such meeting.

•         Redemption. On the Maturity Date, and subject to the Nevada Act, Contact Gold shall be required to redeem each share of Preferred Stock for the Redemption Amount. The Preferred Stock was issued on June 7, 2017.

Subject to the Nevada Act, at any time and from time to time prior to the Maturity Date, Contact Gold shall be entitled to redeem all or any part of the Preferred Stock for the Redemption Amount. Upon receiving a notice of redemption from Contact Gold, a holder of Preferred Stock will have 10 Business Days to deliver a conversion notice to exercise its conversion right with respect to all or any portion (subject, in the case of Waterton, to the limitations described below) of the Preferred Stock subject to such notice of redemption, in which case such Preferred Stock shall not be redeemed but shall be converted into Shares in accordance with the conversion rights of the Preferred Stock described below.

•         Change of Control. If a Change of Control occurs, on or prior to the fourth anniversary of the Preferred Stock (the “Anniversary”), the holder of the Preferred Stock has the option to require Contact Gold to redeem all or part of the Preferred Stock for the Change of Control redemption amount (the “CoC Amount”), unless such Change of Control is with Waterton Nevada.

The CoC amount is equal to (a) 120% of the Redemption Amount, if there is a Change of Control on or prior to the second Anniversary; (b) 115% of the Redemption Amount if there is a Change of Control after the Second Anniversary, but on or prior to the fourth Anniversary; (c) the Redemption Amount, if there is a Change of Control after the fourth Anniversary, but on or prior to the Maturity Date, provided that, in each case, the CoC Amount is not payable in the event of a Change of Control that is completed with Waterton or an affiliate of Waterton.

•         Conversion. Holders of Preferred Stock shall have the right from time to time on or prior to the Maturity Date, to convert all or any part of the Preferred Stock into Shares at a conversion price of $1.35 per Share. The number of Shares to be issued pursuant to such conversion right shall be equal to the sum of the face value of the Preferred Stock together with any accrued and unpaid cumulative dividends thereon to the conversion date divided by the conversion price of the Preferred Stock on the conversion date, such price being subject to adjustment from time to time. The conversion price of the Preferred Stock is $1.35 (US$● based on the Bank of Canada daily noon exchange rate on ●, 2019), and if fully converted would convert into ● Shares.

In accordance with the terms of the Governance and Investor Rights Agreement, Waterton may only exercise such conversion right with respect to such number of Preferred Stock from time to time provided that immediately following the conversion thereof, the aggregate number of Shares beneficially owned by Waterton and its affiliates shall not exceed 49% of the aggregate number of Shares issued and outstanding immediately following such conversion.

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•         Liquidation Preference. In the event of a liquidation, dissolution or winding-up of Contact Gold or other distribution of assets of Contact Gold among its shareholders for the purpose of winding up its affairs or any steps taken by Contact Gold in furtherance of any of the foregoing, holders of Preferred Stock shall be entitled to receive from the assets of Contact Gold in priority to any distribution to the holders of Shares or any other class of stock of Contact Gold, the Liquidation Value (defined in the articles of incorporation of Contact Gold as 120% of the Face Value (US$1.00) of the Preferred Stock or US$1.20 per share) per share of Preferred Stock held by them respectively, but such holders of Preferred Stock shall not be entitled to participate any further in the distribution of the property of Contact Gold.

•         Dividends. The holders of the Preferred Stock, in priority to the rights of holders of the Shares or other classes of stock of Contact Gold, shall be entitled to receive and Contact Gold shall pay thereon, as and when declared by the Board out of the assets of Contact Gold properly applicable to the payment of dividends, preferential cumulative cash dividends at a fixed rate per annum equal to 7.5%, on a simple and not compounded basis. Such dividends shall be payable no later than the Maturity Date or such earlier date on which the face value of the Preferred Stock becomes due and payable, and the cumulative dividends shall accrue and be cumulative from the date of issue of the Preferred Stock.

The holder of the Preferred Stock shall also be entitled to participate pari passu with the Shares in any dividends other than or in excess of the cumulative dividends. Except with the consent in writing of the holder of all of the Preferred Stock then outstanding, no dividend shall at any time be declared and paid on or set apart for payment on any other class of stock of Contact Gold in any financial year unless and until the accrued cumulative dividends on all of the Preferred Stock outstanding have been declared and paid or set apart for payment.

•         Right of First Offer (“ROFO”). So long as Waterton and/or its affiliates beneficially own or control 33⅓% or more of the Preferred Stock originally issued to them on June 7, 2017, and subject to any other ROFO agreements relating to any of the Contact Gold Properties, Contact Gold will be obligated to inform Waterton of its intention to sell, lease, exchange, transfer or otherwise dispose of any of its interests in the Contact Gold Properties that is not a sale of all or substantially all of Contact Gold’s assets and provide Waterton with a summary of the essential terms and conditions by which it is prepared to sell any specified interest in the Contact Gold Properties. Upon receipt of such divesting notice, Waterton will have a period of 20 business days to accept the offer to sell by Contact Gold on the terms contained on the divesting notice. If Waterton has not accepted the terms during the 20 business day period, and Contact Gold has not during such same period received a third party offer for such specified interest in the Contact Gold Properties, then Contact Gold shall be permitted to sell its specified interest in the Contact Gold Properties to a third party for a period of 180 days from the date of the original divesting notice provided to Waterton on the terms and conditions no less favourable to Contact Gold than those contained in the divesting notice.

•         Sale of Substantially All of the Company’s Assets. So long as Waterton and/or its affiliates beneficially own or control 33⅓% or more of the Preferred Stock originally issued to them on June 7, 2017, Contact Gold shall not sell, lease, exchange, transfer or otherwise dispose of all or substantially all of its assets without Waterton’s prior written consent, which will not be unreasonably withheld or delayed.

•         Right of First Refusal (“ROFR”). Subject to the provisions of the Preferred Stock, and subject to any other ROFR agreements relating to any of the Contact Gold Properties, if Contact Gold shall have obtained an offer from one or more third party buyers in respect of the sale, lease, exchange, transfer or other disposition of any of the Contact Gold Properties, in whole or in part, in any single transaction or series of related transactions, which offer Contact Gold proposes to accept, Contact Gold shall promptly provide written notice of such fact to Waterton and offer to enter into such a transaction with Waterton.

•         Restrictions on Operations. The Preferred Stock carries various rights and covenants that may restrict the ability of Contact Gold to operate and conduct its business, enter into third party transactions or assume debt or other liabilities.

Escrowed Securities and Securities Subject to Contractual Restriction on Transfer

As at ●, 2019, 10,534,611 (December 31, 2016 – nil) of the Shares were held in escrow and restricted from trading, pursuant to the rules of the TSXV. These trading restrictions expire as follows:

June 14, 2019	3,511,537
December 14, 2019	3,511,537
June 14, 2020	3,511,537
10,534,611

As a condition to the completion of the Transactions, and in addition to the escrow provisions imposed by the TSXV, Waterton Nevada’s shareholdings in Contact Gold (18,500,000 Shares) are subject to a lock-up whereby it shall not sell or otherwise dispose of its securityholdings in Contact Gold for a period of 24 months, other than in limited circumstances. These same restrictions apply to Shares held by certain officers and directors of Contact Gold.

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Recent Sales of Unregistered Securities

On September 13, 2017, the Company acquired additional claims through a purchase of what was known as the “Pony Spur” property. The Company issued 75,000 shares of Common Stock ($52,250) as partial consideration to the vendor of Pony Spur, a private individual doing business in Nevada.

On September 13, 2017, the Company acquired additional claims known as the “Poker Flats” property. The Company issued 37,500 shares of Common Stock ($28,125) as partial consideration to the vendor of Poker Flats, a private individual doing business in Nevada.

On February 6, 2018, Clover Nevada acquired what was known as the East Bailey property from a private entity incorporated in Nevada, which is contiguous to Pony Creek, in exchange for 250,000 shares of Common Stock ($112,500).

On ●, 2019, we closed a private placement of ● shares of Common Stock, at the Placement Price for proceeds of $●. Each Common Stock was accompanied by one Right. Subject to the rules and limitations of the TSXV, each Right shall automatically convert, without the payment of additional consideration, upon the earlier of (a) the closing of a Qualified Offering; (b) a Change of Control; or (c) the Time Deadline, for shares of common stock of Contact Gold as follows: (i) if the offering price of common stock sold in a Qualified Offering is greater than the Placement Price, for that number of shares of common stock to provide a Placement Price with an effective 5% discount; (ii) if the offering price of common stock sold in a Qualified Offering is equal to or less than the Placement Price, for that number of shares of common stock to provide a Placement Price with an effective 10% discount to the Qualified Offering price; (iii) in the event of a Change of Control, for that number of shares of common stock to provide a Placement Price with an effective 5% discount; or (iv) in the event of conversion at the Time Deadline, for that number of shares of common stock to provide a Placement Price that is equal to the maximum allowable discount prescribed pursuant to the rules of the TSXV. All securities offered were restricted securities under Rule 144 under the Securities Act.

The securities issued in each of the foregoing transactions were issued pursuant to exemptions under the Securities Act, including Section 4(a)(2) and/or Rule 506(b) of Regulation D, each under the Securities Act, and outside the United States pursuant to exemptions available under Rule 903 of Regulation S under the Securities Act.

Transfer Agent and Registrar

The transfer agent and registrar for our Shares is Computershare Investor Services Inc., with its principal office at 3rd Floor - 510 Burrard St. Vancouver, BC V6C 3B9.

Listing

Contact Gold began trading on the TSXV under the symbol “C” on June 15, 2017. On October 17, 2018, Contact Gold submitted an application for listing its Shares for quotation on the OTCQX.

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MARKET PRICE OF OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

The Shares are traded on the TSXV. The high and low sales prices for the Shares are as follows ($), reported by the TSXV:

				Quarterly Low
	Volume	High	Low	High	Low
Period		$	$	$	$
2019
February(1)	1,419,311	0.355	0.30
January	517,374	0.39	0.295
2018
December	286,830	0.35	0.285	0.49	0.285
November	358,939	0.39	0.315
October	711,461	0.49	0.35
September	485,590	0.50	0.38	0.50	0.34
August	1,146,010	0.475	0.35
July	1,049,740	0.39	0.34
June	1,318,340	0.40	0.27	0.45	0.27
May	1,608,700	0.40	0.275
April	1,067,480	0.45	0.365
March	462,540	0.455	0.375	0.375	0.54
February	356,515	0.48	0.40
January	152,600	0.54	0.48
2017
December	229,166	0.54	0.46	0.75	0.46
November	1,037,914	0.68	0.53
October	658, 180	0.75	0.63
September	511,620	0.78	0.67	0.80	0.67
August	189,271	0.79	0.68
July	263,195	0.80	0.70
June 15 – June 30	255,828	1.10	0.81	1.10	0.81

Note:

(1)	Period from February 1, 2019 to February 25, 2019.

Holders

As of February 20, 2019, we had approximately 42 registered holders of our Common Stock and 1 holder of our preferred stock.

Upon completion of this Offering, assuming the stated amount of shares of Common Stock offered in this Offering are sold (excluding the exercise of the Over-Allotment Option) and that no Shares are sold in the Concurrent Private Placement, there will be ● shares of our Common Stock outstanding (which number includes ● Shares issuable upon the automatic conversion of the Rights).

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UNDERWRITING

We have entered into an underwriting agreement with the Underwriters, with respect to the shares subject to this Offering. Subject to the terms and conditions in the underwriting agreement, we agree to sell to the Underwriters, and the Underwriters agree to purchase from us, ● Shares.

The underwriting agreement provides that the obligation of the Underwriters to purchase all of the shares being offered to the public is subject to approval of legal matters by counsel and the satisfaction of other conditions. These conditions include, among others, the continued accuracy of representations and warranties made by us in the underwriting agreement, delivery of legal opinions and the absence of any material changes in our assets, business or prospects after the date of this Offering Circular.

The representatives of the Underwriters have advised us that the Underwriters propose to offer the Common Stock directly to the public at the initial public offering price listed on the cover page of this Offering Circular. The Underwriters are also entitled to appoint a syndicate consisting of other investment dealers as mutually agreed with Contact Gold.

The obligations of the Underwriters under the underwriting agreement may be terminated at the discretion of the Underwriters upon the occurrence of certain stated events.

Pursuant to the underwriting agreement, we have agreed to indemnify the Underwriters against certain liabilities or to contribute to payments which the Underwriters or other indemnified parties may be required to make in respect of any such liabilities.

Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Shares that they have purchased pursuant to the Offering prior to the fifth business day after the date of this Offering Circular will be required, by virtue of the fact that the Shares will initially settle T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Shares who wish to trade such Shares prior to the fifth business day after the date of this Offering Circular should consult their own advisor.

Offer Restrictions Outside the United States and Canada

Other than in the United States and Canada, no action has been taken by us or the Underwriters that would permit a public offering of the securities offered by this Offering Circular in any jurisdiction where action for that purpose is required. The Shares offered by this Offering Circular may not be offered or sold, directly or indirectly, nor may this Offering Circular or any other offering material or advertisements in connection with the offer and sale of any such Shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this Offering Circular comes are advised to inform themselves about and to observe any restrictions relating to the Offering and the distribution of this Offering Circular. This Offering Circular does not constitute an offer to sell or a solicitation of an offer to buy any Shares offered by this Offering Circular in any jurisdiction in which such an offer or a solicitation is unlawful.

Commissions and Expenses

The following table provides information regarding the amount of the underwriting discounts and commissions to be paid to the Underwriters by us. These amounts are shown assuming both no exercise and full exercise of the Over-Allotment Option to purchase the Over-Allotment Shares to cover over-allotments, if any, and for market stabilization purposes.

Total
Per Share	Without Over-Allotment Option	With Over-Allotment Option

We estimate that the total expenses of this Offering, including filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $●.

Contact Gold began trading on the TSXV under the symbol “C” on June 15, 2017. On October 17, 2018, Contact Gold submitted an application for listing its Shares for quotation on the OTCQX.

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Over-Allotment Option

We have granted the Underwriters an Over-Allotment Option. This option, which is exercisable for up to 30 days from and including the closing date of the Offering, permits the Underwriters to purchase a maximum of ● Over-Allotment Shares from us, to cover over-allotments, if any, and for market stabilization purposes. In each case, we have assumed no sales to persons on the President’s List and Concurrent Private Placement. A purchaser who acquires Over-Allotment Shares issuable on the exercise of the Over-Allotment Option, forming part of the Underwriters’ over-allocation position, acquires such Over-Allotment Shares under this Offering Circular regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases.

Concurrent Private Placement

In connection with the Offering, Contact Gold is required to offer certain shareholders the right to acquire shares of Common Stock under the terms of the Governance and Investor Rights Agreement and Investor Rights Agreement. See “Contractual Obligations” in the Interim MD&A. In connection with this right, Contact Gold may complete the Concurrent Private Placement. The closing of the Concurrent Private Placement is conditional on the completion of the Offering. No underwriting commission or fees are payable in connection with the Concurrent Private Placement. This Offering Circular does not qualify the distribution of the Common Stock issued under the Concurrent Private Placement.

Black-Out

In connection with this Offering, Contact Gold agrees not to directly or indirectly issue, offer, sell, contract to sell, grant any option, right or warrant to purchase, any Shares or securities or other financial instruments convertible into or having the right to acquire Shares or disclose to the public any intention to do so, during the period from the date hereof and ending 90 days following the closing date of the Offering, without the prior written consent of the Lead Underwriter, on behalf of the Underwriters, which consent will not be unreasonably withheld or delayed, provided that nothing herein shall prevent or restrict Contact Gold from: (i) issuing securities in connection with the Offering and/or Concurrent Private Placement, (ii) issuing Shares or securities convertible into or exchangeable for Shares pursuant to any equity incentive plan, stock ownership or purchase plan, dividend reinvestment plan or other equity or share based compensation plan in effect on the date hereof; (iii) issuing Shares issuable upon the conversion, exchange or exercise of convertible or exchangeable securities or the exercise of warrants or options outstanding on the date hereof, or (iv) issuing Shares in connection with any arm’s length property acquisition transaction or other corporate acquisitions.

President’s List Sales

At our request, the Underwriters have reserved for sale at the initial public offering price up to ● shares of our Common Stock being offered for sale to the President’s List. We will offer these shares to the extent permitted under applicable regulations in the United States and in any other applicable countries. The number of shares of Common Stock available for sale to the general public will be reduced to the extent that such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby. Other than the underwriting discount described on the front cover section of this Offering Circular, the Underwriters are entitled to a reduced commission 3% with respect to the Common Stock sold pursuant to these President’s List sales. Shares offered to the President’s List will not be subject to lock-up agreements, with the exception of any directors or officers who will be subject to lock-up agreements, as described below.

Lock-Up Agreements

Contact Gold has agreed to use best efforts to cause its executive officers and directors to enter into a 90-day “lock-up” from the closing date of the Offering relating to our Common Stock that they beneficially own. This means that, for a period of 90 days following the closing date of this Offering, such persons may not, with limited exceptions, sell or agree to sell any Common Stock or securities or other financial instruments convertible into or having the right to acquire Common Stock or enter into any agreement or arrangement to transfer to another, in whole or in part, any of the economic consequences of ownership of Common Stock, without the prior written consent of the Lead Underwriter on behalf of the Underwriters, and pursuant to the terms of the lock-up agreements.

Stabilization

Until the distribution of the securities offered by this Offering Circular is completed, rules of the Commission may limit the ability of the Underwriters to bid for and to purchase our Common Stock. As an exception to these rules, the Underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain or otherwise affect the price of our Common Stock. The Underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

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•	Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock, so long as stabilizing bids do not exceed a specified maximum.
•	Over-allotment involves sales by the Underwriters of securities in excess of the number of securities the Underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of Common Stock over-allotted by the Underwriters is not greater than the number of shares of Common Stock that they may purchase in the Over-Allotment Option. In a naked short position, the number of shares of Common Stock involved is greater than the number of shares in the Over-Allotment Option. The Underwriters may close out any covered short position by either exercising their Over-Allotment Option or purchasing our Common Stock in the open market.
•	Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the Underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the Over-Allotment Option. If the Underwriters sell more Common Stock than could be covered by the Over-Allotment Option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this Offering.
•	Penalty bids permit the Underwriters to reclaim a selling concession from a selected dealer when the securities originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our Common Stock. As a result, the price of our securities may be higher than the price that might otherwise exist in the open market.

Neither we nor the Underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our securities. These transactions may occur on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Electronic Offering Circular

This Offering Circular may be made available in electronic format by e-mail or on Internet sites or through other online services maintained by the Underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. Other than this Offering Circular in electronic format, any information on the Underwriters’ or their affiliates’ websites and any information contained in any other website maintained by the Underwriters or any affiliate of the Underwriters is not part of this Offering Circular or the Offering Statement of which this Offering Circular forms a part, has not been approved and/or endorsed by us or the Underwriters and should not be relied upon by investors.

Market for Common Stock

Contact Gold began trading on the TSXV under the symbol “C” on June 15, 2017. On October 17, 2018, Contact Gold submitted an application for listing its Shares for quotation on the OTCQX.

The initial public offering price will be determined by arm’s length negotiations between us and the Lead Underwriter on behalf of the Underwriters. In determining the initial public offering price, we and the representatives of the Underwriters expect to consider a number of factors including:

•	the information set forth in this Offering Circular and otherwise available to the representatives;
•	our prospects and the history and prospects for the industry in which we compete;
•	an assessment of our management;
•	our prospects for future earnings;
•	the general condition of the securities markets at the time of this Offering;
•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and
•	other factors deemed relevant by the representatives of the Underwriters and us.

Neither we nor the Underwriters can assure investors that an active trading market will develop for the Shares, or that the shares will trade in the public market at or above the initial public offering price.

Relationships

Certain of the Underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the Underwriters and their affiliates may affect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

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Relationships

Certain of the Underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the Underwriters and their affiliates may affect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

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SHARES ELIGIBLE FOR FUTURE SALE

Contact Gold began trading on the TSXV under the symbol “C” on June 15, 2017. On October 17, 2018, Contact Gold submitted an application for listing its Shares for quotation on the OTCQX. Future sales of our Common Stock in the public market, including Shares issued upon exercise of outstanding options, warrants, or Rights, or the availability of such Shares for sale in the public market, could adversely affect the trading price of our Common Stock. Certain shares of Common Stock that are issued and outstanding are “restricted securities” under Rule 144 and certain shares of Common Stock are subject to statutory escrow or commercial requirement. Sales of our Common Stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the trading price of our Common Stock at such time and our ability to raise equity capital in the future. Although we are listed on the TSXV and have applied to list our Shares for quotation on the OTCQX, we cannot assure you that there will be an active public market for our Common Stock.

Based on the number of shares of our Common Stock outstanding as of ●, 2019 and after giving effect to the automatic conversion of the Rights, assuming no exercise of the Over-Allotment Option to purchase Over-Allotment Shares and that the Preferred Stock has not been converted, upon the closing of this Offering we will have outstanding an aggregate of ● shares of Common Stock.

All of the Shares sold in this Offering by us will be freely tradable, except that any Shares purchased in this Offering by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, generally may be sold in the public market only in compliance with Rule 144 under the Securities Act.

Unrestricted Future Sales of Common Stock

In the future, we may offer and sell Common Stock (or we have in the past) pursuant to exemptions from registration under the Securities Act, such as under Section 4(a)(2) of the Securities Act, Regulation D or Rule 701, which will be deemed restricted securities. Shares of Common Stock that are deemed “restricted securities” as that term is defined in Rule 144 under the Securities Act will be eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 under the Securities Act, which are summarized below.

In accordance with the foregoing, and subject to Rule 144 and Rule 701 or escrow restrictions, Shares will be available for sale in the public market as follows:

Date	Number of Shares
On the date of this Offering Circular
Between 90 and 180 days after the date of this Offering Circular
At various times beginning more than 180 days after the date of this Offering Circular

Rule 144

Affiliate Resales of Restricted Securities

In general, under Rule 144 under the Securities Act, as in effect on the effective date of the Offering Statement of which this Offering Circular is a part, a person who is one of our affiliates and has beneficially owned shares of our Common Stock for at least six months would be entitled to sell in “broker’s transactions” or certain “riskless principal transactions” or to market makers, a number of Shares within any three-month period, beginning on the date 90 days after the date of this Offering Circular, that does not exceed the greater of:

•         1.0% of the number of Shares of Common Stock then outstanding, which will equal approximately ● Shares immediately after the closing of this Offering (assuming no exercise of the Over-Allotment Option and giving effect to the automatic conversion of the Rights); or

•         the average weekly trading volume of our Common Stock on the OCTQX during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

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Sales under Rule 144 by our affiliates or persons selling Shares on behalf of our affiliates are also subject to a certain manner of sale provisions and notice requirements and to the availability of current public information about us. In addition, if the number of Shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 Shares or has an aggregate sale price in excess of US$50,000, the seller must file a notice on Form 144 with the Commission and the OTCQX, if applicable, concurrently with either the placing of a sale order with the broker or the execution of a sale directly with a market maker.

Non-Affiliate Resales of Restricted Securities

In general, under Rule 144 under the Securities Act, as in effect on the date of this Offering Circular, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the three months preceding a sale, and who has beneficially owned the Shares proposed to be sold for at least six months but less than a year, including the holding period of any prior owner other than an affiliate, is entitled to sell the Shares beginning on the 91st day after we have become subject to the reporting requirements of the Exchange Act without complying with the manner of sale, volume limitation or notice provisions of Rule 144, and will be subject only to the current public information requirements of Rule 144. If such person has beneficially owned the Shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such Shares under Rule 144(b)(1) without regard to any Rule 144 restrictions, including the public company requirement and the current public information requirement.

Rule 701

Any of our employees, officers, directors, consultants or advisors who purchased shares under a written compensatory stock or option plan or other written contract may be entitled to sell such Shares in reliance upon exemptions from registration. Rule 701 permits affiliates to sell their Rule 701 Shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non- affiliates may sell these Shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 Shares are required to wait until 90 days after we have become subject to the reporting requirements of the Exchange Act before selling those Shares.

Lock-Up Agreements

Contact Gold has agreed to use best efforts to cause its executive officers and directors to enter into a 90-day “lock-up” from the closing date of the Offering relating to our Common Stock that they beneficially own. This means that, for a period of 90 days following the closing date of this Offering, such persons may not, with limited exceptions, sell or agree to sell any Common Stock or securities or other financial instruments convertible into or having the right to acquire Common Stock or enter into any agreement or arrangement to transfer to another, in whole or in part, any of the economic consequences of ownership of Common Stock, without the prior written consent of the Lead Underwriter on behalf of the Underwriters pursuant to the terms of the lock-up agreements.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of our Common Stock to a non-U.S. holder. For the purpose of this discussion, a non-U.S. holder is any beneficial owner of our Common Stock that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust and is not any of the following:

•         an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the “substantial presence” test under Section 7701(b) of the Internal Revenue Code of 1986, as amended (the “Code”);

•         a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any state or the District of Columbia;

•         an estate whose income is subject to U.S. federal income tax regardless of its source; or

•         a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds our Common Stock, the tax treatment of a partner in the partnership will generally depend on the status of the partner and upon the activities of the partnership. Accordingly, we urge partnerships that hold our Common Stock and partners in such partnerships to consult their own tax advisors.

This discussion assumes that non-U.S. holders will hold our Common Stock issued pursuant to the offering as a capital asset (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation (e.g., alternative minimum tax) or any aspects of U.S. federal estate or gift taxation or state, local or non-U.S. taxation, nor does it consider any U.S. federal income tax considerations that may be relevant to non-U.S. holders that may be subject to special treatment under U.S. federal income tax laws, including, without limitation, U.S. expatriates, insurance companies, tax-exempt or governmental organizations, dealers in securities or currency, banks or other financial institutions, investors whose functional currency is other than the U.S. dollar, “controlled foreign corporations,” “passive foreign investment companies,” common trust funds, certain trusts, and hybrid entities, and investors that hold our Common Stock as part of a hedge, straddle or conversion transaction. Furthermore, the following discussion is based on current provisions of the Code, and Treasury Regulations and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.

We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

We urge each prospective investor to consult its own tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of our Common Stock.

Dividends

We do not currently expect to make any distributions to holders of our Common Stock. However, if we do make distributions on our Common Stock, those distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, such excess will constitute a return of capital and will first reduce a holder’s adjusted tax basis in its Common Stock, but not below zero, and then will be treated as gain from the sale of Common Stock (see “—Gain on Disposition of Common Stock” below).

Any dividend (i.e., a distribution paid out of earnings and profits) paid to a non-U.S. holder of our Common Stock generally will be subject to U.S. federal income tax withholding either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide us with an IRS Form W-8BEN, W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

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Dividends received by a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder of the United States) are exempt from such withholding tax. To obtain this exemption, the non-U.S. holder must provide us with an IRS Form W-8ECI (or other appropriate version of IRS Form W-8) properly certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal income tax withholding, will be subject to U.S. federal income tax on a net income basis at the same graduated rates generally applicable to U.S. persons, net of certain deductions and credits, subject to any applicable income tax treaty providing otherwise. In addition to the income tax described above, dividends received by corporate non-U.S. holders that are effectively connected with a trade or business conducted by the corporate non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder in the United States) may be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our Common Stock may obtain a refund of any excess amounts withheld under these rules if the non-U.S. holder is eligible for a reduced rate of United States withholding tax and an appropriate claim for refund is timely filed with the IRS.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Common Stock unless:

•         the gain is effectively connected with a trade or business conducted by a non-U.S. holder in the United States and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. holder in the United States;

•         the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•         we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes during specified periods.

Unless an applicable income tax treaty provides otherwise, gain described in the first bullet point above will be subject to U.S. federal income tax at the same graduated rates generally applicable to U.S. persons. If such non-U.S. holder is a foreign corporation, such gain may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such gain, as adjusted for certain items.

A non-U.S. holder described in the second bullet point above will be subject to a 30% U.S. federal income tax rate (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the sale, which may be offset by certain U.S.-source capital losses.

We are, and expect to continue to be for the foreseeable future, a “United States real property holding corporation.” However, if our Common Stock becomes regularly traded on an established securities market in the U.S., a non-U.S. holder will be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Common Stock only if the non-U.S. holder actually or constructively holds, or held at any time during the shorter of the five-year period preceding the date of disposition or the non-U.S. holder’s holding period, more than 5% of our Common Stock. At this time, we generally expect our Common Stock will be regularly traded on an established securities market in the U.S. However, if our Common Stock is not considered to be so traded, all non-U.S. holders would be subject to U.S. federal income tax on a disposition of our Common Stock, and a 15% withholding tax generally would apply to the gross proceeds from the sale of our Common Stock by a non-U.S. holder. In addition, a non-U.S. holder would have to file a U.S. federal income tax return reporting that gain. If such non-U.S. holder is a foreign corporation, such gain may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such gain, as adjusted for certain items.

Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

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 Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to each non-U.S. holder, the name and address of the recipient, and the amount, if any, of tax withheld with respect to those dividends. A similar report is sent to each non-U.S. holder. These information reporting requirements apply even if withholding was not required. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Payments of dividends to a non-U.S. holder may be subject to backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption, for example, by properly certifying its non-U.S. status on an appropriate IRS Form W-8 (or other suitable substitute or successor form). Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the beneficial owner is a U.S. person that is not an exempt recipient.

Payments of the proceeds from sale or other disposition by a non-U.S. holder of our Common Stock effected outside the United States by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting will apply to those payments if the broker does not have documentary evidence that the holder is a non-U.S. holder, an exemption is not otherwise established, and the broker has certain relationships with the United States.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our Common Stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption, for example, by properly certifying its non-U.S. status on an appropriate IRS Form W-8 (or other suitable substitute or successor form). Notwithstanding the foregoing, information reporting and backup withholding may apply if the broker has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code, the Treasury Regulations promulgated thereunder and other official guidance (commonly referred to as “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our Common Stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence, reporting and withholding obligations, (2) the non- financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence, reporting and withholding requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Accordingly, the entity through which our Common Stock is held will affect the determination of whether such withholding is required. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Future Treasury Regulations or other official guidance may modify these requirements.

Under the applicable Treasury Regulations, withholding under FATCA generally applies to payments of dividends on our Common Stock and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2019. The FATCA withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable income tax treaty with the United States or U.S. domestic law. We will not pay additional amounts to holders of our Common Stock in respect of amounts withheld.

Prospective investors should consult their own tax advisors regarding the potential application of withholding under FATCA to their investment in our Common Stock.

Page | 119

LEGAL MATTERS

The validity of the issuance of the Common Stock offered by this Offering Circular will be passed upon for us by Dorsey & Whitney LLP.

EXPERTS

The financial statements of Contact Gold Corp. as at December 31, 2017 and 2016, and for the year ended December 31, 2017 and for the period from November 23, 2016 (incorporation) to December 31, 2016 appearing in this Offering Circular have been audited by Ernst & Young LLP, independent auditors, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 2 to the consolidated financial statements) included herein.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 78.7502 of the Nevada Revised Statutes (the “Nevada Law”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, (including reimbursement for expenses incurred) arising under the Securities Act.

Our certificate of incorporation provides for indemnification of our officers, directors and other employees to the fullest extent permitted by the Nevada Law.

Our bylaws, as amended (the “Bylaws”), state that we shall indemnify and hold harmless, to the fullest extent permitted by Nevada Law as it presently exists or may hereafter be amended, any director or officer of Contact Gold who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of Contact Gold or is or was serving at the request of Contact Gold as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding. Contact Gold shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the board of directors. Our Bylaws also permit us to indemnify and hold harmless, to the extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of Contact Gold who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of Contact Gold or is or was serving at the request of Contact Gold as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Contact Gold pursuant to our certificate of incorporation, our Bylaws and/or the Nevada Law, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an Offering Statement on Form 1-A with the Commission under Regulation A of the Securities Act with respect to the Shares offered by this Offering Circular. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information with respect to us and our Shares, please see the Offering Statement and the exhibits and schedules filed with the Offering Statement. Statements contained in this Offering Circular regarding the contents of any contract or any other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. The Offering Statement, including its exhibits and schedules, may be inspected without charge at www.sec.gov, the Commission’s Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

Upon completion of this Offering, we will become subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and on the Commission’s website referred to above.

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TABLES OF CONTENTS As of and for the Years Ended December 31, 2017 and 2016

Page
Report of Independent Auditors	0
Financial Statements	1
Consolidated Balance Sheets as of December 31, 2017 and 2016	1
Consolidated Statement of Loss and Comprehensive Loss for the Year Ended December 31, 2017 and for the Period from Incorporation on November 23, 2016 to December 31, 2016	2
Consolidated Statement of Shareholders’ Equity for the Years Ended December 31, 2017 and 2016	3
Consolidated Statement of Cash Flows for the for the Year Ended December 31, 2017 and for the Period from Incorporation on November 23, 2016 to December 31, 2016	4
Notes to the Consolidated Financial Statements	5

As of and for the nine Months Ended September 30, 2018 and 2017

Contact Gold Corp.
(formerly Winwell Ventures Inc.)
An exploration stage company

CONSOLIDATED FINANCIAL STATEMENTS
Prepared in accordance with United States Generally Accepted Accounting Principles
For the year ended December 31, 2017

(Expressed in Canadian dollars)

Report of Independent Auditors

To the Board of Directors of Contact Gold Corp.

We have audited the accompanying consolidated financial statements of Contact Gold Corp., which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of loss and comprehensive loss, shareholders’ equity (deficiency) and cash flows for the year ended December 31, 2017 and for the period from incorporation on November 23, 2016 to December 31, 2016, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Contact Gold Corp. at December 31, 2017 and 2016, and the consolidated results of its operations and its cash flows for the year ended December 31, 2017 and for the period from incorporation on November 23, 2016 to December 31, 2016 in conformity with U.S. generally accepted accounting principles.

Contact Gold Corp.’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred a loss during the year ended December 31, 2017 and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management's evaluation of the events and conditions and managements plans regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Vancouver, Canada	/s/ Ernst & Young LLP
February 25, 2019	Chartered Professional Accountants

Contact Gold Corp.
Consolidated Balance Sheets

(Expressed in Canadian dollars)

As at

		December 31,	December 31,
	Note	2017	2016
		$	$
Assets
Current assets
Cash and cash equivalents		6,176,258	250
Prepaids	5	552,242	3,511
Receivables		34,734	-
Total current assets		6,763,234	3,761

Non-current assets
Bonding deposit	5	188,545	-
Deferred reverse acquisition expenditures	3	-	58,152
Exploration properties and deferred acquisition costs	6	40,497,369	727,912
Total non-current assets		40,685,914	786,064

Total assets		47,449,148	789,825

Liabilities and shareholders’ equity
Current liabilities
Payables and accrued liabilities	7, 11	491,960	805,471
Other current liabilities	6 (d)	32,252	-
Promissory note	7	-	200,000
Total current liabilities		524,212	1,005,471

Non-current liabilities
Redeemable preferred stock	8	9,466,747	-
Other non-current liabilities	6 (d)	85,089	-
Deferred tax liability	10	2,024,871	-
Total non-current liabilities		11,576,707	-

Total liabilities		12,100,919	1,005,471

Shareholders’ equity (deficiency)
Share capital	9	38,478,543	250
Contributed surplus	9	650,284	-
Accumulated other comprehensive loss		(2,790,375)	-
Accumulated deficit		(990,223)	(215,896)
Total shareholders’ equity (deficiency)		35,348,229	(215,646)

Total liabilities and shareholders’ equity		47,449,148	789,825
Nature of operations and going concern	1

The accompanying notes form an integral part of these consolidated financial statements

Approved by the Board of Directors

“Riyaz Lalani”, Director	“John Dorward”, Director

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Contact Gold Corp.

Consolidated Statements of Loss and Comprehensive Loss

(Expressed in Canadian dollars, except share amounts)

			For the period
			from
			incorporation
			on
			November 23,
		Year ended	2016 to
		December 31,	December 31,
	Note	2017	2016
		$	$
Operating expenses:

Exploration and evaluation expenditures	6	4,262,695	-
Accretion of redeemable preferred stock obligation	8	899,655	-
Stock-based compensation	9 (d), 9(e)	569,514	-
Professional, legal and advisory fees	3	568,429	212,438
Wages and salaries		428,411	-
Investor relations, promotion and advertising		321,428	3,186
Administrative, office and general		178,292	272
Accretion of Cobb Creek obligation	6 (d)	2,298	-
Interest and other income		(38,000)	-
Foreign exchange gain		(618,788)	-
Gain on embedded derivatives	8	(5,799,607)	-

Loss before income taxes		774,327	215,896

Income taxes	10	-	-

Loss for the period		774,327	215,896

Other comprehensive loss
Exchange difference on translation of foreign operations		2,790,375	-

Comprehensive loss for the period		3,564,702	215,896

Loss per Contact Share	9

Basic and diluted loss per share		$0.04	$0.04

Weighted average number of Common Stock (basic and diluted)		32,278,496	5,000,000

The accompanying notes form an integral part of these consolidated financial statements

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Contact Gold Corp.
Consolidated Statements of Shareholders’ Equity (Deficiency)
(Expressed in Canadian dollars, except share amounts)

	Contact Shares
				Accumulated		Total
				other		shareholders’
	Common shares		Contributed	comprehensive	Accumulated	equity
	(restated)	Amount	surplus	loss (income)	deficit	(deficiency)
	(Notes 3, 4, 6, and 9)		(Note 9)
	#
Shares issued on incorporation	2,769,486	250	-	-	-	250
Loss for the period	-	-	-	-	(215,896)	(215,896)
Balance as at December 31, 2016	2,769,486	250	-	-	(215,896)	(215,646)

Shares issued pursuant to private placements	23,815,000	21,157,500	-	-	-	21,157,500
Equity attributable to RTO	5,000,000	247,470	-	-	-	247,470
Shares issued pursuant to acquisition of Clover	18,550,000	18,550,000	-	-	-	18,550,000
Shares issued pursuant to acquisition of Pony Spur and Poker Flats	112,500	84,375	-	-	-	84,375
Stock-based compensation	-	-	632,228	-	-	632,228
Restricted shares	100,000	-	18,056	-	-	18,056
Share issue costs	-	(1,561,052)	-	-	-	(1,561,052)
Cumulative translation adjustment	-	-	-	(2,790,375)	-	(2,790,375)
Loss for the year	-	-	-	-	(774,327)	(774,327)

Balance as at December 31, 2017	50,346,986	38,478,543	650,284	(2,790,375)	(990,223)	35,348,229

The accompanying notes form an integral part of these consolidated financial statements

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Contact Gold Corp.
Consolidated Statements of Cash Flows
(Expressed in Canadian dollars)

			For the period from
			incorporation on
			November 23, 2016
		Year ended	to December 31,
	Note	December 31, 2017	2016
		$	$
Cash flows from operating activities
Loss for the period		(774,327)	(215,896)
Adjusted for:
Movements in working capital:
Receivables		(20,429)	-
Prepaids	4,5	(402,518)	(3,511)
Payables and accrued liabilities	7	290,042	219,407
Gains and losses relating to change in fair value of embedded derivatives	8	(5,799,607)	-
Foreign exchange relating to Preferred Shares	8	(620,321)	-
Stock-based compensation	9 (d), 9(e)	650,284	-
Accretion of Preferred Stock	8	899,655	-
Accretion of Cobb Creek obligation	6 (d)	2,298	-
Unrealized foreign exchange		699	-
Net cash outflow due to operating activities		(5,774,224)	-

Cash flows from investing activities
Acquisition of Clover and Contact Gold Properties	4	(6,800,000)	-
Deposit paid toward acquisition of Clover and Contact Gold Properties	4	-	(200,000)
Transaction costs relating to acquisition of Clover and Contact Gold Properties	4	(586,073)	-
Acquisition of remaining 51% of Cobb Creek	6 (d)	(38,379)	-
Transaction costs relating to acquisition of Cobb Creek	6 (d)	(3,398)	-
Acquisition of Pony Spur and Dixie Flats	6 (a), 6(b)	(100,755)	-
Transaction costs relating to acquisition of Pony Spur and Dixie Flats	6 (a), 6(b)	(13,370)	-
Purchase of short-term investments		(3,500,000)	-
Maturing of short-term investments		3,500,000	-
Cash acquired pursuant to RTO, net	3	40,390	-
Cash deposits for bonding and exploration activities	5	(188,545)	-
Net cash outflow from investing activities		(7,690,130)	(200,000)

Cash flows from financing activities
Issuance of promissory note	4	-	200,000
Cash received from issuances of Contact Shares	9	21,157,500	250
Share issue costs paid	9	(1,561,052)	-
Interest income on cash and cash equivalents		37,508	-
Net cash generated by financing activities		19,633,956	200,250
Effect of foreign exchange on cash		6,406	-

Net increase in cash		6,176,008	250
Cash, beginning of period		250	-
Cash, end of the period		6,176,258	250

Supplemental cash flow information	13

The accompanying notes form an integral part of these consolidated financial statements

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CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Consolidated Financial Statements
for the year ended December 31, 2017
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

1.	NATURE OF OPERATIONS

Nature of Business

Contact Gold Corp. (the "Company", or "Contact Gold") (formerly Winwell Ventures Inc., "Winwell"), was incorporated under the Business Corporations Act (Yukon) on May 26, 2000 and was continued under the Business Corporations Act (British Columbia) on June 14, 2006.

The Company is engaged in the acquisition, exploration and development of exploration properties in Nevada. The Company is domiciled in Canada and maintains a head office at 1050-400 Burrard St., Vancouver, BC, Canada.

The Company began trading on the TSX Venture Exchange ("TSXV") under the symbol “C” on June 15, 2017.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Basis of consolidation and going concern

These consolidated financial statements for the year ended December 31, 2017 (the "Consolidated Financial Statements"), have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") on a historical cost basis, except for derivative financial instruments which have been measured at fair value, and are presented in Canadian dollars ("CAD"), except where otherwise indicated.

The Consolidated Financial Statements include the accounts of Carlin Opportunities ("Carlin") for the year ended December 31, 2017, and each of Contact Gold and Clover Nevada II LLC ("Clover") for the period June 7, 2017 to December 31, 2017, inclusive. As described at Note 3, the Company completed a reverse-acquisition ("RTO") transaction during the year ended December 31, 2017, and accordingly, pursuant to the Financial Accounting Standards Board’s (the "FASB") Accounting Standards Codification ("ASC") 805, Business Combinations ("ASC 805"), for accounting and financial reporting purposes, Carlin has been identified as the accounting acquirer and is presented in the Consolidated Financial Statements as the parent company. The comparative financial information presented in the Consolidated Financial Statements thus reflects only the assets, liabilities and operations of Carlin since its incorporation. All significant intercompany transactions are eliminated on consolidation.

Contact Gold recorded a comprehensive loss of $3.56 million for the year ended December 31, 2017. As at December 31, 2017, Contact Gold has an accumulated deficit of $0.99 million, and working capital of $6.24 million. The Company has not generated significant revenues or cash flows from operations since inception and does not expect to do so for the foreseeable future. Contact Gold’s continuation as a going concern depends on its ability to successfully raise financing.

Although the Company has been successful in the past in obtaining financing, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms acceptable to the Company; and therefore, substantial doubt exists as to whether Contact Gold’s cash resources and working capital will be sufficient to enable the Company to continue as a going concern for the 12-month period after the date that these Consolidated Financial Statements are issued.

Consequently, management is pursuing various financing alternatives to fund operations and advance its business plan. To facilitate the management of its capital requirements, the Company prepares annual expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions. The Company may determine to reduce the level of activity and expenditures, or divest of certain mineral property assets, to preserve working capital and alleviate any going concern risk.

The Consolidated Financial Statements have been prepared on a going concern basis that contemplates the realization of assets and discharge of liabilities at their carrying values in the normal course of business for the foreseeable future; and do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.

The Board of Directors of the Company (the "Board") authorized the Consolidated Financial Statements on February 25, 2019.

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CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Consolidated Financial Statements
for the year ended December 31, 2017
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

b. Use of estimates and measurement uncertainties

The preparation of the financial statements in accordance with U.S. GAAP requires the Company to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at each period end, and the reported amounts of expenses during the related reporting period.

The more significant areas requiring the use of management estimates and assumptions include: the type and amount of exploration property acquisition and transaction costs eligible for deferral, the assessment of impairment of mineral properties, the most appropriate indicator of value in the acquisition of Clover and allocation of such value across its portfolio of exploration properties, the fair value of the host instrument and Embedded Derivatives that comprise the Contact Preferred Shares, income taxes, and the valuation of share-based compensation.

To the extent possible, the Company bases its estimates on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Actual results could differ from the amounts estimated in these Consolidated Financial Statements; uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods. Further information on management’s judgments, estimates and assumptions and how they impact the various accounting policies are described in the relevant notes to these financial statements.

c. Cash and cash equivalents

The Company considers cash in banks, deposits in transit, and highly liquid term deposits with original maturities of three months or less to be cash. Because of the short maturity of these instruments, the carrying amounts approximate their fair value. Restricted cash, if any, is excluded from cash and cash equivalents and is included in long-term assets.

d. Foreign exchange

Items included in the Consolidated Financial Statements are measured using the currency of the primary economic environment in which the Company operates (the "functional currency"). Each of Carlin and Contact Gold Corp. raise financing and incur expenditures in CAD, giving rise to a CAD functional currency; Clover incurs expenditures and receives funding from the Company in United States dollars ("USD"), and accordingly has a USD functional currency.

In preparing the Consolidated Financial Statements, transactions in currencies other than the Company’s functional currency are recorded at the rates of exchange prevailing at the dates of the transactions. At the end of each reporting period, monetary assets and liabilities are translated into CAD at the exchange rate in effect at the balance sheet date, and non-monetary assets and liabilities are translated into CAD at the exchange rate in effect at the time of acquisition or issue. Pursuant to the relief provided under ASC 830, Foreign Currency Matters ("ASC 830"), and for those transactions that have occurred uniformly throughout the comparative periods, an average rate is used to translate income transactions. Exchange differences arising from assets and liabilities held in foreign currencies, are recognised in other comprehensive loss as cumulative translation adjustments.

e. Mineral properties, maintenance fees, and development costs

The Company has not yet established the existence of mineralized materials on any of its mineral property interests projects, as defined by the United States Securities and Exchange Commission (the "SEC") under Industry Guide 7, Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations ("Industry Guide 7"). As a result, the Company is in the "Exploration Stage", as defined under Industry Guide 7, and will continue to remain in the Exploration Stage until such time proven or probable reserves have been established.

In accordance with U.S. GAAP, expenditures relating to the acquisition of mineral rights are initially capitalized as incurred. With the exception of Claims Maintenance fees, mineral property exploration expenditures and pre-extraction expenditures are expensed as incurred until such time the Company exits the Exploration Stage by establishing proven or probable reserves. To date, no amounts have been capitalized in respect of development activities.

Companies in the "Production Stage", as defined under Industry Guide 7, having established proven and probable reserves and exited the Exploration Stage, typically capitalize expenditures relating to ongoing development activities, with corresponding depletion calculated over proven and probable reserves using the units-of-production method and allocated to future reporting periods to inventory and, as that inventory is sold, to cost of goods sold. The Company is in the Exploration Stage which has resulted in the Company reporting larger losses than if it had been in the Production Stage due to the expensing, instead of capitalization, of expenditures relating to the exploration and advancement of the Contact Gold Properties.

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CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Consolidated Financial Statements
for the year ended December 31, 2017
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

e. Mineral properties, maintenance fees, and development costs (continued)

Additionally, there would be no corresponding amortization allocated to future reporting periods of the Company since those costs would have been expensed previously, resulting in both lower inventory costs and cost of goods sold and results of operations with higher gross profits and lower losses than if the Company had been in the Production Stage. Any capitalized costs, such as expenditures relating to the acquisition of mineral rights, are depleted over the estimated extraction life using the straight-line method. As a result, the Company’s consolidated financial statements may not be directly comparable to the financial statements of companies in the Production Stage.

Claim Maintenance fees paid to the United States’ Department of Interior’s Bureau of Land Management (the "BLM") and similar fees paid to state and municipal agencies, as well as fees paid annually pursuant to private property lease and other similar land use arrangements (together, "Claims Maintenance fees") are accounted for as prepaid assets and amortized over the course of the period through which they provide access and title.

The acquisition of title to mineral properties is a complicated and uncertain process. Although management of Contact Gold takes steps to verify title to exploration properties in which it holds an interest, in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee title. Property title may be subject to unregistered prior agreements or transfers and may be affected by undetected defects.

Upon disposal or abandonment, any consideration received is credited against the carrying amount of the exploration and evaluation assets, with any excess consideration greater than the carrying amount included as a gain in profit or loss.

f. Impairment of long-lived assets

At each reporting date, management assesses the possibility of impairment in the carrying value of long-lived assets, including capitalized acquisition costs, development costs, and prepaid claims maintenance fees, whenever events or circumstances indicate that the carrying amounts of the asset or asset group may not be recoverable. An impairment is determined to exist if the total projected future cash flows on an undiscounted pre-tax basis are less than the carrying amount of a long-lived asset or asset group. An impairment loss is measured with reference to the amount by which the carrying amount of the asset exceeds its fair value using market participant assumptions. Such fair value is determined with reference to ASC 820, "Fair Value Measurements and Disclosures", as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Where practical, management calculates the estimated undiscounted future net cash flows relating to the asset or asset group using estimated future prices, proven and probable reserves and other mineral resources, and operating, capital and reclamation costs. In the case of exploration properties for which it is not possible to determine cash flow information, management considers, among other things, enterprise value to hectare (the size of the respective properties) as compared to that of a select group of peer companies’ mineral property assets, an estimate of potential sales proceeds as compared to the carrying value of the property, and other similar factors which may indicate or question the potential economic value of an exploration property. Management’s estimates of mineral prices, mineral resources, foreign exchange rates, production levels, operating capital requirements, and reclamation costs are subject to risk and uncertainties that may affect the determination of the recoverability of the long-lived asset. It is possible that material changes could occur that may adversely affect management’s estimates.

g. Financial Instruments and fair value accounting

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership.

Financial assets and liabilities are offset and the net amount reported in the consolidated balance sheets when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or realize the asset and settle the liability simultaneously.

Financial instruments measured at fair value are classified into one of three levels in the fair value hierarchy according to the significance of the inputs used in making the measurement. The three levels of the fair value hierarchy are as follows:

Level 1 — Unadjusted quoted prices (unadjusted) in active markets for identical assets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 — Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and

Level 3 — Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

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CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Consolidated Financial Statements
for the year ended December 31, 2017
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

g. Financial Instruments and fair value accounting (continued)

At initial recognition, Contact Gold classifies its financial instruments in the following categories depending on the purpose for which the instruments were acquired:

Held-for-trading financial assets and liabilities are recorded at fair value as determined by active market prices or valuation models, as appropriate. Valuation models require the use of assumptions which may include the expected life of the instrument, the expected volatility, dividend payouts, and interest rates. In determining these assumptions, management uses readily observable market inputs where available or, where not available, inputs generated by management. Changes in fair value of held-for-trading financial instruments are recorded in income (loss) for the period. The Company held no held-for-trading financial assets or liabilities as at December 31, 2017.

Available-for-sale financial assets are recorded at fair value as determined by active market prices. Unrealized gains and losses on available-for-sale investments are recognized in other comprehensive income (loss). If a decline in fair value is deemed to be other than temporary, the unrealized loss is recognized in earnings (loss) for the period. Investments in equity instruments that do not have an active quoted market price are measured at cost. As at December 31, 2017, the Company has no financial assets in this category.

Loans and receivables are recorded initially at fair value, net of transaction costs incurred, and subsequently at amortized cost using the effective interest rate method. Loans and receivables of Contact Gold are comprised of ‘Cash and Cash Equivalents’ (Level 1), ‘Receivables’ (Level 2) and the ‘Bonding Deposits’ (Level 2), and are classified as appropriate in current or non- current assets according to their nature. The carrying value of the Company’s loans and receivables as at December 31, 2017 approximate their fair value due to their short-term nature.

Other financial liabilities are recorded initially at fair value and subsequently at amortized cost using the effective interest rate method. Subsequently, these other financial liabilities are measured at amortized cost using the effective interest method with interest expense recognized on an effective yield basis. The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expenses over the corresponding period. The effective interest rate is the rate that exactly discounts estimated future cash payments over the expected life of the financial liability, or, where appropriate, a shorter period. Other financial liabilities include payables and accrued liabilities (Level 2), the "host" element of the Contact Preferred Shares (Level 3)(Note 8), and the Cobb Creek obligation (Level 3)(Note 6(d)). Other financial liabilities and the Contact Preferred Shares are classified as current liabilities if payment is due within 12 months. Otherwise, they are presented as non-current liabilities. No amount of the Contact Preferred Shares is currently due within 12 months, and one USD 30,000 payment of the Cobb Creek obligation is due in November 2018.

h. Impairment of financial assets

At each reporting date, management assesses whether there is objective evidence that a financial asset is impaired. If such evidence exists, the Company recognizes an impairment loss, as follows:

(i)

Available-for-sale financial assets: A significant or prolonged decline in the fair value of the security below its cost is evidence that the assets are impaired. The impairment loss is the difference between the original cost of the asset and its fair value at the measurement date, less any impairment losses previously recognized in the consolidated statements of loss and comprehensive loss. This amount represents the cumulative loss in accumulated other comprehensive loss that is reclassified to net loss for the period.

(ii)

Financial assets carried at amortized cost: The loss is the difference between the amortized cost of the loan or receivable and the present value of the estimated future cash flows, discounted using the instrument’s original effective interest rate. The carrying amount of the asset is reduced by this amount either directly or indirectly through the use of an allowance account.

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CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Consolidated Financial Statements
for the year ended December 31, 2017
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

i. Reclamation and remediation costs

Contact Gold records provisions for closure and reclamation on the best estimate of costs for site closure and reclamation activities that the Company is required to remediate and the liability is recognized at the time environmental disturbance occurs. Such closure and reclamation obligations are recognized when incurred and recorded as liabilities at fair value. The liability is accreted over time through periodic charges to the consolidated statements of loss and comprehensive loss. In addition, the asset retirement cost is capitalized as part of the mineral property’s carrying value and, upon commercial production, will be amortized over the life of the related mineral property. The capitalized amount is depreciated on the same basis as the related asset. Reclamation costs are periodically adjusted to reflect changes in the estimated present value resulting from the passage of time and revisions to the estimates of either the timing or amount of the reclamation costs. Significant judgments and estimates are involved in forming expectations of the amounts and timing of future closure and reclamation costs. Changes in reclamation estimates are reflected in earnings (loss) in the period an estimate is revised. Estimated reclamation obligations are based on when spending for an existing disturbance is expected to occur. The Company reviews, on an annual basis, unless otherwise deemed necessary, the reclamation obligation at each of its exploration properties in accordance with FASB ASC guidance for asset retirement obligations.

Reflecting the level of disturbance as at December 31, 2017, the Company had not accrued any provision for reclamation.

j. Income taxes

The liability method of accounting for income taxes is used and is based on differences between the accounting and tax bases of assets and liabilities. Deferred tax assets and liabilities are recognized for temporary differences between the tax and accounting basis of assets and liabilities as well as for the benefit of losses available to be carried forward to future years for tax purposes using enacted income tax rates expected to be in effect for the period in which the differences are expected to reverse. Deferred tax assets are evaluated and, if realization is not considered more likely than not, a valuation allowance is provided.

k. Uncertainty in income tax positions

The Company recognizes tax benefits from uncertain tax positions only if it is at least more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. Any tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement with the taxing authorities. Related interest and penalties, if any, are recorded as tax expense in the tax provision.

l. Share-based compensation

The Company grants share-based awards as an element of compensation. Share-based awards granted by the Company under the "2017 Contact Gold Omnibus Stock and Incentive Plan" (the "Incentive Plan") can include stock options to purchase a Contact Share ("Options"), restricted shares (“Restricted Shares”), deferred share units ("DSUs"), or restricted share units ("RSUs") (DSUs and RSUs together, "Units"). The Company has not yet awarded any Units.

Compensation expense for Options granted to employees and directors is determined based on estimated fair values of the Options at the time of grant using the Black-Scholes option pricing model, which takes into account, as of the grant date, the fair market value of the shares, expected volatility, expected hold period before exercise, expected dividend yield and the risk- free interest rate over the expected life of the Option. The compensation cost is recognized using the graded attribution method over the vesting period of the respective Options. The expense relating to the fair value of Options is included in expenses and is credited to contributed surplus.

Compensation expense for Restricted Shares, RSUs and DSUs granted to employees and directors, respectively, is determined based on estimated fair values of the Units or Restricted Shares at the time of grant using quoted market prices or at the time the Units qualify for equity classification under ASC 718, Compensation - Stock Compensation ("ASC 718"). The cost is recognized using the graded attribution method over the vesting period of the respective Units. The expense relating to the fair value of the Units or Restricted Shares is included in expenses and is credited to other liabilities or contributed surplus based on the instrument’s classification. Subject to certain exceptions (Note 9), Options and Units are settled in Contact Shares issued from treasury.

The Company adopted Accounting Standard Update ("ASU") No. 2016-09, Improvements to Employee Share-Based Payment Accounting ("ASU 2016-09") and elected to account for forfeitures related to service conditions by estimating the number of awards expected to be forfeited and adjusting the estimate when subsequent information indicates that the estimate is likely to change.

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CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Consolidated Financial Statements
for the year ended December 31, 2017
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

l. Share-based compensation (continued)

ASU 2016-09 also requires the classification of withholding tax on share-based compensation as a financing activity on the consolidated statement of cash flows. Adoption of this guidance had no impact on the Consolidated Financial Statements or disclosures.

The assumptions used in these calculations are inherently uncertain. The resulting value calculated is not necessarily the value that the holder of the equity compensation could receive in an arm’s length transaction, given that there is no market for the options and they are not transferable. Changes in these assumptions could materially affect the related fair value estimates.

m. Comprehensive Loss

In addition to the loss for a given period, comprehensive loss includes all changes in equity during a period, such as cumulative unrecognized changes in fair value of marketable equity securities classified as available-for-sale or other investments, and the translation of foreign subsidiaries to the Company’s Canadian dollar presentation currency.

n. Income and loss per share

Income and loss per common share is calculated by deducting both the dividends declared in the period on the Contact Preferred Shares (whether or not paid) and the dividends accumulated for the period on the Contact Preferred Shares (whether or not earned) from the income or loss for the period, and dividing the result by the weighted average number of Contact Shares outstanding during the period. The Company follows the treasury stock method in the calculation of diluted income or loss per share. Under the treasury stock method, the weighted average number of Contact Shares outstanding used for the calculation of diluted income or loss per share assumes that the proceeds to be received on the exercise of dilutive Options, share purchase warrants or Contact Preferred Shares are used to repurchase common shares at the average market price during the period.

o. Accounting standards adopted

Statement of cash flows

In August 2016, the FASB issued ASU No. 2016-15, "Statement of Cash Flows - Classification of Certain Cash Receipts and Cash Payments" ("ASU 2016-15"). This update addresses eight specific cash flow issues with the objective of reducing the diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017.

In November 2016, the FASB issued guidance regarding the presentation of restricted cash in the statement of cash flows ("ASU 2016-18"). This update is effective for annual reporting periods beginning after December 15, 2017, and early adoption is permitted.

The Company has analyzed the impact of the update and determined that the clarification under both ASU 2016-15 and 2016- 18 will not affect the Company’s presentation on its statement of cash flows. The Company early adopted these standards during the year. As there was no impact on the Company’s statement of cash flows, there were no changes as a result of adoption of either ASU 2016-15 or ASU 2016-18.

Stock compensation

In March 2016, the FASB issued ASU No. 2016-09, "Compensation - Stock Compensation - Improvements to Employee Share- Based Payment Accounting" ("ASU 2016-09") Effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016, ASU 2016-09 simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, an accounting policy election for forfeitures, and classification on the consolidated financial statements. The Company early adopted these standards during the year. As there was no impact, there were no changes as a result of adoption.

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CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Consolidated Financial Statements
for the year ended December 31, 2017
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

o. Accounting standards adopted (continued)

Classification of deferred taxes

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes ("ASU 2015-17"). The standard requires that deferred tax assets and liabilities be classified as non-current on the balance sheet rather than being separated into current and non-current. ASU 2015-17 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016.

The Company early adopted these standards during the year and elected to apply this new standard on a retrospective basis to all deferred tax assets and liabilities. Accordingly, the Company classified the current deferred taxes to non-current on the consolidated balance sheets at both December 31, 2016 and December 31, 2017.

Business combinations

In January 2017, the FASB issued new guidance to assist in determining if a set of assets and activities being acquired or sold is a business ("ASU 2017-01"). It also provided a framework to assist entities in evaluating whether both an input and a substantive process are present, which at a minimum, must be present to be considered a business. This update is effective for annual reporting periods beginning after December 15, 2017, and early adoption is permitted in most circumstances.

The Company early adopted these standards during the year and elected to apply this new guidance on a retrospective basis. There was no impact from the adoption of this standard on the Company’s historical recognition of asset acquisitions and business combinations.

p. Accounting policies not yet adopted

Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) ("ASU 2016-02"). This guidance revises existing practice related to accounting for leases under ASC Topic 840 Leases ("ASC 840") for both lessees and lessors. The new guidance in ASU 2016-02 requires lessees to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The lease liability will be equal to the present value of lease payments and the right-of-use asset will be based on the lease liability, subject to adjustment such as for initial direct costs. For income statement purposes, the new standard retains a dual model similar to ASC 840, requiring leases to be classified as either operating or finance. For lessees, operating leases will result in straight-line expense (similar to current accounting by lessees for operating leases under ASC 840) while finance leases will result in a front-loaded expense pattern (similar to current accounting by lessees for capital leases under ASC 840). While the new standard maintains similar accounting for lessors as under ASC 840, the new standard reflects updates to, among other things, align with certain changes to the lessee model. ASU 2016-02 is effective for fiscal years and interim periods, within those years, beginning after December 15, 2018. Early adoption is permitted for all entities.

The Company has not yet completed its assessment of the impact that the adoption of ASU 2016-02 will have on its consolidated financial statements.

Financial instruments

In March 2016, the FASB issued new guidance on classifying and measuring financial instruments ("ASU 2016-01"). This update is effective for annual reporting periods beginning after December 15, 2017, and early adoption is permitted.

The Company has commenced the evaluation of the new standard and will continue to monitor as the adoption period approaches.

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CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Consolidated Financial Statements
for the year ended December 31, 2017
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

3.	REVERSE ACQUISITION

The Company entered into an arrangement agreement dated December 8, 2016, as amended on January 31, 2017 (the "Arrangement Agreement"), with Carlin, a private British Columbia company, whereby, subject to the terms and conditions of the Arrangement Agreement, the following transactions occurred on June 7, 2017, pursuant to a court approved statutory plan of arrangement (the "Arrangement"):

1.	a share consolidation (the "Consolidation") on the basis of one (1) new common share in the capital of Winwell (the "New Winwell Shares") for every eight (8) existing common shares of Winwell;

2.	the conversion of 23,815,000 previously issued subscription receipts of Carlin (the "Subscription Receipts") into common shares of Carlin (the "Carlin Shares");

3.

the acquisition by Winwell of 28,815,000 Carlin Shares (being all the then issued and outstanding Carlin Shares) (the "Acquisition") in exchange for the issuance of New Winwell Shares to shareholders of Carlin (the "Carlin Shareholders") on a one share for one share basis (the "Share Exchange"); and

4.	the authorization for Winwell to continue into the State of Nevada and change its name to "Contact Gold Corp.".

Pursuant to the Acquisition, 91.2% of the Contact Shares were issued to the Carlin Shareholders, yielding them control of the Company. Winwell was renamed Contact Gold and continued under the laws of the State of Nevada (the "continuance") when the Transactions (Note 4) closed on June 7, 2017. Following the name change and continuance, holders of New Winwell Shares (which included the former holders of Carlin Shares) became holders of "Contact Shares".

The substance of the Acquisition was determined to be an RTO of a non-operating company. However, as a non-operating company lacking an integrated set of activities and assets capable of being conducted and managed for the purpose of providing a return, or other economic benefits, directly to its investors, Winwell did not constitute a business. As a result, the Acquisition was accounted for as a capital reorganization, with Carlin identified as the accounting acquirer. Accordingly, the Consolidated Financial Statements reflect the continuation of the financial statements of Carlin, with one adjustment, which is to retroactively adjust Carlin’s legal capital in order to reflect the capital of Winwell (the accounting acquiree), as the legal parent of the consolidated entity. Comparative information presented in these consolidated financial statements is also retroactively adjusted to reflect the legal capital of Winwell.

The transaction has been measured at the carrying value of the net assets of Winwell that were acquired, less RTO transaction costs, which is summarized below:

Cash	$361,659
Receivables	14,305
Loan receivable from Carlin	200,000
Payables and accrued liabilities	(7,224)
Net assets acquired	$568,740
Adjusted for transaction costs directly relating to the RTO	(321,269)

Equity attributable to the RTO	$247,471

Transaction costs directly relating to the RTO incurred by Carlin in the amount of $321,269 (of which $58,152 had been incurred as at December 31, 2016 and deferred), were recorded as a charge to retained earnings of Contact Gold to the extent of Winwell’s cash balance ($361,659) immediately prior to closing the Transactions. Accordingly, the balance of cash recognized as acquired from Winwell is $40,390 on closing of the Transactions.

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CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Consolidated Financial Statements
for the year ended December 31, 2017
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

4.	ACQUISITION OF CLOVER NEVADA II LLC

Winwell and Carlin, together with Waterton Nevada Splitter, LLC ("Waterton Nevada"), and Clover Nevada II LLC ("Clover") also entered into a securities exchange agreement dated December 8, 2016, as amended on January 31, 2017 (the "Securities Exchange Agreement"), pursuant to which Contact Gold, immediately following the completion of the Arrangement, acquired 100% of the membership interests of Clover, the entity holding a portfolio of 2,762 unpatented mining claims distributed over 13 gold properties covering 24,772 hectares (247 square kilometres) located on Nevada’s Carlin, Independence and Northern Nevada Rift gold trends (the "Contact Gold Properties")(Note 6), in exchange for:

i)	18,550,000 Contact Shares (Note 9);
ii)	11,111,111 non-voting preference shares of Contact Gold ("Contact Preferred Shares") (Note 8); and
iii)	a cash payment of $7,000,000 (the "Cash Payment")

(the "Asset Acquisition", and together with the Arrangement, the "Transactions").

Through to the closing date of the Asset Acquisition, the Company had deferred $586,073, in expenditures to acquire Clover ("Acquisition Costs"). Acquisition Costs comprise primarily legal and advisory fees, and internal due diligence costs, and have been allocated to the respective Contact Gold Properties.

The Asset Acquisition did not meet the definition of a business combination as (i) the Contact Gold Properties are at the exploration stage with no defined mineral reserves, and (ii) Clover does not have any business processes. Consequently, the transaction was accounted for as an acquisition of an asset.

The allocation of Consideration, including Acquisition Costs, for the Asset Acquisition is as follows:

Net assets acquired:
Prepaid Claims Maintenance fees (Note 5)	$149,724
Contact Gold Properties (Note 6)	43,123,284
Deferred tax liability (Note 10)	(2,149,915)
Net current liabilities	-
$41,123,093

Consideration paid:
Cash	$6,800,000
Advance	200,000
Issuance of Contact Shares (Note 9)	18,550,000
Issuance of Contact Preferred Shares (Note 8)	14,987,020
Acquisition costs paid in cash	586,073
$41,123,093

In asset purchases that are not business combinations under ASC 805, a deferred tax asset (“DTA”) or liability (“DTL”) is recorded with the offset generally recorded against the assigned value of the asset. Because ASC 740, Income Taxes ("ASC 740") prohibits any immediate income tax expense or benefit from the recognition of those deferred taxes, the amount of the DTA or DTL is determined by using a simultaneous equations method. At the time of the Acquisition, the Company calculated a $2,149,915 DTL on the value of the acquired assets, the amount of which has been allocated to the respective assets acquired.

The relative values (determined at the date of the Transactions) and consideration paid for each of the acquired assets, including attribution of the DTL, and adjusted for the impact of foreign exchange through year end, is detailed at Note 6. The Company has elected not to reflect the new basis of accounting in the financial records of Clover.

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CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Consolidated Financial Statements
for the year ended December 31, 2017
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

5.	PREPAIDS AND BONDING DEPOSITS

Prepaid expenses for the year ended December 31, 2017, include $445,003 relating to Claims Maintenance fees. Such fees to the BLM, cover the 12-month period ranging from September 1 to August 31 of the subsequent year. Fees paid to the respective Nevada counties cover the 12-month period from November 1 to October 31 of the subsequent year. Fees paid pursuant to private property lease and other similar land use arrangements cover the 12-month period of their respective anniversaries. The value of $149,724 in prepaid Claims Maintenance fees acquired pursuant to the acquisition of Clover had been completely drawn down by December 31, 2017. The remaining balance of prepaids, and that at December 31, 2016, comprises various prepaid amounts for administrative and investor relations related activities.

The Company also has non-current deposits of $188,545 (USD 150,000) made in connection with securing exploration and disturbance bonding in the State of Nevada. Such bonding deposits carry an unspecified term tied to eventual reclamation on operations conducted at Pony Creek and the Company’s other exploration property interests.

6.	EXPLORATION PROPERTIES AND DEFERRED ACQUISITION COSTS

As at December 31, 2017, the Contact Gold Properties encompass approximately 265 km2 of target-rich mineral tenure and hosts numerous known gold occurrences ranging from early to advanced exploration and resource definition stage.

Pursuant to the Asset Acquisition, on June 7, 2017, the Company completed the acquisition of 100% of the membership interests of Clover, a Nevada limited liability company of which Waterton Nevada was the sole member (Note 4). Clover is the legal entity that holds the mineral property rights and interests that comprise the Contact Gold Properties.

The total of consideration paid and Acquisition Costs incurred to acquire Clover was allocated to the Contact Gold Properties (Note 4) and prepaid Claims Maintenance fees (Note 5), acquired based on relative fair values as at the date of the Transactions. Consideration paid comprised Contact Shares (Note 9), Contact Preferred Shares (Note 8) and a total of $7,000,000 in cash. The Company determined the $1.00 per Subscription Receipts issuance to be the most appropriate indicator of value in the acquisition of Clover and its portfolio of exploration properties as the $1.00 per Subscription Receipt price reflected the understanding of market participants of the Transaction, and particularly the planned Asset Acquisition.

The total purchase consideration was allocated to the respective exploration property interests acquired principally on the basis of a value-per-hectare of each individual property acquired (based on that of a group of peer companies and their respective exploration property interests), along with management-assessed quantitative and qualitative judgments relating to the prospectivity and marketability of each.

In asset purchases that are not business combinations under ASC 805, DTA or DTL is calculated with the impact recorded against the assigned value of the asset acquired. However, ASC 740 prohibits any immediate income tax expense or benefit from the recognition of those deferred taxes. There is a DTL-related balance attributable to the mineral properties acquired in respect of Nevada net proceeds tax ("NNPT"; calculated at a rate of 5%)(Note 10), determined using a simultaneous equations method, attributed to the respective properties.

The acquisition is presented as "Clover Acquisition"; and those subsequently-acquired additional mineral property claims contiguous to the original tenure are presented as "Additions" in the table below:

	Total			Foreign	Total
	January 1,	Clover		Exchange	December 31,
	2017	Acquisition	Additions	Difference	2017
Pony Creek (a)	$-	$28,769,705	$141,308	$(2,003,445)	$26,907,568
Dixie Flats (b)	-	3,661,678	64,729	(251,270)	3,475,137
North Star (c)	-	652,825	-	(45,406)	607,419
Cobb Creek (d)	-	132,211	156,040	(906)	287,345
Portfolio properties	-	9,906,865	-	(686,965)	9,219,900
Total	$-	$43,123,284	$362,077	$(2,987,992)	$40,497,369

Balances presented as "Portfolio properties" include the remaining nine Contact Gold Properties. See also Note 16(d).

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CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Consolidated Financial Statements
for the year ended December 31, 2017
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

6.	EXPLORATION PROPERTIES AND DEFERRED ACQUISITION COSTS (continued)

There are no prior period balances incurred on the respective properties reflecting the acquisition of the Contact Gold Properties on June 7, 2017. As at December 31, 2016, the Company had recorded a $200,000 advance cash payment conveyed to Waterton Nevada in partial settlement of the Cash Payment (the "Advance"), and $527,912 in expenditures incurred to acquire Clover as "Deposit and Deferred Acquisition Costs". Upon closing the Transactions, the Advance was attributed to the consideration paid, along with those expenditures incurred to acquire Clover, and allocated to the respective Contact Gold Properties.

a) Pony Creek

The Pony Creek project is located within the Pinion Range, in western Elko County, Nevada. The value assigned as part of the Clover Acquisition for the Pony Creek property is $27,147,164, including an amount of $1,366,769 recognized as a DTL, plus an additional $188,226 in transaction costs.

On September 11, 2017, the Company acquired additional claims through a purchase of what was known as the "Pony Spur" property. The Company issued 75,000 Contact Shares ($52,250) and paid $66,397 (USD 51,089) in cash, including a reimbursement to the vendors of BLM fees, to the vendor of Pony Spur, and incurred $11,123 in directly attributable transaction costs.

There is a 3% net smelter returns royalty ("NSR") on Pony Creek, 1% of which can be bought-back for USD 1,500,000. The royalty reduction option expires on February 7, 2020.

Subsequent to year end, the Company acquired what was known as the East Bailey property, which is contiguous to Pony Creek, in exchange for 250,000 Contact Shares. An amount of $7,538 in directly attributable expenditures incurred through December 31, 2017 has also been included in "Additions" for Pony Creek (Note 16(a)).

b) Dixie Flats

The Dixie Flats property sits approximately 11 kilometres to the north of the northern-most point of Pony Creek, in western Elko County, Nevada. The acquisition value assigned to the Dixie Flats property is $3,412,500, including an amount of $173,956 recognized as a deferred tax liability, plus an additional $66,625 in transaction costs.

Subsequent to closing the Asset Acquisition, the Company acquired additional claims known as the "Poker Flats" property. The Company issued 37,500 Contact Shares ($28,125) and paid $34,358 (USD 26,555) in cash, including a reimbursement to the vendors of BLM fees, to the vendor of Poker Flats, and incurred $2,247 in directly attributable transaction costs.

There is a 2% NSR on the Dixie Flats property, 1% of which can be bought-back for USD 1,500,000.

c) North Star

The North Star property is located approximately 8 kilometres north of the northern-most point of Pony Creek, in western Elko County, Nevada. The acquisition value assigned for this 468-hectare property is $608,400, including an amount of $31,014 recognized as a DTL, plus an additional $11,878 in transaction costs. There is a 3% NSR on the North Star property.

d) Cobb Creek

Pursuant to the Asset Acquisition, the Company acquired a 49% interest in the 426-hectare Cobb Creek property located in Elko County, Nevada. The acquisition value assigned to the Company’s interest in Cobb Creek was $125,619, including an amount of $6,281 recognized as a DTL, plus an additional including $10,812 in transaction costs. At acquisition, Cobb Creek was governed pursuant to a partnership agreement dated October 23, 2002 that stipulated that the Company and the 51% counterparty, a private individual (the "Cobb Counterparty"), own the claims, related assets and rights as tenants-in-common. Cost and responsibility to maintain title to the properties was shared pro rata to each of the party’s respective interest. There was little-to-no activity at Cobb Creek prior to the date of the Asset Acquisition.

On November 7, 2017, the Company acquired the remaining 51% interest in the Cobb Creek property and related historic data from the Cobb Counterparty in exchange for six annual payments of USD 30,000; the first of which was paid ($38,379) following closing of the agreement (remaining nominal balance of $188,175).

The total value of the remaining obligation of $117,341 (the "Cobb Creek obligation"), is recognized as a financial liability at amortized cost, and with reference to the effective interest rate determined for the Contact Preferred Shares, reflects an interest rate of 18.99%. The Cobb Creek obligation is recorded on the consolidated balance sheets as a current and non- current amount ($32,252 and $85,089, respectively).

Accretion expense of $2,298 and a foreign exchange gain of $3,720 have been recorded within other comprehensive loss for the year ended December 31, 2017.

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CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Consolidated Financial Statements
for the year ended December 31, 2017
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

6.	EXPLORATION PROPERTIES AND DEFERRED ACQUISITION COSTS (continued)

Resource exploration is a speculative business and involves a high degree of risk. There is no certainty that the expenditures made by Contact Gold in the exploration of its property interests will result in discoveries of commercial quantities of minerals. Exploration for mineral deposits involves risks which even a combination of professional evaluation and management experience may not eliminate. Significant expenditures are required to locate and estimate ore reserves, and further the development of a property.

Capital expenditures to bring a property to a commercial production stage are also significant. There is no assurance the Company has, or will have, commercially viable ore bodies. There is no assurance that management of the Company will be able to arrange sufficient financing to bring ore bodies into production.

Exploration and evaluation expenditures expensed to the consolidated statements of loss and comprehensive loss

Details of exploration and evaluation expenditures incurred by Contact Gold, including staking costs and Claims Maintenance fees paid, which have been cumulatively expensed in the consolidated statements of loss and comprehensive loss, are as follows:

For the period from acquisition on June 7, 2017 to December 31, 2017
Drilling, assaying & geochemistry	$2,229,200
Geological contractors/consultants & related crew care costs	1,022,637
Land claims fees	499,668
Permitting and environmental monitoring	191,174
Wages and salaries, including share-based compensation	274,137
Other exploration and evaluation expenditures	45,879
Expenditures for the period	$4,262,695
Cumulative balance – December 31, 2017	$4,262,695

Wages and salaries include share-based compensation of $80,770.

There are no prior period amounts incurred by Contact Gold on the respective properties reflecting the acquisition of the Contact Gold Properties on June 7, 2017.

Details of exploration and evaluation expenditures incurred and expensed by Contact Gold on specific Contact Gold Properties are as follows:

For the period from acquisition on June 7, 2017 to December 31, 2017
Pony Creek	$3,952,719
Dixie Flats	54,663
North Star	6,479
Cobb Creek	20,605
Portfolio properties	182,350
Other exploration and evaluation expenditure	45,879
Expenditures for the period	$4,262,695
Cumulative balance – December 31, 2017	$4,262,695

Other exploration and evaluation expenditures comprise expenditures on mineral interests prior to obtaining the legal right to explore the area.

None of the Company’s properties have any known body of commercial ore or any established economic deposit; all are currently in the exploration stage. Waterton Nevada holds a right of first offer ("ROFO"), a right of first refusal ("ROFR") and other rights over the Contact Gold Properties (Note 8). A third-party holds a ROFO on certain of the Portfolio properties. With the exception of the Cobb Creek property (-nil%), the Contact Gold Properties each carry an NSR of between 2% and 4%, some of which include buy-down options.

Subsequent to year end the Company sold the Santa Renia and Golden Cloud properties (Note 16(d)), each of which is included within “Portfolio Properties”.

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CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Consolidated Financial Statements
for the year ended December 31, 2017
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

7.	PAYABLES, ACCRUED LIABILITIES, AND PROMISSORY NOTE

	As at	As at
	December 31, 2017	December 31, 2016
Payables	$403,344	$594,170
Accrued liabilities	88,616	211,301
	$491,960	$805,471

Payables and accrued liabilities are non-interest bearing and are normally settled on 30-day terms.

Pursuant to an unsecured, non-interest bearing promissory note dated December 8, 2016, Carlin had borrowed an amount of $200,000 from the Company in connection with the Asset Acquisition. The Advance was conveyed to Waterton Nevada in 2016 as part of the Cash Payment (Note 4) and was included in the balance of Deposit and Deferred Acquisition costs as at December 31, 2016 (Note 6).

8.	REDEEMABLE PREFERENCE STOCK

On June 7, 2017, as partial consideration for the Asset Acquisition, the Company issued 11,111,111 Contact Preferred Shares with an aggregate face value denominated in USD of 11,100,000 (the "Face Value") ($15,000,000, converted using the Bank of Canada indicative exchange rate on the date prior to issuance of USD 0.74), maturing five years from the date of issuance (the "Maturity Date"), and carrying a cumulative cash dividend accruing at 7.5% per annum (the "Dividend"), to Waterton Nevada (the Face Value, and the sum of the accrued Dividend amount together being the "Redemption Amount"). The accrued Dividend amount is payable on the earlier of conversion and the Maturity Date, and has priority over any other dividends declared on other classes of the Company’s stock.

As a contract to buy non-financial assets (the Contact Gold Properties) that is ultimately settled in either cash or Contact Shares, the Contact Preferred Shares are considered to be comprised of (i) a "host" instrument, and (ii) the value of certain rights, privileges, restrictions and conditions attached to the Contact Preferred Shares (the "Pref Share Rights") each, respectively determined to be an embedded derivative (together, the "Embedded Derivatives").

As a reflection of the potential modification and variability of the cash flows arising from the "host" instrument and the Embedded Derivatives, each are measured separately from each other.

Industry standard methodology was used to determine the fair value of the host and the Embedded Derivatives, utilizing a set of coupled partial differential Black-Scholes equations solved numerically using finite-difference methods. Upon issuance, the fair value of the Contact Preferred Shares was determined to be $14,987,020 (approximately equal to the Face Value), including $6,846,649 in value attributable to the Embedded Derivatives.

Preferred Shares (host)

The estimated fair value of the host instrument as at December 31, 2017 is USD 8,032,846 ($10,077,205). The carrying value, including the aggregate Dividend amount for the five-year term, has been recognized as a financial liability at amortized cost. Recognition of the host at amortized cost is in view of the i) Dividend being at a fixed rate and ii) mandatory redemption feature of the instrument, both of which are payable in cash on the Maturity Date. Mandatorily redeemable instruments are classified as liabilities pursuant to ASC 480, Distinguishing Liabilities From Equity, therefore any dividends or accretion on instruments that have a legal form of equity should generally be presented as interest expense. As at December 31, 2017, the cumulative amount of the accrued Dividend reflected in the accretion expense, is $592,287.

The host instrument was initially recorded at fair value of USD 6,033,480 ($8,140,371) and is revalued each period end using the same approach as described to revalue the Embedded Derivatives, resulting in a difference to the fair value that will vary from period-to-period.

In determining the fair value of the host on the date of issue it was necessary for the Company to make certain assumptions to derive the effective interest rate used in calculating the Company’s credit spread. Using the effective interest rate method, at a rate of 18.99%, the Contact Preferred Shares are remeasured at amortized cost each period end, with an accretion expense recorded to the consolidated statements of loss and comprehensive loss.

The impact from changes to the foreign exchange rate resulted in a gain for the period June 7, 2017 to December 31, 2017, reducing the redeemable preferred stock obligation in that same period.

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CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Consolidated Financial Statements
for the year ended December 31, 2017
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

8.	REDEEMABLE PREFERENCE STOCK (continued)

Preferred Shares (host) (continued)

A summary of changes to the value of the Contact Preferred Shares host instrument for the period from issuance on June 7, 2017 to December 31, 2017 is set out below:

Fair value of the Contact Preferred Shares host instrument at issuance (USD 6,033,480)	$8,140,371
Change in carrying value of the Preferred Shares host instrument
Accretion	899,655
Foreign exchange	(620,321)
Carrying value of the Contact Preferred Shares host instrument as at December 31, 2017	$8,419,705

Embedded Derivatives - Pref Share Rights

The Embedded Derivatives are classified as liabilities, and each are interconnected and relate to similar risk exposures, namely Contact Gold’s interest rate risk (as changes in the Company’s credit spread change the economic value of the redemption), and the Company’s foreign exchange rate risk exposure (as the foreign exchange rate, and the price of the Company’s common shares and volatility thereof, impact the conversion price and number of Contact Shares issuable on conversion). Accordingly, the Embedded Derivatives are valued together as one compound instrument.

Those Pref Share Rights for which there is separate accounting from the host contract are as follows:

i.

The "Conversion Option": Subject to the limitation that Waterton Nevada (and/or its affiliates) cannot own more than 49% of the issued and outstanding Contact Shares following conversion of the Contact Preferred Shares (the "Conversion Cap"), the Contact Preferred Shares are convertible at the holder’s election, into Contact Shares at a conversion price of $1.35 per Contact Preferred Share (the "Conversion Price"). The number of Contact Shares to be issued on conversion is equal to the Redemption Amount at the conversion date, converted to Canadian dollars, and divided by the Conversion Price. Accordingly, because the Face Value and Dividend amount are denominated in USD, and the conversion price is denominated in Canadian dollars, the preferred share conversion ratio is modified by changes in the USD-CAD exchange rate. This changes the number of Contact Shares that the Company would issue to the preferred shareholder(s) upon conversion.

ii.

The "Early Redemption Option" (the "EROption"): Contact Gold has the option to redeem the Contact Preferred Shares at any time before the Maturity Date at the Redemption Amount, in USD. Upon receipt of notification of redemption, and subject to the Conversion Cap, the holder can choose to exercise their conversion right for all or any portion of the Contact Preferred Shares.

iii.

The "Change of Control Redemption Option" (the "COCROption"): If a Change of Control (as such term is defined in the Securities Exchange Agreement, and generally including such events as a merger, amalgamation, reorganization or similar transaction that causes a change in control of Contact Gold, or the sale, lease, transfer or other disposition of all or substantially all of Contact Gold’s assets), occurs on or prior to the fourth anniversary of the issuance of the Contact Preferred Shares (the "PShare Anniversary"), the holder of the Contact Preferred Shares has the option to require Contact Gold to redeem all or part of the Contact Preferred Shares for the "COC Redemption Amount", unless such change in control transaction is with Waterton Nevada.

The COCR Option Amount is calculated as (a) 120% of the Redemption Amount, if there is a Change of Control on or prior to the second PShare Anniversary; or (b) 115% of the Redemption Amount, if there is a Change of Control after the second PShare Anniversary, but on or prior to, the fourth PShare Anniversary.

The total estimated fair value of the Embedded Derivatives at issuance was USD 5,066,520 ($6,846,649). This amount was recorded as part of the redeemable preferred stock obligation liability account on the consolidated balance sheets. In addition to certain observable inputs, the valuation technique used significant unobservable inputs such that the fair value measurement was classified as Level 3.

Significant inputs into the determination of fair value included (i) the Company’s common share price, (ii) an indexed average historical volatility of 52.4% (48.5% at inception), (iii) rates from the USD/CAD foreign exchange forward curve, and (iv) the USD risk-free rate curve and the CAD risk-free rate curve, at the date of inception, and again at period end. It was also necessary for the Company to make certain judgments relating to the probability and timing of a Change of Control. Accordingly, it is necessary for the Company to determine probability weightings for the potential exercise and timing thereof of the (i) COCROption, and (ii) EROption. Changes in estimates as to the exercise of the COCROption, and EROption offset each other. There is an inverse correlation of the fair value of the Embedded Derivative and the USD-denominated value of the Contact Shares on the TSXV; there is also an inverse relationship to the fair value of the Embedded Derivative and the risk-free rates.

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CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Consolidated Financial Statements
for the year ended December 31, 2017
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

8.	REDEEMABLE PREFERRENCE STOCK (continued)

Although there is complexity to the interplay and impact of these various inputs and assumptions, the quantum resultant from these relationships, as well as the impact from changes to management’s assumptions as to the potential exercise and timing thereof of the COCROption and the EROption, impact the fair value of the Embedded Derivative each period.

The Company based its assumptions and estimates on parameters relevant to the June 7, 2017 issue date of the Preferred Shares, and then again as at December 31, 2017. The assumptions used in these calculations are inherently uncertain, and subject to change from period-to-period. Existing circumstances and assumptions about future developments, may change due to market change or circumstances arising beyond the control of the Company. Such changes could materially affect the related fair value estimate and are reflected in the assumptions when they occur.

During the period June 7, 2017 to December 31, 2017, the fair value of the Embedded Derivative decreased as a result of changes to these inputs and assumptions. The amount of this change is included in the Gain (Loss) on Embedded Derivatives account on the consolidated statements of loss and comprehensive loss.

A summary of changes to the value of the Embedded Derivatives for the period from issuance on June 7, 2017 to December 31, 2017 is set out below:

Fair value of Embedded Derivatives at issuance	$6,846,649
Change in fair value of Embedded Derivatives	(5,799,607)
Carrying value of Embedded Derivatives as at December 31, 2017	$1,047,042

Other Pref Share Rights

In addition to the Embedded Derivatives, the Pref Share Rights include the following rights, privileges, restrictions and conditions ("Other Terms") for which there is no accounting impact:

•

So long as Waterton Nevada and/or its affiliates beneficially own or control 331/3% or more of the Contact Preferred Shares issued on closing of the Asset Acquisition, and subject to the provisions of the Contact Preferred Shares:

i.

Right of First Offer. Contact Gold will be obligated to inform Waterton Nevada of its intention to sell, lease, exchange, transfer or otherwise dispose of any of its interests in the Contact Gold Properties that is not a sale of all or substantially all of Contact Gold’s assets and provide Waterton Nevada with a summary of the essential terms and conditions by which it is prepared to sell any specified interest in the Contact Gold Properties. Upon receipt of such divesting notice, Waterton Nevada will have the right to elect to accept the offer to sell by Contact Gold on the terms contained on the divesting notice. If Waterton Nevada does not elect to accept the offer for such specified terms, Contact Gold shall be permitted to sell its specified interest in the Contact Gold Properties to a third party for a period of 180 days from the date of the original divesting notice on terms and conditions no less favourable to Contact Gold than those contained in the divesting notice.

ii.

Right of First Refusal. If Contact Gold shall have obtained an offer from one or more third party buyers in respect of the sale, lease, exchange, transfer or other disposition of any of the Contact Gold Properties, in whole or in part, in any single transaction or series of related transactions, which offer Contact Gold proposes to accept, Contact Gold shall promptly provide written notice of such fact to Waterton Nevada and offer to enter into such a transaction with Waterton Nevada.

iii.

Sale of Substantially All of Contact Gold’s Assets. Contact Gold shall not sell, lease, exchange, transfer or otherwise dispose of all or substantially all of its assets without Waterton Nevada’s prior written consent, which will not be unreasonably withheld or delayed.

•

Liquidation. In the event of a liquidation, dissolution or winding-up of Contact Gold or other distribution of assets of Contact Gold among its shareholders for the purpose of winding up its affairs or any steps taken by Contact Gold in furtherance of any of the foregoing, the holders of Contact Preferred Shares shall be entitled to receive from the assets of Contact Gold in priority to any distribution to the holders of Contact Shares or any other class of stock of Contact Gold, the Liquidation Value (as such term is defined in the articles of incorporation of Contact Gold) per Contact Preferred Share held by them respectively, but such holders of Contact Preferred Shares shall not be entitled to participate any further in the property of Contact Gold.

Costs incurred relating to the issuance of the Contact Preferred Shares are included in the total of Acquisition Costs (Note 4) as the Contact Preferred Shares were issued as partial consideration in exchange for the acquisition of Clover.

The number of Contact Shares to be issued would be 10,314,778 if all of the outstanding Contact Preferred Shares had been converted into Contact Shares based on the rate of foreign exchange of $0.7971 on December 31, 2017. Diluted loss per share for the year ended December 31, 2017 does not include the effect of such issuance (period ended December 31, 2016: $-nil) as the Contact Preferred Shares are currently anti-dilutive.

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CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Consolidated Financial Statements
for the year ended December 31, 2017
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

9.	SHARE CAPITAL AND CONTRIBUTED SURPLUS

a)	Authorized

The Company’s authorized share capital consists of:

(i)	up to 500,000,000 Contact Shares with a par value of USD 0.001, voting and participating;
(ii)	up to 15,000,000 Class A non-voting Contact Preferred Shares (Note 8).

b)	Common shares

Changes in issued common share capital and equity reserves during the year ended December 31, 2017:

(i)

On June 7, 2017, the Company consolidated the existing 22,155,978 common shares on an 8:1 basis such that shareholders of the Company held 2,769,486 New Winwell Shares, which automatically became Contact Shares with a value of $2,769,486, on completion of the continuance.

(ii)

Pursuant to the Acquisition, on June 7, 2017, 28,815,000 Carlin Shares with a value of $21,157,750, being all of those then issued and outstanding, were exchanged for New Winwell Shares, which automatically became Contact Shares pursuant to the Share Exchange, on completion of the continuance.

(iii)	Pursuant to the Asset Acquisition, on June 7, 2017, the Company issued 18,550,000 Contact Shares, with a value of $18,550,000, to Waterton Nevada (Note 1).

In connection with the Subscription Receipts financing, which was completed in two tranches, on March 17, 2017, and March 22, 2017, consideration was paid to agents and financial advisors in the amount of $952,500.

The aggregate of fees and disbursements reimbursed to the agents and advisors (including the fees and disbursements of the agents’ and advisors’ legal counsel, including HST, thereon), and those fees and expenses incurred directly by the Company relating to the share issuance and Share Exchange, was an additional $608,552.

(iv)	On June 13, 2017, the Company issued 100,000 Restricted Shares to an officer of the Company (Note 9(e)).

(v)	On September 11, 2017, the Company issued 112,500 Contact Shares with a value of $84,375 as partial consideration for the acquisition of the Pony Spur and Dixie Flats properties (Notes 6(a) and (b)).

There were no changes in issued common share capital during the period ended December 31, 2016.

In addition to having a right to receive regular updates of technical information about Contact Gold, one shareholder, currently holding approximately 15% of the issued and outstanding Contact Shares, holds a right to maintain its pro rata ownership percentage of Contact Gold during future financings; this same shareholder also holds a "top up" right to increase its equity ownership percentage to a maximum of 19.9% of the issued and outstanding Contact Shares until the earlier of the date on which it elects not to exercise its participation right in any future financing or it disposes of any Contact Shares.

c)         Escrowed Contact Shares

As at December 31, 2017, 17,557,685 (December 31, 2016 – nil) of the Contact Shares were held in escrow and restricted from trading, pursuant to the rules of the TSXV. These trading restrictions expire as follows:

June 14, 2018	3,511,537
December 14, 2018	3,511,537
June 14, 2019	3,511,537
December 14, 2019	3,511,537
June 14, 2020	3,511,537
17,557,685

As a condition to the completion of the Transactions, and in addition to the escrow provisions imposed by the TSXV, Waterton Nevada’s shareholdings in Contact Gold (18,500,000 Contact Shares) are subject to a lock-up whereby it shall not sell or otherwise dispose of its security holdings in Contact Gold for a period of 24 months from the closing of the Transactions, other than in limited circumstances.

In addition, the Contact Shares held by certain directors and officers of the Company (in aggregate, 5,785,248 Contact Shares) are also subject to a lock-up period ending 24 months following the closing of the Transactions.

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CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Consolidated Financial Statements
for the year ended December 31, 2017
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

9.	SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

d)        Stock options

As a component of the Incentive Plan, the Company has established a stock option plan in compliance with the TSXV’s policy for granting Options. Under the Incentive Plan, the maximum number of Contact Shares reserved for issuance may not exceed 10,026,824 Contact Shares together with any other security-based compensation arrangements, and further subject to certain maximums to individual optionees on a yearly basis. The exercise price of each Option shall not be less than the market price of the Contact Shares at the date of grant. Options have expiry dates of no later than five years after the grant date. Vesting of Options is determined by the Board at the time of grant.

Subject to discretion of the Board and normal course regulatory approvals, Contact Shares are issued from treasury in settlement of Options exercised; otherwise the value of such Contact Shares may be payable in cash.

As at December 31, 2017, no Options have vested. A summary of the changes in Options is presented below:

	Number	Weighted Average
	of Options	Exercise Price
Outstanding as at December 31, 2016	- nil	$-
Granted	3,583,000	$0.97
Expired	-nil
Forfeit or cancelled	-nil
Exercised	-nil
Outstanding as at December 31, 2017	3,583,000	$0.97

On June 13, 2017, subsequent to closing of the Transactions, and prior to the listing of the Contact Shares on the TSXV, the Company granted 3,233,000 Options to its directors and officers, exercisable at $1.00 with a five-year expiry. 2,900,000 of these Options vest in thirds over a period of three years, and the remaining 333,000 Options vest in quarters over a period of four years. On September 11, 2017, the Company granted 150,000 Options to certain finance and geological personnel, exercisable at $0.75 with a five-year expiry; vesting in thirds over a period of three years.

On November 24, 2017, the Company granted 200,000 Options to employees, exercisable at $0.58 with a five-year expiry; vesting in thirds over a period of three years.

Share-based compensation expense during the year ended December 31, 2017 is $569,514 (December 31, 2016: $-nil). An additional amount of $80,770 was charged to exploration and evaluation on the consolidated statement of loss and comprehensive loss for the year ended December 31, 2017.

For the purposes of estimating the fair value of Options using Black-Scholes, certain assumptions are made such as expected dividend yield, volatility of the market price of the Company’s common shares, risk-free interest rates and expected average life of the Options. Contact Gold bases its expectation of volatility on the volatility of similar publicly-listed companies, as the expected life of the Company’s Options exceeds the Company’s trading history.

The weighted average fair value of Options granted during the period, determined using Black-Scholes was $0.97 per Option (for those Options awarded on June 13, 2017, the price was based on the last most recently completed offering of common shares). The remaining average contractual life of Options outstanding is 4.32 years. For the purposes of estimating the fair value of Options using the Black-Scholes model, certain assumptions are made such as the expected dividend yield (0%), risk-free interest rates (range between 1.15% and 1.75%), and the expected average life of the Options (5 years). As the expected life of Contact Gold’s Options exceeded the length of time over which the Contact Shares have traded, average rates of volatility of 65%-71% were used, reflecting those of a group of similar publicly-listed companies in determining an expectation of volatility of the market price of the Company’s shares. A 0% forfeiture rate was applied to the Option expense. There have been no Options cancelled or exercised, nor have any expired; consequently, there has been no impact to cash flows arising from Options. e) Restricted Shares

Restricted Shares granted under the Incentive Plan to an officer of the Company vest in thirds at the end of each year from the date of grant. The Restricted Shares were deemed to have a fair value of $1.00 per Restricted Share on the date of grant, with reference to the price at which the Company issued the Contact Shares pursuant to the Subscription Receipt financing.

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CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Consolidated Financial Statements
for the year ended December 31, 2017
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

9.	SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued) e) Restricted Shares (continued)

Transactions relating to Restricted Shares are summarized below:

Number of Restricted Shares
Outstanding as at December 31, 2016	- nil
Granted – June 13, 2017	100,000
Vested – December 31, 2017	- nil
Outstanding as at December 31, 2017	100,000

The Restricted Shares are issued from treasury with vesting conditions, as determined by the Board, on grant date. The fair value of the Restricted Shares is charged to contributed surplus, and is expensed to the consolidated statements of loss and comprehensive loss over the vesting period. An amount of $18,056 was charged to the consolidated statement of loss and comprehensive loss as a component of exploration and evaluation during the year ended December 31, 2017. There has been no impact to cash flows from the Restricted Shares.

f) Income (loss) per share

The calculation of basic and diluted loss per Contact Share for the year ended was based on the loss attributable to common shareholders of $774,327 and a weighted average number of common shares outstanding of 32,278,496, including the restricted shares.

Diluted loss per share did not include the effect of 3,583,000 Options (December 31, 2016: -nil) as they are anti-dilutive.

10.	INCOME TAXES

The effective income tax rate differs from the statutory rate for the following reasons in the year ended December 31, 2017 and the period from incorporation on November 23, 2016 to December 31, 2016:

		For the period from
		incorporation on
		November 23, 2016
	Year ended	to December 31,
	December 31, 2017	2016
Loss before taxes	$(774,327)	$(215,896)
Statutory tax rate	35.00%	26.00%
Expected tax recovery	(271,014)	(56,133)
Permanent differences	(1,784,056)	-
Changes in tax rates	763,252	-
Difference in tax rates between Canada and the U.S.	42,433	-
Foreign exchange	(21,292)	-
Expired tax attributes	62,095	-
Valuation allowance	1,208,582	56,133
Income tax expense (recovery)	$-	$-

On June 7, 2017, Contact Gold Corp. migrated from Canada to the U.S. The applicable statutory rate for 2017 is the U.S. federal rate of 35%. The applicable statutory rate for 2017 is the Canadian rate of 26%. The Company may also be subject to NNPT, currently calculated at a rate of 5% once a mineral property asset reaches production.

Effective January 1, 2018, the Canadian statutory tax rate increased to 27% due to British Columbia legislative change. Effective January 1, 2018, the U.S. federal statutory rate decreased to 21% due to U.S. federal legislative change.

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CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Consolidated Financial Statements
for the year ended December 31, 2017
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

10.	INCOME TAXES (continued)

	a)	The Company recognizes tax benefits on losses or other deductible amounts generated in jurisdictions where the probable criteria for the recognition of deferred tax assets has been met.

NNPT arises on production, generating a deduction at such time for federal income tax purposes. As at December 31, 2017, deferred tax assets (liabilities) have been recognized with respect to the NNPT as follows:

	As at	As at
	December 31, 2017	December 31, 2016
Contact Gold Properties	$(2,024,871)	$-
Contact Preferred Shares	-	-
Tax losses	-	-
Other	-	-
Net deferred tax assets (liabilities)	$(2,024,871)	$-

Upon closing of the Transactions, the Company recognized deferred tax liabilities of $2,149,915 arising from the application of NNPT on the values of the Contact Gold Properties (Note 6).

Deferred tax assets (liabilities) have not been recognized with respect to the following:

	at	at
	December 31, 2017	December 31, 2016
Contact Gold Properties	$768,229	$-
Tax losses	580,929	71,252
Other	425,644	-
Temporary differences on account of income	$1,774,802	$71,252

The U.S. Tax Cuts and Jobs Act (the "Act") was enacted on December 22, 2017. The new legislation makes significant changes to the U.S. federal income tax laws including, among other changes, a federal corporate tax rate reduction from 35% to 21% for tax years beginning after December 31, 2017, repeal of the corporate Alternative Minimum Tax system, 80% limitation on non-operating losses arising after December 31, 2017, and immediate expensing of certain types of business assets placed in service after September 27, 2017. Since the Company has a December 31 fiscal year end, the US entity will have a tax rate of 21% for the December 31, 2018 fiscal year and 21% thereafter. Because the Company has recognized a full valuation allowance on net deferred tax assets arising on federal income tax, the Act has minimal impact on the Company’s provision for income taxes.

Staff Accounting Bulletin No. 118 ("SAB 118") was issued to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Act. As of the date of this filing, the Company has not completed the accounting for the tax effects of the Act. In accordance with SAB 118, the Company has calculated its best estimate of the impact of the Act in the year end income tax provision in accordance with management’s understanding of the law and guidance available as of the approval date of these Consolidated Financial Statements.

b)	The Company has Canadian non-capital tax loss carryforwards of approximately $744,835, and U.S. non-capital tax loss carryforwards of approximately USD 1,808,684 as at December 31, 2017.

The Company's unrecognized Canadian non-capital losses have the following expiry dates:

2036	$274,048
2037	470,788
$744,835

The Company's unrecognized U.S. non-capital losses have the following expiry dates:

2037	$1,808,684
$1,808,684

An additional change in control may have occurred on June 7, 2017, the date on which the Transactions closed, which resulted in an acquisition of control of Carlin under of the Income Tax Act in Canada. Therefore, the Company’s ability to use its losses in Canada may be limited.

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CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Consolidated Financial Statements
for the year ended December 31, 2017
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

11.	RELATED PARTY TRANSACTIONS

An amount of $34,000 (period from incorporation on November 23, 2016 to December 31, 2016: $-nil) was paid to Cairn Merchant Partners LP, a corporation controlled by Andrew Farncomb relating to management services rendered through the period. Mr. Farncomb is a director and an officer of the Company. As at December 31, 2017, $13,003 remained payable in regard to such services (December 31, 2016: $-nil).

Contact Gold’s related parties also include its subsidiaries, and Waterton Nevada as a reflection of its 37% ownership interest in the Company, its preferred shareholding and the right Waterton Nevada holds to place two nominees to the Board. With the exception of the Transactions and an Option Grant to Waterton Nevada’s Board appointees, there were no transactions amongst the Company and Waterton Nevada.  (Note 16(d)).

12.	SEGMENT INFORMATION

Reportable segments are those operations whose operating results are reviewed by the chief operating decision maker, being the individual at Contact Gold making decisions about resources to be allocated to a particular segment, and assessing performance provided those operations pass certain quantitative thresholds.

The Company undertakes administrative activities in Canada, and is engaged in the acquisition, exploration, and evaluation of certain mineral property interests in the State of Nevada, USA. Accordingly, the Company’s operations are in two geographic and only one commercial segments.

As at December 31, 2017, Contact Gold has two geographic locations: Canada and the USA (as at December 31, 2016, only Canada). With the exception of cash and cash equivalents, and the balance of prepaids and receivables, the Company’s mineral property assets, banking deposits (Note 5), and capitalized acquisition costs for the Contact Gold Properties (Note 6), are held in Nevada. The Company is not exposed to significant operating risks as a consequence of the concentration of its assets in the United States.

Net loss is distributed by geographic segment per the table below:

	Year ended	For the period from incorporation
	December 31, 2017	on November 23, 2016 to
		December 31, 2016
Canada	$3,519,354	$(215,896)
United States	(4,293,681)	-
	$(774,327)	$(215,896)

The Company is in the exploration stage and accordingly, has no reportable segment revenues.

Significant non-cash items, including accretion expense of the Contact Preferred Shares of $899,655 for the year ended December 31, 2017 (prior year: $-nil) is reflected in the net loss attributable to Canada. The loss attributable to Canada also includes a non-cash gain on the Embedded Derivatives of $5,799,607 and a non-cash foreign exchange gain of $619,486 for the year ended December 31, 2017 (period ended December 31, 2017: $-nil).

13.	SUPPLEMENTAL CASH FLOW INFORMATION

Non-cash financing and investing transactions:		For the period from
		incorporation on
	December 31, 2017	November 23, 2016 to
		December 31, 2016
Non-cash financing and investing transactions
Issuances of Common Shares pursuant to Asset Acquisition
Asset Acquisition	$18,550,000	$-
Acquisition of Pony Spur and Poker Flats	84,375	-
Issuance of Contact Preferred Shares	14,987,020	-
	$33,621,395	$-

P a g e | 2 4

CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Consolidated Financial Statements
for the year ended December 31, 2017
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

14.	QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The Company was established during the fourth quarter of 2016, and, accordingly, the summarized quarterly results, adjusted for Dividends payable, presented herein reflects only such periods since such date.

2017	First	Second	Third	Fourth	Year
Revenues for the period	$-	$-	$-	$-	$-
Net loss (income) for the period	119,023	(1,688,626)	106,350	2,237,580	774,327
Less: Dividends payable	-	68,076	261,875	263,239	593,190
Weighted average Shares outstanding	-	33,545,000	47,514,049	50,333,387	32,278,496
Loss (income) per share for the period	0.01	(0.05)	0.01	0.07	0.04

2016	First	Second	Third	Fourth	Year
Revenues for the period	$-	$-	$-	$-	$-
Loss for the period	-	-	-	215,896	215,896
Less: Dividends payable	-	-	-	-	-
Weighted average Shares outstanding	-	-	-	5,000,000	5,000,000
Loss per share for the period	-	-	-	0.04	0.04

The Company’s quarterly results may be affected by many factors such as seasonal fluctuations, variations in capital markets, the write-off of capitalized amounts, share-based payment costs, tax recoveries and other factors that affect the Company’s exploration and financing activities.

15.	MANAGEMENT OF CAPITAL AND FINANCIAL RISKS

The Company currently does not produce any revenue and has relied on existing balances of cash and cash equivalents, and capital financing to fund its operations. The Company’s current capital consists of equity funding raised through private issuances of common shares, preferred shares and a deficit incurred through operations.

The Company relies upon management to manage capital in order to safeguard the Company’s ability to continue as a going concern, to pursue the exploration and development of unproven mineral properties, and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable risk. The Company manages its capital structure in order to meet short term business requirements, after taking into account cash flows from operations, expected capital expenditures and Contact Gold’s holdings of cash; and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To facilitate this, management prepares annual expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions. On an ongoing basis, management evaluates and adjusts its planned level of activities, including planned exploration, development, permitting activities, and committed administrative costs, to ensure that adequate levels of working capital are maintained. The Company believes that this approach is reasonable given its relative size and stage. There are no known restrictions on the ability of our affiliates to transfer or return funds amongst the group, nor are there any externally imposed capital requirements.

There were no changes in the Company’s approach to capital management during the year ended December 31, 2017

Financial Risk Management

The Company is exposed in varying degrees to a variety of financial instrument related risks. The Company’s financial instruments consist of cash and cash equivalents, receivables, accounts payable and accrued liabilities, the Cobb Creek obligation, and the Contact Preferred Shares and related Embedded Derivatives. It is management's opinion that with the exception of the Contact Preferred Shares and the Embedded Derivatives: (i) the Company is not exposed to significant interest, currency or credit risks arising from its financial instruments, and (ii) the fair values of these financial instruments approximate their carrying values unless otherwise noted in these Consolidated Financial Statements.

Contact Preferred Shares and the Embedded Derivatives are both considered to be Level 3 type financial liabilities, with each determined by observable data points, in particular the Company’s share price, the rate of CAD/USD foreign exchange and the Company’s credit spread, with reference to current interest rates and yield curves (Note 8).

As the Company is currently in the exploration phase, with exception of the Contact Preferred Shares and Cobb Creek obligation, none of its financial instruments are exposed to commodity price risk; however, the Company’s ability to obtain long-term financing and its economic viability may be affected by commodity price volatility.

P a g e | 2 5

CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Consolidated Financial Statements
for the year ended December 31, 2017
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

15.	MANAGEMENT OF CAPITAL AND FINANCIAL RISKS (continued)

The type of risk exposure and the way in which such exposure is managed is provided as follows:

Liquidity Risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset. The properties in which Contact Gold currently has an interest are in the exploration stage.

The Company’s financial liabilities of payables and accrued liabilities are generally payable within a 90-day period. Although non-current, the Company has exposure to significant obligations relating to the terms and various covenants in and to the Contact Preferred Shares.

The Company has not generated significant revenues or cash flows from operations since inception and does not expect to do so for the foreseeable future. Accordingly, Contact Gold is dependent on external financing, including the proceeds of future equity issuances or debt financing, to fund its activities.

Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Contact Gold’s credit risk is primarily attributable to its liquid financial assets. The Company limits exposure to credit risk and liquid financial assets through maintaining its cash with high credit quality banking institutions in Canada and the USA. The Company mitigates credit risk on these financial instruments by adhering to its investment policy that outlines credit risk parameters and concentration limits. The balance of receivables due and the bonding deposit, are with the Canadian and United States government, respectively. As at December 31, 2017, the balance of cash and cash equivalents held on deposit was $6,176,258 (December 31, 2016: $250).

The Company has not experienced any losses in such amounts and believes it is not exposed to any significant risks on its cash and cash equivalents in bank accounts.

Interest Rate Risk

Contact Gold is subject to interest rate risk with respect to its investments in cash. The Company’s current policy is to invest cash at floating rates of interest, and cash reserves are to be maintained in cash and cash equivalents in order to maintain liquidity, while achieving a satisfactory return for shareholders. Fluctuations in interest rates when cash and cash equivalents mature impact interest income earned.

Market Risk - Foreign Exchange

The significant market risk to which the Company is exposed is foreign exchange risk. The results of the Company’s operations are exposed to currency fluctuations. To date, the Company has raised funds entirely in Canadian dollars. The majority of the Company’s exploration property expenditures, will be incurred in United States dollars. The fluctuation of the Canadian dollar relation to the USD will consequently have an impact upon the financial results of the Company.

A 1% increase or decrease in the exchange rate of the USD against the CAD would result in a $6,239 increase or decrease, respectively, in the Company’s cash balance as at December 31, 2017. The Company has not entered into any derivative contracts to manage foreign exchange risk at this time.

Fair Value Estimation

Except for the values of the Contact Preferred Shares (Note 8), and other non-current liabilities, the carrying value of the Company’s financial assets and liabilities approximates their estimated fair value due to their short-term nature.

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CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Consolidated Financial Statements
for the year ended December 31, 2017
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

16.	SUBSEQUENT EVENTS

Subsequent events have been evaluated through to the date of the Offering Circular.

a) East Bailey acquisition

On February 5, 2018, the Company acquired 109 additional unpatented mining claims known as the Lumps, Umps and East Bailey properties (together, "East Bailey"), all contiguous to Pony Creek. Total consideration for the acquisition of East Bailey is 250,000 Contact Shares and the granting of a 2% NSR royalty over certain portions of East Bailey which do not already have royalties in place. Existing royalties over certain portions of East Bailey comprised a 3% NSR royalty, with the option to reduce that amount to 1% for USD 1,000,000. East Bailey also carries an annual advance royalty payment (“ARP”) obligation, which escalates by an incremental USD 5,000 per year to a maximum of USD 50,000 in 2026 through the term of the related agreement. The first ARP amount of USD 10,000 is payable in September 2018.

b) Share-Based Compensation

During the month of March 2018, the Company granted 3,985,000 Options to employees and service providers of the Company. The Options have an exercise price of $0.39 and vest in thirds over three years, expiring after five years.

During the month of April 2018, the Company granted 480,000 Options to employees and service providers of the Company. The Options have an exercise price of $0.415 and vest in thirds over three years, expiring after five years.

During the month of May 2018, the Company granted 150,000 Options to employees and service providers of the Company. The Options have an exercise price of $0.295 and vest in thirds over three years, expiring after five years.

c) Short form base prospectus (the "Shelf Prospectus")

On October 24, 2018, the Company filed the Shelf Prospectus with the securities regulatory authorities in each of the provinces and territories of Canada, except Québec (the "Commissions").

The Shelf Prospectus will, subject to securities regulatory requirements, enable Contact Gold to make offerings of up to $30 million of any combination of common shares, debt securities, subscription receipts, units and warrants (all of the foregoing, collectively, the "Securities") during the 25-month period that the Shelf Prospectus, including any amendments thereto, remains valid. The specific terms of any future offering of Securities will be established in a prospectus supplement to the Shelf Prospectus, which supplement will be filed with the applicable Canadian securities regulatory authorities. The Company has filed a Shelf Prospectus in Canada to maintain financial flexibility.

d) Sale of Santa Renia and Golden Cloud exploration properties

On November 8, 2018 the Company closed a transaction to sell its Golden Cloud and Santa Renia properties to Waterton Nevada (the "Property Sale") for cash proceeds to Contact Gold of $636,870 (USD 485,975), including reimbursement of Claims Maintenance fees. The carrying values of these properties was $2,655,802 in aggregate. The Company expects to recognize a loss on disposal for the year ended December 31, 2018 as a consequence of the transaction.

e) Private Placement

On February 4, 2019, the Company announced a private placement of up to 6,896,552 common shares at a price of $0.29 per common share for gross proceeds of up to $2,000,000. Each common share offered in the private placement is accompanied by one right (a "Right") which entitles the holder thereof to a certain number of additional common shares upon conversion of the Right, with such number of additional Common Shares to be determined based on completion of the first of the following specific milestones: (i) the closing of a public offering by the Company pursuant to a registration statement or offering statement filed with the United States Securities Exchange Commission (a "Qualified Offering") under the United States Securities Act of 1933, as amended (the "Securities Act"); (ii) a change of control of the Company (a "Change of Control"); or (iii) the date which is one year following the Closing Date (the "Time Deadline"). The Private Placement is expected to close by February 27, 2019.

f) Filing of Form 1-A

On February •, 2019, the Company filed an Offering Statement on Form 1-A pursuant to Regulation A as promulgated under the Securities Act of 1933, as amended, relating to the offer and sale of • shares of common stock at a price of $•, for gross proceeds of $•.

P a g e | 2 7

Contact Gold Corp.
(formerly Winwell Ventures Inc.)
An exploration stage company

CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

As at and for the three and nine months ended September 30, 2018

Unaudited
(Expressed in Canadian dollars)

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Contact Gold Corp.
Condensed Interim Consolidated Balance Sheets

(Expressed in Canadian dollars)

As at

		September 30,	December 31,
	Note	2018	2017
Assets		$	$
Current assets
Cash and cash equivalents		815,888	6,176,258
Prepaids	5	732,467	552,242
Receivables		72,239	34,734
Deferred share issue cost		57,992	-
Total current assets		1,678,586	6,763,234

Non-current assets
Bonding deposit	5	194,175	188,545
Fixed assets		30,970	-
Exploration properties and deferred acquisition costs	6	41,858,168	40,497,369
Total non-current assets		42,083,313	40,685,914

Total assets		43,761,899	47,449,148

Liabilities and shareholders’ equity
Current liabilities
Payables and accrued liabilities	7, 10	657,627	491,960
Other current liabilities	6 (d)	37,903	32,252
Total current liabilities		695,530	524,212

Non-current liabilities
Redeemable preferred stock	8	10,393,897	9,466,747
Other non-current liabilities	6 (d)	99,997	85,089
Deferred tax liability		2,092,908	2,024,871
Total non-current liabilities		12,586,802	11,576,707

Total liabilities		13,282,332	12,100,919

Shareholders’ equity
Share capital	9	38,625,765	38,478,543
Contributed surplus	9	1,687,664	650,284
Accumulated other comprehensive loss		(1,585,599)	(2,790,375)
Accumulated deficit		(8,248,263)	(990,223)
Total shareholders’ equity		30,479,567	35,348,229

Total liabilities and shareholders’ equity		43,761,899	47,449,148
Nature of operations and going concern	1, 2 (b)
Subsequent Events	14

The accompanying notes form an integral part of these condensed interim consolidated financial statements

Approved by the Board of Directors:

“Riyaz Lalani”, Director	“John Dorward”, Director

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Contact Gold Corp.
Condensed Interim Consolidated Statements of Loss and Comprehensive Loss

(Expressed in Canadian dollars, except share amounts)

		Nine months ended	Nine months ended	Three months ended	Three months ended
	Note	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Operating expenses:		$	$	$	$

Exploration and evaluation expenditures	6	3,895,687	2,015,048	1,937,226	1,940,971
Accretion of redeemable preferred stock obligation	8	1,349,642	464,998	470,901	367,960
Stock-based compensation	9 (d)	936,470	319,812	269,201	276,620
Professional, legal and advisory fees		254,727	275,600	130,845	32,306
Wages and salaries		638,607	292,478	225,672	212,371
Investor relations, promotion and advertising		384,684	174,355	182,300	119,455
Administrative, office and general		333,958	127,878	99,268	73,824
Foreign exchange gain		(27,178)	(617,404)	(135,515)	(284,734)
Write down of exploration properties, net	6 (e)	84,286	-	-	-
Accretion of Cobb Creek obligation	6 (d)	16,727	-	5,962	-
Interest and other income		(17,804)	(38,095)	(6,368)	(20,621)
Gain on embedded derivatives	8	(591,766)	(4,477,922)	922	(2,611,802)

Loss (income) before income taxes		7,258,040	(1,463,252)	3,180,414	106,350

Income taxes		-	-	-	-

Net loss (income) for the period		7,258,040	(1,463,252)	3,180,414	106,350)

Other comprehensive loss (gain) Exchange difference on translation of foreign operations		(1,204,776)	3,194,723	696,054	1,564,306

Comprehensive loss for the period		6,053,261	1,731,471	3,876,468	1,670,656

Loss per Contact Share	9 (e)

Basic and diluted loss per share		$0.16	$0.02	$0.07	$0.01

Weighted average number of Contact Shares (basic and diluted)		50,564,019	36,071,982	50,596,986	47,514,049

The accompanying notes form an integral part of these condensed interim consolidated financial statements

P a g e | 3 0

Contact Gold Corp.
Condensed Interim Consolidated Statement of Shareholders’ Equity

(Expressed in Canadian dollars, except share amounts)

	Common Shares
				Accumulated
	Shares		Contributed	other		Total
	(Notes 3, 4,		Surplus	comprehensive	Accumulated	shareholders’
	6, and 9)	Amount	(Note 9(d))	income (loss)	deficit	equity
	#	$	$	$	$	$
Balance as at December 31, 2016	2,769,486	250	-	-	(215,896)	(215,646)

Shares issued pursuant to private placements	23,815,000	21,157,500	-	-	-	21,157,500
Equity attributable to RTO	5,000,000	247, 471	-	-	-	247,471
Shared issued pursuant to acquisition of Clover	18,550,000	18,550,000	-	-	-	18,550,000
Shares issued pursuant to acquisition of Pony Spur and Poker flats	112,500	84,375	-	-	-	84,375
Stock-based compensation	-	-	333,609	-	-	333,609
Restricted shares	100,000	-	9,722	-	-	9,722
Share issue costs	-	(1,561,052)	-	-	-	(1,561,052)
Cumulative translation adjustment	-	-	-	(3,194,723)	-	(3,194,723)
Income for the period	-	-	-	-	1,463,252	1,463,252
Balance as at September 30, 2017	50,346,986	38,478,544	343,331	(3,194,723)	1,247,356	36,874,508

Balance as at December 31, 2017	50,346,986	38,478,543	650,284	(2,790,375)	(990,223)	35,348,229

Shares issued pursuant to acquisition of East Bailey property	250,000	112,500	-	-	-	112,500
Stock-based compensation	-	-	1,012,380	-	-	1,012,380
Restricted shares	-	34,722	25,000	-	-	59,722
Share issue costs	-	-	-	-	-	-
Cumulative translation adjustment	-	-	-	1,204,776	-	1,204,776
Loss for the period	-	-	-	-	(7,258,040)	(7,258,040)

Balance as at September 30, 2018	50,596,986	38,625,765	1,687,664	(1,585,599)	(8,248,263)	30,479,567

The accompanying notes form an integral part of these condensed interim consolidated financial statements

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Contact Gold Corp.
Condensed Interim Consolidated Statement of Cash Flows

(Expressed in Canadian dollars)

		Nine months ended	Nine months ended
	Note	September 30, 2018	September 30, 2017
		$	$
Cash flows from operating activities
Income (loss) for the period		(7,258,040)	1,463,252
Adjusted for:
Movements in working capital:
Receivables		(37,505)	(122,019)
Prepaids	5	(180,225)	(528,735)
Payables and accrued liabilities	7	165,667	421,709
Gains and losses relating to change in fair value of embedded
derivatives	8	(591,766)	(4,477,922)
Foreign exchange relating to Contact Preferred Shares	8	169,273	(610,588)
Accretion of Contact Preferred Shares	8	1,349,642	464,998
Stock based compensation	9 (d)	1,072,102	343,331
Write-down of exploration properties	6 (e)	84,286	-
Accretion of Cobb Creek obligation	6 (d)	16,727	-
Amortization	6	5,386	-
Other income		-	(17,351)
Foreign exchange		(27,178)	(6,816)
Net cash outflow from operating activities		(5,231,631)	(3,070,141)

Cash flows from investing activities
Transaction costs relating to acquisition of East Bailey property	6 (a)	(32,691)	-
Purchase of equipment		(36,356)	-
Acquisition of Clover and Contact Gold Properties		-	(6,800,000)
Transaction costs relating to acquisition of Clover and Contact Gold Properties		-	(552,574)
Exploration Property acquisition expenditures		-	(107,526)
Cash acquired pursuant to RTO	3	-	98,542
Cash deposits for bonding and exploration activities	5	-	(189,072)
Net cash outflow from investing activities		(69,047)	(7,550,630)

Cash flows from financing activities
Issuance of promissory note
Cash received from issuances of Contact Shares	9 (b)	-	21,157,500
Deferred share issue costs paid	14 (a), 14(d)	(57,992)	(1,561,052)
Net cash inflow (outflow) from financing activities		(57,992))	19,596,448
Effect of foreign exchange on cash		(1,701)	13,215

Net increase (decrease) in cash		(5,360,371)	8,988,892

Cash, beginning of period		6,176,258	250

Cash, end of the period		815,887	8,989,142

Supplemental cash flow information	12

The accompanying notes form an integral part of these condensed interim consolidated financial statements

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CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Condensed Interim Consolidated Financial Statements
as at and for the three and nine months ended September 30, 2018
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

1.	NATURE OF OPERATIONS

Nature of business

Contact Gold Corp. (the "Company", or "Contact Gold") (formerly Winwell Ventures Inc., "Winwell"), was incorporated under the Business Corporations Act (Yukon) on May 26, 2000 and was continued under the Business Corporations Act (British Columbia) on June 14, 2006.

The Company is engaged in the acquisition, exploration and development of exploration properties in Nevada. The Company is domiciled in Canada and maintains a head office at 1050-400 Burrard St., Vancouver, BC, Canada.

The Company began trading on the TSX Venture Exchange ("TSXV") under the symbol “C” on June 15, 2017.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Unaudited interim financial data

The accompanying unaudited interim consolidated balance sheet, statements of loss (income) and comprehensive loss, cash flows, and shareholders’ equity as at, and for the three and nine months ended September 30, 2018 and 2017, and the related interim information contained within the notes (the "Interim Financial Statements") have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") and the rules and regulations of the United States Securities and Exchange Commission (the "SEC") for interim financial information. Accordingly, they do not include all of the information and the notes required by U.S. GAAP for complete financial statements and should be read in conjunction with the audited financial statements of the Company as at and for the year ended December 31, 2017.

In the opinion of management, the Interim Financial Statements reflect all normal and recurring adjustments necessary for the fair statement of the Company’s financial position as at September 30, 2018 and results of its operations for the three and nine months ended September 30, 2018 and 2017, and its cash flows for the nine months ended September 30, 2018 and 2017. The results for the nine months ended September 30, 2018 are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2018 or for any other future annual or interim period.

The Board of Directors of the Company (the "Board") authorized the Interim Financial Statements on February 25, 2019.

b. Going concern

Through the nine months ended September 30, 2018, the Company recognized a comprehensive loss of $6.1 million. As at September 30, 2018, Contact Gold has an accumulated deficit of $8.2 million, and working capital of $0.98 million. The Company has not generated significant revenues or cash flows from operations since inception and does not expect to do so for the foreseeable future. Contact Gold’s continuation as a going concern depends on its ability to successfully raise financing. Although the Company has been successful in the past in obtaining financing, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms acceptable to the Company; and therefore, substantial doubt exists as to whether Contact Gold’s cash resources and working capital will be sufficient to enable the Company to continue as a going concern for the 12-month period after the date that these Interim Financial Statements are issued.

Consequently, management is pursuing various financing alternatives to fund operations and advance its business plan. To facilitate the management of its capital requirements, the Company prepares annual expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions. The Company may determine to reduce the level of activity and expenditures, or divest of certain mineral property assets, to preserve working capital and alleviate any going concern risk.

The Interim Financial Statements have been prepared on a going concern basis that contemplates the realization of assets and discharge of liabilities at their carrying values in the normal course of business for the foreseeable future; and do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.

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CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Condensed Interim Consolidated Financial Statements
as at and for the three and nine months ended September 30, 2018
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

c. Basis of consolidation

These condensed interim consolidated financial statements for the three and nine months ended September 30, 2018 (the "Interim Financial Statements"), have been prepared on a historical cost basis, except for derivative financial instruments which have been measured at fair value, and are presented in Canadian dollars ("CAD"), except where otherwise indicated. Amounts in United States dollars are presented as "USD".

As described at Note 3, the Company completed a reverse-acquisition ("RTO") transaction on June 7, 2017 (the "Closing Date"), and accordingly, pursuant to the Financial Accounting Standards Board's (the "FASB") Accounting Standards Codification ("ASC") 805, Business Combinations ("ASC 805"), for accounting and financial reporting purposes, Carlin Opportunities Inc. ("Carlin") has been identified as the acquirer and is presented in the Interim Financial Statements as the parent company. The comparative financial information presented in the Interim Financial Statements thus reflect only the assets, liabilities and operations of Carlin since its incorporation, and the accounts of the Company and Clover Nevada II LLC ("Clover") for the periods subsequent to June 7, 2017. All intercompany balances and transactions have been eliminated.

d. Use of estimates and measurement uncertainties

The preparation of the financial statements in accordance with U.S. GAAP requires the Company to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at each period end, and the reported amounts of expenses during the related reporting period.

The more significant areas requiring the use of management’s estimates and assumptions include: the type and amount of exploration property acquisition and transaction costs eligible for deferral, the assessment of impairment of mineral properties, the most appropriate indicator of value in the acquisition of Clover and allocation of such value across its portfolio of exploration properties, the fair value of the host instrument and Embedded Derivatives that comprise the Contact Preferred Shares, income taxes, and the valuation of share-based compensation.

To the extent possible, the Company bases its estimates on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Actual results could differ from the amounts estimated in these Interim Financial Statements; uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods. Further information on management’s judgments, estimates and assumptions and how they impact the various accounting policies are described in the relevant notes to these financial statements.

e. Impairment of long-lived assets

At each reporting date, management assesses the possibility of impairment in the carrying value of long-lived assets, including capitalized acquisition costs, development costs, and prepaid Claims Maintenance fees, whenever events or circumstances indicate that the carrying amounts of the asset or asset group may not be recoverable. An impairment is determined to exist if the total projected future cash flows on an undiscounted pre-tax basis are less than the carrying amount of a long-lived asset or asset group. An impairment loss is measured with reference to the amount by which the carrying amount of the asset exceeds its fair value using market participant assumptions. Such fair value is determined with reference to ASC 820, "Fair Value Measurements and Disclosures", as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Where practical, management calculates the estimated undiscounted future net cash flows relating to the asset or asset group using estimated future prices, proven and probable reserves and other mineral resources, and operating, capital and reclamation costs. In the case of exploration properties for which it is not possible to determine cash flow information, management considers, among other things, enterprise value to hectare (the size of the respective properties) as compared to that of a select group of peer companies’ mineral property assets, an estimate of potential sales proceeds as compared to the carrying value of the property, and other similar factors which may indicate or question the potential economic value of an exploration property.

Management’s estimates of mineral prices, mineral resources, foreign exchange rates, production levels, operating capital requirements and reclamation costs are subject to risk and uncertainties that may affect the determination of the recoverability of the long-lived asset. It is possible that material changes could occur that may adversely affect management’s estimates.

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CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Condensed Interim Consolidated Financial Statements
as at and for the three and nine months ended September 30, 2018
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

f. Financial Instruments and fair value accounting

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership.

Financial assets and liabilities are offset and the net amount reported in the consolidated balance sheets when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or realize the asset and settle the liability simultaneously.

Financial instruments measured at fair value are classified into one of three levels in the fair value hierarchy according to the significance of the inputs used in making the measurement. The three levels of the fair value hierarchy are as follows:

Level 1 — Unadjusted quoted prices (unadjusted) in active markets for identical assets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 — Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and

Level 3 — Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

At initial recognition, Contact Gold classifies its financial instruments in the following categories depending on the purpose for which the instruments were acquired:

Held-for-trading financial assets and liabilities are recorded at fair value as determined by active market prices or valuation models, as appropriate. Valuation models require the use of assumptions which may include the expected life of the instrument, the expected volatility, dividend payouts, and interest rates. In determining these assumptions, management uses readily observable market inputs where available or, where not available, inputs generated by management. Changes in fair value of held-for-trading financial instruments are recorded in income or loss for the period. The Company held no held-for-trading financial assets or liabilities as at September 30, 2018.

Available-for-sale financial assets are recorded at fair value as determined by active market prices. Unrealized gains and losses on available-for-sale investments are recognized in other comprehensive income (loss). If a decline in fair value is deemed to be other than temporary, the unrealized loss is recognized in net income (loss). Investments in equity instruments that do not have an active quoted market price are measured at cost. As at September 30, 2018, the Company has no financial assets in this category.

Loans and receivables are recorded initially at fair value, net of transaction costs incurred, and subsequently at amortized cost using the effective interest rate method. Loans and receivables of Contact Gold are comprised of ‘Cash and Cash Equivalents’ (Level 1), ‘Receivables’ (Level 2) and the ‘Bonding Deposits’ (Level 2), and are classified as appropriate in current or non- current assets according to their nature. The carrying value of the Company’s loans and receivables as at September 30, 2018 approximate their fair value due to their short-term nature.

Other financial liabilities are recorded initially at fair value and subsequently at amortized cost using the effective interest rate method. Subsequently, these other financial liabilities are measured at amortized cost using the effective interest method with interest expense recognized on an effective yield basis. The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expenses over the corresponding period. The effective interest rate is the rate that exactly discounts estimated future cash payments over the expected life of the financial liability, or, where appropriate, a shorter period. Other financial liabilities include payables and accrued liabilities (Level 2), the "host" element of the Contact Preferred Shares (Level 3)(Note 8), and the Cobb Creek obligation (Level 3)(Note 6(d)). Other financial liabilities and the Contact Preferred Shares are classified as current liabilities if payment is due within 12 months. Otherwise, they are presented as non-current liabilities. No amount of the Contact Preferred Shares is currently due within 12 months, one USD 30,000 payment of the Cobb Creek obligation is due in November 2018.

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CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Condensed Interim Consolidated Financial Statements
as at and for the three and nine months ended September 30, 2018
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

g. Impairment of financial assets

At each reporting date, management assesses whether there is objective evidence that a financial asset is impaired. If such evidence exists, the Company recognizes an impairment loss, as follows:

(i)

Available-for-sale financial assets: A significant or prolonged decline in the fair value of the security below its cost is evidence that the assets are impaired. The impairment loss is the difference between the original cost of the asset and its fair value at the measurement date, less any impairment losses previously recognized in the statement of loss. This amount represents the cumulative loss in accumulated other comprehensive loss that is reclassified to net loss.

(ii)

Financial assets carried at amortized cost: The loss is the difference between the amortized cost of the loan or receivable and the present value of the estimated future cash flows, discounted using the instrument’s original effective interest rate. The carrying amount of the asset is reduced by this amount either directly or indirectly through the use of an allowance account.

h.    Income and loss per share

Income and loss per common share is calculated by deducting both the dividends declared in the period on the Contact Preferred Shares (whether or not paid) and the dividends accumulated for the period on the Contact Preferred Shares (whether or not earned) from the earning or loss for the period, and dividing the result by the weighted average number of Contact Shares outstanding during the period. The Company follows the treasury stock method in the calculation of diluted earnings (loss) per share. Under the treasury stock method, the weighted average number of Contact Shares outstanding used for the calculation of diluted earnings (loss) per share assumes that the proceeds to be received on the exercise of dilutive Options, share purchase warrants or Contact Preferred Shares are used to repurchase common shares at the average market price during the period. i. New accounting standards adopted

     Financial instruments

In March 2016, the FASB issued new guidance on classifying and measuring financial instruments ("ASU 2016-01"). This update is effective for annual reporting periods beginning after December 15, 2017, and early adoption is permitted.

There was no impact from the adoption of this standard on the Company’s classification or measurement of financial instruments.

j.    Accounting policies not yet adopted

     Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) ("ASU 2016-02"). This guidance revises existing practice related to accounting for leases under ASC Topic 840 Leases ("ASC 840") for both lessees and lessors. The new guidance in ASU 2016-02 requires lessees to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The lease liability will be equal to the present value of lease payments and the right-of-use asset will be based on the lease liability, subject to adjustment such as for initial direct costs. For income statement purposes, the new standard retains a dual model similar to ASC 840, requiring leases to be classified as either operating or finance. For lessees, operating leases will result in straight-line expense (similar to current accounting by lessees for operating leases under ASC 840) while finance leases will result in a front-loaded expense pattern (similar to current accounting by lessees for capital leases under ASC 840). While the new standard maintains similar accounting for lessors as under ASC 840, the new standard reflects updates to, among other things, align with certain changes to the lessee model. ASU 2016-02 is effective for fiscal years and interim periods, within those years, beginning after December 15, 2018. Early adoption is permitted for all entities.

The Company has not yet completed its assessment of the impact that the adoption of ASU 2016-02 will have on its financial statements.

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CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Condensed Interim Consolidated Financial Statements
as at and for the three and nine months ended September 30, 2018
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

3.	REVERSE ACQUISITION

The Company entered into an arrangement agreement dated December 8, 2016, as amended on January 31, 2017 (the "Arrangement Agreement"), with Carlin, a private British Columbia company, whereby, subject to the terms and conditions of the Arrangement Agreement, the following transactions occurred on the Closing Date, pursuant to a court approved statutory plan of arrangement (the "Arrangement"):

1.	a share consolidation (the "Consolidation") on the basis of one (1) new common share in the capital of Winwell (the "New Winwell Shares") for every eight (8) existing common shares of Winwell;

2.	the conversion of 23,815,000 previously issued subscription receipts of Carlin (the "Subscription Receipts") into common shares of Carlin (the "Carlin Shares");

3.

the acquisition by Winwell of 28,815,000 Carlin Shares (being all the then issued and outstanding Carlin Shares) (the "Acquisition") in exchange for the issuance of New Winwell Shares to shareholders of Carlin (the "Carlin Shareholders") on a one share for one share basis (the "Share Exchange"); and

4.	the authorization for Winwell to continue into the State of Nevada and change its name to "Contact Gold Corp.".

Pursuant to the Acquisition, 91.2% of the Contact Shares were issued to the Carlin Shareholders, yielding them control of the Company. Winwell was renamed Contact Gold and continued under the laws of the State of Nevada (the "continuance") when the Transactions (Note 4) closed on June 7, 2017. Following the name change and continuance, holders of New Winwell Shares (which included the former holders of Carlin Shares) became holders of "Contact Shares".

The substance of the Acquisition was determined to be an RTO of a non-operating company. However, as a non-operating company lacking an integrated set of activities and assets capable of being conducted and managed for the purpose of providing a return, or other economic benefits, directly to its investors, Winwell did not constitute a business. As a result, the Acquisition was accounted for as a capital reorganization, with Carlin identified as the accounting acquirer. Accordingly, these consolidated financial statements reflect the continuation of the financial statements of Carlin, with one adjustment, which is to retroactively adjust Carlin’s legal capital in order to reflect the capital of Winwell (the accounting acquiree), as the legal parent of the consolidated entity. Comparative information presented in these Interim Financial Statements is also retroactively adjusted to reflect the legal capital of Winwell.

The transaction has been measured at the carrying value of the net assets of Winwell that were acquired, less RTO transaction costs, which is summarized below:

Cash	$361,659
Receivables	14,305
Loan receivable from Carlin	200,000
Payables and accrued liabilities	(7,224)
Net assets acquired	$568,740
Adjusted for transaction costs directly relating to the RTO	(321,269)
Equity attributable to the RTO	$247,471

Transaction costs directly relating to the RTO incurred by Carlin in the amount of $321,269 (of which $58,152 had been incurred through December 31, 2016 and deferred), were recorded as a charge to retained earnings of Contact Gold to the extent of Winwell’s cash balance ($361,659) immediately prior to closing the Transactions. Accordingly, the balance of cash recognized as acquired from Winwell is $40,390 on closing of the Transactions.

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CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Condensed Interim Consolidated Financial Statements
as at and for the three and nine months ended September 30, 2018
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

4.	ACQUISITION OF CLOVER NEVADA II LLC

Winwell and Carlin, together with Waterton Nevada Splitter, LLC ("Waterton Nevada"), and Clover Nevada II LLC ("Clover") also entered into a securities exchange agreement dated December 8, 2016, as amended on January 31, 2017 (the "Securities Exchange Agreement"), pursuant to which Contact Gold, immediately following the completion of the Arrangement, acquired 100% of the membership interests of Clover, the entity holding a portfolio of 2,762 unpatented mining claims distributed over 13 gold properties covering 24,772 hectares (247 square kilometres) located on Nevada’s Carlin, Independence and Northern Nevada Rift gold trends (the "Contact Gold Properties")(Note 6), in exchange for:

i)	18,550,000 Contact Shares (Note 9);
ii)	11,111,111 non-voting preferred shares of Contact Gold ("Contact Preferred Shares") (Note 8); and
iii)	a cash payment of $7,000,000 (the "Cash Payment")

(the "Asset Acquisition", and together with the Arrangement, the "Transactions").

Through to the closing date of the Asset Acquisition, the Company had deferred $586,073, in expenditures to acquire Clover ("Acquisition Costs"). Acquisition Costs comprise primarily legal and advisory fees, and internal due diligence costs, and have been allocated to the respective Contact Gold Properties.

The Asset Acquisition did not meet the definition of a business combination as (i) the Contact Gold Properties are at the exploration stage with no defined mineral reserves, and (ii) Clover does not have any business processes. Consequently, the transaction was accounted for as an acquisition of an asset.

The allocation of Consideration, including Acquisition Costs, for the Asset Acquisition is as follows:

Net assets acquired:
Prepaid Claims Maintenance fees (Note 5)	$149,724
Contact Gold Properties	43,123,284
Deferred tax liability (Note 10)	(2,149,915)
Net current liabilities	-
$41,123,093

Consideration paid:
Cash	$6,800,000
Advance	200,000
Issuance of Contact Shares (Note 9)	18,550,000
Issuance of Contact Preferred Shares (Note 8)	14,987,020
Acquisition costs paid in cash	586,073
$41,123,093

In asset purchases that are not business combinations under ASC 805, a deferred tax asset ("DTA") or liability ("DTL") is recorded with the offset generally recorded against the assigned value of the asset. Because ASC 740 Income Taxes ("ASC 740") prohibits any immediate income tax expense or benefit from the recognition of those deferred taxes, the amount of the DTA or liability DTL is determined by using a simultaneous equations method. At the time of the Acquisition, the Company calculated a $2,149,915 DTL on the value of the acquired assets, the amount of which has been allocated to the respective assets acquired.

The relative values (determined at the date of the Transactions) and consideration paid for each of the acquired assets, including attribution of the DTL, and adjusted for the impact of foreign exchange through period end, is detailed at Note 6. The Company has elected not to reflect the new basis of accounting in the financial records of Clover.

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CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Condensed Interim Consolidated Financial Statements
as at and for the three and nine months ended September 30, 2018
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

5.	PREPAIDS AND BONDING DEPOSITS

Prepaid expenses include $600,325 (December 31, 2017: $445,003) relating to fees paid to the United States’ Department of Interior’s Bureau of Land Management (the "BLM") and similar fees paid to state and municipal agencies, as well as fees paid annually pursuant to private property lease and other similar land use arrangements (together, "Claims Maintenance fees"). Such fees to the BLM, cover the twelve-month period ranging from September 1 to August 31 of the subsequent year. Fees paid to the respective Nevada counties cover the 12-month period from November 1 to October 31 of the subsequent year. Fees paid pursuant to private property lease and other similar land use arrangements cover the 12-month period of their respective anniversaries. Included in the balance reported as at December 31, 2017, is $441,239 of acquired prepaid Claims Maintenance fees pursuant to the Asset Acquisition.

The Company also has non-current deposits of $194,175 (December 31, 2017: $188,545) made primarily in connection with securing exploration and disturbance bonding in the State of Nevada.

6.	EXPLORATION PROPERTIES AND DEFERRED ACQUISITION COSTS

Pursuant to the Asset Acquisition, on June 7, 2017, the Company completed the acquisition of 100% of the membership interests of Clover, a Nevada limited liability company of which Waterton Nevada was the sole member (Note 4). Clover is the legal entity that holds the mineral property rights and interests that comprise the Contact Gold Properties.

The total of consideration paid, and Acquisition Costs incurred, to acquire Clover in June 2017 was allocated to the Contact Gold Properties (Note 4) and prepaid Claims Maintenance fees (Note 5), acquired based on relative fair values as at the date of the Transactions. Consideration paid comprised Contact Shares (Note 9), Contact Preferred Shares (Note 8) and a total of $7,000,000 in cash.

The total purchase consideration was allocated to the respective exploration property interests acquired principally on the basis of a value-per-hectare of each individual property acquired (based on that of a group of peer companies and their respective exploration property interests), along with management-assessed quantitative and qualitative judgments relating to the prospectivity and marketability of each.

The Company has subsequently acquired additional mineral property claims contiguous to the original tenure ("Additions"). As at September 30, 2018, the Contact Gold Properties encompass approximately 265 km2 of target-rich mineral tenure and hosts numerous known gold occurrences, ranging from early to advanced exploration and resource definition stage (Note 14(b)).

In asset purchases that are not business combinations under ASC 805, a DTA or DTL is calculated with the impact recorded against the assigned value of the asset acquired. However, ASC 740 prohibits any immediate income tax expense or benefit from the recognition of those deferred taxes. There is a DTL-related balance attributable to the mineral properties acquired in respect of Nevada net proceeds tax ("NNPT"; calculated at a rate of 5%). The DTL amount is determined using a simultaneous equations method, and attributed to the respective properties. Upon closing of the Transactions, the Company recognized deferred tax liabilities of $2,149,915 arising from the application of NNPT on the values of the Contact Gold Properties. The DTL amount is subject to change reflective of the carrying value of the properties from period to period and the impact thereon of changes to the rates of foreign exchange.

	Pony Creek	Dixie Flats	North Star	Cobb Creek	Portfolio
	(a)	(b)	(c)	(d)	properties (e)	Total
January 1, 2017	$-	$-	$-	$-	$-	$-
Asset Acquisition	28,769,706	3,661,678	652,825	132,210	9,906,865	43,123,284
Additions (Write downs)	141,308	64,729	-	156,040	-	362,077
Foreign Exchange	(2,003,447)	(251,270)	(45,406)	(904)	(686,965)	(2,987,992)
December 31, 2017	$26,907,567	$3,475,137	$607,419	$287,346	$9,219,900	$40,497,369
Additions (Write downs)	$148,917	$-	$-	$-	$(84,286)	$64,631
Foreign Exchange	865,790	110,806	19,368	9,162	291,042	1,296,168
September 30, 2018	$27,922,274	$3,585,943	$626,787	$296,508	$9,426,656	$41,858,168

Balances presented as "Portfolio properties" include the remaining nine Contact Gold Properties.

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CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Condensed Interim Consolidated Financial Statements
as at and for the three and nine months ended September 30, 2018
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

6.	EXPLORATION PROPERTIES AND DEFERRED ACQUISITION COSTS (continued)

The Company has not yet established the existence of mineralized materials on any of its mineral property interests projects, as defined by the SEC under Industry Guide 7, Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations ("Industry Guide 7"). As a result, the Company is in the "Exploration Stage", as defined under Industry Guide 7, and will continue to remain in the Exploration Stage until such time proven or probable reserves have been established.

Resource exploration is a speculative business and involves a high degree of risk. There is no certainty that the expenditures made by Contact Gold in the exploration of its property interests will result in discoveries of commercial quantities of minerals. Exploration for mineral deposits involves risks which even a combination of professional evaluation and management experience may not eliminate. Significant expenditures are required to locate and estimate ore reserves, and further the development of a property.

Capital expenditures to bring a property to a commercial production stage are also significant. There is no assurance the Company has, or will have, commercially viable ore bodies. There is no assurance that management of the Company will be able to arrange sufficient financing to bring ore bodies into production.

a) Pony Creek

The Pony Creek project is located within the Pinion Range, in western Elko County, Nevada. The value assigned as part of the Asset Acquisition for the Pony Creek property is $27,147,164, including an amount of $1,366,769 recognized as a deferred tax liability, plus an additional $188,226 in transaction costs. There is a 3% net smelter returns ("NSR") royalty on those claims that comprise Pony Creek acquired from Waterton Nevada, 1% of which can be bought-back for USD 1,500,000 prior to February 7, 2020.

On February 5, 2018, the Company acquired what was known as the East Bailey property, which is contiguous to Pony Creek, in exchange for 250,000 Contact Shares valued at $112,500 and a 2% NSR royalty on certain of the claims. An amount of $35,830 in directly attributable expenditures incurred relating to the East Bailey acquisition has also been included in "Additions". There is a 3% NSR royalty over other claims that comprise East Bailey, up to 2% of which can be bought-back for USD 1,000,000 per 1% prior to September 2030.

During the year ended December 31, 2017, the Company also acquired what is formerly known as the Pony Spur property; now part of Pony Creek.

b) Dixie Flats

The Dixie Flats property sits approximately 11 kilometres to the north of the northern-most point of Pony Creek, in western Elko County, Nevada. The acquisition value assigned to the Dixie Flats property is $3,412,500, including an amount of $173,956 recognized as a deferred tax liability, plus an additional $66,625 in transaction costs. There is a 2% NSR on the Dixie Flats property, 1% of which can be bought-back for USD 1,500,000.

During the year ended December 31, 2017, the Company also acquired what is formerly known as the Poker Flats property; now part of Dixie Flats.

c) North Star

The North Star property is located approximately 8 kilometres north of the northern-most point of Pony Creek, in western Elko County, Nevada. The acquisition value assigned for this 468-hectare property is $608,400, including an amount of $31,014 recognized as a deferred tax liability, plus an additional $11,878 in transaction costs. There is a 3% NSR on the North Star property.

d) Cobb Creek

Pursuant to the Asset Acquisition, the Company acquired a 49% interest in the 426-hectare Cobb Creek property located in Elko County, Nevada. The acquisition value assigned to the Company’s interest in Cobb Creek was $125,619, including an amount of $6,281 recognized as a DTL, plus an additional $10,812 in transaction costs. At acquisition, Cobb Creek was governed pursuant to a partnership agreement dated October 23, 2002 that stipulated that the Company and the 51% counterparty, a private individual (the "Cobb Counterparty"), own the claims, related assets and rights as tenants-in-common. Cost and responsibility to maintain title to the properties was shared pro rata to each of the party’s respective interest. There was little-to-no activity at Cobb Creek prior to the date of the Asset Acquisition.

On November 7, 2017, the Company acquired the remaining 51% interest in the Cobb Creek property and related historic data from the Cobb Counterparty in exchange for six annual payments of USD 30,000; the first of which was paid ($38,379) following closing of the agreement (remaining nominal balance of $188,175).

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CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Condensed Interim Consolidated Financial Statements
as at and for the three and nine months ended September 30, 2018
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

6.	EXPLORATION PROPERTIES AND DEFERRED ACQUISITION COSTS (continued)

d) Cobb Creek (continued)

The total value of the remaining obligation of $137,900 (the "Cobb Creek obligation"), is recognized as a financial liability at amortized cost, and with reference to the effective interest rate determined for the Contact Preferred Shares, reflects an interest rate of 18.99%. The Cobb Creek obligation is recorded to the consolidated balance sheets as a current and non- current amount ($37,903 and $99,997, respectively).

In addition to a foreign exchange gain included in other comprehensive income, the statements of loss (income) and comprehensive loss for the three and nine months ended September 30, 2018, includes an accretion expense of $5,962 and $16,727, respectively, relating to the Cobb Creek obligation.

e) Portfolio Properties

During the nine-month period ended September 30, 2018, the Company determined to abandon those mineral property claims that comprise the Woodruff property. Accordingly, the carrying value of Woodruff has been written down by $84,286 to $nil.

Subsequent to period end, the Company disposed of the Golden Cloud and Santa Renia exploration properties (Notes 10 and 14(b)).

Details of exploration and evaluation expenditures incurred by Contact Gold, including staking costs and Claims Maintenance fees paid, which have been cumulatively expensed in the consolidated statements of loss and comprehensive loss, are as follows:

Exploration and evaluation expenditures expensed to the statements of loss (income) and comprehensive loss

	For the period from	For the period from
	January 1, 2018 to	June 7, 2017 to
	September 30, 2018	September 30, 2017
Geological contractors/consultants & related crew care costs	$818,677	$338,495
Land claims fees	616,425	326,022
Wages and salaries, including share-based compensation	471,370	111,288
Drilling, assaying & geochemistry	1,868,219	1,069,875
Permitting and environmental monitoring	120,996	122,694
Property evaluation and data review	-	46,674
Expenditures for the period	$3,895,687	$2,015,048
Cumulative balance	$8,112,503	$2,015,048

Details of exploration and evaluation expenditures incurred and expensed by Contact Gold on specific Contact Gold Properties are as follows:

	For the period from	For the period from
	January 1, 2018 to	June 7, 2017 to
	September 30, 2018	September 30, 2017
Pony Creek	$3,406,632	$1,815,765
Dixie Flats	69,697	20,798
North Star	19,149	3,709
Cobb Creek	119,316	18,069
Portfolio properties	280,893	110,033
Property evaluation and data review	-	46,674
Expenditures for the period	$3,895,687	$2,015,048
Cumulative balance	$8,112,503	$2,015,048

There were no amounts incurred by Contact Gold on the respective properties in the period prior to June 7, 2017 reflecting the acquisition of the Contact Gold Properties upon closing of the Asset Acquisition.

Wages and salaries include share-based compensation of $135,640 through September 30, 2018 (nine months ended September 30, 2017, $13,797) (Note 9(d)).

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CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Condensed Interim Consolidated Financial Statements
as at and for the three and nine months ended September 30, 2018
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

6.	EXPLORATION PROPERTIES AND DEFERRED ACQUISITION COSTS (continued)

An amount of $5,386 (nine months ended September 30, 2017: -$nil) in amortization expense arising from the use of fixed assets at Pony Creek has been included in the amount reported as geological contractors/consultants & related crew care costs.

None of the Company’s properties have any known body of commercial ore or any established economic deposit; all are currently in the exploration stage. Waterton Nevada holds a right of first offer ("ROFO"), a right of first refusal ("ROFR") and other rights over the Contact Gold Properties (Note 8). A third-party holds a ROFO on certain of the Portfolio properties. With the exception of the Cobb Creek property (0%), the Contact Gold Properties each carry an NSR of between 2% and 4%, some of which include buy-down options expiring February 7, 2020.

7.	PAYABLES, ACCRUED LIABILITIES, AND PROMISSORY NOTE

	As at	As at
	September 30, 2018	December 31, 2017
Payables	$556,812	$403,344
Accrued liabilities	100,815	88,616
	$657,627	$491,960

Payables and accrued liabilities are non-interest bearing and are normally settled on 30-day terms.

8.	REDEEMABLE PREFERENCE STOCK

On June 7, 2017, as partial consideration for the Asset Acquisition, the Company issued 11,111,111 Contact Preferred Shares with an aggregate face value denominated in USD of 11,100,000 (the "Face Value") ($15,000,000, converted using the Bank of Canada indicative exchange rate on the date prior to issuance of USD 0.74), maturing five years from the date of issuance (the "Maturity Date"), and carrying a cumulative cash dividend accruing at 7.5% per annum (the "Dividend"), to Waterton Nevada (the Face Value, and the sum of the accrued Dividend amount together being the "Redemption Amount"). The accrued Dividend amount is payable on the earlier of conversion and the Maturity Date, and has priority over any other dividends declared on other classes of the Company’s stock.

As a contract to buy non-financial assets (the Contact Gold Properties) that is ultimately settled in either cash or Contact Shares, the Contact Preferred Shares are considered to be comprised of (i) a "host" instrument, and (ii) the value of certain rights, privileges, restrictions and conditions attached to the Contact Preferred Shares (the "Pref Share Rights") each, respectively determined to be an Embedded Derivative (together, the eDerivatives").

As a reflection of the potential modification and variability of the cash flows arising from the "host" instrument and the Embedded Derivatives, each are measured separately from each other.

Industry standard methodology was used to determine the fair value of the host and the Embedded Derivatives, utilizing a set of coupled partial differential Black-Scholes equations solved numerically using finite-difference methods. Upon issuance, the fair value of the Contact Preferred Shares was determined to be $14,987,020 (approximately equal to the Face Value), including $6,846,649 in value attributable to the Embedded Derivatives.

Preferred Shares (host)

The estimated fair value of the host instrument as at September 30, 2018 is USD 8,464,287 ($10,957,020) and was USD 8,032,846 ($10,077,205) as at December 31, 2017. The carrying value, including the aggregate Dividend amount for the five- year term, has been recognized as a financial liability at amortized cost. Recognition of the host at amortized cost is in view of the i) Dividend being at a fixed rate and ii) mandatory redemption feature of the instrument, both of which are payable in cash on the Maturity Date. Mandatorily redeemable instruments are classified as liabilities pursuant to ASC 480, Distinguishing Liabilities From Equity, therefore any dividends or accretion on instruments that have a legal form of equity should generally be presented as interest expense. As at September 30, 2018, the cumulative amount of the accrued Dividend reflected in the accretion expense for the nine-month period ended, is $824,924.

The host instrument was initially recorded at fair value of USD 6,033,480 ($8,140,371) and is revalued each period end using the same approach as described to revalue the Embedded Derivatives, resulting in a difference to the fair value that will vary from period-to-period.

In determining the fair value of the host on the date of issue it was necessary for the Company to make certain assumptions to derive the effective interest rate used in calculating the Company’s credit spread. Using the effective interest rate method, at a rate of 18.99%, the Contact Preferred Shares are remeasured at amortized cost each period end, with an accretion expense recorded to the consolidated statements of loss (income) and comprehensive loss.

P a g e | 4 2

CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Condensed Interim Consolidated Financial Statements
as at and for the three and nine months ended September 30, 2018
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

8.	REDEEMABLE PREFERENCE STOCK (continued)

The impact from changes to the foreign exchange rate resulted in a gain for the period January 1, 2018 to September 30, 2018, reducing the preferred share obligation in that same period.

A summary of changes to the value of the Contact Preferred Shares host instrument for the period from June 7, 2017 to September 30, 2017, and January 1, 2018 to September 30, 2018 is set out below:

Value of the Contact Preferred Shares host instrument at issuance on June 7, 2017	$8,140,371
Change in carrying value from June 7 to September 30, 2017
Accretion	464,998
Foreign exchange	(610,588)
Carrying value of the Contact Preferred Shares host instrument as at September 30, 2017	$7,994,781

Carrying value of the Contact Preferred Shares host instrument as at December 31, 2017	$8,419,705
Change in carrying value from January 1 to September 30, 2018
Accretion	1,349,643
Foreign exchange	169,273
Carrying value of the Contact Preferred Shares host instrument as at September 30, 2018	$9,938,621

Embedded Derivatives - Pref Share Rights
The Embedded Derivatives are classified as liabilities, and each are interconnected and relate to similar risk exposures, namely Contact Gold’s interest rate risk (as changes in the Company’s credit spread change the economic value of the redemption), and the Company’s foreign exchange rate risk exposure (as the foreign exchange rate, and the price of the Company’s common shares and volatility thereof, impact the conversion price and number of Contact Shares issuable on conversion). Accordingly, the Embedded Derivatives are valued together as one compound instrument. Those Pref Share Rights for which there is separate accounting from the host contract are as follows:

i.

The "Conversion Option": Subject to the limitation that Waterton Nevada (and/or its affiliates) cannot own more than 49% of the issued and outstanding Contact Shares following conversion of the Contact Preferred Shares (the "Conversion Cap"), the Contact Preferred Shares are convertible at the holder’s election, into Contact Shares at a conversion price of $1.35 per Contact Preferred Share (the "Conversion Price"). The number of Contact Shares to be issued on conversion is equal to the Redemption Amount at the conversion date, converted to Canadian dollars, and divided by the Conversion Price. Accordingly, because the Face Value and Dividend amount are denominated in USD, and the conversion price is denominated in Canadian dollars, the preferred share conversion ratio is modified by changes in the USD-CAD exchange rate. This changes the number of Contact Shares that the Company would issue to the preferred shareholder(s) upon conversion.

ii.

The "Early Redemption Option" (the "EROption"): Contact Gold has the option to redeem the Contact Preferred Shares at any time before the Maturity Date at the Redemption Amount, in USD. Upon receipt of notification of redemption, and subject to the Conversion Cap, the holder can choose to exercise their conversion right for all or any portion of the Contact Preferred Shares.

iii.

The "Change of Control Redemption Option" (the "COCROption"): If a Change of Control (as such term is defined in the Securities Exchange Agreement, and generally including such events as a merger, amalgamation, reorganization or similar transaction that causes a change in control of Contact Gold, or the sale, lease, transfer or other disposition of all or substantially all of Contact Gold’s assets), occurs on or prior to the fourth anniversary of the issuance of the Contact Preferred Shares (the "PShare Anniversary"), the holder of the Contact Preferred Shares has the option to require Contact Gold to redeem all or part of the Contact Preferred Shares for the "COC Redemption Amount", unless such change in control transaction is with Waterton Nevada.

The COCR Option Amount is calculated as (a) 120% of the Redemption Amount, if there is a Change of Control on or prior to the second PShare Anniversary; or (b) 115% of the Redemption Amount, if there is a Change of Control after the second PShare Anniversary, but on or prior to, the fourth PShare Anniversary.

The total estimated fair value of the Embedded Derivatives at issuance was USD 5,066,520 ($6,846,649). This amount was recorded as part of the redeemable preferred stock obligation liability account on the consolidated balance sheets. In addition to certain observable inputs, the valuation technique used significant unobservable inputs such that the fair value measurement was classified as Level 3.

P a g e | 4 3

CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Condensed Interim Consolidated Financial Statements
as at and for the three and nine months ended September 30, 2018
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

8.	REDEEMABLE PREFERENCE STOCK (continued)

Significant inputs into the determination of fair value included (i) the Company’s common share price, (ii) an indexed average historical volatility of 49.7% (48.5% at inception), (iii) rates from the USD/CAD foreign exchange forward curve, and (iv) the USD risk-free rate curve and the CAD risk-free rate curve, at the date of inception, and again at period end. It was also necessary for the Company to make certain judgments relating to the probability and timing of a Change of Control. Accordingly, it is necessary for the Company to determine probability weightings for the potential exercise and timing thereof of the (i) COCROption, and (ii) EROption.

Changes in estimates as to the exercise of the COCROption, and EROption offset each other. There is an inverse correlation of the fair value of the Embedded Derivatives and the USD-denominated value of the Contact Shares on the TSXV; there is also an inverse relationship to the fair value of the Embedded Derivatives and the risk-free rates. Although there is complexity to the interplay and impact of these various inputs and assumptions, the quantum resultant from these relationships, as well as the impact from changes to management’s assumptions as to the potential exercise and timing thereof of the COCROption and the EROption, impact the fair value of the Embedded Derivatives from period to period.

The assumptions used in these calculations are inherently uncertain, and subject to change from period-to-period. Existing circumstances and assumptions about future developments, may change due to market change or circumstances arising beyond the control of the Company. Such changes could materially affect the related fair value estimate and are reflected in the assumptions when they occur.

During the period June 7, 2017 to September 30, 2017, and again during the period January 1, 2018 to September 30, 2018, the fair value of the Embedded Derivative decreased as a result of changes to these inputs and assumptions. The amount of this change is included in the gain on Embedded Derivatives account on the statements of loss (income) and comprehensive loss.

A summary of changes to the value of the Embedded Derivatives for the period from issuance to September 30, 2017, and from January 1, 2018 to September 30, 2018 is set out below:

Value of Embedded Derivatives at issuance on June 7, 2017	$6,846,649
Change in fair value of Embedded Derivatives for June 7 to September 30, 2017	(4,477,922)
Fair value of Embedded Derivatives at September 30, 2017	$2,368,727

Fair value of Embedded Derivatives at December 31, 2017	$1,047,042
Change in fair value of Embedded Derivatives from January 1 to September 30, 2018	(591,766)
Fair value of Embedded Derivatives at September 30, 2018	$455,276

P a g e | 4 4

CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Condensed Interim Consolidated Financial Statements
as at and for the three and nine months ended September 30, 2018
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

8.	REDEEMABLE PREFERENCE STOCK (continued)

Other Pref Share Rights

In addition to the Embedded Derivatives, the Pref Share Rights include the following rights, privileges, restrictions and conditions ("Other Terms") for which there is no accounting impact:

•

So long as Waterton Nevada and/or its affiliates beneficially own or control 331/3% or more of the Contact Preferred Shares issued on closing of the Asset Acquisition, and subject to the provisions of the Contact Preferred Shares:

i.

Right of First Offer. Contact Gold will be obligated to inform Waterton Nevada of its intention to sell, lease, exchange, transfer or otherwise dispose of any of its interests in the Contact Gold Properties that is not a sale of all or substantially all of Contact Gold’s assets and provide Waterton Nevada with a summary of the essential terms and conditions by which it is prepared to sell any specified interest in the Contact Gold Properties. Upon receipt of such divesting notice, Waterton Nevada will have the right to elect to accept the offer to sell by Contact Gold on the terms contained on the divesting notice. If Waterton Nevada does not elect to accept the offer for such specified terms, Contact Gold shall be permitted to sell its specified interest in the Contact Gold Properties to a third party for a period of 180 days from the date of the original divesting notice on terms and conditions no less favourable to Contact Gold than those contained in the divesting notice.

ii.

Right of First Refusal. If Contact Gold shall have obtained an offer from one or more third party buyers in respect of the sale, lease, exchange, transfer or other disposition of any of the Contact Gold Properties, in whole or in part, in any single transaction or series of related transactions, which offer Contact Gold proposes to accept, Contact Gold shall promptly provide written notice of such fact to Waterton Nevada and offer to enter into such a transaction with Waterton Nevada.

iii.

Sale of Substantially All of Contact Gold’s Assets. Contact Gold shall not sell, lease, exchange, transfer or otherwise dispose of all or substantially all of its assets without Waterton Nevada’s prior written consent, which will not be unreasonably withheld or delayed.

P a g e | 4 5

CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Condensed Interim Consolidated Financial Statements
as at and for the three and nine months ended September 30, 2018
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

8.	REDEEMABLE PREFERRENCE STOCK (continued)

•

Liquidation. In the event of a liquidation, dissolution or winding-up of Contact Gold or other distribution of assets of Contact Gold among its shareholders for the purpose of winding up its affairs or any steps taken by Contact Gold in furtherance of any of the foregoing, the holders of Contact Preferred Shares shall be entitled to receive from the assets of Contact Gold in priority to any distribution to the holders of Contact Shares or any other class of stock of Contact Gold, the Liquidation Value (as such term is defined in the articles of incorporation of Contact Gold) per Contact Preferred Share held by them respectively, but such holders of Contact Preferred Shares shall not be entitled to participate any further in the property of Contact Gold.

Costs incurred relating to the issuance of the Contact Preferred Shares are included in the total of Acquisition Costs (Note 4) as the Contact Preferred Shares were issued as partial consideration in exchange for the acquisition of Clover.

The number of Contact Shares to be issued would be 10,643,667 if all of the outstanding Contact Preferred Shares had been converted into Contact Shares based on the rate of foreign exchange of $0.7725 on September 30, 2018. Diluted loss (income) per share does not include the effect of such issuance (December 31, 2017: $-nil) as the Contact Preferred Shares are currently anti-dilutive. The number of Contact Shares to be issued upon conversion of the Contact Preferred Shares may be materially different depending upon the USD-CAD exchange rates at the time of such conversion.

9.	SHARE CAPITAL AND CONTRIBUTED SURPLUS

a)   Authorized

The Company’s authorized share capital consists of:

(i)	up to 500,000,000 Contact Shares with a par value of USD 0.001, voting and participating;
(ii)	up to 15,000,000 Class A non-voting Contact Preferred Shares (Note 8).

b)	Common shares

Changes in issued common share capital during the nine months ended September 30, 2018:

(i)	On February 5, 2018, the Company issued 250,000 Contact Shares with a value of $112,500 as partial consideration for the acquisition of the East Bailey properties (Note 6(a)).

Changes in issued common share capital and equity reserves during the year ended December 31, 2017:

(ii)

On June 7, 2017, the Company consolidated the existing 22,155,978 common shares on an 8:1 basis such that shareholders of the Company held 2,769,486 New Winwell Shares, which automatically became Contact Shares with a value of $2,769,486, on completion of the continuance.

(iii)

Pursuant to the Acquisition, on June 7, 2017, 28,815,000 Carlin Shares with a value of $21,157,750, being all of those then issued and outstanding, were exchanged for New Winwell Shares, which automatically became Contact Shares pursuant to the Share Exchange, on completion of the continuance.

(iv)	Pursuant to the Asset Acquisition, on June 7, 2017, the Company issued 18,550,000 Contact Shares, with a value of $18,550,000, to Waterton Nevada (Note 1).

In connection with the Subscription Receipts financing, which was completed in two tranches, on March 17, 2017, and March 22, 2017, consideration was paid to agents and financial advisors in the amount of $952,500.

The aggregate of fees and disbursements reimbursed to the agents and advisors (including the fees and disbursements of the agents’ and advisors’ legal counsel, including HST, thereon), and those fees and expenses incurred directly by the Company relating to the share issuance and Share Exchange, was an additional $608,552.

(v)	On June 13, 2017, the Company issued 100,000 Restricted Shares to an officer of the Company (Note 9(e)).

(vi)	On September 11, 2017, the Company issued 112,500 Contact Shares with a value of $84,375 as partial consideration for the acquisition of the Pony Spur and Dixie Flats properties (Notes 6(a) and (b)).

In addition to having a right to receive regular updates of technical information about Contact Gold, one shareholder, currently holding approximately 15% of the issued and outstanding Contact Shares, holds a right to maintain its pro rata ownership percentage of Contact Gold during future financings; this same shareholder also holds a "top up" right to increase its equity ownership percentage to a maximum of 19.9% of the issued and outstanding Contact Shares until the earlier of the date on which it elects not to exercise its participation right in any future financing or it disposes of any Contact Shares.

P a g e | 4 6

CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Condensed Interim Consolidated Financial Statements
as at and for the three and nine months ended September 30, 2018
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

9.	SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

	c)	Escrowed Contact Shares

As at September 30, 2018, 14,046,148 (December 31, 2017, 17,557,685) of the Contact Shares were held in escrow and restricted from trading, pursuant to the rules of the TSXV. These trading restrictions expire as follows:

December 14, 2018	3,511,537
June 14, 2019	3,511,537
December 14, 2019	3,511,537
June 14, 2020	3,511,537
14,046,148

As a condition to the completion of the Transactions, and in addition to the escrow provisions imposed by the TSXV, Waterton Nevada’s shareholdings in Contact Gold (18,500,000 Contact Shares) are subject to a lock-up whereby it shall not sell or otherwise dispose of its security holdings in Contact Gold for a period of 24 months from the closing of the Transactions, other than in limited circumstances.

In addition, the Contact Shares held by certain directors and officers of the Company (in aggregate, 5,785,248 Contact Shares) are also subject to a lock-up period ending 24 months following the closing of the Transactions.

d)       Equity remuneration

Pursuant to the "Contact Gold Omnibus Stock and Incentive Plan" (the "Incentive Plan"), the "Contact Gold Restricted Share Unit Plan", and the "Contact Gold Deferred Share Unit Plan", the Company has established equity remuneration plans, that contemplates the award of stock options to purchase Contact Shares ("Options"), restricted shares (“Restricted Shares”), deferred share units ("DSUs"), and restricted share units ("RSUs")(DSUs and RSUs together, "Units"), all in compliance with the TSXV’s policy for granting such awards. The Company has not yet awarded any Units.

Under the Incentive Plan, the maximum number of Contact Shares reserved for issuance may not exceed 10,026,899 Contact Shares together with any other security-based compensation arrangements, and further subject to certain maximums to individual optionees on a yearly basis. The exercise price of each Option shall not be less than the market price of the Contact Shares at the date of grant. Options have expiry dates of no later than five years after the grant date. Vesting of Options is determined by the Board at the time of grant.

Subject to discretion of the Board and normal course regulatory approvals, Contact Shares are issued from treasury in settlement of Options exercised; otherwise the value of such Contact Shares may be payable in cash.

Stock options

A summary of the changes in Options during the nine-month periods ended September 30, 2017 and 2018 is presented below:

		Weighted
	Number	Average
	of Options	Exercise Price
Outstanding as at December 31, 2016	-	-
Granted	3,383,000	$1.00
Expired	-	-
Forfeit or cancelled	-	-
Exercised	-	-

Outstanding as at September 30, 2017	3,383,000	$1.00
Outstanding as at December 31, 2017	3,583,000	$0.97
Granted	4,615,000	0.39
Expired	-	-
Forfeit or cancelled	-	-
Exercised	-	-
Outstanding as at September 30, 2018	8,198,000	$0.64

Options have expiry dates of no later than five years after the grant date. Vesting of Options is determined by the Board at the time of grant. As at September 30, 2018 there were 8,198,000 Options outstanding to purchase Contact Shares; 8,198,000 as of the date of this Offering Circular. 1,099,917 of the Options had vested as of September 30, 2018; and 1,166583 had vested as of the date of this Offering Circular.

P a g e | 4 7

CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Condensed Interim Consolidated Financial Statements
as at and for the three and nine months ended September 30, 2018
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

9.	SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued) d) Equity remuneration (continued)

Stock options (continued)

On June 13, 2017, subsequent to closing of the Transactions, and prior to the listing of the Contact Shares on the TSXV, the Company granted 3,233,000 Options to its directors and officers, exercisable at $1.00 with a five-year expiry. 2,900,000 of these Options vest in thirds over a period of three years, and the remaining 333,000 Options vest in quarters over a period of four years.

On September 11, 2017, the Company granted 150,000 Options to certain finance and geological personnel, exercisable at $0.75 with a five-year expiry; vesting in thirds over a period of three years.

On November 24, 2017, the Company granted 200,000 Options to employees, exercisable at $0.58 with a five-year expiry; vesting in thirds over a period of three years.

On March 27, 2018, the Company granted 3,985,000 Options to its directors and officers and employees, exercisable at $0.39 with a five-year expiry; vesting in thirds over a period of three years.

On April 17, 2018, the Company granted 480,000 Options to its consultants and a new employee, exercisable at $0.415 with a five-year expiry; vesting in thirds over a period of three years.

On May 28, 2018, the Company granted 150,000 Options to a new employee, exercisable at $0.295 with a five-year expiry; vesting in thirds over a period of three years.

Share-based compensation expense during the three and nine months ended September 30, 2018, respectively, is $269,201 and $936,470 (September 30, 2017: $276,620 and $319,812). An additional amount of $45,536 and $135,640, respectively, was charged to exploration and evaluation on the consolidated statements of loss and comprehensive loss for the three and nine months ended September 30, 2018 (September 30, 2017: $9,562 and $13,797) (Note 6).

For the purposes of estimating the fair value of Options using Black-Scholes, certain assumptions are made such as expected dividend yield, volatility of the market price of the Company’s common shares, risk-free interest rates and expected average life of the Options. Contact Gold bases its expectation of volatility on the volatility of similar publicly-listed companies, as the expected life of the Company’s Options exceeds the Company’s trading history The weighted average fair value of Options granted during the nine-month period ended September 30, 2018, determined using Black-Scholes, was $0.39 per Option. The remaining average contractual life of Options outstanding is 4.17 years. For the purposes of estimating the fair value of Options using the Black-Scholes model, certain assumptions are made such as the expected dividend yield (0%), risk-free interest rates (range between 1.15% and 2.14%), and expected average life of the options (5 years). As the expected life of Contact Gold’s Options exceeded the length of time over which the Contact Shares have traded, average rates of volatility of 65.8%-71% were used, reflecting those of a group of similar publicly-listed companies in determining an expectation of volatility of the market price of the Company’s shares. A 0% forfeiture rate was applied to the Option expense. There have been no Options cancelled or exercised, nor have any expired.

Restricted Shares

Restricted Shares granted under the Incentive Plan to an officer of the Company vest in thirds at the end of each year from the date of grant. The Restricted Shares were deemed to have a fair value of $1.00 per Restricted Share on the date of grant, with reference to the price at which the Company issued the Contact Shares pursuant to the Subscription Receipt financing. Transactions relating to Restricted Shares are summarized below:

Number of Restricted Shares
Outstanding as at January 1, 2017	-
Granted	100,000
Outstanding as at September 30, 2017	100,000
Outstanding as at December 31, 2017	100,000
Granted	-
Vested	33,333
Outstanding as at September 30, 2018	66,667

P a g e | 4 8

CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Condensed Interim Consolidated Financial Statements
as at and for the three and nine months ended September 30, 2018
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

9.	SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

e) Income (loss) per share

The calculation of basic and diluted loss per Contact Share for the three and nine months ended September 30, 2018 was based on the loss attributable to common shareholders of $0.07, and $0.16 (September 30, 2017: loss $0.01, and gain $0.02), respectively, and a weighted average number of Contact Shares outstanding of 50,596,986, and 50,564,019 (September 30, 2017: 47,514,049, and 36,071,982), respectively, including the Restricted Shares.

Diluted loss per share did not include the effect of 8,198,000 Options as they are anti-dilutive.

10.	RELATED PARTY TRANSACTIONS

An amount of $45,000 (nine months ended September 30, 2017: $19,000) was also paid to Cairn Merchant Partners LP ("Cairn"), an entity in which Andrew Farncomb, a director and officer of the Company is a principal. Mr. Farncomb’s base salary is paid in part directly, and in part to Cairn, in consideration of general management and administrative services rendered through Cairn.

Contact Gold’s related parties also include its subsidiaries, and Waterton Nevada as a reflection of its 37% ownership interest in the Company, its preferred shareholding and the right Waterton Nevada holds to place two nominees to the Board.

With the exception of the Transactions (Notes 3, 4 and 6), and the Option grants and Director fees paid to Waterton Nevada relating to its Board appointee, there were no transactions amongst the Company and Waterton Nevada during the three- and nine-month periods ended September 30, 2018 (Note 14(b)).

11.	SEGMENT INFORMATION

Reportable segments are those operations whose operating results are reviewed by the chief operating decision maker, being the individual at Contact Gold making decisions about resources to be allocated to a particular segment, and assessing performance provided those operations pass certain quantitative thresholds.

The Company undertakes administrative activities in Canada, and is engaged in the acquisition, exploration, and evaluation of certain mineral property interests in the State of Nevada, USA. Accordingly, the Company’s operations are in two geographic (Canada and the USA) and only one commercial segment.

The total assets attributable to the geographic locations, with the exception of cash and cash equivalents, the balance of receivables, and a portion of the balance of prepaids each of which is in Canada, relate entirely to: Bonding deposit (Note 5), and fixed assets and capitalized acquisition costs for the Contact Gold Properties held by the Company in Nevada (Note 6).

The Contact Preferred Shares are held by, and are an obligation of, Contact Gold in Canada.

Net (income) loss is distributed by geographic segment per the table below:

	Nine months ended		Three months ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Canada	3,195,205	($3,479,266)	$1,191,302	($1,830,602)
United States	4,062,835	$2,016,014	$1,989,112	$1,936,952
	$7,258,040	($1,463,252)	$3,180,414	$106,350

The Company is in the exploration stage and, accordingly, has no reportable segment revenues.

Significant non-cash items, including accretion expense of the Contact Preferred Shares of $1,349,642 for the nine-month period ended September 30, 2018 (comparative period: $464,998) is reflected in the net loss (income) attributable to Canada. The net loss attributable to Canada also includes a non-cash gain on the Embedded Derivatives of $591,766 (comparative period: $4,477,922) and write-down of exploration properties, net $84,286 for the nine-month period ended September 30, 2018 (comparative period: $nil), and a non-cash foreign exchange gain of $27,178 for the nine-month period ended September 30, 2018 (comparative period: gain $617,404).

P a g e | 4 9

CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Condensed Interim Consolidated Financial Statements
as at and for the three and nine months ended September 30, 2018
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

12.	SUPPLEMENTAL CASH FLOW INFORMATION

	As at	As at

	September 30, 2018	September 30, 2017
Non-cash financing and investing transactions
Issuances of Common Shares pursuant to Asset Acquisition	$-	$18,550,000
Issuances of Contact Preferred Shares	-	14,987,020
Issuances of Common Shares pursuant to acquisition of East Bailey	112,500	-
	$112,500	$33,537,020

13.	MANAGEMENT OF CAPITAL AND FINANCIAL RISKS

The Company currently does not produce any revenue and has relied on existing balances of cash and cash equivalents, and capital financing to fund its operations. The Company’s current capital consists of equity funding raised through private issuances of common shares, preferred shares and a deficit incurred through operations.

The Company relies upon management to manage capital in order to safeguard the Company’s ability to continue as a going concern, to pursue the exploration and development of unproven mineral properties, and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable risk. The Company manages its capital structure in order to meet short term business requirements, after taking into account cash flows from operations, expected capital expenditures and Contact Gold’s holdings of cash; and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To facilitate this, management prepares annual expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions. On an ongoing basis, management evaluates and adjusts its planned level of activities, including planned exploration, development, permitting activities, and committed administrative costs, to ensure that adequate levels of working capital are maintained. The Company believes that this approach is reasonable given its relative size and stage. There are no known restrictions on the ability of our affiliates to transfer or return funds amongst the group, nor are there any externally imposed capital requirements.

There were no changes in the Company’s approach to capital management during the nine-months ended September 30, 2018.

Financial Risk Management

The Company is exposed in varying degrees to a variety of financial instrument related risks. The Company’s financial instruments consist of cash and cash equivalents, receivables, payables and accrued liabilities, the Cobb Creek obligation, and the Contact Preferred Shares and related Embedded Derivatives. It is management's opinion that with the exception of the Contact Preferred Shares and the Embedded Derivatives: (i) the Company is not exposed to significant interest, currency or credit risks arising from its financial instruments, and (ii) the fair values of these financial instruments approximate their carrying values unless otherwise noted in these Financial Statements.

Contact Preferred Shares and the Embedded Derivatives are both considered to be Level 3 type financial liabilities, with each determined by observable data points, in particular the Company’s share price, the rate of CAD/USD foreign exchange and the Company’s credit spread, with reference to current interest rates and yield curves (Note 8).

As the Company is currently in the exploration phase, with exception of the Contact Preferred Shares and Cobb Creek obligation, none of its financial instruments are exposed to commodity price risk; however, the Company’s ability to obtain long-term financing and its economic viability may be affected by commodity price volatility.

The type of risk exposure and the way in which such exposure is managed is provided as follows:

Liquidity risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset. The properties in which we currently have an interest are in the exploration stage. The Company’s financial liabilities of payables and accrued liabilities are generally payable within a 90-day period. Although non-current, the Company has exposure to significant obligations relating to the terms and various covenants in and to the Contact Preferred Shares.

The Company has not generated significant revenues or cash flows from operations since inception and does not expect to do so for the foreseeable future. Accordingly, Contact Gold is dependent on external financing, including the proceeds of future equity issuances or debt financing, to fund its activities.

P a g e | 5 0

CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Condensed Interim Consolidated Financial Statements
as at and for the three and nine months ended September 30, 2018
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

13.	MANAGEMENT OF CAPITAL AND FINANCIAL RISKS (continued)

Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Contact Gold’s credit risk is primarily attributable to its liquid financial assets. The Company limits exposure to credit risk and liquid financial assets through maintaining its cash with high credit quality banking institutions in Canada and the USA. The Company mitigates credit risk on these financial instruments by adhering to its investment policy that outlines credit risk parameters and concentration limits. The balance of receivables due and the bonding deposit, are with the Canadian and United States government, respectively. As at September 30, 2018, the balance of cash and cash equivalents held on deposit was $815,888 (December 31, 2017: $6,176,258).

The Company has not experienced any losses in such amounts and believes it is not exposed to any significant risks on its cash and cash equivalents in bank accounts.

Interest Rate Risk

Contact Gold is subject to interest rate risk with respect to its investments in cash. The Company’s current policy is to invest cash at floating rates of interest, and cash reserves are to be maintained in cash and cash equivalents in order to maintain liquidity, while achieving a satisfactory return for shareholders. Fluctuations in interest rates when cash and cash equivalents mature impact interest income earned.

Market Risk - Foreign Exchange

The significant market risk to which the Company is exposed is foreign exchange risk. The results of the Company’s operations are exposed to currency fluctuations. To date, the Company has raised funds entirely in Canadian dollars. The majority of the Company’s exploration property expenditures, will be incurred in United States dollars. The fluctuation of the Canadian dollar relation to the USD will consequently have an impact upon the financial results of the Company.

A 1% increase or decrease in the exchange rate of the US dollar against the Canadian dollar would result in a $4,894 increase or decrease respectively, in the Company’s cash balance. The Company has not entered into any derivative contracts to manage foreign exchange risk at this time.

Fair Value Estimation

Except for the values of the Contact Preferred Shares (Note 8), and other non-current liabilities, the carrying value of the Company’s financial assets and liabilities approximates their estimated fair value due to their short-term nature.

14.	SUBSEQUENT EVENTS

Subsequent events have been evaluated through to the date of the Offering Circular.

a) Short form base prospectus (the "Shelf Prospectus")

On September 28, 2018, the Company filed the Shelf Prospectus with the securities regulatory authorities in each of the provinces and territories of Canada, except Québec (the "Commissions").

The Shelf Prospectus will, subject to securities regulatory requirements, enable Contact Gold to make offerings of up to $30 million of any combination of common shares, debt securities, subscription receipts, units and warrants (all of the foregoing, collectively, the "Securities") during the 25-month period that the Shelf Prospectus, including any amendments thereto, remains valid. The specific terms of any future offering of Securities will be established in a prospectus supplement to the Shelf Prospectus, which supplement will be filed with the applicable Canadian securities regulatory authorities. The Company has filed a Shelf Prospectus in Canada to maintain financial flexibility.

b) Sale of Santa Renia and Golden Cloud exploration properties

On November 27, 2018, the Company closed a transaction to sell its Golden Cloud and Santa Renia properties to Waterton Nevada (the "Property Sale") for cash proceeds to Contact Gold of $636,870 (USD 485,975), including reimbursement of Claims Maintenance fees. The carrying values of these properties was $2,655,802 in aggregate. The Company expects to recognize a loss on disposal for the year ended December 31, 2018 as a consequence of the transaction.

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CONTACT GOLD CORP. (formerly Winwell Ventures Inc.)
Notes to the Condensed Interim Consolidated Financial Statements
as at and for the three and nine months ended September 30, 2018
(Expressed in Canadian dollars, except share amounts, or unless otherwise noted)

14.	SUBSEQUENT EVENTS (continued)

c) Private Placement

On February 4, 2019 the Company announced a private placement of up to 6,896,552 common shares at a price of $0.29 per common share for gross proceeds of up to $2,000,000. Each common share offered in the private placement is accompanied by one Right which entitles the holder thereof to a certain number of additional common shares upon conversion of the Right, with such number of additional Common Shares to be determined based on completion of the first of the following specific milestones: (i) a Qualified Offering under the United States Securities Act of 1933, as amended (the "Securities Act"); (ii) a Change of Control; or (iii) the Time Deadline. The Private Placement is expected to close by February 27, 2019.

d) Filing of Form 1-A

On February •, 2019, the Company filed an Offering Statement on Form 1-A pursuant to Regulation A as promulgated under the Securities Act of 1933, as amended, relating to the offer and sale of • shares of common stock at a price of $•, for gross proceeds of $•.

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Exhibits

Index to Exhibits

Exhibit Number	Description
1.1*	Underwriting Agreement, dated as of ●, 2018
2.1	Articles of Incorporation
2.2	Bylaws
4.1*	Form of Subscription Agreement
6.1	Investor Rights Agreement, dated as of June 7, 2017
6.2	Governance and Investor Rights Agreement, dated as of June 7, 2017
6.3	Employment Agreement with Matthew Lennox-King, dated as of June 7, 2017
6.4	Employment Letter with Andrew Farncomb, dated as of June 7, 2017
6.5	Employment Agreement with John Wenger, dated as of June 7, 2017
6.8	Employment Agreement with Vance Spalding, dated as of June 7, 2017
6.9	Contact Gold Corp. 2017 Stock and Incentive Plan
6.10	Contact Gold Corp. Deferred Share Unit Plan
6.11	Contact Gold Corp. Restricted Share Unit Plan
6.12	Restricted Stock Agreement with Vance Spalding, dated as of June 7, 2017
7.1	Plan of Arrangement with Winwell Ventures Inc. and Carlin Opportunities, dated as of December 8, 2016, as amended on January 31, 2017
7.2	Amending Agreement #1 to Plan of Arrangement , dated January 31, 2017
7.3	Securities Exchange Agreement with Waterton Nevada Splitter, LLC, Clover Nevada II LLC, Carlin Opportunities Inc. and Winwell Ventures Inc., dated as of December 8, 2016, as amended on January 31, 2017
7.4	Amending Agreement #1 to Securities Exchange Agreement, dated January 31, 2017
10.1	Power of Attorney (included in signature page)
11.1*	Consent of Ernst & Young LLP
11.2*	Consent of Dorsey & Whitney LLP
11.3	Consent of Vance Spalding, C.P.G.
12.1*	Opinion of Dorsey & Whitney LLP
13.3	“Testing the waters” materials

*To be filed by amendment.
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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on ●, 2019.

RP MINREA
CONTACT GOLD CORP.

	By:	/s/ ●
Name: ●
Title: ●

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Matthew Lennox-King and John Wenger, or any of them individually, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign this Offering Statement and any and all further amendments thereto , and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Name: Matthew Lennox-King Title: Chief Executive Officer and Director (Principal Executive Officer)	Dated:

Name: John Wenger Title: Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	Dated:

Name: Andrew Farncomb Title: Senior Vice President and Director	Dated:

Name: John Dorward Title: Director	Dated:

Name: George Salamis Title: Director	Dated:
Name: Mark Wellings Title: Director	Dated:

Name: Riyaz Lalani Title: Director	Dated:
Name: Charlie (Richard) Davies Title: Director	Dated:
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